                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                          quepasa.com, Inc.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                               QUEPASA.COM, INC.
                       5115 N. SCOTTSDALE ROAD, SUITE 101
                           SCOTTSDALE, ARIZONA 85250
                                 (480) 949-3749



                                                                          , 2002


To Our Shareholders:

    On behalf of your board of directors, I am pleased to announce that quepasa.com, inc. has agreed to a merger that will result in quepasa becoming a wholly-owned subsidiary of Great Western Land and Recreation, Inc. Great Western is an Arizona-based privately-held real estate development company with holdings in Arizona, New Mexico and Texas. Great Western and its predecessors, including its sole shareholder, Amortibanc Investments, L.C., have been in land and related businesses since 1928. Great Western focuses primarily on condominiums, apartments, residential lots and recreational property development.


    As a result of the merger, quepasa shareholders participating in the merger will receive one share of Great Western common stock for each share of quepasa common stock held by such shareholder. At the closing of the merger, the ownership of Great Western will be based upon the amount of cash held by quepasa. If quepasa has at least $2.5 million of cash at the closing (including a $500,000 loan to Great Western described in the enclosed proxy statement/prospectus) and if all current quepasa shareholders participate in the merger, quepasa shareholders will own approximately 48% of Great Western and the sole Great Western shareholder before the merger, Amortibanc Investments, will own approximately 52% of Great Western (assuming the conversion of all outstanding quepasa stock options with an exercise price at or below $0.15 per share). In the event quepasa has less than the required amount of cash at the closing, Great Western may either terminate the merger agreement or issue to Amortibanc Investments a number of shares of Great Western common stock equal to the difference between the required amount of cash and quepasa's actual cash on hand divided by the average of the last sale price of quepasa common stock over the 20 business day period ending three business days prior to the closing date. For instance, if quepasa has $500,000 less than the required amount of cash at the closing of the merger and the average of the last sale price of quepasa common stock over the 20 business day period ending three business days prior to the closing is $0.15, Great Western will issue 3,333,333 shares of Great Western common stock to Amortibanc Investments. In such event, following the merger, the current quepasa shareholders will own approximately 44% of Great Western and Amortibanc Investments will own approximately 56% of Great Western (assuming the conversion of all outstanding quepasa stock options with an exercise price at or below $0.15 per share). In addition, Amortibanc Investments holds a warrant to purchase 14,827,175 shares of Great Western common stock following the merger that, if exercised, will increase Amortibanc Investments' percentage ownership of Great Western.



    At the closing of the merger, quepasa expects to have a short-fall in the required amount of cash of up to approximately $600,000. This expected decrease in quepasa's cash balance is primarily due to the costs and expenses associated with defending the lawsuits filed against quepasa by a dissident shareholder group (See "Possible Proxy Contest") and the increased costs and expenses associated with preparing this proxy statement/prospectus and soliciting proxies because of the possible proxy contest.



    We request your approval of the merger by voting by proxy or in person at our annual meeting of shareholders to be held on February 28, 2002, at Glen Eagles, 3700 North Carson Street, Carson City, Nevada, at 10:00 a.m. local time. The board of directors of quepasa believes that the merger is advisable, fair and in the best interests of its shareholders and unanimously recommends that you vote in favor of the merger agreement.


    The accompanying proxy statement/prospectus describes the merger agreement and the proposed merger. Please read this information carefully before you vote.

    Approval of the merger requires the affirmative vote of the holders of a majority of quepasa's issued and outstanding shares of common stock present and entitled to vote at the meeting. January 7, 2002 has been fixed as the record date for shareholders entitled to notice of and to vote at the meeting.


    The enclosed proxy statement/prospectus describes in detail the process your board of directors went through to find a strategic transaction for quepasa. At the annual meeting we will also be electing directors. Each of quepasa's directors has agreed to be nominated for reelection. Your board consists of:

    - L. William Seidman, former chairman of the Federal Deposit Insurance Corporation and the Resolution Trust Company and currently chief business commentator on CNBC-TV;

    - Jerry J. Colangelo, president and chief executive officer of the Phoenix Suns and Managing Partner of the Arizona Diamondbacks;

    - Louis Olivas, a professor at Arizona State College of Business and former director of the Center for Executive Development at Arizona State;

    - Jose Maria Figueres, the Managing Director of the Centre for Global Agenda at the World Economic Forum and the former president of Costa Rica; and

    - Gary L. Trujillo, quepasa's former chief executive officer.


    A group of dissident shareholders has informed quepasa that it intends to nominate a slate of directors in opposition to the board of directors' nominees and solicit proxies from you. QUEPASA'S BOARD OF DIRECTORS AND MANAGEMENT BELIEVE STRONGLY FOR THE REASONS SET FORTH IN THE ENCLOSED PROXY STATEMENT/PROSPECTUS THAT THESE DISSIDENTS HAVE GOALS THAT ARE AT ODDS WITH THE INTERESTS OF THE MAJORITY OF QUEPASA'S SHAREHOLDERS AND THAT ELECTING THE DISSIDENT GROUP'S NOMINEES IS NOT IN YOUR BEST INTERESTS. I urge you to review the information set forth in the enclosed proxy statement/prospectus under the caption "Possible Proxy Contest" on page 14 for the reasons that your board of directors believes this.


    You are cordially invited to attend the annual meeting in person. Regardless of whether you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it as promptly as possible in the enclosed envelope. No postage is required if the proxy is mailed in the United States. If you attend the meeting and wish to vote in person, you can withdraw your proxy before the meeting.


    YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY ACCORDING TO THE INSTRUCTIONS ON THE ATTACHED PROXY CARD. PLEASE DO NOT SEND US YOUR STOCK CERTIFICATES.


                                            Sincerely,

                                            Robert J. Taylor
                                            President

                               QUEPASA.COM, INC.
                       5115 N. SCOTTSDALE ROAD, SUITE 101
                           SCOTTSDALE, ARIZONA 85250
                                 (480) 949-3749
                            ------------------------

                            NOTICE OF ANNUAL MEETING
                            ------------------------


    quepasa.com, inc. will hold its annual meeting of shareholders at Glen Eagles, 3700 North Carson Street, Carson City, Nevada at 10:00 a.m. local time, on February 28, 2002, or at any adjournment or postponement of the meeting. The purpose of the meeting is to consider proposals to:


    (1) Elect five directors to serve a one-year term, with the understanding that if the merger agreement is approved, the directors elected at the annual meeting shall resign as of the closing of the merger;

    (2) Approve and adopt the merger agreement pursuant to which quepasa will become a wholly-owned subsidiary of Great Western Land and Recreation, Inc., and the transactions contemplated by the merger agreement;

    (3) Authorize the Great Western board of directors to effect a reverse stock split of one share for up to 20 shares of Great Western common stock outstanding at any time prior to or during the 24 month period following the closing of the merger;

    (4) Authorize the quepasa board of directors to elect to completely liquidate quepasa in the event the merger is not approved by the quepasa shareholders or the merger agreement is terminated and, at the discretion of the board of directors, to distribute all remaining cash after payment of all debts and expenses, to the quepasa shareholders and to dissolve quepasa;

    (5) Ratify the appointment of KPMG LLP as quepasa's independent auditors through the closing date of the merger; and

    (6) Transact any other business that may properly come before the annual meeting and any adjournments or postponements thereof.

    The accompanying proxy statement/prospectus describes the merger agreement and the proposed merger. Please read this information carefully before you vote.


    Only holders of record of shares of our common stock outstanding on January 7, 2002, will be entitled to vote at the annual meeting and any adjournments or postponements thereof.


    Under Nevada law dissenting shareholders who were record shareholders of quepasa immediately prior to the effectiveness of the merger may seek an appraisal of the fair value of their shares, exclusive of any element of value arising from the expectation or accomplishment of the merger, together with a fair rate of interest, if any, to be paid thereon. Any dissenting shareholder who wishes to exercise this right to an appraisal must do so by making written demand to quepasa at the address set forth in the proxy statement/prospectus, which must be received before the taking of the vote on the merger, and by following certain other procedures set forth in Section 92A of the Nevada General Corporation Law. In the event that holders of more than 20% of the outstanding common stock of quepasa on the record date dissent from approval of the merger, Great Western is not required to consummate the merger. This Notice
of Annual Meeting of Shareholders is being mailed on or about             , 2001
to record shareholders of quepasa on the record date.


    YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY ACCORDING TO THE INSTRUCTIONS ON THE ATTACHED PROXY CARD. PLEASE DO NOT SEND US YOUR STOCK CERTIFICATES.


                                          By order of the Board of Directors,

                                          Robert J. Taylor
                                          Secretary


        , 2002

                                                                          , 2002



                      PROXY STATEMENT OF QUEPASA.COM, INC.
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 28, 2002
                                      AND
             PROSPECTUS OF GREAT WESTERN LAND AND RECREATION, INC.
                  FOR UP TO 17,163,291 SHARES OF COMMON STOCK



    This proxy statement/prospectus is furnished to the holders of
quepasa.com, inc. common stock in connection with the solicitation of proxies by quepasa's board of directors for an annual meeting of shareholders to be held at Glen Eagles, 3700 North Carson Street, Carson City, Nevada, at 10:00 a.m., local time, on February 28, 2002, or at any adjournment or postponement thereof. This proxy statement/prospectus and the accompanying form of proxy was first mailed
or given to shareholders on or about             , 2002.



    At the annual meeting, holders of quepasa common stock will be asked to consider and vote upon a merger agreement pursuant to which quepasa will become a wholly-owned subsidiary of Great Western Land and Recreation, Inc. As a result of the merger, quepasa shareholders participating in the merger will receive one share of Great Western common stock for each share of quepasa common stock held by such shareholder. At the closing of the merger, the ownership of Great Western will be based upon the amount of cash held by quepasa. If quepasa has at least $2.5 million of cash at the closing (including a $500,000 loan to Great Western described in the enclosed proxy statement/prospectus) and if all current quepasa shareholders participate in the merger, quepasa shareholders will own approximately 48% of Great Western and the sole Great Western shareholder before the merger, Amortibanc Investments, will own approximately 52% of Great Western (assuming the conversion of all outstanding quepasa stock options with an exercise price at or below $0.15 per share). In the event quepasa has less than the required amount of cash at the closing, Great Western may either terminate the merger agreement or issue to Amortibanc Investments a number of shares of Great Western common stock equal to the difference between the required amount of cash and quepasa's actual cash on hand divided by the average of the last sale price of quepasa common stock over the 20 business day period ending three business days prior to the closing date. For instance, if quepasa has $500,000 less than the required amount of cash at the closing of the merger and the average of the last sale price of quepasa common stock over the 20 business day period ending three business days prior to the closing is $0.15, Great Western will issue 3,333,333 shares of Great Western common stock to Amortibanc Investments. In such event, following the merger, the current quepasa shareholders will own approximately 44% of Great Western and Amortibanc Investments will own approximately 56% of Great Western (assuming the conversion of all outstanding quepasa stock options with an exercise price at or below $0.15 per share). In addition, Amortibanc Investments holds a warrant to purchase 14,827,175 shares of Great Western common stock following the merger that, if exercised, will increase Amortibanc Investments' percentage ownership of Great Western.



    At the closing of the merger, quepasa expects to have a short-fall in the required amount of cash of up to approximately $600,000. This expected decrease in quepasa's cash balance is primarily due to the costs and expenses associated with defending the lawsuits filed against quepasa by a dissident shareholder group (See "Possible Proxy Contest") and the increased costs and expenses associated with preparing this proxy statement/prospectus and soliciting proxies because of the possible proxy contest.



    PLEASE READ THIS PROXY STATEMENT/PROSPECTUS AND ITS APPENDICES CAREFULLY. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 23 OF THIS PROXY STATEMENT/PROSPECTUS.



    If the merger is not completed by March 1, 2002, either quepasa or Great Western may terminate the merger agreement. The closing date of the merger may be extended upon the mutual agreement of Great Western and quepasa.


    Prior to the merger, there has been no public market for Great Western's common stock. Following the merger, Great Western intends to have an application filed to have its common stock listed for trading on the OTC Bulletin Board under the symbol "GWLR".


    quepasa common stock is listed on the Pink Sheets under the symbol "PASA." As of the record date for the quepasa annual meeting, there were outstanding 17,163,291 shares of quepasa common stock entitled to vote. In addition, quepasa has outstanding warrants and stock options, none of which entitle the holders thereof to vote at the annual meeting or to exercise appraisal rights.



    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


    You are cordially invited to attend the quepasa annual meeting. To ensure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy card in the accompanying envelope, whether or not you expect to attend the annual meeting. No postage is required if mailed in the United States. You may vote in person even if you have returned a proxy card.


THIS PROXY STATEMENT/PROSPECTUS AND THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY THESE SECURITIES BE ACCEPTED UNTIL THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


               The date of this Prospectus is             , 2001

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
SUMMARY.....................................................       1

    THE COMPANIES...........................................       1

    THE QUEPASA ANNUAL MEETING..............................       3

    THE ELECTION OF DIRECTORS...............................       5

    THE MERGER..............................................       5

    THE REVERSE STOCK SPLIT.................................      13

    THE AUTHORIZATION FOR THE BOARD OF DIRECTORS OF QUEPASA
    TO
      PURSUE THE LIQUIDATION AND DISSOLUTION OF QUEPASA.....      13

    THE RATIFICATION OF THE APPOINTMENT OF THE AUDITORS.....      13

POSSIBLE PROXY CONTEST......................................      14

COMPARATIVE PER SHARE DATA..................................      19

MARKET PRICE DATA...........................................      20

SELECTED FINANCIAL DATA.....................................      21

RISK FACTORS................................................      23

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS............      33

THE QUEPASA ANNUAL MEETING..................................      34

    TIME, DATE, PLACE AND RECORD DATE.......................      34

    VOTING OF THE ANNUAL MEETING............................      34

    PROXIES.................................................      34

PROPOSAL 1. ELECTION OF DIRECTORS...........................      35

PROPOSAL 2. APPROVAL OF THE MERGER..........................      37

    BACKGROUND OF AND REASONS FOR THE MERGER................      37

    RECOMMENDATION OF QUEPASA'S BOARD OF DIRECTORS..........      41

    OPINION OF FINANCIAL ADVISOR............................      41

    REGULATORY APPROVALS....................................      45

    ACCOUNTING TREATMENT....................................      45

    MATERIAL TAX CONSEQUENCES TO THE SHAREHOLDERS OF
    QUEPASA.................................................      45

    INTERESTS OF CERTAIN PERSONS IN THE MERGER..............      46

    EFFECT OF THE MERGER ON QUEPASA'S SHAREHOLDERS..........      47

    PLANS FOR OPERATION OF QUEPASA FOLLOWING THE MERGER.....      48

    THE MERGER CLOSING DATE AND EFFECTIVE TIME OF THE
    MERGER..................................................      48

    DEREGISTRATION OF QUEPASA'S COMMON STOCK AND LISTING OF
     GREAT WESTERN COMMON STOCK.............................      48

    THE MERGER AGREEMENT....................................      48

    APPRAISAL RIGHTS........................................      59

    AMENDMENT TO THE MERGER AGREEMENT AND LOAN TO GREAT
    WESTERN.................................................      60

                                                                PAGE
                                                              --------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF GREAT WESTERN................      61

    OVERVIEW................................................      61

    RESULTS OF OPERATIONS...................................      61

    LIQUIDITY AND CAPITAL RESOURCES.........................      64

    QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET
    RISK....................................................      65

GREAT WESTERN'S BUSINESS....................................      66

    OVERVIEW................................................      66

    INDUSTRY OVERVIEW.......................................      66

    GREAT WESTERN'S PROPERTIES..............................      66

    ACQUISITION OF LAND INVENTORY...........................      68

    MARKETING AND SALE OF INVENTORY.........................      69

    CUSTOMER FINANCING......................................      69

    REGULATION..............................................      70

    COMPETITION.............................................      70

    GREAT WESTERN'S NOTES RECEIVABLE........................      70

    GREAT WESTERN'S DEBT....................................      71

    MANAGEMENT..............................................      71

    BOARD OF DIRECTORS OF GREAT WESTERN FOLLOWING THE
    MERGER..................................................      72

    AUDIT COMMITTEE.........................................      73

    KEY EMPLOYEES...........................................      73

    EMPLOYEES...............................................      73

    EXECUTIVE COMPENSATION..................................      73

    STOCK OPTIONS AND STOCK APPRECIATION RIGHTS.............      73

    AGGREGATED OPTIONS/SAR EXERCISES........................      74

    EMPLOYMENT CONTRACTS....................................      74

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
     MANAGEMENT.............................................      74

    LEGAL PROCEEDINGS.......................................      76

    DESCRIPTION OF GREAT WESTERN CAPITAL STOCK..............      76

    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..........      77

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF QUEPASA......................      78

OVERVIEW....................................................      78

INTRODUCTION TO RESULTS OF OPERATIONS.......................      79

RESULTS OF OPERATIONS.......................................      82

LIQUIDITY AND CAPITAL RESOURCES.............................      89

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK...      90

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS..............      90

SYSTEM ISSUES...............................................      91

                                                                PAGE
                                                              --------
QUEPASA'S BUSINESS..........................................      92

    OVERVIEW................................................      92

    QUEPASA'S MARKET IN THE U.S.............................      92

    THE QUEPASA.COM SITE....................................      93

    MARKETING OF THE QUEPASA.COM SITE.......................      93

    ADVERTISING ON THE QUEPASA.COM SITE.....................      93

    QUEPASA'S ON-LINE AUCTION AND CREDIT COMMUNITIES........      94

    QUEPASA'S ON-LINE REAL ESTATE SERVICES COMMUNITY........      94

    COMPETITORS AND COMPETITIVE FACTORS AFFECTING QUEPASA'S
     BUSINESS...............................................      94

    SALE OF ASSETS..........................................      95

    EMPLOYEES...............................................      95

    PROPERTIES..............................................      95

    LEGAL PROCEEDINGS.......................................      95

    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
     ACCOUNTING AND FINANCIAL DISCLOSURE....................      96

    MANAGEMENT..............................................      97

    EXECUTIVE COMPENSATION..................................      97

    STOCK OPTIONS AND STOCK APPRECIATION RIGHTS.............      99

    AGGREGATED OPTIONS/SAR EXERCISES........................      99

    EMPLOYMENT AGREEMENT AND CHANGE OF CONTROL
    ARRANGEMENTS............................................      99

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
     MANAGEMENT.............................................     100

    DESCRIPTION OF QUEPASA CAPITAL STOCK....................     101

    AUDIT COMMITTEE REPORT..................................     102

    QUEPASA STOCK PERFORMANCE GRAPH.........................     103

    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..........     104

    COMPARISON OF THE RIGHTS OF HOLDERS OF QUEPASA COMMON
     STOCK AND GREAT WESTERN COMMON STOCK...................     106

PROPOSAL 3. AUTHORIZATION TO REVERSE SPLIT GREAT WESTERN'S
  COMMON STOCK..............................................     115

PROPOSAL 4. AUTHORIZATION FOR THE BOARD OF DIRECTORS OF
  QUEPASA TO PURSUE THE LIQUIDATION AND DISSOLUTION OF
  QUEPASA IN THE EVENT THE MERGER IS NOT CONSUMMATED........     116

PROPOSAL 5. RATIFICATION OF THE APPOINTMENT OF THE
  AUDITORS..................................................     118

OTHER BUSINESS TO BE TRANSACTED.............................     119

EXPERTS.....................................................     119

LEGAL MATTERS...............................................     119

WHERE YOU CAN FIND MORE INFORMATION.........................     120

INDEX TO FINANCIAL INFORMATION..............................     F-1

                                   APPENDICES

    Appendix A-- Amended and Restated Merger Agreement dated as of October 11,
                2001, among quepasa.com, inc., Great Western Land and Recreation, Inc., GWLAR, Inc., and GWLR, LLC

    Appendix B--Fairness Opinion of Friedman Billings Ramsey & Co., Inc.

    Appendix C--Certificate of Incorporation of Great Western Land and Recreation, Inc.

    Appendix D--Bylaws of Great Western Land and Recreation, Inc.

    Appendix E--Nevada Dissenters' Rights Statute

                                    SUMMARY

    This summary highlights material information contained elsewhere in this proxy statement/ prospectus. You should read the entire proxy statement/prospectus carefully, including the financial statements and notes to the financial statements, and the exhibits, before voting. Portions of this proxy statement/prospectus contain certain "forward-looking" statements which can be identified by the use of forward-looking terms such as "expect," "estimate," "anticipate," and "believe" or by discussions of strategy, future operating results or events. These forward-looking statements are subject to risks and uncertainties that may cause quepasa's and Great Western's actual results, performance or achievements to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include factors as detailed throughout this proxy statement/prospectus and in quepasa's reports filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this proxy statement/prospectus, and quepasa and Great Western cannot assure that the future results covered by the forward-looking statements will be achieved.

                                 THE COMPANIES

Great Western Land and Recreation, Inc.
5115 N. Scottsdale Road, Suite 101
Scottsdale, Arizona 85250
(480) 949-6007

    Great Western is an Arizona-based privately-held real estate development company with holdings in Arizona, New Mexico and Texas. Great Western, its wholly-owned subsidiary GWLR, LLC, and their predecessors, including Great Western's sole shareholder, Amortibanc Investments, L.C., have been in land and related businesses since 1928. Great Western focuses primarily on condominiums, apartments, residential lots and recreational property development. Great Western owns and is currently developing the Wagon Bow Ranch in northwest Arizona and the Willow Springs Ranch in central New Mexico. Great Western owns nine properties and $3.0 million of promissory notes (as of September 30, 2001) secured by three additional properties. Five of Great Western's properties have been appraised within the last three years for an aggregate of $19.3 million. All references within this proxy statement/ prospectus to Great Western reflect the operations of Great Western and its wholly-owned subsidiary GWLR, LLC.

quepasa.com, inc.
5115 N. Scottsdale Road, Suite 101
Scottsdale, Arizona 85250
(480) 949-3749

    quepasa is an Arizona-based publicly-held bilingual (Spanish/English) Internet portal focused on the United States Hispanic market. quepasa provides users with information and content centered around the Spanish language. Because the language preference of many U.S. Hispanics is English, quepasa also offers its users the ability to access information in the English language.

    In May 2000, quepasa's board of directors announced the engagement of Friedman, Billings, Ramsey & Co., an investment banking firm, to assist quepasa in developing strategic alternatives to maximize shareholder value. Following the announcement and during the remainder of 2000 and the first six months of 2001, in order to conserve cash, quepasa terminated most of its strategic relationships with its third party content and service providers, significantly reduced the products and content it provides, outsourced the hosting and administration of its quepasa.com and realestateespanol.com websites, suspended the operation of its credito.com and eTrato.com websites, reduced its work force to three employees and one contractor, and sold substantially all of its furniture, fixtures and equipment, including its internal computer and server equipment.

    KPMG LLP, quepasa's independent accountant, issued its audit report dated May 8, 2001 (except as to the second paragraph of Note 10(a) and Note 16 to the consolidated financial statements, which are dated as of August 6, 2001) stating that quepasa had suffered recurring losses from operations, had an accumulated deficit, had not been able to successfully execute its business plan, and was considering liquidating the company, all of which raised substantial doubt about quepasa's ability to continue as a going concern.


    On August 6, 2001, quepasa executed the merger agreement with Great Western and on October 11, 2001, quepasa and Great Western amended the merger agreement. As a result of the merger, quepasa will become a wholly-owned subsidiary of Great Western. quepasa shareholders participating in the merger will receive one share of Great Western common stock for each share of quepasa common stock held by such shareholder.



    At the closing of the merger, the ownership of Great Western will be based upon the amount of cash held by quepasa. If quepasa has at least $2.5 million of cash at the closing (including a $500,000 loan to Great Western described below) and if all current quepasa shareholders participate in the merger, quepasa shareholders will own approximately 48% of Great Western and the sole Great Western shareholder before the merger, Amortibanc Investments, will own approximately 52% of Great Western (assuming the conversion of all outstanding quepasa stock options with an exercise price at or below $0.15 per share). In the event quepasa has less than the required amount of cash at the closing, Great Western may either terminate the merger agreement or issue to Amortibanc Investments a number of shares of Great Western common stock equal to the difference between the required amount of cash and quepasa's actual cash on hand divided by the average of the last sale price of quepasa common stock over the 20 business day period ending three business days prior to the closing date. For instance, if quepasa has $500,000 less than the required amount of cash at the closing of the merger and the average of the last sale price of quepasa common stock over the 20 business day period ending three business days prior to the closing is $0.15, Great Western will issue 3,333,333 shares of Great Western common stock to Amortibanc Investments. In such event, following the merger, the current quepasa shareholders will own approximately 44% of Great Western and Amortibanc Investments will own approximately 56% of Great Western (assuming the conversion of all outstanding quepasa stock options with an exercise price at or below $0.15 per share). In addition, Amortibanc Investments holds a warrant to purchase 14,827,175 shares of Great Western common stock following the merger that, if exercised, will increase Amortibanc Investments' percentage ownership of Great Western.



    In connection with the amendment to the merger agreement, quepasa loaned Great Western $500,000 on October 11, 2001. This loan bears interest at the prime rate plus 1% and is secured by a pledge of limited liability company interests representing a 25% interest in an apartment project in Glendale, Arizona. See "Proposal 2. Approval of the Merger--Amendment of the Merger Agreement and Great Western Loan."



    At the closing of the merger, quepasa expects to have a short-fall in the required amount of cash of up to approximately $600,000. This expected decrease in quepasa's cash balance is primarily due to the costs and expenses associated with defending the lawsuits filed against quepasa by a dissident shareholder group (See "Possible Proxy Contest") and the increased costs and expenses associated with preparing this proxy statement/prospectus and soliciting proxies because of the possible proxy contest.



                             POSSIBLE PROXY CONTEST



    A group of dissident shareholders collectively holding approximately
4 million shares of quepasa's common stock (approximately 23% of the outstanding shares) has informed quepasa that it intends to nominate a slate of candidates for election to the board of directors. This dissident group has also informed quepasa that it may solicit proxies from quepasa's shareholders.



    quepasa's board of directors and management believe strongly that for the reasons set forth in this proxy statement/prospectus these dissidents have goals that are at odds with the interests of the majority of quepasa's shareholders and that electing the dissident group's nominees is not in the best interests of quepasa's shareholders. quepasa's shareholders should not sign any proxy card that the dissidents may send them. See "Possible Proxy Contest."


                                       2
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                           THE QUEPASA ANNUAL MEETING

TIME, DATE AND PLACE


    quepasa's annual meeting of shareholders will be held on February 28, 2002, at Glen Eagles, 3700 North Carson Street, Carson City, Nevada, commencing at 10:00 a.m. local time.


MATTERS TO BE CONSIDERED AT THE MEETING

    At the meeting, quepasa's shareholders will be asked to consider and vote upon proposals to:

    (1) Elect five directors to serve a one-year term, with the understanding that if the merger agreement is approved, the directors elected at the annual meeting shall resign as of the closing of the merger;

    (2) Approve and adopt the merger agreement pursuant to which quepasa will become a wholly-owned subsidiary of Great Western and the transactions contemplated by the merger agreement;

    (3) Authorize the Great Western board of directors to effect a reverse stock split of one share for up to 20 shares of Great Western common stock outstanding at any time prior to or during the 24 month period following the closing of the merger;

    (4) Authorize the quepasa board of directors to elect to completely liquidate quepasa in the event the merger is not approved by the quepasa shareholders or the merger agreement is terminated and, at the discretion of the board of directors, to distribute all remaining cash after payment of all debts and expenses to the quepasa shareholders and to dissolve quepasa.

    (5) Ratify the appointment of KPMG LLP as quepasa's independent auditors through the closing date of the merger; and

    (6) Transact any other business that may properly come before the annual meeting and any adjournments or postponements thereof.

    quepasa's board of directors has the right to abandon the merger and adjourn the meeting, subject to the terms and conditions of the merger agreement and applicable law.

RECORD DATE, SHARES ENTITLED TO VOTE


    Holders of record of shares of quepasa's common stock at the close of business on January 7, 2002 are entitled to notice of and to vote at the annual meeting. On the record date, quepasa had 17,713,291 shares of common stock outstanding and entitled to vote.


    Each holder of shares of quepasa's common stock is entitled to one vote per share with respect to all matters to be voted upon at the annual meeting. Approval of the following proposals requires the affirmative vote of the holders of a majority of quepasa's issued and outstanding shares of common stock present and entitled to vote at the meeting;

    - The merger agreement;

    - The reverse stock split; and

    - The authorization for the quepasa board of directors to elect to pursue the liquidation and dissolution of quepasa in the event the merger is not consummated.

    If necessary, directors will be elected by a plurality of the shares present and entitled to vote at the meeting. The presence in person or by proxy of shareholders owning a majority of the issued and outstanding shares of quepasa's common stock constitutes a quorum for the meeting. Abstentions (votes withheld by shareholders who are present and entitled to vote at the meeting) and broker non-

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votes (shares held by a broker for its customers that are not voted because the broker does not receive instructions from the customer or because the broker does not have discretionary voting power with respect to the matter under consideration) will have the same effect as votes against the approval of the merger agreement, the reverse stock split and the authorization for the quepasa board of directors to pursue the liquidation and dissolution of quepasa in the event the merger is not consummated.

REVOCABILITY OF PROXIES


    Any shareholder may revoke a proxy at any time before it is exercised by delivering a written revocation to quepasa, by substituting a new proxy executed at a later date, or by requesting, in person, before the meeting, that the proxy be returned.


                                       4
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                           THE ELECTION OF DIRECTORS


    The shareholders will be asked to elect members to the board of directors of quepasa. The board of directors of quepasa proposes that the following members be elected for a term of one year and until their successors are duly elected and qualified: Gary L. Trujillo, L. William Seidman, Jerry J. Colangelo, Louis Olivas and Jose Maria Figueres. The directors elected at the annual meeting will serve as members of the quepasa board of directors immediately following the election. In the event the merger is approved, each director of quepasa will resign at the closing of the merger and Gary L. Trujillo and L. William Seidman will be become members of the board of directors of Great Western.


    The board of directors of quepasa recommends the election of these individuals to the quepasa board of directors. A vote in favor by the holders of at least a plurality of the shares of quepasa common stock present and entitled to vote at the annual meeting is required to approve this proposal.

                                   THE MERGER

RECOMMENDATION OF QUEPASA'S BOARD OF DIRECTORS

    The board of directors of quepasa believes that the merger is in the best interests of quepasa and its shareholders, has unanimously approved the merger agreement and recommends that quepasa's shareholders vote "FOR" approval of the merger agreement.

    In reaching its conclusions, quepasa's board of directors considered:

    - A wide range of alternative transactions and options, none of which were as attractive as the merger;

    - quepasa's current financial position, historic financial performance, business operations and prospects;

    - The terms and conditions of the merger agreement;

    - The track record and potential for expansion of Great Western's business;

    - The experience and reputation of Great Western and its management and shareholder;

    - The recommendation of quepasa's management with respect to the merger;

    - The effect of the merger on quepasa's shareholder value; and

    - The opinion of quepasa's financial advisor that the consideration to be received by quepasa's shareholders in the merger is fair from a financial point of view.

OPINION OF FINANCIAL ADVISOR

    In deciding to approve and recommend the merger, quepasa's board of directors considered the opinion of Friedman, Billings, Ramsey & Co., Inc., quepasa's financial advisor, as to the fairness of the consideration to be received in the merger. This opinion is attached as Appendix B to this proxy statement/prospectus. You are urged to read it in its entirety.

REGULATORY APPROVALS

    No federal or state regulatory requirements must be complied with or approval obtained by quepasa or Great Western in connection with the merger except that the issuance of the securities by Great Western to quepasa's shareholders will require certain filings pursuant to state and federal securities laws and the filing of a Form 211 with the OTC Bulletin Board Service to initiate quotation of Great Western's common stock in the OTC Bulletin Board.

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ACCOUNTING TREATMENT

    The merger will be accounted for using the purchase method of accounting. The assets and liabilities of quepasa will be recorded at fair value on the closing date of the merger.

MATERIAL TAX CONSEQUENCES TO THE SHAREHOLDERS OF QUEPASA


    The merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. If it is so qualified, it will be a non-taxable transaction to quepasa that will not result in any direct federal income tax consequences to quepasa shareholders. quepasa has obtained a tax opinion from its legal counsel, Brownstein Hyatt & Farber, P.C., that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. If the merger fails to qualify as a tax-free reorganization, quepasa's shareholders will recognize gain or loss equal to the excess of the fair market value of the Great Western stock they receive in the merger over the tax basis in their quepasa stock.



    The foregoing discussion is intended only as a general summary of the material provisions of the tax opinion prepared for quepasa and its shareholders by Brownstein Hyatt & Farber, P.C. and does not purport to be a complete analysis or listing of all potential tax effects relevant to the merger.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of quepasa's board of directors with respect to the merger agreement, shareholders should be aware that certain members of quepasa's current board of directors and management have or may have interests in the merger that are in addition to or different from the interests of shareholders generally. These interests include:


    - Gary L. Trujillo, quepasa's Chairman, holds 75,000 unvested stock options (as of December 15, 2001) that will become fully vested and exercisable as a result of the merger;



    - Robert J. Taylor, quepasa's President and Chief Financial Officer, holds 160,000 unvested stock options (as of December 15, 2001) that will become fully vested and exercisable as a result of the merger and under Mr. Taylor's employment agreement payment of a $100,000 stay bonus payable on March 8, 2002 will be accelerated to the closing date of the merger. In addition, following the merger, Mr. Taylor may become a senior officer of Great Western;



    - Upon the closing of the merger, 200,000 unvested stock options with an exercise price of $0.15 per share held by quepasa's directors (except Mr. Trujillo) will become fully vested and exercisable and each director of quepasa (except Mr. Trujillo) will receive a payment of $50,000 for services rendered as a director of quepasa;



    - Upon the closing of the merger, Mr. Trujillo and L. William Seidman, members of the quepasa board of directors, will become members of the board of directors of Great Western;



    - Great Western has agreed to grant up to 350,000, 300,000 and 300,000 stock options to purchase shares of Great Western common stock to Messrs. Taylor, Trujillo and Seidman, respectively, prior to the closing of the merger in connection with Mr. Taylor's anticipated employment with, and Messrs. Trujillo and Seidman's anticipated service on the board of directors of, Great Western; and



    - GWLAR, Inc., a wholly-owned subsidiary of Great Western, has agreed to indemnify each present quepasa officer, director, employee and agent to the fullest extent permitted by law with respect to all acts and omissions arising out of such individual's services to quepasa and its subsidiaries occurring at or prior to the closing of the merger.


                                       6
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EFFECT OF THE MERGER ON QUEPASA'S SHAREHOLDERS


    If the merger is consummated, the shareholders of quepasa will exchange their quepasa common stock for common stock in Great Western and their ownership will be reduced from 100% of the outstanding common stock of quepasa to up to 48% of the outstanding common stock of Great Western (assuming the conversion of all outstanding quepasa stock options with an exercise price at or below $0.15 per share) depending upon the amount of cash held by quepasa at the closing of the merger. See "Proposal 2. Approval of the Merger--Amendment to the Merger Agreement and Loan to Great Western." Accordingly, Amortibanc Investments, the holder of 100% of Great Western's common stock immediately prior to the merger, will hold at least 52% of Great Western's outstanding common stock following the consummation of the merger (assuming the conversion of all outstanding quepasa stock options with an exercise price at or below $0.15 per share) depending upon the amount of cash held by quepasa at the closing of the merger. See
"Proposal 2. Approval of the Merger--Amendment to the Merger Agreement and Loan to Great Western". In addition, Amortibanc Investments holds a warrant to purchase 14,827,175 shares of Great Western common stock that, if exercised, will increase its ownership interest in Great Western following the merger. Under the terms of the warrant, commencing at midnight on the closing date of the merger and ending ten years thereafter, Amortibanc Investments may purchase:


    - 4,942,392 shares of Great Western common stock for $0.30 per share;

    - 4,942,392 shares of Great Western common stock for $0.60 per share; and

    - 4,942,391 shares of Great Western common stock for $1.20 per share.

Amortibanc Investments may purchase shares by paying cash for such shares or by surrendering the right to receive a number of shares having an aggregate market value equal to the purchase price for such shares.

PLANS FOR OPERATION OF QUEPASA FOLLOWING THE MERGER

    Following the consummation of the merger, Great Western will continue to operate quepasa's website and intends to market its real estate projects to the U.S. Hispanic community on the website. Great Western currently markets to the U.S. Hispanic community. Great Western may also use quepasa's subsidiaries' websites, eTrato.com, credito.com and realestateespanol.com, in its current Wagon Bow and Willow Springs projects as well as to integrate them into other new projects initiated by Great Western. In addition, Great Western intends to sell advertising and sponsorships on the quepasa.com website.

THE MERGER CLOSING DATE

    The closing of the merger will take place as soon as practicable following the quepasa shareholder meeting.

DEREGISTRATION OF QUEPASA'S COMMON STOCK AND LISTING OF GREAT WESTERN COMMON
STOCK

    If the merger is consummated, quepasa's common stock will be delisted from the Pink Sheets and deregistered under the Securities Exchange Act of 1934, as amended, and Great Western will apply to have its common stock listed for trading on the OTC Bulletin Board under the symbol "GWLR."

THE MERGER AGREEMENT

    THE MERGER.

    The merger agreement provides that, subject to the satisfaction or the waiver of certain conditions described below, GWLAR, Inc., a recently formed, wholly-owned subsidiary of Great Western, will be

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merged with and into quepasa and quepasa shall survive the merger as a wholly-owned subsidiary of Great Western.

    THE MERGER CONSIDERATION.

    Upon closing of the merger, each issued share of quepasa common stock (other than dissenting shares and shares held in quepasa's treasury, which shall automatically be cancelled at the closing of the merger) shall be converted into and exchanged solely for the right to receive one share of common stock of Great Western.

    CONVERSION OF QUEPASA STOCK OPTIONS AND WARRANTS.

    As of December 31, 2001, quepasa had 2,542,500 stock options and warrants outstanding, of which 400,000 are stock options with an exercise price of $0.15 per share, 37,500 are stock options with the exercise price of $1.50 per share and 2,105,000 are stock options and warrants with exercise prices between $7.00 per share and $19.80 per share.

    Upon closing of the merger, each outstanding option and warrant to purchase quepasa common stock, whether or not then exercisable or vested, shall be converted into an option or a warrant, as the case may be, to purchase common stock of Great Western on substantially the same terms. Great Western has agreed to register on Form S-8 or another appropriate form under the Securities Act of 1933 all Great Western stock options issued to replace outstanding quepasa stock options with an exercise price of $0.15 and all shares of Great Western common stock issuable pursuant to all such Great Western substitute options.

    REPRESENTATIONS, WARRANTIES AND COVENANTS.

    The merger agreement contains customary representations, warranties and covenants by quepasa, Great Western and its subsidiaries. The representations, warranties and covenants do not survive beyond the closing of the merger.

    REVERSE STOCK SPLIT.

    The merger agreement requires that in addition to the approval of the merger agreement, quepasa's shareholders also approve the delegation of authority to the Great Western board of directors to effect a reverse stock split on the basis of one share for up to each 20 shares of Great Western common stock outstanding at any time prior to or during the 24 month period following the closing of the merger. The purpose for the proposed reverse stock split is to attempt to increase the market price of Great Western's common stock following the merger in order to meet the minimum requirements for listing of Great Western's common stock on the Nasdaq SmallCap Market or another securities exchange. Great Western has no current specific plans to reverse split its common stock and is under no obligation to do so. Following the merger, Great Western's common stock is expected to be traded on the OTC Bulletin Board. One of the several requirements of Nasdaq to move from the OTC Bulletin Board to the Nasdaq SmallCap Market is a market price of at least $4.00 per share. Other requirements for listing on the Nasdaq SmallCap Market include:

    - Stockholder's equity of $5 million or net income of $750,000 in the latest fiscal year;

    - Public float of at least one million shares;

    - Market value of the public float of at least $5 million;

    - At least three market makers;

    - At least 300 shareholders holding at least 100 shares each;

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    - One year of operating history; and

    - Certain corporate governance provisions.

    NON-SOLICITATION.

    Non-Solicitation by quepasa. Unless and until the merger agreement is terminated in accordance with its terms, quepasa has agreed that it will not:

    - Solicit, initiate or knowingly encourage the submission of any takeover proposal (as described below);

    - Enter into any agreement providing for a takeover proposal; or

    - Directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a takeover proposal.

    - quepasa may engage in any of these otherwise prohibited acts, other than solicitation, initiation or encouragement of any takeover proposal, if:

    - quepasa's board of directors believes in good faith after consultation with counsel that a particular takeover proposal will result in a transaction that is superior from a financial point of view to quepasa's shareholders than the merger;

    - quepasa's board of directors determines in good faith after consultation with counsel that the failure to engage in the prohibited acts or provide non-public information is inconsistent with the fiduciary duties of the board of directors under applicable law; and

    - quepasa's board of directors is not prohibited from taking and disclosing to quepasa's shareholders a position with respect to a tender offer pursuant to Rule 14e-2(a) under the Securities Exchange Act of 1934.

    - quepasa has agreed to provide Great Western with detailed information about any takeover proposal it receives.

    A takeover proposal is:

    - Any proposal or offer for a merger, consolidation, recapitalization or other business combination involving quepasa;

    - Any proposal for the issuance of 35% or more of the equity securities of quepasa as consideration for the assets or securities of another person;

    - Any proposal or offer to acquire in any manner, directly or indirectly, 35% or more of the equity securities of quepasa or any of its subsidiaries or assets that represent 20% or more of the consolidated total assets of quepasa; or

    - An expression of interest believed by the board of directors of quepasa in good faith to be a bona fide indication of a third party's interest in pursuing the making any of the foregoing proposals, in each case other than the merger.

    Non-Solicitation by Great Western. Unless and until the merger agreement is terminated in accordance with its terms, Great Western has agreed that it shall not, nor shall it permit its subsidiaries to:

    - Enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to a competing transaction (as described below);

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    - Solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including quepasa's officers, partners, employees and agents) relating to a competing transaction; or

    - Participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to effect a competing transaction.

    Great Western and its subsidiaries have agreed to immediately cease any and all contacts, discussions and negotiations with third parties regarding any competing transaction. Great Western has agreed that it will, and it shall cause its subsidiaries to, notify quepasa if any proposal regarding a competing transaction (or any inquiry or contact with any person or entity with respect thereto) is made and shall advise quepasa of the contents thereof (and, if in written form, provide quepasa with copies thereof).

    A competing transaction is:

    - Any business combination or recapitalization involving Great Western's business; or

    - Any acquisition or purchase of all or a significant portion of the assets of Great Western's business, or any material equity interest in Great Western's business or any other similar transaction with respect to Great Western and its subsidiaries involving any person or entity other than quepasa or its affiliates.

    CONDITIONS TO CONSUMMATION OF THE MERGER.

    The obligations of quepasa and Great Western to consummate the merger are subject to the prior satisfaction, or the waiver (to the extent permitted by applicable law), of certain customary conditions including, among others, that:

    - The shareholders of quepasa shall have approved the merger;

    - There shall have been no material adverse effect on the financial condition, assets, profits, liabilities, results of operations or business of quepasa or any of its subsidiaries;

    - Holders of not more than 20% of quepasa common stock shall have demanded appraisal for such shares; and


    - quepasa and its subsidiaries shall have at least $2.5 million in cash on hand (including the $500,000 loan to Great Western) in its bank accounts net of all liabilities of any kind or nature whatsoever on the closing date of the merger.


    TERMINATION AND ABANDONMENT.

    The merger agreement may be terminated and the merger abandoned at any time prior to the closing of the merger by the mutual written consent of quepasa and Great Western.

    The merger agreement may be terminated and the merger abandoned at any time prior to the closing of the merger by quepasa if:

    - There has been a material breach by Great Western or its subsidiaries of any of its representations or warranties, covenants or agreements set forth in the merger agreement;

    - In the event that quepasa enters into a definitive agreement concerning a takeover proposal made by a third party on terms that the board of directors of quepasa determines in good faith to be superior from a financial point of view to quepasa's shareholders than the merger;

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    - Friedman, Billings withdraws its fairness opinion at any time prior to the closing of the merger; or

    - All of the conditions to closing the merger shall not have been satisfied or waived on or prior to March 1, 2002; provided, that quepasa may terminate the merger agreement on December 31, 2001, if Great Western is in material breach of any representation, warranty or covenant set forth in the agreement as of such date; provided, further, that quepasa shall not have the right to terminate the merger if such conditions have not been satisfied due to quepasa's willful failure to fulfill or willful breach of any of its obligations under the merger agreement.

    The merger agreement may be terminated and the merger abandoned at any time prior to the closing of the merger by Great Western if:

    - There has been a breach by quepasa of any of its representation or warranties, or covenants or agreements set forth in the merger agreement the effect of which has a material adverse effect on the financial condition, assets, profits, liabilities, results of operations, or business of quepasa or any of its subsidiaries;

    - The board of directors of quepasa fails to recommend the approval of the merger to quepasa's shareholders, or withdraws or amends or modifies in a manner adverse to Great Western its recommendation for approval of the merger; or

    - A meeting of quepasa's shareholders was held and the shareholders of quepasa failed to approve the merger.

    - quepasa and its subsidiaries have less than $2.5 million in cash on hand (including the $500,000 loan to Great Western) in its bank accounts net of all liabilities of any kind or nature whatsoever on the closing date of the merger.

    - All of the conditions to closing the merger have not been satisfied or waived on or prior to March 1, 2002; provided, that Great Western may terminate the merger agreement on December 31, 2001, if quepasa is in material breach of any representation, warranty or covenant set forth in the agreement as of such date; provided, further, that Great Western does not have the right to terminate the merger if such conditions have not been satisfied due to any of Great Western's, or its subsidiaries' willful failure to fulfill or willful breach of any of its obligations under the merger agreement.

    MERGER TERMINATION FEE.

    Great Western shall be entitled to receive a cash fee of $500,000 in the event that Great Western terminates the merger agreement as a result of:

    - Breach by quepasa of any of its representations or warranties, or covenants or agreements set forth in the merger agreement the effect of which has a material adverse effect on the financial condition, assets, profits, liabilities, results of operations, or business of quepasa or any of its subsidiaries;

    - The board of directors of quepasa fails to recommend the approval and adoption of the merger agreement and the transactions contemplated thereby to quepasa's shareholders, or withdraws or amends or modifies in a manner adverse to Great Western its recommendation or approval in respect of the merger agreement or the transactions contemplated thereby; or

    - If a meeting of quepasa's shareholders shall have been held and the shareholders of quepasa shall have failed to approve the merger.

    In addition, in the event that quepasa terminates the merger agreement in connection with entering into a definitive agreement concerning a takeover proposal made by a third party on terms

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that the board of directors of quepasa determines in good faith to be superior from a financial point of view to quepasa's shareholders than the merger, Great Western shall be entitled to receive a cash fee in cash of $500,000 plus the aggregate amount of fees and expenses (including all attorney's fees, accountants' fees, and financial advisory fees) incurred by Great Western and its subsidiaries in connection with the merger.

    In the event that quepasa terminates the merger agreement because Friedman, Billings withdraws its fairness opinion at any time prior to the closing of the merger, Great Western shall be entitled to receive a sum equal to the amount of its actual expenses incurred for attorneys, accountants and appraisers incurred in connection with the merger agreement and the transactions contemplated thereby, up to a maximum of $250,000.

    quepasa shall be entitled to receive a cash fee of $500,000 in the event that quepasa terminates the merger agreement as a result of a breach by Great Western or its subsidiaries of any of their representation or warranties, or covenants or agreements set forth in the merger agreement the effect of which has a material adverse effect on the financial condition, assets, profits, liabilities, results of operations, or business of Great Western or any of its subsidiaries.

APPRAISAL RIGHTS

    Record holders of quepasa common stock that follow the appropriate procedures are entitled to dissent from the consummation of the merger and receive payment in cash of the fair value of their shares under the Nevada General Corporation Law. In the event that the holders of more than 20% of the outstanding common stock of quepasa dissent from the consummation of the merger, Great Western has the right to terminate the merger agreement.

                            THE REVERSE STOCK SPLIT

    The shareholders will be asked to authorize the Great Western board of directors to effect a reverse stock split of one share for up to 20 shares of Great Western common stock outstanding at any time prior to or during the 24 month period following the closing of the merger. The purpose for the proposed reverse stock split is to attempt to increase the market price of Great Western's common stock following the merger in order to meet the minimum requirements for listing of Great Western's common stock on the Nasdaq National Market System or another securities exchange. Great Western has no current specific plans to reverse split its common stock and is under no obligation to do so. Following the merger, Great Western's common stock is expected to be traded on the OTC Bulletin Board. One of the several requirements of Nasdaq to move from the OTC Bulletin Board to the Nasdaq National Market System is a market price of at least $5.00 per share.

    The board of directors of quepasa recommends the authorization of the Great Western board of directors to effect a reverse stock split of Great Western's common stock at any time prior to or during the 24 month period following the closing of the merger. A vote in favor by the holders of at least a majority of the shares of quepasa common stock present and entitled to vote at the annual meeting is required to approve this proposal. If this proposal is not approved at the annual meeting, Great Western may make a similar proposal to its shareholders following the closing of the merger.

           THE AUTHORIZATION FOR THE BOARD OF DIRECTORS OF QUEPASA TO
               PURSUE THE LIQUIDATION AND DISSOLUTION OF QUEPASA

    The shareholders will be asked to authorize the quepasa board of directors to elect to completely liquidate quepasa in the event the merger is not approved by the quepasa shareholders or the merger agreement is terminated and, at the discretion of the board of directors, to distribute all remaining cash after payment of all debts and expenses to the quepasa shareholders and to dissolve quepasa.

    The board of directors of quepasa recommends approval of the granting of authority to the board of directors to elect to completely liquidate quepasa in the event the merger is not approved by the quepasa shareholders or the merger agreement is terminated and, at the discretion of the board of directors, to distribute all remaining cash after payment of all debts and expenses to the quepasa shareholders and to dissolve quepasa. A vote in favor by the holders of at least a majority of the shares of quepasa common stock present and entitled to vote at the annual meeting is required to approve this proposal.


    While quepasa's board of directors will consider all alternatives available to quepasa if the merger does not close, it believes that liquidation and dissolution may be the best alternative available for the shareholders. Liquidation and dissolution require shareholder approval, and approval of this proposal will permit a liquidation and dissolution to proceed more quickly and save the significant costs of convening another shareholder meeting, leaving more cash available for distribution to the shareholders.


              THE RATIFICATION OF THE APPOINTMENT OF THE AUDITORS

    The shareholders will be asked to ratify the appointment of KPMG LLP as quepasa's independent auditors through the closing date of the merger.

    The board of directors of quepasa recommends the ratification of the appointment of KPMG as quepasa's independent auditors through the closing date of the merger. A vote in favor by the holders of at least a majority of the shares of quepasa common stock present and entitled to vote at the annual meeting is required to approve this proposal.

                             POSSIBLE PROXY CONTEST

    A group of dissident shareholders collectively holding approximately 4 million shares of quepasa's common stock (approximately 23% of the outstanding shares) has informed quepasa that it may nominate a slate of candidates for election to the board of directors. This dissident group has also informed quepasa that it may solicit proxies from quepasa's shareholders.


    QUEPASA'S BOARD OF DIRECTORS AND MANAGEMENT BELIEVE STRONGLY FOR THE REASONS SET FORTH BELOW THAT THESE DISSIDENTS HAVE GOALS THAT ARE AT ODDS WITH THE INTERESTS OF THE MAJORITY OF QUEPASA'S SHAREHOLDERS AND THAT ELECTING THE DISSIDENT GROUP'S NOMINEES IS NOT IN THE BEST INTERESTS OF QUEPASA'S SHAREHOLDERS. QUEPASA'S SHAREHOLDERS SHOULD NOT SIGN ANY PROXY CARD THAT THE DISSIDENTS MAY SEND THEM.


    quepasa believes that the dissident group includes:

    - Jeffrey Peterson, quepasa's former President whose employment terminated in 1999;


    - Michael Silberman and Jennifer Ferlaino, former quepasa employees who are currently working with Mr. Peterson in Mr. Peterson's new venture according to the website for Mr. Peterson's venture and conversations between Mr. Peterson and quepasa's management;



    - Mark Kucher, who lists his occupation in his Forms 13-D filings with the Securities and Exchange Commission as a financier and financial consultant and who began accumulating quepasa common stock less than a year ago, paying between $0.09 and $0.15 per share according to his filings with the Securities and Exchange Commission;



    - Kevin Dieball, a former principal stockholder of quepasa who provided strategic planning and business development services to quepasa prior to quepasa's initial public offering;



    - Michael Weck, a stockbroker closely associated with Mr. Kucher as set forth below, who resigned as a quepasa director in June 2001 in order to promote an alternative transaction that was rejected by the quepasa board; and


    - Gregory Steers, Nick Tintor and Bruce Randle, of whom quepasa has no information other than that they, like Mr. Kucher, are residents of Canada.


    Messrs. Kucher, Silberman, Steers, Tintor and Randle commenced a legal proceeding against quepasa in the First Judicial District Court, Carson City, Nevada on October 31, 2001 seeking to compel quepasa to hold a separate shareholder meeting to elect directors PRIOR to the shareholder meeting at which the merger would be voted upon. This action was commenced several months after quepasa had announced that a shareholder meeting would be called and several weeks after quepasa announced that preliminary proxy materials for the meeting had been filed with the Securities and Exchange Commission. quepasa believes that there is no legal basis under the federal securities laws, the corporate statutes of Nevada or in quepasa's by-laws for separating these meetings. More importantly, quepasa believes that holding two meetings several weeks apart would be unnecessarily costly to quepasa, confusing to shareholders and could cause Great Western to terminate the merger agreement. quepasa and the plaintiffs in that legal action have now stipulated that one meeting will be held on February 28, 2002.



    Messrs. Kucher and Silberman commenced a legal proceeding against quepasa, each of its officers and directors, and Great Western in the Superior Court of Arizona, Maricopa County, on December 19, 2001 seeking, among other things, an injunction to prohibit Great Western and Mr. Trujillo from voting any quepasa stock acquired by Great Western or Mr. Trujillo using monies provided by quepasa. Specifically, Messrs. Kucher and Silberman allege that quepasa
(a) loaned Great Western $500,000 and (b) re-priced Mr. Trujillo's options to $0.15 per share and provided Mr. Trujillo with $700,000 in compensation in order to enable Great Western and Mr. Trujillo, respectively, to purchase shares of quepasa stock so that Great Western and Mr. Trujillo could vote such stock in favor of the merger at quepasa's annual meeting.



    quepasa did loan Great Western $500,000 on October 11, 2001 in connection with an amendment to the merger agreement that was requested by quepasa because the merger was taking longer than anticipated to close. Great Western required that quepasa make the loan in order to amend the merger agreement. Pursuant to the amendment, the termination date of the merger agreement was extended from December 31, 2001 to March 1, 2002 and in the event quepasa has less than $2.5 million in cash at the closing of the merger (including the $500,000 loan to Great Western) and Great Western waives its right to terminate the merger agreement, at the closing Great Western will issue to Amortibanc Investments additional shares of Great Western common stock. The loan is secured and bears interest at the prime rate plus 1%. See "Proposal 2. Approval of the Merger--Amendment to Merger Agreement and Loan to Great Western."



    With respect to the allegations regarding Mr. Trujillo, quepasa has never re-priced any of its outstanding options, including those issued to Mr. Trujillo. quepasa did pay Mr. Trujillo $700,000 in October 2001 in connection with the termination of Mr. Trujillo's employment agreement, which was entered into in 1999. Under the terms of the termination, Mr. Trujillo resigned as chief executive officer of quepasa and received a lump sum payment which resulted in a savings to quepasa of approximately $500,000 because at the time of termination there was approximately $1.2 million remaining to be paid under Mr. Trujillo's employment agreement. Mr. Trujillo has never exercised any options to purchase quepasa stock nor, to quepasa's knowledge, has Mr. Trujillo purchased any quepasa stock with the proceeds from the termination of his employment agreement.



    Mr. Kucher and his group insisted in their pleadings that if their nominees are elected to the board of directors, they need time to evaluate the Great Western merger before the quepasa shareholders vote to approve it. You should evaluate these statements in light of the following:



    - The merger agreement has been publicly available on the Securities and Exchange Commission's website since early August 2001;



    - The preliminary version of this proxy statement has been publicly available on the Securities and Exchange Commission's web site since mid-October 2001;


    - Mr. Kucher has refused numerous offers from quepasa and Great Western, beginning in early September, to meet with officers of both companies to educate himself about the merger; and


    - In conversations with Great Western and quepasa management, Mr. Kucher has said that his goal is to gain control of quepasa and to devote quepasa's remaining assets to revive quepasa's original business plan--in other words, the board of directors of quepasa believes that it is fair to assume that the dissident group has already decided not to complete the Great Western merger.



    In its lawsuits, the dissident group makes much of quepasa's statements in quepasa's Forms 10-K, 10-Q and 8-K filings with the Securities and Exchange Commission and press releases over the last 18 months that quepasa has been unable to execute its business plan, while ignoring the catastrophic decline of the Internet sector in general, particularly website and portal businesses. As described under "Proposal 2. Approval of the Merger--Background of and Reasons for the Merger", quepasa's board of directors recognized the unfavorable market conditions early in 2000 and took action to reduce quepasa's costs and commence a search for a strategic transaction. quepasa or its investment banking firm had discussions with over 75 companies about a strategic transaction. quepasa's board has been very involved throughout this process, often meeting several times a month to evaluate the status of the available opportunities. The dissident group appears to consist of the last handful of people who believe that quepasa's original business plan is viable.

    The dissident group alleges in its lawsuits that quepasa's board and management will receive or have received undeserved windfall payments related to the Great Western merger. All payments or other benefits that are triggered by the closing of the merger are explained under "Proposal 2. Approval of the Merger--Interests of Certain Persons in the Merger" on page 44. quepasa's non-management directors have served since 1999 with no compensation other than worthless stock options issued in 1999 with exercise prices of $7.00 or higher. In order to compensate quepasa's outside directors for their services and to retain their services through the closing of a significant transaction, in March, 2001 the four non-management directors were each granted (a) 50,000 $0.15 options that will vest upon any change of control and (b) a cash payment of $50,000 to be paid upon any change of control. In addition and as discussed above, in order to conserve cash, quepasa's board negotiated the cancellation of Gary Trujillo's employment agreement, whereby he resigned as chief executive officer and received a lump sum payment of $700,000, a substantial discount to the approximately $1.2 million remaining to be paid under the employment agreement.



    In its lawsuits, the dissident group also makes much of the fact that quepasa's election of directors was ten months overdue under the Nevada corporate statutes when they commenced their legal action. Hoping to avoid the cost of two meetings in close proximity, quepasa did delay calling a meeting for the election of directors until the Great Western merger agreement was signed. This decision saved quepasa several hundred thousand dollars. Under the Nevada corporate statutes, if an election of directors is overdue, holders of 15% or more of a company's voting stock may seek to have a judge compel a shareholder meeting. This statute was the basis of the Nevada action commenced by Mr. Kucher and the other plaintiffs on October 31, 2001.



    In evaluating any proxy materials sent to you by the dissident group, you should consider the following:



    - Over the past several months, Mr. Kucher has engaged in several conversations with Great Western's management in which Mr. Kucher has offered to sell the shares owned by the five plaintiffs in the October 31, 2001 complaint for a substantial premium over the current trading value of the shares;



    - Under the federal securities laws, when two or more persons are acting as a group for purposes of acquiring, holding or disposing of securities of an issuer, they are required to disclose certain information with respect to the group in filings with the Securities and Exchange Commission. Messrs. Kucher, Silberman and Dieball are the only members of the dissident shareholder group to have made filings under this provision. Mr. Kucher filed an initial and an amended Schedule 13-D on September 7, 2001 and another amended Schedule 13-D on December 4, 2001. In each of these filings, Mr. Kucher denied that he was a part of a group.
      Mr. Silberman filed a Schedule 13-D on December 10, 2001 in which he denied that he was a part of a group. Finally, Messrs. Kucher, Silberman and Dieball filed an amended Schedule 13-D on January 4, 2002, nearly one month after a preliminary version of this proxy statement/prospectus was filed with the Securities and Exchange Commission notifying quepasa shareholders that Mr. Kucher was the only person to have filed a
      Schedule 13-D as of December 11, 2001 and that, in his earlier filings, Mr. Kucher did not identify himself as a member of a group. The
      January 4, 2002 Schedule 13-D identified only Messrs. Kucher, Silberman and Dieball as members of a group.


    - Each plaintiff in the Nevada action, including Mr. Kucher, signed and filed with the court a verification on October 31, 2001, under penalty of perjury, that he owned a specified number of shares that in the aggregate represented 16.37% of quepasa's outstanding common stock;


    - On December 4, 2001 Mr. Kucher signed and filed a new verification in which he admitted that he actually owned 335,888 fewer shares than he had verified, under perjury, on October 31, 2001, because he had included shares that he believed that he had an agreement to purchase but had not yet purchased;

    - The Nevada statutes do not permit a shareholder to count shares intended to be acquired in the future in determining if the ownership threshold for commencing the legal action is satisfied, and without those shares the plaintiffs did not meet the threshold for bringing the action;



    - Verifications signed and filed with the Nevada court by Mr. Kucher and Mr. Silberman on December 4, 2001 disclose that they each acquired additional shares of quepasa common stock on November 30, 2001 that resulted in the plaintiffs collectively owning enough shares to commence the action for the first time, MORE THAN FIVE WEEKS AFTER THEY IMPROPERLY COMMENCED THE ACTION;



    - Jeffrey Peterson, a member of the dissident group and quepasa's former President, agreed earlier this year to testify on quepasa's behalf in its arbitration against Telemundo Network Group and spent several days with quepasa's counsel preparing for the arbitration. Two business days before the arbitration commenced, Mr. Peterson demanded in writing a substantial cash payment and a written statement that quepasa would not bring any litigation against him for any reason in the future in exchange for his testimony. quepasa believes that Mr. Peterson's last minute refusal to appear at the arbitration contributed to the unfavorable result in the arbitration;



    - Just before quepasa's initial public offering was scheduled to commence in 1999, Nasdaq denied quepasa's listing application because of Mr. Peterson's prior business association with several persons who
      (a) had been fined and sanctioned for violating regulations of the National Association of Securities Dealers and the Arizona Corporate Commission and (b) in at least one case, became the subject of a civil action brought by the Securities and Exchange Commission. Mr. Peterson had previously testified about some of the events leading to the fines, sanctions and civil action, which had occurred at a brokerage firm where he was employed. Mr. Peterson hired one of these persons at quepasa and accepted investments from others and their affiliates;



    - Nasdaq reversed its decision and agreed to list quepasa's common stock only after Mr. Peterson had been demoted, several shareholders associated with the persons referred to in the preceding paragraph, including
      Mr. Dieball, sold all their shares, quepasa's chief operating officer, who had previously been associated with those persons, resigned and Mr. Peterson's shares were placed in a five year voting trust;



    - quepasa's independent auditors in 1999, BDO Seidman, L.L.P., resigned upon learning of the background of the person Mr. Peterson had hired;


    - In early January, 2001, a week after he purchased a small amount of quepasa common stock, Mr. Kucher asked for a meeting with quepasa's management through Mr. Weck, another member of the dissident group. quepasa's senior management met with Mr. Kucher and Mr. Weck on January 10, 2001;

    - Mr. Kucher and Mr. Weck said at the January 10 meeting that they represented a group of shareholders who believed that quepasa should not liquidate its assets and distribute the cash to shareholders because they believed that there were attractive merger opportunities for quepasa once its assets were reduced to cash that would provide more value to shareholders;

    - Mr. Kucher and Mr. Weck said at the January 10 meeting that their group held at least 20% of quepasa's common stock, but no filings with respect to such a group were ever made with the Securities and Exchange Commission;


    - Mr. Kucher and Mr. Weck said at the January 10 meeting that they intended to submit a transaction proposal to the quepasa board of directors, although no such proposal has ever been submitted;

    - Mr. Kucher and Mr. Weck asked at the January 10 meeting that one or both of them be appointed to the quepasa board of directors;



    - Mr. Weck was subsequently appointed to the quepasa board and served during the several months that the merger with Great Western was negotiated; and



    - Mr. Weck resigned as a director in June 2001, disclosing to the board for the first time that he was the financial advisor to a company that had submitted a competing bid to merge with quepasa. This bid was felt to be significantly inferior to the Great Western proposal and was rejected by quepasa's board of directors. See "Proposal 2. Approval of the Merger--Background of and Reasons for the Merger."



    quepasa believes that if elected to the board on January 31, 2001, the dissenting group's nominees will delay either the shareholder vote on the merger or the closing of the merger, which will permit Great Western to cancel the merger agreement and receive a $500,000 break-up fee. Based upon conversations with Great Western and quepasa management, their agenda appears to be to revive quepasa's failed business; unless of course Great Western agrees to make the greenmail payment that Mr. Kucher has repeatedly requested.


    THE BOARD OF DIRECTORS URGES QUEPASA'S SHAREHOLDERS TO COMPLETE AND RETURN THE ENCLOSED PROXY CARD AND NOT TO SIGN ANY PROXY CARD SENT TO THEM BY THE DISSIDENT GROUP. IF QUEPASA'S SHAREHOLDERS HAVE SIGNED ANY OTHER PROXY CARD, THEY MAY REVOKE THAT PROXY BY DELIVERING TO QUEPASA A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY CARD IN THE ENCLOSED ENVELOPE.

                           COMPARATIVE PER SHARE DATA

    The following tables include selected historical per share data and the corresponding unaudited pro forma per share amounts for Great Western common stock and quepasa common stock for the periods indicated, giving effect to the merger. As a result of the merger, quepasa shareholders participating in the merger will receive one share of Great Western common stock for each share of quepasa common stock held by such shareholder. The data presented is based upon the financial statements and related notes of each of Great Western and quepasa appearing elsewhere in this proxy statement/prospectus. This information is only a summary and should be read in conjunction with the historical financial statements of Great Western and quepasa and the related notes thereto. The comparative per share data does not necessarily indicate results of the future operations of the combined organization or the actual results that would have occurred if the merger had occurred at the beginning of the periods indicated.

GREAT WESTERN PER SHARE DATA

    Per share data is not presented in the historical financial statements of Great Western, as these operations were conducted by a group of limited liability companies and there were no common shares authorized, issued or outstanding. Book value per share is provided below as of December 31, 2000 and September 30, 2001, and earnings per share is provided for the year ended December 31, 2000 and the nine months ended September 30, 2001, as if the 18,904,649 common shares issued subsequent to September 30, 2001, for the members' interest in Great Western's predecessor companies had been issued and outstanding as of those dates.

                                               YEAR ENDED       NINE MONTHS ENDED
                                            DECEMBER 31, 2000   SEPTEMBER 30, 2001
                                            -----------------   ------------------
Book Value Per Share:.....................       $ 0.12               $0.16
Cash Dividends Per Share:.................       $   --               $  --
Income (Loss) Per Share:..................       $(0.04)              $0.04

QUEPASA PER SHARE DATA

                                               YEAR ENDED       NINE MONTHS ENDED
                                            DECEMBER 31, 2000   SEPTEMBER 30, 2001
                                            -----------------   ------------------
Book Value Per Share:.....................       $ 0.44               $ 0.27
Cash Dividends Per Share:.................       $   --               $   --
Loss Per Share:...........................       $(3.52)              $(0.16)

PRO FORMA PER SHARE DATA

    The per share data below is derived from the Great Western pro forma balance sheet at September 30, 2001, and its statements of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001, based on the total number of shares of common stock expected to be outstanding after the merger with quepasa.

                                               YEAR ENDED       NINE MONTHS ENDED
                                            DECEMBER 31, 2000   SEPTEMBER 30, 2001
                                            -----------------   ------------------
Book Value Per Share:.....................       $  N/A               $ 0.20
Cash Dividends Per Share:.................       $   --               $   --
Loss Per Share:...........................       $(1.68)              $(0.06)

                               MARKET PRICE DATA

MARKET PRICE DATA

    QUEPASA.

    quepasa's common stock traded under the symbol "PASA" on the Nasdaq National Market from June 24, 1999, the date of quepasa's initial public offering, until December 26, 2000. On December 27, 2000, following the announcement that quepasa's board of directors approved the development of a plan of liquidation and sale of its assets, the Nasdaq Stock Market halted trading in quepasa's common stock. On January 18, 2001, quepasa's common stock was delisted from the Nasdaq National Market. quepasa's common stock has traded under the symbol "PASA" on the Pink Sheets for the period between December 27, 2000 and March 13, 2001, and the period between May 24, 2001 and the present, and on the OTC Bulletin Board for the period between March 13, 2001 and May 23, 2001.

    The following table shows the range of high and low sale prices of quepasa's common stock from June 24, 1999 through September 30, 2001:

                                                                STOCK PRICE
                                                            -------------------
                                                              HIGH       LOW
                                                            --------   --------
1999
  Second Quarter (effective June 24, 1999)................  $14.625    $13.750
  Third Quarter...........................................  $25.875    $ 7.750
  Fourth Quarter..........................................  $15.000    $ 6.250
2000
  First Quarter...........................................  $12.500    $ 5.375
  Second Quarter..........................................  $ 6.625    $ 1.563
  Third Quarter...........................................  $ 1.688    $ 0.840
  Fourth Quarter..........................................  $ 0.938    $ 0.094
2001
  First Quarter...........................................  $ 0.170    $ 0.070
  Second Quarter..........................................  $ 0.160    $ 0.110
  Third Quarter...........................................  $ 0.260    $ 0.045


    On August 3, 2001, the last full trading day prior to the signing of the merger agreement, quepasa common stock closed at $0.11. On January 11, 2002, the last practicable trading day for which information was available prior to the date of this proxy statement/prospectus, quepasa common stock closed at $0.15.


    GREAT WESTERN.


    Great Western's capital stock is not listed on an exchange or quoted on the Nasdaq National Market, OTC or the Pink Sheets. Accordingly, there is no established public trading market for Great Western's common stock. However, following the consummation of the merger, Great Western will cause an application to be filed to have its common stock listed on the OTC Bulletin Board and Great Western is expected to file periodic and other reports and information with the Securities and Exchange Commission pursuant to
Section 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended. In addition, Great Western will be subject to the annual and quarterly reporting requirements of Section 13 of the Securities Exchange Act, the proxy requirements of Section 14 and the Section 16 requirement to report transactions in the company's securities by directors, officers and principal shareholders.

DIVIDEND INFORMATION

    Neither quepasa nor Great Western has ever paid any cash dividends on its common stock and Great Western anticipates that it will continue to retain any earnings for the foreseeable future for use in the operation of its business.

NUMBER OF SHAREHOLDERS

    As of December 1, 2001, quepasa had approximately 363 shareholders of record.

    As of December 1, 2001, Great Western had one shareholder. In the event Great Western reverse splits its common stock following the consummation of the merger, the number of shareholders of Great Western is expected to remain the same because fractional shares as a result of the split will be rounded up to the next whole share.

                            SELECTED FINANCIAL DATA

SELECTED HISTORICAL FINANCIAL DATA OF GREAT WESTERN

    The following table sets forth selected historical financial data of Great Western at and for the periods indicated. In the opinion of Great Western's management, all adjustments necessary for a fair presentation have been included. Such data should be read in conjunction with Great Western's combined financial statements and the notes thereto appearing elsewhere in this proxy statement/ prospectus.

                                                                                     NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                           ------------------------------------   -----------------------
                                              1998         1999         2000         2000         2001
                                           ----------   ----------   ----------   ----------   ----------
                                                                                        (UNAUDITED)
Selected Statement of Operations Data:
  Revenue................................  $2,335,360   $3,052,802   $9,859,371   $8,518,699   $7,932,187
  Gross profit on sales..................     192,750    1,036,264    1,710,373    1,555,672    3,219,144
  Net income (loss)......................    (522,017)    (593,797)    (781,514)    (198,279)     672,025

                                                         DECEMBER 31,
                                            ---------------------------------------   SEPTEMBER 30,
                                               1998          1999          2000           2001
                                            -----------   -----------   -----------   -------------
                                                                                       (UNAUDITED)
Selected Balance Sheet Data:
  Total assets............................  $11,615,135   $12,931,295   $14,023,883    $12,705,966
  Notes receivable........................    1,337,072            --     1,827,417      3,012,257
  Land held for development and sale......    8,818,830    11,398,950    11,073,049      8,267,040
  Total liabilities.......................   12,450,867    14,360,824    11,734,926      9,600,145
  Notes payable...........................    6,605,478     6,878,376     6,273,808      4,264,754
  Subordinated debt.......................    5,291,855     7,052,173     4,333,199      4,608,050
  Shareholder's equity (deficit)..........     (835,732)   (1,429,529)    2,288,957      3,105,821

SELECTED HISTORICAL FINANCIAL DATA OF QUEPASA

    The following is a summary of selected financial data of quepasa as of and for each of the years in the three-year period ended December 31, 2000, 1999 and 1998, the period from inception, June 25, 1997 through December 31, 1997, and the nine-month periods ended September 30, 2001 and 2000. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation of quepasa," quepasa's consolidated financial statements and the notes thereto appearing elsewhere in this proxy statement/prospectus.

                                                                                                           NINE MONTHS ENDED
                                                                                                             SEPTEMBER 30,
                                                                                        INCEPTION TO   --------------------------
                                                2000           1999          1998           1997          2001           2000
                                            ------------   ------------   -----------   ------------   -----------   ------------
                                                                                                       (UNAUDITED)   (UNAUDITED)
Selected Statement of Operations Data:
  Net revenue.............................  $  2,611,748   $    556,244   $        --     $    --      $  174,698    $  2,242,821
  Loss from operations....................   (61,926,199)   (30,038,037)   (6,465,288)     (3,703)     (3,065,072)    (27,711,477)
  Net loss................................   (60,962,934)   (29,261,363)   (6,513,228)     (2,903)     (2,852,660)    (26,873,301)

  Basic and diluted loss per share........  $      (3.52)  $      (2.44)  $     (0.98)    $    --      $    (0.16)   $      (1.57)

  Selected Balance Sheet Data:
  Cash and cash equivalents...............  $  3,940,232   $  6,961,592   $ 2,199,172     $ 2,582      $5,098,318    $  2,296,752
  Trading securities......................     2,393,964     22,237,656            --          --              --       7,192,470
  Working capital (deficit)...............     7,312,625     28,141,206     3,563,302      (2,883)      4,871,459      14,824,740
  Total assets............................     8,404,248     44,350,992     4,611,464       2,582       5,239,185      42,880,461
  Total stockholders' equity (deficit)....     7,697,869     40,066,244     3,920,422      (2,883)      4,876,459      42,173,997

SELECTED PRO FORMA FINANCIAL DATA

    The following table sets forth selected pro forma financial data of Great Western and quepasa, had the merger been consummated on January 1, 2000, at and for the periods indicated. The selected pro forma financial data was derived from the unaudited pro forma data presented elsewhere in this proxy statement/prospectus and is not necessarily indicative of operating results or financial position that would have been achieved had the merger been consummated as of January 1, 2000 and should not be construed as representative of future operating results or financial position.

                                                            PRO FORMA
                                              --------------------------------------
                                                 YEAR ENDED       NINE MONTHS ENDED
                                              DECEMBER 31, 2000   SEPTEMBER 30, 2001
                                              -----------------   ------------------
                                                 (UNAUDITED)         (UNAUDITED)
Selected Statement of Operations Data:
  Revenue...................................     $12,675,189          $8,109,521
  Gross profit on sales.....................       4,322,121           3,393,842
  Net loss..................................     (61,679,865)         (2,180,635)

                                                     PRO FORMA SEPTEMBER 30, 2001
                                                     ----------------------------
                                                             (UNAUDITED)
Selected Balance Sheet Data:
  Total assets.....................................           $17,175,151
  Notes receivable.................................             3,012,257
  Land held for development and sale...............             8,267,040
  Total liabilities................................             9,962,871
  Notes payable....................................             4,264,754
  Subordinated debt................................             4,608,050
  Shareholders' equity.............................             7,212,280

                                  RISK FACTORS

    The merger involves a high degree of risk. Voting in favor of the merger is a choice to invest in Great Western common stock which involves a high degree of risk. In deciding whether to vote for the merger, quepasa shareholders should consider the following risk factors carefully in addition to the information and financial data contained elsewhere in this proxy statement/prospectus.

                      RISK FACTORS RELATING TO THE MERGER

QUEPASA'S SHAREHOLDERS WILL RECEIVE A FIXED RATIO OF ONE SHARE OF GREAT WESTERN COMMON STOCK FOR EACH SHARE OF QUEPASA COMMON STOCK EVEN IF THERE ARE CHANGES IN THE MARKET VALUE OF QUEPASA COMMON STOCK BEFORE THE CLOSING OF THE MERGER

    There will be no adjustment to this exchange ratio if the market price of quepasa common stock fluctuates. The specific dollar value of the Great Western common stock you will receive in the merger will depend on the market value of Great Western's common stock at the time of the merger. quepasa and Great Western cannot predict the market price for quepasa common stock before the merger or Great Western common stock after the merger.


GREAT WESTERN MAY TERMINATE THE MERGER AGREEMENT



    Pursuant to the merger agreement, since quepasa will have less than $2.5 million of cash on hand at the closing of the merger (including the $500,000 loan to Great Western), Great Western has the right to terminate the merger agreement after March 1, 2002. In the event Great Western waives its termination right, it will issue Amortibanc Investments, its sole shareholder prior to the merger, additional shares of Great Western common stock based upon the difference between the required amount of cash and the amount of cash held by quepasa at the closing of the merger. See "Proposal 2. Approval of the Merger--Amendment to the Merger Agreement and Loan to Great Western."



    Great Western may also assert that the filing of the Arizona litigation by the dissident shareholder group constitutes a material adverse change entitling Great Western to terminate the merger agreement and receive a $500,000 break-up fee.


GREAT WESTERN WILL FACE OPERATIONAL AND STRATEGIC CHALLENGES AS A RESULT OF THE MERGER THAT COULD PREVENT GREAT WESTERN FROM SUCCESSFULLY CAPITALIZING ON THE INTEGRATION OF QUEPASA WITH GREAT WESTERN

    Great Western intends to continue the operation of the quepasa website. Management of Great Western has no experience operating an internet business. The operation of two unrelated businesses may put a strain on Great Western's officers and employees. Following the merger, Great Western will be subject to the requirements of the federal securities laws, including the filing of period reports. Great Western does not have any experience operating as a public company.

FOLLOWING THE MERGER, QUEPASA'S SHAREHOLDERS WILL NOT HAVE THE ABILITY TO CONTROL GREAT WESTERN

    Current quepasa shareholders will not have control over the future direction of Great Western. A majority of Great Western's board of directors have been designated by Amortibanc Investments under the merger agreement. Because Amortibanc Investments will own a majority of the outstanding shares of Great Western following the merger and for the foreseeable future, Amortibanc Investments will be able to approve most actions requiring shareholder approval, including the election of directors, adopting amendments to Great Western's certificate of incorporation and approving or disapproving additional sales of common stock, mergers or sales of all or substantially all of Great Western's assets. As a result, Amortibanc Investments will be able to control all of Great Western's major policy decisions. Great Western's bylaws permit shareholder action to be taken by written consent signed by the holders of a majority of the shares entitled to vote. Therefore, Amortibanc Investments will be able to take shareholder action without calling a meeting of Great Western's shareholders.

GREAT WESTERN'S MAJORITY SHAREHOLDER IS ALSO GREAT WESTERN'S LARGEST LENDER AND MAY HAVE INTERESTS THAT CONFLICT WITH THOSE OF GREAT WESTERN'S OTHER SHAREHOLDERS


    Approximately $4.4 million of Great Western's approximately $8.7 million of indebtedness is owed to Amortibanc Investments. Following the merger, Amortibanc Investments will own a majority of Great Western's common stock and as Great Western's largest lender, may have interests that may conflict with those of Great Western's other shareholders. Great Western does not intend to use quepasa's cash to be acquired in the merger to pay any amounts to Great Western's affiliates.


QUEPASA AND GREAT WESTERN WILL INCUR SIGNIFICANT COSTS IN CONNECTION WITH THE MERGER THAT WILL AFFECT THE FINANCIAL RESULTS OF GREAT WESTERN

    The substantial expenses associated with the merger will affect the financial results of Great Western. Great Western and quepasa expect to incur significant merger-related costs such as financial advisory, legal and accounting fees and financial printing and other related charges. Great Western may incur additional material charges in subsequent quarters to reflect additional costs associated with the merger.

FAILURE TO COMPLETE THE MERGER WOULD HAVE SIGNIFICANT CONSEQUENCES TO QUEPASA

    If the merger is not completed quepasa may be subject to a number of material risks, including the following:

    - quepasa may be required to pay Great Western a termination fee;

    - quepasa would not receive the benefits arising from the merger;

    - The price of quepasa common stock may decline to the extent that the current market price of quepasa common stock reflects a market assumption that the merger will be completed; and

    - The costs related to the merger, such as legal accounting and printing costs, must be paid even if the merger is not completed.

OFFICERS AND DIRECTORS OF QUEPASA HAVE DIFFERENT INTERESTS FROM YOURS AND OFFICERS AND DIRECTORS WHO ARE ALSO SHAREHOLDERS MAY BE MORE LIKELY TO VOTE TO APPROVE THE MERGER

    The directors and officers of quepasa have certain interests in the merger that are different than or in addition to, those of quepasa shareholders generally. These interests are described in "Proposal 2. Approval of the Merger--Interests of Certain Persons in the Merger." As a result, directors and officers who are also shareholders could be more likely to vote to approve the merger than if they did not hold these interests.

QUEPASA'S SHAREHOLDERS COULD INCUR TAX LIABILITY IF THE MERGER DOES NOT QUALIFY AS A TAX-FREE REORGANIZATION

    The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and to be generally tax free to the shareholders of quepasa and Great Western. quepasa has received a tax opinion from its legal counsel that, in the best judgment of such counsel, the merger should qualify as a tax-free reorganization. If the merger fails to qualify as a tax-free reorganization, quepasa's shareholders will recognize gain or loss equal to the excess of the fair market value of the Great Western stock they receive in the merger over the tax basis in their quepasa stock.

THE BOARD OF DIRECTORS OF GREAT WESTERN HAS THE AUTHORITY TO ISSUE PREFERRED STOCK WITHOUT SHAREHOLDER CONSENT FOLLOWING THE MERGER

    Great Western's Articles of Incorporation authorize Great Western's board of directors, without further action required on the part of shareholders, to issue one or more classes of preferred stock and to designate the rights, preferences and privileges of such preferred stock, including voting, dividend and liquidation rights that may be superior to those of the common stock following the merger.

GREAT WESTERN MAY BE UNABLE TO UTILIZE QUEPASA'S NET OPERATING LOSS
  CARRY-FORWARD

    As a result of the merger, Great Western may be unable to utilize any part or all of quepasa's net operating loss carry-forward or other tax attribute of quepasa.

                     RISK FACTORS RELATING TO GREAT WESTERN

    Unless otherwise indicated, references in this section to real estate and inventories collectively encompass Great Western's residential and recreational land activities and Great Western's other operations.

GREAT WESTERN'S BUSINESS IS SUBJECT TO THE RISKS INHERENT IN THE REAL ESTATE MARKET AND GENERAL ECONOMIC CONDITIONS AND GREAT WESTERN WILL BE REQUIRED TO MAKE SIGNIFICANT CAPITAL EXPENDITURES TO DEVELOP ITS EXISTING LAND INVENTORY

    Real estate markets are cyclical in nature and highly sensitive to changes in national and regional economic conditions, including, among other factors, levels of employment and discretionary disposable income, consumer confidence, available financing and interest rates. A downturn in the economy in general or in the market for residential land or recreational property could have a material adverse effect on Great Western's business, operating results and financial condition. In addition, concentration in a given region may increase Great Western's susceptibility to a downturn in such region. Great Western has in recent years been dedicating greater resources to more capital intensive residential and recreational land projects and the level of its inventory has increased materially.

    Great Western will be required to make material capital expenditures to develop its existing inventory as currently planned. There are substantial risks associated with a large investment in residential and recreational land inventory at any given time. These include the risks that:

    - Residential and recreational land inventories will decline in value due to changing market and economic conditions;

    - Development and carrying costs may exceed those anticipated;

    - There may be delays in bringing inventories to market due to, among other things, changes in regulations, adverse weather conditions or changes in the availability of development financing on terms acceptable to Great Western; and

    - Banks and other lenders will cease financing residential and recreational land sold by Great Western with respect to which Great Western does not provide financing.

During the last five years, Great Western has not experienced any significant deterioration of the markets where it operates. Furthermore, the increase in prices for Great Western's products has been dramatic over the last five years. However, Great Western may not be able to continue sales at its current levels, its gross margins may decline or its past performance may not compare to Great Western's future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Great Western" and "Great Western's Business."

GREAT WESTERN MAY BE UNABLE TO SERVICE ITS DEBT OR TO INCUR ADDITIONAL DEBT TO FINANCE ITS OPERATIONS

    Following the Merger, Great Western will continue to have significant interest expense and principal repayment obligations. Moreover, Great Western is required to seek external sources of liquidity to support its operations, finance the acquisition and development of residential and recreational land inventory, finance a substantial percentage of its sales and satisfy its debt and other obligations. Great Western anticipates that it will continue to require external sources of liquidity to support its operations in the future. Great Western's ability to service or to refinance its indebtedness or to obtain additional financing depends on its future performance, which is subject to a number of factors, including Great Western's business, results of operations, leverage, financial condition and business prospects, the performance of its receivables, prevailing interest rates, general economic conditions and perceptions about the residential and recreational land industries. In the future, Great Western will be required to negotiate new credit facilities for the acquisition and development and the financing and sale of its mortgage loans of residential land properties. Great Western may not be able to obtain sufficient external sources of liquidity on attractive terms, or at all, to meet its capital needs. Great Western's existing credit facilities and its future facilities, if consummated, will include, among other things, various representations and warranties, conditions to funding, eligibility requirements for collateral, affirmative, negative and financial covenants and events of default. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Great Western--Liquidity and Capital Resources," "Great Western's Business--Great Western's Debt."

    Great Western's level of debt and debt service requirements will have several important effects on its future operations, including the following:

    - Great Western will have significant cash requirements to service debt, reducing funds available for operations and future business opportunities and increasing Great Western's vulnerability to adverse economic and industry conditions;

    - Great Western's leveraged position will increase its vulnerability to competitive pressures; and

    - Funds available for working capital, capital expenditures, acquisitions and general corporate purposes may be limited.

Great Western's historic and pro forma debt service was approximately $4.0 million for the 12 months ended December 31, 2000, and approximately $3.8 million for the nine months ended September 30, 2001.

GREAT WESTERN IS DEPENDENT UPON FUTURE ACQUISITIONS OF LAND INVENTORY THAT MAY BE DIFFICULT TO MAKE OR MAY BE MORE COSTLY THAN ANTICIPATED

    Great Western's strategy with respect to the growth of its business depends in large part on its continued ability to successfully acquire and develop new residential and recreational property. Great Western actively seeks land acquisition opportunities in the regular course of its business and is engaged in ongoing evaluations of and discussions regarding potential land acquisitions. Great Western completed 11 acquisitions from 1998 through 2000. Such land acquisitions involve numerous short-term and long-term risks, including diversion of management's attention and adverse consequences to cash flow until the acquired property is integrated and developed. In addition, Great Western may be required to comply with laws and regulations of jurisdictions that differ from those in which it currently operates and may face competitors with greater knowledge of such local markets. Great Western's land acquisition program could be adversely affected if Great Western is unable to identify and consummate suitable acquisitions, is unable to integrate acquisitions successfully into its operations or does not generate sufficient cash for future acquisitions from existing operations or through additional debt or equity financings.

    Because most of Great Western's acquisitions are of land assets only, the risk associated with its assets is limited primarily to the risks associated with the land. Such risks include undisclosed liabilities, potential claims against the seller for which indemnification will not be available (by virtue of caps or otherwise), uncertainty as to future financial results, the failure of the seller of a property or project to comply with applicable law in connection with such property or project or otherwise (including the risks of monetary liabilities and governmental liens and forfeiture), integrating distinct business operations and projects, the increased demands acquisitions place on management resources and other similar factors. If one or more of these risks materialize Great Western's land acquisitions may not be profitable.

GREAT WESTERN HAS BEEN INFORMED THAT ITS ACCOUNTANTS HAVE DISCOVERED WEAKNESSES IN GREAT WESTERN'S FINANCIAL CONTROLS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON GREAT WESTERN'S ABILITY TO PROVIDE RELIABLE FINANCIAL INFORMATION

    Great Western's independent certified public accountants reported to it that, in the course of audits of Great Western's financial statements for the two years ended December 31, 2000, they discovered various conditions that they believe constitute material weaknesses in the financial controls of Great Western but which did not cause them to modify their reports on such financial statements. These conditions consist of the following:

    - Lack of adequate segregation of duties;

    - Lack of adequate documentation of journal entry transactions;

    - Lack of adequate controls in the accounting software used by Great Western; and

    - Lack of formal documentation of filing and record retention procedures.

    Great Western is addressing these weaknesses in its financial controls. However, if Great Western is unable to remedy these weaknesses, such failure to do so may have a material adverse effect on Great Western's ability to provide reliable financial information.

GREAT WESTERN MAY BE UNABLE TO CONDUCT ITS DEVELOPMENT ACTIVITIES ON TERMS ACCEPTABLE TO IT AND MAY BE REQUIRED TO ABANDON CERTAIN OF ITS DEVELOPMENT ACTIVITIES

    Great Western's growth strategy involves certain inherent risks including the following:

    - Great Western may be required to make material capital expenditures to develop its residential and recreational land property inventory (Great Western estimates that the total cash required to complete preparation for the sale of its residential and recreational land property inventory as of September 15, 2001 was approximately $6.5 million);

    - Planned development may be delayed or abandoned and development and carrying costs may exceed those anticipated, possibly making the project uneconomical or unprofitable;

    - Great Western may experience a fluctuation in quarterly results due to an increase or decrease in the number of residential or recreational land projects subject to percentage of completion accounting that requires net profit on such projects to be recognized on a pro rata basis as development is completed;

    - The period between acquisition and sale of property may increase and Great Western may experience delays in bringing inventories to market, resulting in decreased revenue and increased interest expense and carrying charges; and

    - Inventories may decline in value due to changing market and economic conditions.

In addition, Great Western's construction activities typically are performed by third-party contractors, and, accordingly, the timing, quality and completion of such activities cannot be controlled by Great Western. Nevertheless, construction claims may be asserted against Great Western for construction defects and such claims may give rise to liabilities. New development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention. Development activities are also subject to risks relating to:

    - The inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations;

    - The ability of Great Western to coordinate construction activities with the process of obtaining such permits and authorizations; and

    - The ability of Great Western to obtain the financing necessary to complete the necessary acquisition, construction, and/or conversion work at its projects. In addition, certain states and local laws may impose liability on property developers with respect to construction defects discovered or repairs made by future owners of such property.

GREAT WESTERN BEARS THE RISKS ASSOCIATED WITH INCREASES IN INTEREST RATES, DELINQUENCIES AND DEFAULTS ON THE REPAYMENT OF LOANS BY BUYERS AND EARLIER THAN ANTICIPATED PREPAYMENT OF LOANS

    Great Western offers financing of up to 90% of the purchase price to all purchasers of its ranch land properties who qualify for such financing. These loans are collateralized by liens on the underlying property. As noted above, Great Western requires external sources of liquidity in order to offer financing to its customers. These loans generally are sold to third parties for approximately 85% to 100% of the principal balance of eligible loans. Great Western is required to replace loans that become delinquent or to pay down the amounts paid against such loans to remain within required ratios. Approximately $1.2 million of the loans that have been sold are outstanding. To date, Great Western has not experienced any defaults or delinquencies in connection with its customer financing activities. As of November 30, 2001, none of the ranch land receivables that were held by Great Western or by third parties under sales transactions where Great Western had a recourse liability were more than 30 days past due. Great Western's receivables generally bear interest at a fixed rate and its borrowings generally bear interest at a variable rate. Therefore Great Western bears the risk of increases in interest rates.

    General economic conditions have an impact on the ability of borrowers to repay loans. If the real estate market should experience an overall decline in values such that the outstanding balances of these loans are greater than the value of the mortgaged properties, the actual rates of delinquencies, foreclosures and losses could be materially higher. An increase in delinquency rates or defaults on Great Western's receivables could have a material adverse effect on Great Western's business, operating results and financial condition. Great Western may incur substantial costs and delays in connection with its servicing of receivables, including costs in foreclosing or realizing on its collateral and additional marketing and sales costs with respect to reacquired property. Should Great Western reacquire a property it may not be able to sell the reacquired property at a profit.

    All of Great Western's residential lot sales are to corporate customers, all of which are believed by Great Western to be in the top 25 builders in the city in which they operate based upon a variety of factors, including volume, credit worthiness, experience and reputation. Generally, these builders purchase lots under contracts that require the purchase of a specified minimum number of lots. The builders often rely upon their lines of credit to purchase the lots. A market contraction or credit contraction could cause the builders to be unable to honor their purchase commitments.

GREAT WESTERN IS HIGHLY DEPENDENT ON ITS KEY PERSONNEL, INCLUDING ITS PRESIDENT AND CHIEF EXECUTIVE OFFICER AND ITS BUSINESS PROSPECTS MAY SUFFER IF IT LOSES ONE OR MORE OF SUCH PERSONNEL

    Great Western's success depends to a significant extent upon the experience and abilities of Great Western's senior management, including the experience and abilities of its President and Chief Executive Officer, Jay N. Torok. The loss of the services of Mr. Torok or the loss of one or more other members of senior management could have a material adverse effect on Great Western and its business prospects. Great Western has entered into employment agreements with Mr. Torok and another member of senior management. Great Western's continued success is also dependent upon its ability to hire, train and retain qualified marketing, sales, development, acquisition, finance, management and administrative personnel. Such personnel are in substantial demand and the cost of attracting or retaining such key personnel could escalate over time. Therefore, Great Western may not be able to successfully attract and retain such personnel. See "Great Western's Business--Management."

GREAT WESTERN'S EARNINGS ARE SUBJECT TO VARIABLE QUARTERLY RESULTS

    Great Western's earnings may be impacted by, among other things, the timing of the completion of the acquisition and development of its residential and recreational land projects, a shortage of ready-for-sale inventory in its key market areas, inventory write-downs, levels of loan losses, and the potential impact of adverse weather and other natural disasters at Great Western's properties. In addition, Great Western is subject to any negative effect from adverse fluctuations in the market generally, the credit markets or local employment conditions that negatively impact Great Western's earnings.

THE COST OF COMPLIANCE WITH OR VIOLATION OF, GOVERNMENT REGULATIONS, INCLUDING ENVIRONMENTAL REGULATIONS, COULD BE SIGNIFICANT TO GREAT WESTERN

    Many of Great Western's projects are subject to extensive and complex federal, state and local regulation, and Great Western is required to comply with various federal, state and local environmental, zoning, land use, consumer protection, anti-fraud, labor, usury, truth-in-lending, equal opportunity, land sales, licensing and other laws and regulations which govern its operations. Existing or future regulations may have a material adverse impact on Great Western's operations by, among other things, imposing additional compliance costs, delaying the period in which projects are brought to market and limiting the interest rate which Great Western may charge to customers who utilize its financing. Great Western believes that it is in material compliance with all applicable laws and regulations to which it is currently subject. However, laws and regulations applicable to Great Western in any specific jurisdiction may be revised or other laws or regulations (including without limitation with respect to tax matters) may be adopted which could increase Great Western's cost of compliance or prevent Great Western from marketing or selling its residential and recreational land properties or conducting other operations in such jurisdictions or otherwise have a material adverse impact on Great Western's operations. The costs of future compliance may be significant. Any failure of Great Western to comply with applicable laws or regulations or any increase in the costs of compliance could have a material adverse effect on Great Western's business, operating results and financial condition.

GREAT WESTERN OPERATES IN A HIGHLY COMPETITIVE BUSINESS AND MAY NOT BE ABLE TO COMPETE AS EFFECTIVELY AS SOME OF ITS COMPETITORS

    Great Western believes it can effectively compete in its market areas. Great Western's future ability to locate, develop and sell attractive properties in the markets in which it wishes to operate or that the entrance of high profile and well-established operators into Great Western's market areas may have a material adverse effect on Great Western's operations. With respect to its real estate development operations, Great Western competes with builders and developers, and with respect to its finance operations, Great Western competes with banks, mortgage companies, other financial institutions and government agencies offering financing of real estate, which in each case may be more firmly established, have greater economic resources, more depth of management and operate in wider geographic markets.

NATURAL DISASTERS AND UNINSURED LOSS MAY IMPAIR GREAT WESTERN'S ABILITY TO SELL ITS PROPERTIES

    Certain of Great Western's residential and recreational land projects are located in areas that are susceptible to flooding, fire and violent rain storms. Great Western's properties could suffer damage as a result of wind, storms, floods and other natural disasters. Any such damage could impair Great Western's ability to sell its residential or recreational lots and to collect on outstanding notes receivable and adversely affect Great Western's business, operating results and financial condition.

    There are certain types of losses that are not generally insured because they are either uninsurable or not economically feasible to insure and for which Great Western does not have insurance coverage. Should an uninsured loss or a loss in excess of insured limits occur, Great Western could lose a significant percentage of its investment in any improvements at a particular project site, particularly at its residential development projects.

POSSIBLE ENVIRONMENTAL LIABILITIES MAY IMPAIR THE VALUE OR SALABILITY OF GREAT WESTERN'S PROPERTIES

    Under various federal, state and local laws, ordinances and regulations, a current or previous owner, manager or operator of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. Such laws often impose liability without regard to whether the owner, manager or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, a lender may be liable either to the government or to private parties for cleanup costs on property securing a loan, even if the lender does not cause or contribute to the contamination. Certain states impose a statutory lien for associated costs on property that is the subject of a cleanup action by the state on account of hazardous wastes or hazardous substances released or disposed of on the property. Such a lien will generally have priority over all subsequent liens on the property and, in certain of these states, will have priority over prior recorded liens including the lien of a mortgage or deed of trust. In addition, under federal environmental legislation and possibly under state law in a number of states, a secured party which takes a deed in lieu of foreclosure or acquires a mortgaged property at a foreclosure sale or otherwise is deemed an "owner" or "operator" of the property and may be liable for the full costs of cleaning up a contaminated site. Such costs could be substantial and are not limited to the value of property. Great Western believes that it is in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances.

                        RISK FACTORS RELATING TO QUEPASA

QUEPASA HAS INCURRED SUBSTANTIAL OPERATING LOSSES AND HAS RECEIVED A "GOING CONCERN" AUDIT OPINION

    quepasa's consolidated financial statements as of December 31, 2000 have been prepared on the assumption that it will continue as a going concern. KPMG LLP, quepasa's independent accountant, has issued a report dated May 8, 2001 (except as to the second paragraph of Note 10(a) and Note 16 to the consolidated financial statements, which are dated as of August 6, 2001) stating that quepasa has suffered recurring losses from operations, has an accumulated deficit, has not been able to successfully execute its business plan, and is considering liquidating the company, all of which raise substantial doubt about quepasa's ability to continue as a going concern.

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FAILURE TO COMPLETE THE MERGER COULD HAVE SUBSTANTIAL CONSEQUENCES TO QUEPASA

    quepasa's merger with Great Western can only be completed if quepasa and Great Western meet all the closing conditions set forth in the merger agreement, including, but not limited to, approval by quepasa's shareholders, as well as completion of required filings with the Securities and Exchange Commission. quepasa and Great Western may not be able to meet all the closing conditions set forth in the merger agreement. Regardless of whether an actual merger is consummated, quepasa has incurred and will continue to incur significant expenses negotiating and executing the merger agreement and attempting to comply with all the closing conditions. In light of quepasa's limited cash reserves and negative operating cash flow, if the merger fails to be completed quepasa may have no option other than to liquidate.

QUEPASA HAS FAILED TO EXECUTE ITS BUSINESS PLAN, IS NOT CURRENTLY GENERATING NEW REVENUE AND EXPECTS FUTURE LOSSES

    quepasa has never been profitable and has failed to execute its business plan or develop a revenue stream. quepasa has incurred losses and experienced negative operating cash flow for each month since its formation. As of September 30, 2001, quepasa had an accumulated deficit of approximately
$99.6 million. quepasa's operating history and the general downturn of the Internet market in which it operates its business makes predictions of quepasa's future results of operations difficult or impossible. In addition, because quepasa elected to substantially reduce its operations and terminate most of its employees, it is not currently generating any new revenue, nor does it have employees, equipment, or any plan in place which would allow it to begin generating any new revenue in the foreseeable future. The limited revenue quepasa does have will not cover its expenses in the foreseeable future and quepasa does not believe it will be able to raise additional capital or debt financing. As a result, quepasa will continue to incur significant losses and eventually may be required to liquidate if its proposed merger is not consummated.

QUEPASA HAS SUBSTANTIALLY REDUCED ITS OPERATIONS AND TERMINATED MOST OF ITS EMPLOYEES

    During the period from December 31, 2000 through March 31, 2001 quepasa substantially reduced the extent and scope of its operations. In order to conserve cash and limit the services and content it provides, quepasa terminated most of its strategic relationships with third-party content and service providers, suspended operations of the eTrato.com and credito.com websites, outsourced the hosting and administration of the quepasa.com website and sold substantially all of its furniture, computer and server equipment and office equipment. quepasa discontinued the use of its banner advertising software and sought a third-party outsourcer for its banner advertising sales and service, but has been unsuccessful in retaining such a third-party outsourcer. There are no current negotiations taking place with any potential outsourcers at this time and the prospect of obtaining future revenue from this kind of arrangement in the near future is doubtful. In addition, quepasa reduced its employee count from 20 to 3 professionals, as compared to 104 professionals as of March 31, 2000. As a result of these events, quepasa is currently receiving no new revenue from its website operations.

COMPETITION FOR INTERNET USERS MAY LIMIT TRAFFIC ON, AND THE VALUE OF, QUEPASA'S WEBSITE

    The market for Internet products and services and the market for Internet advertising and electronic commerce arrangements are extremely competitive, and quepasa expects that competition will continue to intensify for the limited number of customers in its market. There are many companies that provide websites and online destinations targeted to Spanish-language Internet users. Competition for visitors and advertisers is intense and is expected to increase significantly in the future because there are no substantial barriers to entry in quepasa's market. quepasa believes that the principal competitive factors in these markets are name recognition, distribution arrangements, functionality, performance, ease of use, the number of services and features provided and the quality of support.

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quepasa's primary competitors are other companies providing portal or other online services, especially to Spanish-language Internet users such as StarMedia, Terra Lycos, El Sitio, Yahoo! Espanol, America Online Latin America, MSN and Univision online. Most of quepasa's competitors, as well as a number of potential new competitors, have significantly greater financial, technical and marketing resources than quepasa. quepasa's competitors may offer Internet products and services that are superior to quepasa's or that achieve greater market acceptance.

QUEPASA WILL BE ADVERSELY AFFECTED IF THE INTERNET DOES NOT BECOME WIDELY ACCEPTED AS A MEDIUM FOR ADVERTISING

    For its website to have value, quepasa must be able to generate revenue from the sale of advertising. Many advertisers have not devoted a substantial portion of their advertising expenditures to web-based advertising, and may not find web-based advertising to be effective for promoting their products and services as compared to traditional print and broadcast media.

    No standards have yet been widely accepted for the measurement of the effectiveness of web-based advertising. Such standards may not be developed or adopted sufficiently to sustain web-based advertising as a significant advertising medium. Similarly banner advertising, the predominant revenue producing mode of advertising currently used on the web, may be accepted as an effective advertising medium. Software programs are available that limit or remove advertisements from an Internet user's desktop. This software, if generally adopted by users, may materially and adversely affect web-based advertising and the value of quepasa's website.

SYSTEM FAILURE COULD DISRUPT QUEPASA'S WEBSITE OPERATIONS

    quepasa may, from time to time, experience interruptions in the transmission of its website due to several factors including hardware and operating system failures. Because the value of quepasa's website depends on the number of users of its network, quepasa will be adversely affected if it experience frequent or long system delays or interruptions. If delays or interruptions continue to occur, quepasa's users could perceive quepasa's network to be unreliable, traffic on its website could deteriorate and its brand could be adversely affected. Any failure on quepasa's part to minimize or prevent capacity constraints or system interruptions could have an adverse effect on quepasa's brand.

QUEPASA'S WEBSITE MAY BE LIMITED BY GOVERNMENTAL REGULATION

    Government regulations have not materially restricted use of the Internet in quepasa's markets to date. However, the legal and regulatory environment related to the Internet remains relatively undeveloped and may change. New laws and regulations could be adopted, and existing laws and regulations could be applied to the Internet and, in particular, to e-commerce. In addition, new laws and regulations may be adopted with respect to the Internet covering, among other things, sales and other taxes, user privacy, pricing controls, characteristics and quality of products and services, consumer protection, cross-border commerce, libel and defamation, intellectual property matters and other claims based on the nature and content of Internet materials. Any laws or regulations adopted in the future affecting the Internet could subject quepasa to substantial liability. Such laws or regulations could also adversely affect the growth of the Internet generally, and decrease the acceptance of the Internet as a communications and commercial medium. In addition, the growing use of the Internet has burdened the existing telecommunications infrastructure. Areas with high Internet use relative to the existing telecommunications structure have experienced interruptions in phone service leading local telephone carriers to petition regulators to govern Internet service providers and impose access fees on them. Such regulations, if adopted in the U.S. or other places, could increase significantly the costs of communicating over the Internet, which could in turn decrease the value of quepasa's website. The adoption of various proposals to impose additional taxes on the sale of goods and services through the Internet could also reduce the demand for web-based commerce.

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QUEPASA MAY FACE LIABILITY FOR INFORMATION CONTENT AND COMMERCE-RELATED
ACTIVITIES

    Because materials may be downloaded by the services that quepasa operates or facilitates and the materials may subsequently be distributed to others, quepasa could face claims for errors, defamation, negligence, or copyright or trademark infringement based on the nature and content of such materials. Even to the extent that claims made against quepasa do not result in liability, quepasa may incur substantial costs in investigating and defending such claims.

    Although quepasa carries general liability insurance, its insurance may not cover all potential claims to which it is exposed or may not be adequate to indemnify quepasa for all liabilities that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on quepasa's financial condition, results of operations and liquidity. In addition, the increased attention focused on liability issues as a result of these lawsuits and legislative proposals could impact the overall growth of Internet use.

QUEPASA'S STOCK PRICE IS HIGHLY VOLATILE

    In the past, quepasa's common stock has traded at volatile prices. quepasa believes that the market prices of its common stock will continue to be subject to significant fluctuations due to various factors and events that may or may not be related to quepasa's performance. quepasa's common stock is no longer traded on the Nasdaq National Market but is traded on the Pink Sheets. This may make it more difficult to buy or sell quepasa common stock. In addition, quepasa's shareholders could find it difficult or impossible to sell their stock or to determine the value of their stock.

                CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

    This proxy statement/prospectus and the information incorporated by reference may include "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Each of quepasa and Great Western intends the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. Great Western's operating plans for quepasa following the merger, and the outcome of any contingencies are forward-looking statements. These statements can sometimes be identified by the use of forward-looking words such as "may," "believe," "plan," "will," "anticipate," "estimate," "expect," "intend" and other phrases of similar meaning. Known and unknown risks, uncertainties and other factors could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions.

    Although each of quepasa and Great Western believes that its expectations expressed in these forward-looking statements are reasonable, neither can promise that its expectations will turn out to be correct. The actual results of either corporation could be materially different from these expectations, including, without limitations, the possibility that the merger may not be consummated, risks associated with real estate development, and those factors set forth in quepasa's documents filed with the Securities and Exchange Commission.

    This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included elsewhere in this proxy statement/prospectus. These factors are not intended to represent a complete list of all risks and uncertainties inherent in the businesses conducted by quepasa and Great Western, and should be read in conjunction with the more detailed cautionary statements included in this proxy statement/prospectus under the caption "Risk Factors."


    The provisions of Section 27A of the Securities Act and Section 21E of the Exchange Act apply only to forward looking statements made by an issuer who at the time that the statement is made is a reporting company. Great Western will not be a reporting company until the merger is completed.

                           THE QUEPASA ANNUAL MEETING

TIME, DATE, PLACE AND RECORD DATE


    quepasa's annual meeting of shareholders will be held on February 28, 2002, at Glen Eagles, 3700 North Carson Street, Carson City, Nevada, commencing at 10:00 a.m. local time. Holders of record of quepasa's common stock on the close of business on January 7, 2002, are entitled to notice of and to vote at the annual meeting. On the record date, quepasa had 17,163,291 shares of common stock outstanding and entitled to vote.


VOTING AT THE ANNUAL MEETING

    Each shareholder on the record date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy at the meeting.

    A quorum is necessary to hold a vote on the proposals presented at the quepasa annual meeting. The presence in person or by proxy of the holders of record of a majority of the voting power of the outstanding shares of quepasa voting stock is necessary for there to be a quorum for purposes of voting on the merger agreement.

    "Abstentions" and "broker non-votes" will be counted as present for purposes of determining whether there is a quorum for the transaction of business. An abstention is a vote that is withheld by a shareholder who is present and entitled to vote at the meeting. A broker non-vote occurs when shares held by a broker for a customer are not voted because the broker does not receive instructions from the customer or because the broker does not have discretionary voting power with respect to the proposal under considerations.

    Once a quorum is present for purposes of the quepasa annual meeting, the affirmative vote of a majority of the votes present at the meeting is required to approve the merger agreement, the reverse stock split and the authorization for the board of directors of quepasa to pursue the liquidation and dissolution of quepasa in the event the merger is not consummated and, if necessary, the affirmative vote by a plurality of the shares present and entitled to vote at the meeting is required to elect directors. Abstentions and broker non-votes will have the same effect as votes against the approval of the merger agreement, the reverse stock split and the authorization for the board of directors of quepasa to pursue the liquidation and dissolution of quepasa in the event the merger is not consummated.

    quepasa will appoint one or more inspectors, who may be employees of quepasa, to determine, among other things, the number of shares of quepasa voting stock represented at the annual meeting and the validity of the proxies submitted for voting at the meeting. quepasa has retained Corporate Stock Transfer, Inc. as its transfer agent and as proxy tabulator to assist the inspectors in the performance of their duties. Corporate Stock Transfer can be reached at (303) 282-4800, facsimile no. (303) 777-3094, Attention: Carylyn Bell.

PROXIES

    All shares of common stock represented at the meeting by properly executed proxies received prior to or at the meeting (or any adjournment or postponement thereof), and not duly and timely revoked, will be voted at the meeting in accordance with the choices marked by the shareholders. If no instructions are indicated, or if the proxy is left blank as to choice, the shares will be voted for approval of each of the proposals.

    In the event that there is a motion to adjourn or postpone the annual meeting to another time or place (including for the purpose of soliciting additional votes in favor of the approval of the merger agreement), then
(a) proxies of holders of quepasa voting stock who vote in favor of approval of the

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merger agreement and proxies of holders of quepasa voting stock that contain no voting instructions will be voted in favor of the motion to adjourn or postpone the annual meeting, (b) proxies of holders of quepasa voting stock who vote against the approval of the merger agreement will be voted against the motion to adjourn or postpone the annual meeting, and (c) proxies of holders of quepasa voting stock who abstain from voting on the approval of the merger agreement will abstain on the vote on adjournment or postponement, which will have no effect on a vote regarding adjournment or postponement.

    The board of directors of quepasa is not aware of any matters other than the proxy proposals to be presented at the meeting. If other matters properly come before the meeting, the persons designated in the proxy intend to vote the shares represented thereby in accordance with their best judgment.

    Any proxy may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by submitting a written revocation to the Corporate Secretary of quepasa, by returning a subsequently dated proxy card to the proxy tabulator or to the Corporate Secretary of quepasa, or by voting in person at the annual meeting. Attendance at the annual meeting will not in and of itself revoke a proxy card.

    The proxies being solicited hereby are being solicited by quepasa's board of directors. The cost of soliciting proxies in the enclosed form will be borne by quepasa. quepasa has retained Morrow & Co., Inc., 445 Park Avenue, New York, NY 10022, to aid in its solicitation. For these services, quepasa will pay
Morrow & Co. a base fee of $7,500, plus $5.00 per shareholder solicited and any out of pocket disbursements and expenses incurred by Morrow & Co. on quepasa's behalf. Officers and employees of quepasa and Great Western may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or email. quepasa will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock. quepasa will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons. quepasa may reimburse such persons for reasonable out-of-pocket expenses they incur in doing so.

                       PROPOSAL 1. ELECTION OF DIRECTORS

    The board of directors of quepasa currently consists of five directors. The term of each director expires at the annual meeting. The board of directors of quepasa proposes that the five nominees described below, all of whom are currently serving as directors, be elected for a term of one year and until their successors are duly elected and qualified. The directors elected at the annual meeting will serve as members of the quepasa board of directors immediately following the election. If the merger is approved, the directors elected at the annual meeting shall resign as of the closing of the merger. Under the terms of the merger agreement, in the event the merger is approved, Gary L. Trujillo and L. William Seidman will be appointed to the Great Western board of directors.

    Each of the nominees has consented to serve a one-year term in the event the merger is not approved. If any of them should become unavailable to serve as a director, the board of directors may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the board of directors.

    The directors standing for election are:

    GARY L. TRUJILLO. Mr. Trujillo, 40, joined quepasa in April 1999 as President and a director and was appointed Chairman, Chief Executive Officer and President in June 1999. In October 2001, Mr. Trujillo agreed to terminate his employment agreement with quepasa. Mr. Trujillo remains Chairman and a director of quepasa. In 1990, Mr. Trujillo founded Southwest Harvard Group, a Hispanic-owned and operated business consulting firm and served as its Chief Executive Officer and

President from inception until April 1999. From April 1999 until the present, he has served as Chairman of Southwest Harvard Group. Mr. Trujillo is a director of Southwest Harvard Group, Blue Cross and Blue Shield of Arizona, Wells Fargo & Co., Arizona (Advisory Board), The Arizona Community Foundation and South Mountain Community College ACE Entrepreneur Program. Mr. Trujillo is a member of the Greater Phoenix Leadership and The Young Presidents Organization. In 1998, Mr. Trujillo received the Individual Business Minority Advocate Award and was voted by Arizona Business Journal as one of the most influential members of the Arizona Hispanic business community. Mr. Trujillo started his career as an investment banker with Salomon Brothers, Inc. in New York City. Mr. Trujillo holds a B.S. degree in Accounting from Arizona State University and an M.B.A. degree from Harvard Business School.

    L. WILLIAM SEIDMAN. Mr. Seidman, 80, joined quepasa as a director in June 1999. He is the Chief Business Commentator on cable network's CNBC-TV, the publisher of Bank Director magazine and the founder of Board Member magazine. Since 1991, he has consulted with numerous organizations, including Deposit Corporation of Japan, Tiger Management, J.P. Morgan, Inc., The World Bank, BDO Seidman, Nippon Credit Bank of Japan and The Capital Group. He is currently a member of the Board of Directors of Fiserv. Inc., Intelidata, Inc., and Clark Bardes. From 1985 to 1991, he served as the fourteenth chairman of the Federal Deposit Insurance Corporation (FDIC). Mr. Seidman became the first chairman of the Resolution Trust Corporation in 1989 and served as such until 1991. While at the Resolution Trust Corporation, he supervised the creation of an 8,000 person agency handling over $500 billion in assets from failed Savings and Loans. Prior to serving as Chairman of the FDIC, he was Dean of the College of Business at Arizona State University, Tempe, Arizona, one of America's largest business colleges.

    Mr. Seidman served under President Gerald Ford as Assistant for Economic Affairs from 1974 to 1977 and under President Ronald Reagan as co-chair of the White House Conference on Productivity from 1983 to 1984. Mr. Seidman was Vice-Chairman and Chief Financial Officer of Phelps Dodge Corporation from 1977 to 1982. He was a director of Phelps Dodge Corporation, The Conference Board and United Bancorp of Arizona. In the 1960s, Mr. Seidman founded Sumercom, a TV, radio and newspaper company, where he was Chief Executive Officer until 1974, when the company was sold. Mr. Seidman was managing partner of Seidman and Seidman, certified public accountants (now BDO Seidman), from 1968 to 1974. Under his management, the firm expanded from a small family enterprise to become one of the largest public accounting firms in the nation. Mr. Seidman also served as chairman (1970) and director of the Detroit Bank of the Federal Reserve Bank of Chicago from 1966 to 1970. Mr. Seidman holds an A.B. degree from Dartmouth (Phi Beta Kappa) and an LL.B. degree from Harvard Law School, and is an honors graduate with an MBA degree from the University of Michigan.

    JERRY J. COLANGELO. Mr. Colangelo, 61, joined quepasa as a director in April 1999. He has served as the President and Chief Executive Officer of the Phoenix Suns professional basketball team since 1987 and was the Suns' General Manager from 1968 to 1987. He has also served as Chief Financial Officer and Managing General Partner of the Arizona Diamondbacks professional baseball team since 1995. Mr. Colangelo is a director of US West, Inc. and Stratford American Corporation, a holding company for real estate property.

    LOUIS OLIVAS. Mr. Olivas, 54, joined quepasa as a director in June 1999. He has been employed by Arizona State University since 1979, first as Arizona State's assistant director for the Center for Executive Development and then as the Center's director from 1982 to 1986. He is a tenured associate professor in the Management Department, College of Business. He has published nearly 50 articles in the fields of personnel, management, training and small business operations. Dr. Olivas has served on numerous national boards and commissions, including Chairman of the Hispanic Caucus and the American Association for Higher Education and Dean of the National Hispanic Corporate Council Institute. For the past eleven years, Dr. Olivas has also served as the assistant vice president for academic affairs at Arizona State. Previously he served as the director of Executive Development and Education for Western Savings and Loan Association, director of Employee Development for the City of Phoenix, and as a consultant, instructor and developer of various executive development programs involving Fortune 500 companies.

    JOSE MARIA FIGUERES. Mr. Figueres, 44, joined quepasa as a director in May 1999. He served as the elected President of Costa Rica from 1994 to 1998, and has served as Managing Director of the Centre for Global Agenda at the World Economic Forum since August 2000. Between 1998 and August 2000, he served as president of the Costa Rican Foundation for Sustainable Development. He also serves in executive positions with numerous charities in Costa Rica and elsewhere. Mr. Figueres studied industrial engineering at the United States Military Academy at West Point and earned a Masters degree in Public Administration from Harvard University.

    The quepasa board of directors recommends the election of these individuals to the quepasa board of directors. The nominees must be elected by a plurality of the shares of quepasa common stock present and entitled to vote at the annual meeting.

                       PROPOSAL 2. APPROVAL OF THE MERGER

    The following information describes the material aspects of the merger and the merger agreement. This description does not purport to be complete and is qualified in its entirety by reference to the exhibits hereto, including the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and is incorporated herein by reference. You are urged to read Appendix A in its entirety.

BACKGROUND OF AND REASONS FOR THE MERGER

    quepasa's initial public offering closed in June 1999. quepasa's business plan at that time required substantial additional capital. In early 2000, when investment into the capital markets and the Internet sector in particular were beginning to decline sharply, quepasa's board of directors directed quepasa's management to begin reducing spending in order to ensure the longevity of the company. quepasa believes that it was one of the first Internet sector companies to proactively cut expenses at this early stage of market decline. As a result of this directive, in March 2000 management proposed a revised budget for the year 2000 that reduced operating expenses by approximately 45%. quepasa's board also directed management to evaluate all alternatives available to bring the highest value to the shareholders.

    Management developed a plan for employee layoffs in stages, and in May 2000, one-third of quepasa's 101 employees (already reduced from 110 earlier in 2000) were terminated. During the period from May through December 2000, quepasa continued to reduce cash operating expenses.

    Also in May 2000, quepasa announced that Friedman, Billings had been retained to seek strategic alternatives for the company, including a sale of part or substantially all of quepasa's business. Friedman, Billings made a detailed presentation to the board of directors at its May 4, 2000 meeting. The presentation included potential parties for a merger, acquisition of quepasa or significant investment in quepasa.

    Also in May, Friedman, Billings completed a confidential memorandum that described quepasa and each of its subsidiaries. Friedman, Billings immediately began actively contacting companies about a merger or sale transaction, and the memorandum was distributed to many of the companies expressing an interest in a transaction. Friedman, Billings had discussions with over 75 companies. These companies ranged from very large, publicly-traded and non-publicly traded diversified companies to small, privately-held, start-up companies. Friedman, Billings contacted numerous technology companies, including: large internet service providers and content providers and companies that competed against quepasa in the Hispanic-focused internet portal sector. Other large companies that

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were contacted included: diversified media companies, print media companies, radio media companies, Spanish-speaking television companies and English-speaking television companies, entertainment companies, beverage companies, consumer products companies, fast food conglomerates, automobile manufacturers and their captive finance companies, and domestic and international bank holding companies. Friedman, Billings contacted companies in the United States, South America, Europe and Asia.

    During the first two weeks of May 2000, Friedman, Billings met with four of the parties that expressed interest in a transaction. Company A was a mature, private company in the Hispanic television broadcast industry. Company A expressed interest in a transaction, but did not have sufficient cash available for a cash transaction and did not believe that its shareholders would agree to a stock transaction. Company B was a Spanish-language website and portal whose initial public offering was cancelled in early May because of poor market conditions. Because both quepasa and Company B required additional capital to continue in business, no viable transaction could be arranged between them. Company C was a private Hispanic-focused website and portal owned by large companies with significant assets. Company C was in the process of an initial public offering at this time. Company C expressed strong interest in a transaction with quepasa at first; however, it was unable to proceed until its public offering was completed. Company D was a public Hispanic-focused Internet media company. Company D also expressed strong interest in a transaction with quepasa; however its stock price was declining and its financial condition precluded a transaction with quepasa.

    Throughout the summer, Friedman, Billings and quepasa's management met with many of the companies that had expressed an interest in quepasa. Several of these companies conducted extensive legal, financial and business due diligence on quepasa and its subsidiaries. The general decline in stock prices, particularly in the Internet sector, during the summer of 2000, resulted in an increasing number of Internet companies seeking a strategic transaction. At the same time, the uncertainty in the financial markets and the continuing decline in the market value of Internet companies, led many potential acquirors to defer acquisition decisions.

    In late August, three companies had shown significant interest in acquiring quepasa. Company C, first approached in May, had continued to express interest in a transaction. Company E was a public Internet service provider operating on a national level. Company F was a public telecommunications and media company. In addition, Company G, a South American online service and Internet service provider, expressed interest in a transaction in late August.

    Company F submitted a draft memorandum of understanding describing the terms of an acquisition of quepasa by Company F for Company F's stock. quepasa management met extensively with Company E and Company F. At the end of August, Company F was the only company to have submitted a transaction proposal in writing. Company E continued to express interest but was uncertain internally on the direction of its investment strategy for the U.S. Hispanic community. quepasa's board authorized management to negotiate the memorandum of understanding with Company F while Friedman, Billings continued to negotiate with the other interested companies to determine if any of them would submit a written transaction proposal.

    On September 1, 2000, quepasa's board met to review the status of negotiations with Companies C, E, F and G. Company G was no longer interested in pursuing a transaction. While Companies C and E continued to express interest in a transaction, they were not prepared to make a proposal. Negotiations with Company F had continued, although the memorandum of understanding had not been finalized. The proposed transaction was a merger in which case each quepasa share would be exchanged for shares of Company F's stock with a market value of $1.30. quepasa's board directed management to continue to negotiate with Company F and to enter into a definitive merger agreement by September 30, 2000.

    quepasa and Company F each conducted extensive legal, financial and business due diligence during September, and a definitive merger agreement was prepared. Near the end of September, Company F management informed quepasa that it would not be able to sign the agreement by September 30 because it had not completed renegotiating a significant portion of its debt, and its board could not approve the quepasa acquisition until this was completed. On October 27, 2000, Company F informed quepasa that its board of directors had approved the acquisition of quepasa at a 30% premium over quepasa's then current share price, with the acquisition structured as an all stock transaction with a $1.0 million break-up fee. quepasa and its legal, accounting and financial advisors worked with Company F's management and advisors to finalize the merger agreement and to complete their respective due diligence reviews. On November 9, 2000, Company F informed quepasa that it had decided not to move forward with the transaction, due in part to Company F's sharply declining stock price.


    At the direction of the board, management then began an analysis of quepasa's liquidation alternatives. On November 15, 2000, quepasa reduced its staff from 58 to 19 to further reduce the company's operating expenses and provide additional time to evaluate future opportunities for the business as alternatives to liquidation. Beginning in September 2000, Friedman, Billings commenced an independent effort to sell quepasa's three subsidiaries, as Company F did not want to acquire those businesses. These efforts continued, but did not result in any proposals.

    During the two weeks following Company F's termination of negotiations, two companies expressed interest in an acquisition of quepasa for the first time. Company H, a public company with a Hispanic website and portal, submitted a letter of intent and met for two days with management and Friedman, Billings, but ultimately chose not to proceed with a transaction. After an initial meeting, Company I, a public company that owns radio stations in the United States and two Hispanic websites, did not pursue its interest in quepasa.

    On December 27, 2000, quepasa announced in a press release and through its website that its board had approved the development of a plan of liquidation and sale of its assets in the event that no strategic transaction could be achieved. In January 2001, quepasa announced a process whereby bids were to be submitted by January 30, 2001 for any assets of quepasa. Friedman, Billings assisted in the solicitation and evaluation of bids. In January and February of 2001, several parties expressed interest in acquiring quepasa for the first time, one of which was Great Western.

    On February 27, 2001, the board reviewed with management and Friedman, Billings all of the proposals that had been received. Other than Great Western, the companies interested in a combination with quepasa were small or thinly-capitalized private companies that were operating at a loss and had limited opportunities to raise capital in the current market. After reviewing the proposals, on February 27, 2001 the board directed management to continue negotiations with Great Western, as it was considerably more financially sound than the other interested parties.

    Friedman, Billings and quepasa's management and legal counsel met with Great Western's management and legal counsel over the next several weeks to structure a transaction, conduct due diligence and begin negotiation of the merger agreement. Great Western engaged Grant Thornton LLP as its independent auditors. Because Great Western is a private company whose operations were historically held in separate limited liability companies, considerable effort was required to prepare financial statements in accordance with generally accepted accounting principles and to complete audits of those financial statements. Great Western also agreed to obtain third-party appraisals of its two ranch properties.

    All of quepasa's office furniture and equipment, including its internal computer and server equipment, were sold in the first quarter of 2001. Also in the first quarter of 2001, the hosting and administration of the quepasa.com and realestateespanol.com websites were outsourced. No interest had been expressed in acquiring the credito.com and eTrato.com websites, and to conserve cash their operations were suspended in the first quarter of 2001. quepasa's workforce was reduced to three employees and one contractor.

    In mid-April, due diligence and negotiation of the merger agreement with Great Western were substantially completed. Several additional inquiries about acquiring quepasa were received in March and April, but none of them were determined to be financially viable. quepasa's board continued to believe that the Great Western merger was the most favorable transaction for the shareholders, but did not want to sign the merger agreement until the audited financial statements and appraisals were delivered by Great Western.

    On April 17, 2001, quepasa announced that it had reached an agreement in principal for the merger. The announcement briefly described the terms of the transaction and Great Western's business, but did not identify Great Western.

    On April 27, 2001, Company J, a privately owned furniture manufacturer and retail marketer, submitted a proposal for a merger with quepasa. This proposal required that quepasa have a minimum amount of cash at closing that was several million dollars higher than could realistically be expected. Company J was operating at a loss, and the proposal did not show that the combined company could become profitable without additional equity investment. On June 7, 2001, Company J informed quepasa that quepasa's minimum cash requirement was negotiable. On June 21, 2001 Michael Weck, who had become a quepasa director in March, 2001, resigned as a director because he was acting as a financial advisor to Company J and wished to avoid any conflicts of interest. In the first week of July 2001, Friedman, Billings and quepasa management met with Mr. Weck and representatives of Company J. Company J provided additional financial information to quepasa on July 17, 2001. Company J proposed a stock merger whereby quepasa's shareholders would own approximately 40% of the combined companies. Financial statements provided by Company J showed an operating loss of $573,000 in the year ended at June 30, 2001 and $1.9 million of accounts payable on that date. Company J's stockholders equity consisted principally of $1.3 million of preferred stock held by an insider. Friedman, Billings and quepasa's counsel informed Company J's representatives that quepasa had significant concerns about the ultimate profitability of a combination with Company J, particularly if no additional equity investments were made. Company J's proposal did not contain any commitment or specific plan for additional equity financing. Shortly thereafter Mr. Weck informed Friedman, Billings that he was no longer advising Company J.

    On July 21, 2001, Friedman, Billings made detailed presentations of the transaction negotiated to date with Great Western and Company J's proposal to quepasa's board. Great Western's audited financial statements for 1999 and 2000 had been delivered to quepasa and the audits were complete for those years. An extended discussion of the two transactions was held. Following this discussion, the board approved the merger with Great Western and determined to recommend it to quepasa's shareholders. The factors considered by quepasa included:

    - The need for additional capital in the Company J transaction;

    - The additional expense and time required to conduct due diligence and negotiate a merger agreement with Company J;

    - Company J had not conducted due diligence on quepasa yet and could terminate negotiations with quepasa at any time; and

    - quepasa's alternatives if it terminated negotiations with Great Western and was unable to complete a transaction with Company J.

    On August 6, 2001, Great Western and quepasa executed the merger agreement and publicly announced the agreement to merge the following day.

RECOMMENDATION OF QUEPASA'S BOARD OF DIRECTORS

    The board of directors of quepasa believes that the merger is in the best interests of quepasa's shareholders, has unanimously approved the merger agreement and recommends that quepasa's shareholders vote "FOR" approval of the merger agreement.

    In reaching its conclusions, quepasa's board of directors considered:

    - A wide range of alternative transactions and options, none of which were as attractive as the merger;

    - quepasa's current financial position, historical financial performance, business operations and prospects, which the board of directors believed could be improved as a result of the merger;

    - The terms and conditions of the merger agreement, which were fair to quepasa and in the best interest of its shareholders;

    - The track record and potential for expansion of Great Western's business, which were favorable;

    - The experience and reputation of Great Western and its management and shareholder, which were impressive and which would be valuable assets to quepasa following the merger;

    - The recommendation of quepasa's management with respect to the merger, which was based on significant due diligence and was in favor of the merger;

    - The effect of the merger on quepasa's shareholder value, which would be accretive; and

    - The opinion of quepasa's financial advisor that the consideration to be received by quepasa's shareholders in the merger is fair from a financial point of view, which provided independent support for the merger.

    The quepasa board of directors considered Great Western's lack of history of operating as a public company and preparing audited financial statements in accordance with generally accepted accounting principles as potential factors for not approving the merger. The board concluded that Great Western's engagement of Grant Thornton as its auditors and quepasa's ability to designate two of Great Western's directors provides adequate safeguards to address this lack of experience.

OPINION OF FINANCIAL ADVISOR

    Friedman, Billings, Ramsey & Co., Inc. was retained by quepasa in December 1999 to act as its financial advisor in connection with quepasa's potential sale of all or substantially all of the assets and liabilities or capital of quepasa. Friedman, Billings delivered its written opinion to quepasa's board of directors to the effect that as of October 12, 2001, the proposed consideration to be received by the holders of quepasa common stock pursuant to the merger agreement was fair, from a financial point of view, to quepasa's shareholders.

    The full text of the Friedman, Billings opinion, which sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken, is attached as Appendix B to this proxy statement/prospectus and is incorporated herein by reference. The description of the Friedman, Billings opinion set forth herein is qualified in its entirety by reference to Appendix B. quepasa's shareholders are urged to read the Friedman, Billings opinion in its entirety. Friedman Billings' opinion is addressed only to quepasa's board of directors and directed only to the consideration to be received in the merger by the holders of quepasa's common stock and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the annual meeting.

    Friedman, Billings is a nationally recognized investment banking firm and was selected by quepasa based on the firm's reputation and experience in investment banking in general, its recognized expertise in the valuation of businesses and because of its familiarity with quepasa. quepasa's board of directors and management researched and interviewed several investment banking firms before selecting Friedman, Billings. Friedman, Billings, as part of its investment banking business, is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    In connection with rendering its opinion, Friedman, Billings, has among other things, completed the following tasks: (a) reviewed the merger agreement;
(b) reviewed publicly available information concerning quepasa that it believes to be relevant to its analysis, including the quepasa annual report on form 10-K for the fiscal year ended December 31, 1999, as amended on May 18, 2001, and annual report on form 10-K for the fiscal year ended December 31, 2000, as filed on September 20 2001; (c) reviewed quepasa's unaudited, quarterly financial statements contained in quepasa's quarterly reports on form 10-Q for the three months ended March 31, 2000, June 30, 2000 and September 30, 2000, all as amended on August 15, 2001,and quarterly reports on form 10-Q for the three months ended March 31, 2001 and June 30, 2001, as filed on September 21, 2001 and September 24, 2001, respectively; (d) reviewed estimated expenses and cash flow projections through October 31, 2001 prepared by quepasa's managment;
(e) discussed the financial condition, future cash flow position and business prospects of quepasa with quepasa's management and quepasa's board of directors;
(f) discussed the reasonableness of quepasa's remaining legal obligations with quepasa's management, the quepasa board of directors and committees of quepasa's board of directors and, with the board's consent, have relied upon their conclusion that such expenses are reasonable, including the resolution of quepasa's leased office space and management contracts; (g) reviewed the trading history of quepasa's common stock from June 24, 1999 through October 11, 2001 and the trading history of other companies that Friedman, Billings deemed relevant over the same period; (h) contacted potential merger partners beginning in May 2000 through July 2001 to discuss the sale of quepasa and reviewed the results of its efforts to solicit indications of interest from third parties with respect to a purchase of quepasa with the management of quepasa and the quepasa board of directors; (i) reviewed a possible liquidation of quepasa, including the cash that would be distributed to the shareholders in connection with such liquidation; (j) reviewed and analyzed the merger agreement and the specific terms of the merger; (k) reviewed appraisals of properties owned by Great Western conducted by independent appraisal firms and a report by another independent appraisal firm delivered to quepasa which opines on the completeness of the appraisals, the reasonableness of the methodology utilized in the appraisals and the value conclusions outlined in the appraisals, including an opinion that a value indication in the range of $5.0 million is appropriate for Great Western's Willow Springs ranch; (l) had discussions with the management of Great Western and quepasa concerning the business, operations, assets, financial condition and prospects of Great Western; (m) reviewed audited financial and operating information with respect to the business, operations and prospects of Great Western for the fiscal years ended December 31, 1999 and 2000 and the unaudited financial results for the three and six months ended March 31, 2001 and June 30, 2001, respectively; and (n) performed such other analyses and reviewed and analyzed such other information as Friedman, Billings deemed appropriate.

    In connection with rendering its opinion, Friedman, Billings assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information reviewed by and discussed with it, and did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of Great Western or quepasa or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant, on the analyses and estimates of Great Western and quepasa). Friedman, Billings also assumed that there has been no material change in Great Western's or quepasa's assets, financial condition, results of operations, business or prospects since the date of the last financial statements noted above.


    quepasa provided Friedman, Billings and Great Western with estimated expenses and cash flow projections through October 31, 2001 to assist Friedman, Billings with rendering its opinion. The forecasts and projections furnished were prepared by the management of quepasa. As a matter of policy, quepasa does not publicly disclose internal management forecasts, projections or estimates of the type furnished to Friedman, Billings in connection with its analysis of the merger, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management including, without limitation, general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates.


    Friedman, Billings' opinion was necessarily based upon economic, market, financial, and other conditions as they existed and could be evaluated as of the date of its opinion. Events occurring after the date of the opinion could materially affect the assumptions used in preparing such opinion and Friedman, Billings assumed no responsibility to update or revise its opinion based upon events or circumstances occurring after the date of its opinion. Friedman, Billings was not requested to consider, and its opinion does not in any manner address, the prices at which quepasa's common stock would trade following either the announcement or consummation of the merger.

    No limitations were imposed on and no instructions were furnished to Friedman, Billings by the quepasa board with respect to the investigation made or procedures followed by Friedman, Billings in rendering the opinion. In connection with rendering its fairness opinion to the quepasa board of directors, Friedman, Billings performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Friedman, Billings, but does not purport to be a complete description of Friedman, Billings' analyses or presentations to the quepasa board of directors. Friedman, Billings believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. Any estimates contained in Friedman, Billings' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold.

    PRO FORMA MERGER ANALYSIS.

    Friedman, Billings made adjustments to quepasa's June 30, 2001 cash position, based upon cash flow projections provided by quepasa's management, to reflect the payoff of all liabilities and obligations between June 30, 2001 and the date the merger is expected to close. These adjustments had a significant impact on the equity of quepasa. The resulting book value per share and tangible book value per share for quepasa was $0.16 and $0.16, respectively. Friedman, Billings then performed pro forma merger analyses that combined the adjusted quepasa balance sheet and Great Western's balance sheet at June 30, 2001. Based on the consideration to be received by the quepasa shareholders, the resulting pro forma book value per share and tangible book value per share is expected to be $0.20 and $0.16, respectively. Therefore, the merger is expected to be 25% accretive to book value per share. Additionally, if the analysis assumes that the real estate properties owned by Great Western are marked to market value according to the appraisals plus the suggested adjustment to the Willow Springs appraisal, the resulting book value per share and tangible book value per share is expected to be $0.39 and $0.35, respectively, a 243% improvement in book value per share and a 219% improvement in tangible book value per share. The actual results achieved by the combined company may vary from the projected results and such variations may be material.

    ASSET LIQUIDATION ANALYSIS.

    An asset liquidation analysis is most relevant when a company cannot be sold as a going concern and is likely to be liquidated. In an asset liquidation analysis, the liquidation value of a company is derived by estimating the value of the company's assets and assuming their conversion into cash, then deducting all of the liabilities of the company from the total cash that could be received, and then adding (or deducting) the net operating profits (or losses) incurred by the company through the liquidation process. Liquidation value can be determined by assuming either an orderly liquidation or a more rapid, forced liquidation of the business. Ordinarily, the latter approach results in a lower value.


    quepasa management and Friedman, Billings conducted an analysis of the liquidation value of quepasa and the proceeds which could be distributed to the shareholders. Based upon this analysis and the estimated expenses and cash flow projections through October 31, 2001 prepared by quepasa management, approximately $2.5 million or $0.15 per share could be distributed to the shareholders in a liquidation. Friedman, Billings compared this estimate of the net proceeds available in a liquidation of quepasa's assets to the consideration to be received by the quepasa shareholders in the merger. The results of the analyses achieved in the pro forma merger analyses described above showed that the pro forma book value per share and tangible book value per share should provide more value to the quepasa shareholders. Accordingly, Friedman, Billings recommended the merger with Great Western (and not a liquidation) as the best course of action for the quepasa shareholders.


    As described above, Friedman, Billings' opinion was among the many factors that the quepasa board of directors took into consideration in making its determination to approve, and to recommend that the shareholders of quepasa approve, the merger. Consequently, the Friedman, Billings analyses as described above should not be viewed as determinative of the opinion of the quepasa board of directors with respect to the value of quepasa or of whether quepasa's board of directors would have been willing to agree to a different consideration. The merger consideration to be received by the holders of quepasa common stock pursuant to the merger agreement and other terms of the merger agreement were determined through arm's-length negotiations between quepasa and Great Western and were approved by quepasa's board of directors.

    quepasa retained Friedman, Billings to act as independent financial advisor, to render general advisory services and also to specifically advise quepasa in connection with its strategic planning and merger and acquisition activities. For its services as financial advisor to quepasa in connection with the merger, Friedman, Billings will receive a minimum fee of $150,000, payable in cash plus a fee based upon the aggregate consideration to be paid to quepasa's shareholders in the merger. If the aggregate amount of the fee owing to Friedman, Billings is greater than $350,000, then quepasa shall pay Friedman, Billings $350,000 in cash, plus warrants to purchase common stock of the combined company in an amount equal to the fee in excess of $350,000. The number of shares subject to the warrant shall be determined by dividing the dollar amount of the fee in excess of $350,000 by quepasa's closing stock price on the day the merger closes. The exercise price of the warrant shall equal the closing price of quepasa's stock on the closing day of the merger. There are no resale restrictions associated with the warrant or the shares underlying the warrant nor are there registration rights associated with the warrant or the shares underlying the warrant. The fee payable to Friedman, Billings is only due upon closing of the merger. quepasa also has agreed to reimburse Friedman, Billings for its reasonable out-of-pocket expenses in connection with its engagement regardless of whether the merger closes and to indemnify Friedman, Billings and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

REGULATORY APPROVALS

    No federal or state regulatory requirements must be complied with or approval obtained by quepasa or Great Western in connection with the merger except that the issuance of the securities by Great Western to quepasa's shareholders will require certain filings pursuant to state and federal securities laws and the filing of a Form 211 with the OTC Bulletin Board Service to initiate quotation of Great Western's common stock in the OTC Bulletin Board.

ACCOUNTING TREATMENT

    The merger will be accounted for using the purchase method of accounting. The assets and liabilities of quepasa will be recorded at fair value on the date of the merger.

MATERIAL TAX CONSEQUENCES TO THE SHAREHOLDERS OF QUEPASA


    The merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. If it is so qualified, it will be a non-taxable transaction to quepasa that will not result in any direct federal income tax consequences to quepasa shareholders. quepasa has obtained a tax opinion from its legal counsel, Brownstein Hyatt & Farber, P.C., that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. If the merger fails to qualify as a tax-free reorganization, quepasa's shareholders will recognize gain or loss equal to the excess of the fair market value of the Great Western stock they receive in the merger over the tax basis in their quepasa stock.



    The aggregate tax basis of the Great Western common stock received by quepasa shareholders in the merger will be the same as the aggregate tax basis of the quepasa stock surrendered in exchange therefor. The holding period of the Great Western common stock received by each quepasa shareholder in the merger will include the period for which the quepasa stock surrendered in exchange therefor was considered to be held, provided that the quepasa stock so surrendered is held as a capital asset at the time of the merger.


    quepasa shareholders who exercise their dissenters' rights should recognize gain or loss for United States federal income tax purposes with respect to the cash they receive for their quepasa common stock. The gain or loss will be measured by the difference between the amount of cash they receive and the tax basis of their shares of quepasa common stock. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares of quepasa common stock have been held for more than one year at the time the merger is completed. It is possible that for some shareholders, the distribution of cash may be treated as a dividend taxable as ordinary income.


    In the event Great Western reverse splits its common stock following the merger, fractional shares received by former quepasa shareholders will be rounded up to the nearest whole share. This shall not result in the recognition of gain or loss to the former quepasa shareholders. In the aggregate, such shareholders' basis in the Great Western common stock received in the reverse stock split will equal the holders' basis in the Great Western common stock exchanged in the reverse stock split.



    Neither quepasa nor Great Western is requesting and will not request a ruling from the Internal Revenue Service in connection with the merger. quepasa's shareholders should be aware that the tax opinion rendered by Brownstein Hyatt & Farber, P.C. with respect to the material tax consequences of the merger does not bind the Internal Revenue Service or the courts. There is no assurance that the Internal Revenue Service will not assert a contrary position regarding the tax consequences of the merger, nor is there any assurance that the Internal Revenue Service would not prevail in the event the tax consequences of the merger were litigated. The tax opinion does not address the tax consequences of the merger to the shareholders of Great Western under applicable foreign, state or local income tax laws. The tax opinions is subject to certain assumptions and qualifications, including but not limited to the truth and accuracy of representations made by quepasa and Great Western, including representations in certain certificates to be delivered to counsel by the respective management of quepasa and Great Western.



    quepasa shareholders should be aware that the Internal Revenue Service may examine transactions taking place before, contemporaneously with, or after a reorganization to determine whether reorganization treatment is appropriate, or in some cases to determine whether shareholders will be taxed on other economic benefits that are included as part of the overall transaction. Thus, loan transactions between parties, compensation arrangements and other transactions could be reviewed by the Internal Revenue Service. Gain could also have to be recognized by all quepasa shareholders in the merger if any quepasa shareholder was treated as receiving (directly or indirectly) in the merger consideration other than Great Western common stock in exchange for the shareholder's stock. Furthermore, if the Internal Revenue Service were to establish as to some shareholders that part of the Great Western common stock received in the merger is severable, resulting in a proportionally increased equity interest being received by other shareholders, the shareholders whose equity interests were deemed to be constructively increased may be treated as having received a taxable stock dividend.



    A successful Internal Revenue Service challenge to the reorganization status of the merger would result in quepasa shareholders recognizing taxable gain or loss with respect to each share of stock surrendered equal to the difference between the shareholder's basis in such shares and the fair market value, as of the effective time of the transaction, of the Great Western common stock received in exchange therefor. In such event, a shareholder's aggregate basis in the Great Western common stock received would equal its fair market value, and the shareholder's holding period for such stock would begin the day after the transaction is completed.



    Pursuant to Section 1.368-3(b) of the Treasury Regulations, the shareholders of quepasa must file with their income tax returns for the year in which the transaction is consummated, a statement which provides details pertinent to the nonrecognition of gain or loss arising from the merger, including the cost or other basis of stock transferred in the merger and the amount of stock received in the merger.



    The foregoing discussion is intended only as a general summary of the material provisions of the tax opinion prepared for quepasa and its shareholders by Brownstein Hyatt & Farber, P.C. and does not purport to be a complete analysis or listing of all potential tax effects relevant to the merger.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of quepasa's board of directors with respect to the merger agreement, shareholders should be aware that certain members of quepasa's current board of directors and management have or may have interests in the merger that are in addition to or different from the interests of shareholders generally. The members of quepasa's board of directors were aware of these interests and considered them, among other matters, in supporting, approving and adopting the merger agreement and the transactions contemplated thereby. These interests include the following:


    - Gary L. Trujillo, quepasa's Chairman, holds 75,000 unvested stock options (as of December 15, 2001) that will become fully vested and exercisable as a result of the merger;



    - Robert J. Taylor, quepasa's President and Chief Financial Officer, holds 160,000 unvested stock options (as of December 15, 2001) that will become fully vested and exercisable as a result of the merger and under Mr. Taylor's employment agreement payment of the $100,000 bonus payable on March 8, 2002 will be accelerated to the closing date of the merger. In addition, following the merger, Mr. Taylor may become a senior officer of Great Western;



    - Upon the closing of the merger, 200,000 unvested stock options with an exercise price of $0.15 per share held by quepasa's four non-management directors will become fully vested and exercisable and each director of quepasa (except Mr. Trujillo) will receive a payment of $50,000 for services rendered as a director of quepasa;



    - Upon the closing of the merger, Mr. Trujillo and L. William Seidman, members of the quepasa board of directors, will become members of the board of directors of Great Western;



    - Great Western has agreed to grant up to 350,000, 300,000 and 300,000 stock options to purchase shares of Great Western common stock to Messrs. Taylor, Trujillo and Seidman, respectively, prior to the closing of the merger in connection with Mr. Taylor's anticipated employment with, and Messrs. Trujillo and Seidman's anticipated service on the board of directors of, Great Western; and



    - GWLAR, Inc., a wholly-owned subsidiary of Great Western, has agreed to indemnify each present quepasa officer, director, employee and agent to the fullest extent permitted by law with respect to all acts and omissions arising out of such individual's services to quepasa and its subsidiaries occurring at or prior to the closing of the merger.


EFFECT OF THE MERGER ON QUEPASA'S SHAREHOLDERS


    If the merger is consummated with all shareholders participating, the shareholders of quepasa will exchange their quepasa common stock for common stock in Great Western and their ownership will be reduced from 100% of the outstanding common stock of quepasa to up to 48% of the outstanding common stock of Great Western (assuming the conversion of all outstanding quepasa stock options with an exercise price at or below $0.15 per share) depending upon the amount of cash held by quepasa at the closing of the merger. See "Proposal 2. Approval of the Merger--Amendment to the Merger Agreement and Loan to Great Western." Accordingly, Amortibanc Investments, the holder of 100% of Great Western common stock immediately prior to the merger will hold at least 52% of Great Western's outstanding common stock following the consummation of the merger (assuming the conversion of all outstanding quepasa stock options with an exercise price at or below $0.15 per share) depending upon the amount of cash held by quepasa at the closing of the merger. See "Proposal 2. Approval of the Merger--Amendment to the Merger Agreement and Loan to Great Western." In addition, Amortibanc Investments holds a warrant to purchase 14,827,175 shares of Great Western common stock that, if exercised, would increase its ownership interest in Great Western following the merger. Under the terms of the warrant, commencing at midnight on the closing date of the merger and ending ten years thereafter, Amortibanc Investments may purchase 4,942,392 shares of Great Western common stock for $.30 per share, 4,942,392 shares for $.60 per share and 4,942,391 shares for $1.20 per share. Amortibanc Investments may purchase shares by paying cash for such shares or by surrendering the right to receive a number of shares having an aggregate market value equal to the purchase price for such shares.



    The following table sets forth shares, options and warrants that will be outstanding upon closing of the merger, assuming all of quepasa's shareholders participate in the merger:



                           HOLDER                               NUMBER
                           ------                             ----------
Shares owned by Amortibanc Investments......................  18,904,649
Shares owned by former quepasa shareholders.................  17,163,291(1)
Warrant owned by Amortibanc Investments.....................  14,827,125
Options with exercise prices at or below fair market
  value.....................................................   3,178,000
Options and warrants with exercise prices at or above $7.00
  per share.................................................   2,092,500(2)


------------------------


(1) Does not include 600,000 shares of quepasa common stock held by quepasa as treasury shares that will be canceled as a result of the merger. Prior to the merger, these shares may not be considered outstanding shares for any purpose and do not carry voting rights.

(2) Includes 37,500 options with an exercise price of $1.50 per share.


PLANS FOR OPERATION OF QUEPASA FOLLOWING THE MERGER

    Following the consummation of the merger, Great Western will continue to operate quepasa's website. Great Western currently markets to the U.S. Hispanic community and may market its real estate projects on the website to the U.S. Hispanic community. Great Western may also use quepasa's subsidiaries' websites, eTrato.com, credito.com and realestateespanol.com, in its current Wagon Bow and Willow Springs Ranch projects as well as to integrate them into other new projects initiated by Great Western. In addition, Great Western intends to sell advertising and sponsorships on the quepasa.com website.

THE MERGER CLOSING DATE AND EFFECTIVE TIME OF THE MERGER

    The closing of the merger will take place at 3:00 P.M., Phoenix time, on a date to be specified by the parties, which shall be as soon as practicable, but in no event later than the second business day after the satisfaction or waiver of all of the conditions set forth in the merger agreement. Subject to the terms and conditions of the merger agreement, the merger will become effective upon the filing and acceptance of the Articles of Merger with the Secretary of State of the State of Nevada.

DEREGISTRATION OF QUEPASA'S COMMON STOCK AND LISTING OF GREAT WESTERN COMMON
  STOCK

    If the merger is consummated, quepasa's common stock will be delisted from the Pink Sheets and deregistered under the Securities Exchange Act of 1934, as amended, and Great Western will apply to have its common stock listed for trading on the OTC Bulletin Board under the symbol "GWLR."

THE MERGER AGREEMENT

    THE MERGER.

    The merger agreement provides that, subject to the satisfaction or the waiver of certain conditions described below, GWLAR, Inc., a newly formed, wholly-owned subsidiary of Great Western, will be merged with and into quepasa and quepasa will survive the merger as a wholly-owned subsidiary of Great Western.

    THE MERGER CONSIDERATION.

    Upon closing of the merger, each issued share of quepasa common stock (other than dissenting shares and shares held in quepasa's treasury, which shall automatically be cancelled at the closing of the merger) shall be converted into and exchanged solely for the right to receive one share of common stock of Great Western. In lieu of any such fractional share of Great Western common stock, Great Western will pay an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the closing sales price of Great Western common stock on any principal exchange or market in which such stock is traded on the first day of trading thereof following the closing of the merger by the fractional interest in a share of Great Western common stock to which such holder would otherwise be entitled.

    CONVERSION OF QUEPASA STOCK OPTIONS.

    As of December 1, 2001, quepasa had 2,542,500 stock options and warrants outstanding, of which 400,000 are stock options with an exercise price of $0.15 per share, 37,500 are stock options with an exercise price of $1.50 per share and 2,105,000 are stock options and warrants with exercise prices between $7.00 per share and $19.80 per share.

    Upon closing of the merger, each outstanding option to purchase quepasa common stock, whether or not then exercisable or vested, will be converted into an option to purchase common stock of Great

Western on substantially the same terms under the 2001 Stock Option Plan of Great Western. Great Western has agreed to register on Form S-8 or another appropriate form under the Securities Act of 1933 all Great Western stock options issued to replace outstanding quepasa stock options with an exercise price of $0.15 and all shares of Great Western common stock issuable pursuant to all such Great Western substitute options.

    TREATMENT OF QUEPASA WARRANTS.

    Upon the closing of the merger, each outstanding warrant to purchase quepasa common stock will be converted into a warrant to purchase common stock of Great Western on substantially the same terms.

    REPRESENTATIONS AND WARRANTIES.

    REPRESENTATIONS AND WARRANTIES OF QUEPASA. The merger agreement contains various representations and warranties by quepasa that are customary in similar transactions relating to, among other things (a) Securities and Exchange Commission filings, (b) corporate authorization to enter into, perform and consummate the merger agreement, (c) absence of conflicts, (d) financial statements, (e) absence of certain changes, (f) compliance with laws,
(g) taxes, (h) intellectual property, (i) litigation, (j) consents,
(k) employee benefit plans, (l) brokers, (m) information in disclosure documents and registration statements, (n) opinion of financial advisor, (o) quepasa's board of directors recommendation, (p) required shareholder vote, (q) labor matters, (r) insurance, (s) certain business practices, (t) contracts,
(u) related party transactions, and (v) assets.

    REPRESENTATIONS AND WARRANTIES OF GREAT WESTERN AND ITS SUBSIDIARIES. The merger agreement contains various representations and warranties by Great Western and its subsidiaries that are customary in similar transactions relating to, among other things (a) corporate authorization to enter into, perform and consummate the merger agreement, (b) absence of conflicts, (c) Great Western's financial statements, (d) absence of certain changes or events, (e) compliance with laws, (f) taxes, (g) intellectual property, (h) litigation, (i) consents,
(j) employee benefit plans, (k) brokers, (l) information in disclosure documents and registration statements, (m) labor matters, (n) insurance, (o) certain business practices, (p) contracts, (q) related party transactions, and
(r) assets.

    The representations and warranties described above will not survive beyond the closing of the merger.

    COVENANTS.

    COVENANTS OF QUEPASA. quepasa has agreed that, until the closing of the merger, except as contemplated or permitted by the merger agreement or to the extent that Great Western shall otherwise consent in writing, quepasa shall conduct its business and the businesses of its subsidiaries in the ordinary course as currently conducted and use commercially reasonable efforts to
(a) preserve intact its business organizations, (b) keep available the services of its officers and employees, and (c) preserve its relationships with customers, suppliers, governmental authorities and others having business dealings with it.

    In addition, until the closing of the merger, except as contemplated by the merger agreement or to the extent that Great Western shall otherwise consent in writing, quepasa has agreed that, except pursuant to existing agreements or arrangements, neither it nor any of its subsidiaries will:

    - Acquire (by merger, consolidation, acquisition of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment) any corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material amount of assets (excluding sales of inventory or other assets in the ordinary course of business) or securities;

    - Waive, release, grant, or transfer any rights of material value;

    - Modify or change in any material respect any material permit;

    - Incur, assume or prepay any indebtedness or borrowed money except in the ordinary course of business, consistent with past practice;

    - Assume, guarantee, endorse or otherwise become liable or responsible (whether directly, continently or otherwise) for any indebtedness for borrowed money or trade payables of any other person or entity;

    - Make any loans, advances or capital contributions to, or investments in, any other person or entity, except in the ordinary course of business, consistent with past practice;

    - Except as set forth in the budget provided to Great Western and attached to the merger agreement, authorize any expenditures in excess of $5,000 individually or $15,000 in the aggregate;

    - Pledge or otherwise encumber shares of capital stock of quepasa or any of its subsidiaries;

    - Mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material lien thereupon;

    - Enter into any contract other than in the ordinary course of business consistent with past practice that would be material to quepasa or any of its subsidiaries; or

    - Amend, modify or waive in any material respects any right under any material contract.

    In addition, until the closing of the merger, except as contemplated by the merger agreement or to the extent that Great Western shall otherwise consent in writing, quepasa has agreed that neither it nor any of its subsidiaries will:

    - Adopt any change in its amended and restated certificate of incorporation or bylaws or comparable organizational documents;

    - Take any action that would result in any representation and warranty of quepasa or any of its subsidiaries under the merger agreement becoming untrue in any material respects as of the closing of the merger;

    - Split, combine or reclassify any shares of, declare, set aside or pay any dividend (including, without limitation, an extraordinary dividend) or other distribution (whether in cash, stock or property or any combination thereof) in respect of quepasa common stock or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any quepasa common stock;

    - Adopt or amend any employee benefit plan or other arrangement for the benefit and welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or any class of employees (or support any portion thereof) or pay any benefit not required by any existing employee benefit plan (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements);

    - Revalue in any material respect any of its assets, including writing down the value of inventory in any material manner or write-off of notes or accounts receivable in any material manner;

    - Pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, or as otherwise required by the terms thereof;

    - Make any material tax election or settle or compromise any material tax liability;

    - Make any change in accounting methods, principles or practices materially affecting the reported combined assets, liabilities or results of operations of quepasa or any of its subsidiaries, except insofar as may have been required by a change in generally accepted accounting principles;

    - Authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any quepasa common stock or equity equivalents;

    - Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of quepasa or any of its subsidiaries (other than the merger);

    - Alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of ownership of quepasa or any of its subsidiaries; or

    - Agree or commit to do any of the foregoing.

    COVENANTS OF GREAT WESTERN AND ITS SUBSIDIARIES. Great Western has agreed that, until the closing of the merger, except as contemplated or permitted by the merger agreement or to the extent that quepasa shall otherwise consent in writing, Great Western shall conduct its business and the businesses of its subsidiaries in the ordinary course as currently conducted and use commercially reasonable efforts to:

    - Preserve intact its business organizations;

    - Keep available the services of its officers and employees; and

    - Preserve its relationships with customers, suppliers, governmental authorities and others having business dealings with it.

    In addition, until the closing of the merger, except as contemplated or permitted by the merger agreement or to the extent that quepasa shall otherwise consent in writing, Great Western has agreed that, except pursuant to existing agreements or arrangements, neither it nor any of its subsidiaries will:

    - Acquire (by merger, consolidation, acquisition of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment) any corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material amount of assets (excluding sales of inventory or other assets in the ordinary course of business) or securities;

    - Waive, release, grant, or transfer any rights of material value;

    - Modify or change in any material respect any material permit;

    - Incur, assume or prepay any indebtedness for borrowed money except in the ordinary course of business, consistent with past practice;

    - Assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness for borrowed money or trade payables of any other person or entity;

    - Make any loans, advances or capital contributions to, or investments in, any other person or entity, except in the ordinary course of business, consistent with past practice;

    - Authorize any capital expenditure or expenditures not in the ordinary course of business that have not been authorized and approved prior to the date hereof or in the aggregate which individually is in excess of $100,000 or in excess of $250,000 in the aggregate;

    - Pledge or otherwise encumber the equity interests of Great Western's subsidiaries;

    - Mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material lien thereupon;

    - Enter into any contract other than in the ordinary course of business consistent with past practice that would be material to any of Great Western and its subsidiaries; or

    - Amend, modify or waive in any material respects any right under any material contract.

    Until the closing of the merger, except as contemplated or permitted by the merger agreement or to the extent that quepasa shall otherwise consent in writing, Great Western has agreed that neither it nor any of its subsidiaries will:

    - Adopt any change in its articles of formation or operating agreement or comparable organizational documents;

    - Take any action that would result in any representation and warranty of Great Western and its subsidiaries under the merger agreement becoming untrue in any material respects as of the closing of the merger;

    - Split, combine or reclassify any shares or units of, declare, set aside or pay any dividend (including, without limitation, an extraordinary dividend) or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Great Western common stock or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of the Great Western common stock;

    - Adopt or amend any employee benefit plan or other arrangement for the benefit and welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or any class of employees (or support any portion thereof) or pay any benefit not required by any existing employee benefit plan (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements);

    - Revalue in any material respect any of its assets, including writing down the value of inventory in any material manner or write-off of notes or accounts receivable in any material manner;

    - Pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, or as otherwise required by the terms thereof;

    - Make any material tax election or settle or compromise any material tax liability;

    - Make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of any of Great Western and its subsidiaries, except insofar as may have been required by a change in generally accepted accounting principles;

    - Authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any of the Great Western common stock;

    - Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Great Western or any of its subsidiaries;

    - Alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of ownership of Great Western and its subsidiaries; or

    - Agree or commit to do any of the foregoing.


    Great Western has agreed that all rights to indemnification, exculpation, advancement of expenses and the like now existing in favor of any employee, agent, director or officer of quepasa and its subsidiaries as provided in their respective charters or by-laws, or in an agreement between an employee, agent, director or officer of quepasa and its subsidiaries and quepasa or one of its subsidiaries are contract rights and shall survive the merger. In addition, and without limiting the foregoing, GWLAR, Inc., a wholly-owned subsidiary of Great Western, has agreed to indemnify all employees, agents, directors and officers of quepasa and its subsidiaries to the fullest extent permitted by law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of quepasa or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of, quepasa or any of its subsidiaries, occurring at or prior to the closing of the merger including, without limitation, the transactions contemplated by the merger agreement. In the event any employee, agent, director or officer of quepasa and its subsidiaries is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by the merger agreement, occurring at or prior to, and including, the closing of the merger, GWLAR, Inc. will pay such person's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith so long as such party enters into an undertaking with GWLAR, Inc. to reimburse Great Western, to the extent required by law, for all amounts advanced if a court of competent jurisdiction shall ultimately determine, in a judgment which is not subject to appeal or review, that indemnification of such officer or director is prohibited by law. GWLAR, Inc. shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any employee, agent, director or officer of quepasa and its subsidiaries in enforcing these indemnity and other obligations.



    In addition, GWLAR, Inc. has agreed that it shall cause to be maintained in effect for six years from the closing of the merger the current policies of the directors' and officers' liability insurance maintained by quepasa; provided that GWLAR, Inc. may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the indemnified parties and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the closing of the merger.


    REVERSE STOCK SPLIT.

    The merger agreement requires that in addition to the approval of the merger agreement, quepasa's shareholders also approve the delegation of authority to the Great Western board of directors to effect a reverse stock split on the basis of one share for up to 20 shares of Great Western common stock outstanding at any time prior to or during the 24 month period following the closing of the merger. The purpose for the proposed reverse stock split is to attempt to increase the market price of Great Western's common stock following the merger in order to meet the minimum requirements for listing of Great Western's common stock on the Nasdaq SmallCap or another securities exchange. Great Western has no current specific plans to reverse split its common stock and is under no obligation to do so. Following the merger, Great Western's common stock is expected to be traded on the OTC Bulletin Board. One of the several requirements of Nasdaq to move from the OTC Bulletin Board to the Nasdaq SmallCap is a market price of at least $4.00 per share. Other requirements for listing on the Nasdaq SmallCap Market include (a) stockholder's equity of $5 million or net income of $750,000 in the latest fiscal year; (b) public float of at least one million shares; (c) market value of the public float of at least $5 million; (d) at least three market makers; (e) at least 300 shareholders holding at least 100 shares each; (f) one year of operating history; and (g) certain corporate governance provisions.

    NON-SOLICITATION.

    NON-SOLICITATION BY QUEPASA. Unless and until the merger agreement is terminated in accordance with its terms, quepasa has agreed that it will not, nor will it authorize or permit any of its subsidiaries, or any executive officer, director or employee of, or any investment banker, attorney, accountant or other advisor or representative of, quepasa or any subsidiary of quepasa to:

    - Directly or indirectly solicit, initiate or knowingly encourage the submission of;

    - Enter into any agreement providing for; or

    - Directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to takeover proposal.

    A takeover proposal is defined in the merger agreement as (a) any proposal or offer for a merger, consolidation, recapitalization or other business combination involving quepasa, (b) any proposal for the issuance of 35% or more of the equity securities of quepasa as consideration for the assets or securities of another person, (c) any proposal or offer to acquire in any manner, directly or indirectly, 35% or more of the equity securities of quepasa or any of its subsidiaries or assets that represent 20% or more of the consolidated total assets of quepasa, or (d) an expression of interest believed by the board of directors of quepasa in good faith to be a bona fide indication of a third party's interest in pursuing the making any of the foregoing proposals, in each case other than the merger.

    Notwithstanding the foregoing, quepasa may, in response to an unsolicited bona fide takeover proposal that did not result from of the foregoing provisions, which the quepasa board of directors determines, in good faith, after consultation with its legal counsel and financial advisors, may reasonably be expected to lead to a superior proposal. A superior proposal is defined in the merger agreement as a written takeover proposal made by a third party on terms that the board of directors of quepasa determines in good faith, after consultation with its financial advisors, to be superior from a financial point of view to quepasa's shareholders than the merger, taking into account all the terms and conditions of such proposal and the merger agreement, and to be reasonably capable of being completed, taking into account all financial, legal and other aspects of such proposal, including its proposed financing,
(a) furnish information with respect to quepasa and its subsidiaries to the person or entity making such takeover proposal and its representatives pursuant to a confidentiality agreement, and (b) participate in discussions or negotiations with such person or entity and its representatives regarding such takeover proposal.

    quepasa has agreed that its board of directors will not (a) withdraw or modify in a manner adverse to Great Western, or publicly propose to withdraw or modify in a manner adverse to Great Western, the approval or recommendation by its board of directors of the merger agreement and the merger, (b) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement providing for any takeover proposal or (c) approve or recommend, or publicly propose to approve or recommend, any takeover proposal, in each case, except as set forth in the next succeeding sentence, unless the merger agreement is terminated pursuant to its terms. If the board of directors of quepasa determines in good faith, after consultation with outside counsel, that failure to do so could reasonably be expected to cause its board of directors to violate its fiduciary duties to quepasa's shareholders, the board of directors of quepasa may withdraw or modify its approval or recommendation of the merger agreement and the merger without terminating the merger agreement. quepasa has agreed that it will, promptly following receipt of any takeover proposal, notify Great Western of the receipt thereof and any stated material terms (other than the identity of the person making such takeover proposal). Notwithstanding the foregoing, quepasa shall not be prohibited from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) of the Securities Exchange Act of 1934 or from making any required disclosure to quepasa's shareholders if the board of directors of quepasa determines in good faith, after consultation with outside counsel, that such disclosure is necessary or advisable to comply with its obligations under applicable law.

    NON-SOLICITATION BY GREAT WESTERN. Unless and until the merger agreement is terminated in accordance with its terms, Great Western has agreed that it will not, and will not permit its subsidiaries to, directly or indirectly through any officer, director, member, manager, employee, agent, affiliate or otherwise, enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to a competing transaction. A competing transaction is defined in the merger agreement as any business combination or recapitalization involving Great Western's business of or any acquisition or purchase of all or a significant portion of the assets of its business, or any material equity interest in Great Western's business or any other similar transaction with respect to Great Western involving any person or entity other than quepasa or its affiliates, or solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including quepasa's officers, partners, employees and agents) relating to any competing transaction, nor participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to effect a competing transaction. Great Western and its subsidiaries shall immediately cease any and all contacts, discussions and negotiations with third parties regarding any competing transaction. Great Western shall, and shall cause its subsidiaries to, notify quepasa if any proposal regarding any competing transaction (or any inquiry or contact with any person or entity with respect thereto) is made and shall advise quepasa of the contents thereof (and, if in written form, provide quepasa with copies thereof).

    CONDITIONS TO CLOSING OF THE MERGER.

    QUEPASA'S CLOSING CONDITIONS. The obligations of quepasa to consummate the merger are subject to the prior satisfaction, or the waiver by quepasa (to the extent permitted by applicable law), of certain conditions including, among others, that:

    - The shareholders of quepasa shall have approved the merger, the merger agreement and the transactions contemplated thereby;

    - Each of Great Western and its subsidiaries shall have performed in all material respects all their respective obligations under the merger agreement;

    - The consummation of the merger shall not be restrained, enjoined or prohibited by any order, judgment, decree or ruling of a court of competent jurisdiction or any governmental authority entered after the parties have used reasonable best efforts to prevent such entry and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the merger by any governmental authority which prevents the consummation of the merger;

    - The aggregate value of the real property owned by Great Western and its subsidiaries, as determined by an appraiser, less any liabilities of Great Western and its subsidiaries, shall not be less than $10.0 million;

    - All representations and warranties of Great Western and its subsidiaries are true and correct in all material respects as of the closing of the merger;

    - Great Western shall have in effect directors' and officers' liability insurance with coverage comparable to that maintained by quepasa prior to the closing of the merger; and

    - Great Western shall deliver to quepasa documents demonstrating that all action necessary to elect and appoint the individuals designated to the board of directors of Great Western has taken place.

    quepasa may elect to waive a condition to the closing of the merger if the quepasa board of directors believes that such a waiver is in the best interests of the shareholders. In the event of a material change to the terms of the merger (including the waiver of a material condition to the closing of the merger), quepasa will re-solicit shareholders' votes.

    GREAT WESTERN'S CLOSING CONDITIONS. The obligations of each of Great Western and its subsidiaries to consummate the merger are subject to the prior satisfaction, or the waiver by Great Western for itself and on behalf of each of its subsidiaries (to the extent permitted by applicable law), of certain conditions including, among others, that:

    - All representations and warranties of quepasa are true and correct in all material respects as of the closing of the merger;

    - quepasa shall have performed in all material respects all obligations required under the merger agreement to be performed by it;

    - All consents, waivers, authorizations and approvals required to be filed or obtained by quepasa prior to the closing of the merger shall have been duly obtained and all notices or filings required prior to the closing of the shall have been given or made;

    - There shall not be pending any action or proceeding by any governmental authority or any other person or entity before any court or governmental authority that has reasonable likelihood of success seeking to (1) make illegal, to delay or otherwise to restrain or prohibit the consummation of the merger or seeking to obtain material damages, (2) restrain or prohibit Great Western's ownership or operation of all or any material portion of the business or assets of quepasa, or to compel Great Western to dispose of or hold separate all or any material portion of the business or assets of quepasa (as the surviving corporation to the merger), (3) impose or confirm material limitations on the ability of Great Western to control the business or operations of quepasa (as the surviving corporation to the merger) or to exercise full rights of ownership of the quepasa common stock after the closing of the merger, or (4) require divestiture by Great Western of any material amount of quepasa common stock, and no court, arbitrator or governmental authority shall have issued any judgment, order, decree or injunction, and there shall not be any statute, rule or regulation, that is likely to result in any of the consequences referred to in the preceding clauses (1) through (4);

    - During the period from the date of quepasa's most recent balance sheet provided to Great Western to the closing date of the merger, there shall have been no material adverse effect on the financial condition, assets, profits, liabilities, results of operations or business of quepasa or any of its subsidiaries;

    - Holders of not more than 20% of quepasa common stock outstanding at the close of business on the record date relating to quepasa's shareholders meeting, shall have demanded appraisal for such shares in accordance with Nevada law;

    - quepasa and its subsidiaries shall have not less than $2.5 million in cash on hand (including the $500,000 loan to Great Western) in its bank accounts net of all liabilities on the closing date of the merger;

    - Great Western shall be satisfied in its sole reasonable judgment that all issues raised by the Securities and Exchange Commission (other than issues previously addressed in quepasa's informal submission of responses to the SEC staff prior to August 6, 2001) were resolved with the Securities and Exchange Commission to Great Western's satisfaction and quepasa shall have made all filings and any amendments with the Securities and Exchange Commission required to comply with such resolutions;

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    - Great Western shall have in effect directors' and officers' liability insurance with coverage comparable to that maintained by quepasa prior to the closing of the merger; and

    - The shareholders of quepasa shall have duly approved the merger, the merger agreement and the transactions contemplated thereby.

    TERMINATION AND ABANDONMENT.

    TERMINATION BY MUTUAL CONSENT. The merger agreement may be terminated and the merger abandoned at any time prior to the closing of the merger by the mutual written consent of quepasa and Great Western, for itself and on behalf of its subsidiaries.

    TERMINATION BY QUEPASA.  The merger agreement may be terminated by quepasa
(a) if there has been a breach by Great Western or its subsidiaries of any of their representations or warranties, covenants or agreements set forth in the merger agreement the effect of which has a material adverse effect on the financial condition, assets, profits, liabilities, results of operations or business of Great Western and its subsidiaries, which breach is not curable; provided that if such breach is curable by Great Western and its subsidiaries through the exercise of their reasonable best efforts and for so long as Great Western or its subsidiaries continues to exercise such reasonable best efforts, quepasa shall not have the right to terminate the merger agreement in accordance with the foregoing, (b) in connection with entering into a definitive agreement concerning a takeover proposal made by a third party on terms that the board of directors of quepasa determines in good faith after consultation with its financial advisors to be superior from a financial point of view to quepasa's shareholders than the merger, taking into account all the terms and conditions of such proposal and the merger agreement, and to be reasonably capable of being completed, taking into account all financial, legal and other aspects of such proposal, including its proposed financing, (c) if Friedman, Billings withdraws its fairness opinion at any time after its issuance and prior to the closing of the merger, and (d) if all of the conditions to closing the merger shall not have been satisfied or waived on or prior to March 1, 2002; provided, that quepasa may terminate the merger agreement on December 31, 2001 if Great Western is in material breach of any representation, warranty or covenant set forth in the merger agreement as of such date; provided, further, that quepasa shall not have the right to terminate the merger agreement in accordance with the foregoing if such conditions have not been satisfied due to quepasa's willful failure to fulfill or willful breach of any of its obligations under the merger agreement.

    TERMINATION BY GREAT WESTERN. The merger agreement may be terminated by Great Western, for itself and on behalf of its subsidiaries, if (a) there has been a breach by quepasa of any of its representation or warranties, or covenants or agreements set forth in the merger agreement the effect of which has a material adverse effect on the financial condition, assets, profits, liabilities, results of operations or business of quepasa or any of its subsidiaries, which breach is not curable; provided that if such breach is curable by quepasa through the exercise of its reasonable best efforts and for so long as quepasa continues to exercise such reasonable best efforts, Great Western shall not have the right to terminate the merger agreement in accordance with the foregoing, (b) the board of directors of quepasa (1) fails to recommend the approval and adoption of the merger agreement and the transactions contemplated thereby to quepasa's shareholders, or (2) withdraws or amends or modifies in a manner adverse to Great Western its recommendation or approval in respect of the merger agreement or the transactions contemplated thereby, (c) a meeting of quepasa's shareholders (including any adjournment or postponement thereof) shall have been held and the shareholders of quepasa shall have failed to approve the merger, (d) quepasa and its subsidiaries have less than $2.5 million in cash on hand (including the $500,000 loan to Great Western) in its bank accounts net of all liabilities of any kind or nature whatsoever on the closing date of the merger, or (e) all of the conditions to closing the merger have not been satisfied or waived on or prior to March 1, 2002; provided, that Great Western may terminate the merger agreement on December 31, 2001 if quepasa is in material breach of any representation, warranty or covenant set forth in the agreement as of such date; provided, further, that

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Great Western does not have the right to terminate the merger if such conditions have not been satisfied due to any of Great Western's, or its subsidiaries' willful failure to fulfill or willful breach of any of its obligations under the merger agreement.

    MERGER TERMINATION FEE.

    In the event that Great Western, for itself and on behalf of its subsidiaries, terminates the merger agreement because (a) of a breach by quepasa of any of its representation or warranties, or covenants or agreements set forth in the merger agreement the effect of which has a material adverse effect on the financial condition, assets, profits, liabilities, results of operations or business of quepasa or any of its subsidiaries, (b) the board of directors of quepasa (1) fails to recommend the approval and adoption of the merger agreement and the transactions contemplated thereby to quepasa's shareholders, or
(2) withdraws or amends or modifies in a manner adverse to Great Western its recommendation or approval in respect of the merger agreement or the transactions contemplated thereby; or (c) a meeting of quepasa's shareholders (including any adjournment or postponement thereof) was held and the shareholders of quepasa failed to approve the merger, Great Western shall be entitled to receive a fee in cash in an amount equal to $500,000 payable in immediately available funds, the next business day following the termination of the merger agreement as liquidated damages incurred by Great Western in connection with the transactions contemplated thereby. Notwithstanding the foregoing, no termination fee shall be payable by quepasa if Great Western was in material breach of its representations, warranties or covenants under the merger agreement at the time of its termination. In addition, in the event that quepasa terminates this Agreement in connection with entering into a definitive agreement concerning a takeover proposal made by a third party on terms that the board of directors of quepasa determines in good faith (after consultation with its financial advisors) to be superior from a financial point of view to quepasa's shareholders than the merger with GWLAR, Inc., a wholly-owned subsidiary of Great Western, taking into account all the terms and conditions of such proposal and the merger agreement, and to be reasonably capable of being completed, taking into account all financial, legal and other aspects of such proposal, including its proposed financing, Great Western shall be entitled to receive a fee in cash in an amount equal to $500,000 plus the aggregate amount of fees and expenses (including all attorney's fees, accountants' fees, and financial advisory fees) incurred by Great Western and its subsidiaries in connection with the merger, payable in immediately available funds, the next business day following the termination of the merger agreement as liquidated damages incurred by Great Western and its subsidiaries in connection with the transactions contemplated hereby.

    In the event that quepasa terminates the merger agreement because Friedman, Billings withdraws its fairness opinion at any time after its issuance and prior to the closing of the merger, Great Western shall be entitled to receive a sum equal to the amount of its actual expenses incurred for attorneys, accountants and appraisers incurred in connection with the merger agreement and the transactions contemplated thereby, up to a maximum of $250,000.

    In the event that quepasa terminates the merger agreement because of a breach by Great Western or its subsidiaries of any of its representation or warranties, or covenants or agreements set forth in the merger agreement the effect of which has a material adverse effect on the financial condition, assets, profits, liabilities, results of operations or business of Great Western or any of its subsidiaries; quepasa shall be entitled to receive a fee in cash in an amount equal to $500,000, payable in immediately available funds, the next business day following the termination of the merger agreement as liquidated damages incurred by quepasa in connection with the transactions contemplated hereby. Notwithstanding the foregoing, no termination fee shall be payable by Great Western if quepasa was in material breach of its representations, warranties or covenants under the merger agreement at the time of its termination.

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APPRAISAL RIGHTS

    Record holders of quepasa common stock that follow the appropriate procedures are entitled to dissent from the consummation of the merger and receive payment of the fair value of their shares under Sections 92A.300 through 92A.500 of the Nevada General Corporation Law. In the event that the holders of more than 20% of the outstanding common stock of quepasa dissent from the consummation of the merger, Great Western has the right to terminate the merger agreement.

    The following discussion summarizes the material applicable provisions of the Nevada dissenters' rights statute. You are urged to read the full text of the Nevada dissenters' rights statute, which is reprinted in its entirety and attached as Appendix E to this proxy statement/prospectus. A person having a beneficial interest in shares of quepasa common stock that are held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner if such person wishes to perfect any dissenters' rights such person may have.

    This discussion and Appendix E should be reviewed carefully by any shareholder of quepasa who wishes to exercise statutory dissenters' rights or who wishes to preserve the right to do so, because failure to strictly comply with any of the procedural requirements of the Nevada dissenters' rights statute may result in a termination or waiver of dissenters' rights under the Nevada dissenters' rights statute.

    Under the Nevada dissenters' rights statute, each quepasa shareholder has the right to dissent from the merger and demand payment of the fair value of his or her shares of quepasa common stock. If a shareholder elects to dissent, the shareholder must file with quepasa a written notice of dissent stating that such shareholder intends to demand payment for his or her shares if the merger is consummated. Such written notice of dissent must be filed with quepasa before the vote of quepasa shareholders on the merger. If a shareholder fails to comply with this notice requirement or votes in favor of the proposed transaction at the annual meeting, the shareholder will not be entitled to appraisal rights. A dissenting shareholder's failure to vote against the merger will not constitute a waiver of the shareholder's right to dissent from the merger. The "fair value" of the shares as used in the Nevada dissenters' rights statute is determined as of the day prior to the quepasa shareholder meeting being held to vote upon the merger.

    Within 10 days after the effective date of the merger, Great Western will give written notice of the effective date of the merger by certified mail to each shareholder who filed a written notice of dissent, except for any shareholder who voted for or consented in writing to the merger. The notice must also state where demand for payment must be sent and where share certificates shall be deposited, among other information. Within the time period set forth in the notice, which may not be less than 30 days nor more than 60 days following the date notice is delivered, the dissenting shareholder must make a written demand on Great Western for payment of the fair value of his or her shares and deposit his or her share certificates in accordance with the notice.

    Within 30 days after the receipt of demand for the fair value of the dissenter's shares, Great Western will mail to each dissenting shareholder quepasa's financial statements as of the end of the last fiscal year ending not more than 16 months before the date of payment and the latest available interim financial statements, if any. These financial statements will be accompanied by payment in cash of fair value of such shareholder's shares as determined by Great Western, plus accrued interest.

    A dissenting shareholder, within 30 days following receipt of payment for the shares, may send Great Western a notice containing such shareholder's own estimate of fair value and accrued interest, and demand payment for that amount less the amount received pursuant to Great Western's payment of fair value to such shareholder.

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    If a demand for payment remains unsettled, Great Western shall petition the court to determine fair value and accrued interest. If Great Western fails to commence an action within 60 days following the receipt of the shareholder's estimate of fair value, Great Western shall pay to the shareholder the amount demanded by the shareholder in the shareholder's notice containing the shareholder's estimate of fair value and accrued interest.

    All dissenting shareholders, whether residents of Nevada or not, must be made parties to the action and the court shall render judgment for the fair value of their shares. Each party must be served with the petition. The judgment shall include payment for the amount, if any, by which the court finds the fair value of such shares, plus interest, exceeds the amount already paid. If the court finds that the demand of any dissenting shareholder for payment was arbitrary, vexatious or otherwise not in good faith, the court may assess costs, including reasonable fees of counsel and experts, against such shareholder. Otherwise the costs and expenses of bringing the appraisal action will be determined by the court and will be apportioned and assessed as the court may find equitable upon the parties or any of them. In addition, reasonable fees and expenses of counsel and experts may be assessed against Great Western if the court finds that it did not substantially comply with the requirements of the Nevada dissenters' rights statute or that it acted arbitrarily, vexatiously or not in good faith.


AMENDMENT TO THE MERGER AGREEMENT AND LOAN TO GREAT WESTERN



    On October 11, 2001, quepasa and Great Western amended and restated the merger agreement in order to extend the termination date of the merger agreement from December 1, 2001 to March 1, 2002. In addition, the merger agreement was amended to reflect that in the event that quepasa has less than $2.5 million in cash on hand (including the $500,000 loan to Great Western discussed below) in its bank accounts at the closing of the merger and Great Western waives its right to terminate the merger agreement, at the closing of the merger Great Western will issue to Amortibanc Investments additional shares of Great Western common stock. In such event, Great Western may issue to Amortibanc Investments the number of shares equal to (a) the difference between $2.5 million and the actual cash on hand (including the $500,000 loan to Great Western) in quepasa's bank accounts divided by (b) the average closing share price of quepasa common stock over the 20 business day period ending three business days prior to the closing.



    In connection with the amendment to the merger agreement, quepasa loaned Great Western $500,000 on October 11, 2001. The loan bears interest at the prime rate plus 1% and is secured by a pledge of limited liability company interests owned by an affiliate of Great Western that represent a 25% interest in an apartment project in Glendale, Arizona. Interest on the loan is payable quarterly and the first quarter's interest payment was prepaid on October 11, 2001. The loan matures on the earlier of April 11, 2002 or the date the merger agreement is terminated. Great Western may use the proceeds of the loans for working capital, investment in new properties, capital expenditures, purchases of quepasa common stock in open-market or privately negotiated transactions and payment of merger transaction costs.


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          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                   AND RESULTS OF OPERATIONS OF GREAT WESTERN

    The following discussion of Great Western's financial condition and results of operations for the years ended December 31, 2000, 1999 and 1998 and for the nine months ended September 30, 2001 should be read in conjunction with Great Western's combined financial statements, the notes related thereto, and the other financial data included in this proxy statement/prospectus.

OVERVIEW

    Great Western was formed in 2001 as a result of the contribution of assets to GWLR, LLC, a wholly-owned subsidiary of Great Western, by Amortibanc. In exchange for the contribution of assets, which are comprised of membership interests in special purpose limited liability companies that had been formed to carry out individual real estate development projects, Great Western issued 18,904,649 shares of common stock and a warrant to purchase 14,827,175 shares of Great Western common stock to Amortibanc.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30,
  2000.

    LAND AND LOT SALES.

    Great Western's land and lot sales decreased $586,000 or 7% to $7.9 million during the nine-month period ended September 30, 2001 from $8.5 million for the nine-month period ended September 30, 2000. The decrease was primarily the result of less bulk land sales of $1.3 million, a decline in residential lot sales of $514,000 and an increase in ranch land sales of $1.2 million. The period-to-period decline in residential lot sales is the result of the contraction in consumer spending that has been experienced nationwide during 2001. Ranch land sales are increasing as the properties are readied for sale and as selling and promotional activities are expanded.

    Great Western's land and lot sales are affected by numerous factors including mortgage interest rates, demand for new housing starts and the availability of finished lots within a particular area. Generally, the pace of sales and the price per lot increase over the life of a project as the development gains popularity and as contract price escalators become effective.

    COST OF LAND AND LOT SALES.

    Cost of land and lot sales decreased $2.2 million or 32% to $4.7 million for the nine-month period ended September 30, 2001 compared to $6.9 million from the comparable period in the prior year. This decrease is primarily due to improved gross margins on bulk land sales.

    OPERATING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.

    Great Western's operating, selling, general and administrative expenses increased $800,000 to $1.9 million for the nine months ended September 30, 2001 compared to $1.1 million in the same period of 2000. The increase was driven by increases in staffing, advertising and sales costs needed to support the ranch land sales effort and by costs incurred in connection with Great Western's preparation for its merger with quepasa and the filing of this proxy statement/prospectus.

    INTEREST EXPENSE.

    Interest expense increased $102,000 or 18% to $685,000 for the period ended September 30, 2001 from $583,000 for the nine months ended September 30, 2000. The increase is the result of a full nine

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months of interest expense on the Willow Springs Ranch property offset by declining interest rates on loans associated with the residential lot sales business.

    INTEREST INCOME.

    Interest income increased $108,000 for the nine months ended September 30, 2001, compared to the nine months ended September 30, 2000, primarily due to the accrual of interest on the installment notes received in connection with the sale of the Morningside Farms properties.

    NET INCOME (LOSS).

    Great Western recorded net income of $672,000 for the nine months ended September 30, 2001 compared to a net loss of $198,000 for the period ended September 30, 2000. This increase is attributable to profits from the bulk land sale by Morningside Farms, L.L.C. and an improved relationship in the price/cost ratio due to improved gross margins on ranch land sales.

    INCOME TAXES.

    For all periods through August 6, 2001, all of Great Western's operations were conducted through limited liability companies for which any taxable income (losses) were passed through to the owner member. The owner member or one of its affiliates has paid or will pay any income taxes or received or will receive any loss deductions. Income from Great Western's operations for the period from August 6, 2001 to September 30, 2001 was $393,000 for which income tax of $133,000 was provided.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999.

    LAND AND LOT SALES.

    Great Western's land and lot sales increased $6.8 million, or 219%, to $9.9 million during the year ended December 31, 2000 from $3.1 million in the prior calendar year. This increase is a result of several bulk land sales totaling $5.6 million and $1.3 million of ranch land sales offset by a slight decrease in residential lot sales of $152,000.

    Great Western's land and lot sales are affected by numerous factors including mortgage interest rates, demand for new housing starts and the availability of finished lots within a particular area. Generally, the pace of sales and the price per lot increase over the life of a project as developments gain popularity and as contract price escalators become effective.

    COST OF LAND AND LOT SALES.

    Cost of land and lot sales increased from $2.0 million for the year ended December 31, 1999 to $8.1 million for the year ended December 31, 2000, or from 65% to 82% as a percentage of land and lot sales, respectively. The increase in cost of land and lot sales as a percentage of land and lot sales is due principally to the significant amount of bulk land sales during 2000 that were sold at lower margins. This price/cost relationship was further impacted by the use of "advertised leaders" or lower priced parcels to stimulate initial sales in the two ranch developments.

    OPERATING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.

    Great Western's operating, selling, general and administrative expenses increased from $1.3 million for the year ended December 31, 1999 to $1.8 million in the year ended December 31, 2000, or by 38%. This increase was due to increases in staffing, advertising and professional service costs that were incurred to start up the ranch division's land sales efforts.

                                       62
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    INTEREST EXPENSE.

    Great Western's interest expense increased from $541,000 for the year ended December 31, 1999 to $754,000 for the year ended December 31, 2000, or by 39%. The increase in interest expense was due to additional debt incurred by Great Western to finance the construction of new projects and the start up of the ranch division. On December 31, 2000, $4.5 million of debt was converted to equity.

    INTEREST INCOME.

    Interest income decreased from $137,000 in 1999 to $34,000 in 2000 as a result of Great Western's foreclosure on the mortgage notes receivable relating to the Wagon Bow Ranch in January 2000.

    NET LOSS.

    Great Western's net loss increased from $594,000 for the year ended December 31, 1999 to $782,000 for the year ended December 31, 2000, or by 32%. The increase in Great Western's loss is due mainly to the increase in the cost of land and lot sales that resulted from both the bulk land sales and initial ranch division sales discussed above.

    INCOME TAXES.

    For all periods through August 6, 2001, 2001, all of Great Western's operations were conducted through limited liability companies for which any taxable income (losses) were passed through to the owner member. The owner member or one of its affiliates has paid or will pay any income taxes or received or will receive any loss deductions. Income or loss from Great Western's operations will be attributed to Great Western starting on August 6, 2001, the date that Amortibanc contributed the operations of Great Western.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998.

    LAND AND LOT SALES.

    Great Western's land and lot sales have increased $717,000, or 30%, to $3.1 million during the year ended December 31, 1999 from $2.3 million in the prior calendar year. This increase is primarily the result of strong lot sales at the Brookside Court development during 1999.

    Great Western's land and lot sales are affected by numerous factors including mortgage interest rates, demand for new housing starts and the availability of finished lots within a particular area. Generally, the pace of sales and the price per lot increase over the life of a project as developments gain popularity and as contract price escalators become effective.

    COST OF LAND AND LOT SALES.

    The cost of land and lot sales decreased from $2.1 million for the year ended December 31, 1998 to $2.0 million for the year ended December 31, 1999, or from 91% to 65% as a percentage of land and lot sales, respectively. This decrease in cost of land and lot sales as a percentage of land and lot sales is due principally to the recognition of gains on installment sales of $340,000 offset by debt forgiveness of $194,000 included as a reduction of cost of land and lot sales for 1999 and lower margin lot sales in 1998.

    OPERATING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.

    Great Western's operating, selling, general and administrative expenses increased from $584,000 for the year ended December 31, 1998 to $1.3 million for the year ended December 31, 1999, or by

                                       63
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123%. This increase was due primarily to increased personnel costs, professional expenses and other operating expenses commensurate with an increase in operations.

    INTEREST EXPENSE.

    Great Western's interest expense increased from $257,000 for the year ended December 31, 1998 to $541,000 for the year ended December 31, 1999, or by 111%. The increase in interest expense was due to additional debt incurred by Great Western to finance operations and land held for development and sale.

    INTEREST INCOME.

    Interest income increased from $82,000 in 1998 to $137,000 in 1999 primarily as a result of the receipt of interest income from the Wagon Bow Ranch mortgage note receivable.

    NET LOSS.

    Great Western's net loss increased from $522,000 for the year ended December 31, 1998 to $594,000 for the year ended December 31, 1999, or 14%. The increase in Great Western's loss from 1998 to 1999 is primarily due to the increase in operating, selling, general and administrative expense and the increase in interest expense, which exceeded the improved gross profit on sales for 1999.

    INCOME TAXES.

    For all periods through August 6, 2001, 2001, all of Great Western's operations were conducted through limited liability companies for which any taxable income (losses) were passed through to the owner member. The owner member or one of its affiliates has paid or will pay any income taxes or received or will receive any loss deductions. Income or loss from Great Western's operations will be attributed to Great Western starting on August 6, 2001, the date that Amortibanc contributed the operations of Great Western.

LIQUIDITY AND CAPITAL RESOURCES

    Great Western has financed its operations and growth with cash flow from operations, mortgage financing obtained from financial institutions and funds contributed by its sole shareholder in exchange for notes receivable and equity. Great Western has used these funds to finance operations, to purchase and develop new properties, and to service its debt. During the year ended
December 31, 2000, Great Western's continuing operating activities used $354,000 in cash. The most significant items affecting cash used in operations were the increase in notes receivable in the amount of $1.8 million that was received as a portion of land/lot sales and the net loss of $782,000. These outflows were offset by cash inflows from decreases in assets and increases in liabilities totaling $1.7 million, and the non-cash accrued interest expense on subordinated debt of $515,000. Cash provided by financing activities of $607,000 is due to borrowings on notes payable of $4.3 million and an increase of subordinated debt of $1.2 million, offset by cash payments on notes payable of $4.9 million. Cash obtained through subordinated debt was primarily used for financing activities to repay indebtedness and other obligations associated with land sales and for the purchase of property and equipment such as real estate taxes, closing costs and commissions.

    Great Western anticipates that during fiscal 2001 its operations will generate sufficient cash to fund its operations and purchases and development of new properties. Great Western projects that its capital expenditures for property and development will be $5.8 million in the year ending December 31, 2001 but that only a portion of that amount will need to be funded internally (the majority of the $5.8 million is reserved for the possible purchase of an identified piece of property). The remainder will be borrowed from banks and other financial institutions. On October 11, 2001, quepasa loaned

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Great Western $500,000 bearing interest at the prime rate plus 1%. Great Western may use the proceeds of the loan for working capital, investment in new properties, capital expenditures, purchases of quepasa common stock in open-market or privately negotiated transactions and payment of merger transaction costs. See "Proposal 2. Approval of the Merger--Amendment of the Merger Agreement and Great Western Loan."

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    Great Western does not have any derivative financial instruments as of December 31, 2000 or as of September 30, 2001. Great Western has entered into loan agreements and accepted notes receivable in partial payment of its land sales that subject its portfolio to interest rate risk. At September 30, 2001, Great Western held notes receivable in the amount of $3.0 million that management expects to hold until maturity. An increase in interest rates would result in a decline in the market value of these notes but no reserve for this contingency is considered necessary as Great Western intends to hold these notes until maturity. These notes currently bear interest at or near market rates. The schedule below details these exposures at December 31, 2000, summarizes the maturities and provides data on the calculated average interest rate that is applicable to each segment.

                                                                                                                  FAIR VALUE
                                                                                                                      AT
                                  TOTAL       2001        2002       2003       2004       2005      THEREAFTER   12/31/2000
                                ---------   ---------   --------   --------   --------   ---------   ----------   ----------
Variable interest rate debt...  4,343,469   1,221,454   362,221    661,667     60,496    2,037,631          --    4,343,469
Average interest rate.........      11.73%      12.06%     9.55%     10.15%     10.15%          --
Fixed interest rate debt......  1,930,339   1,930,339        --         --         --           --          --    1,930,339
Average interest rate.........       8.29%         --        --         --         --           --
Subordinated debt.............  4,333,199          --        --         --         --           --   4,333,199    4,333,199
Average interest rate.........         --          --        --         --         --         8.00%
Fixed interest rate
  receivables.................  1,827,417     780,219   343,467    244,976     21,648      299,371     137,736    1,827,417
Average interest rate.........       9.06%      10.51%    10.51%     10.70%     10.06%       12.46%

    Great Western has determined that an increase of 100 basis points in the prime or base interest rate on the variable rate indebtedness that was outstanding at December 31, 2000 would result in an increase of $43,435 in interest expense on an annual basis. At September 30, 2001, the variable rate indebtedness has been reduced to $2,584,859 thereby reducing the effect of an increase in interest expense from a 100 basis point change in the prime or base rate to an increase of $25,849 in interest expense on an annual basis.

                            GREAT WESTERN'S BUSINESS

OVERVIEW

    Great Western is currently wholly-owned by Amortibanc Investments. Amortibanc Investments' predecessor business was founded in 1928 by H. Ray Garvey and is one of Kansas's oldest mortgage and investment banking institutions. Through the years, it has served as the financial servicing arm of a number of the Garvey family ventures, including World Homes, Inc. (in the early 1960's it was the largest home-building company in the world with operations in 23 countries), Builders, Inc. (commercial construction) and extensive Garvey agricultural entities. Amortibanc, Inc., through its affiliates and subsidiaries includes in its portfolio a number of residential and commercial investments in real estate including apartment complexes, commercial shopping centers, and extensive ranching properties. Great Western has often been used by Amortibanc Investments as a vehicle to manage certain enterprises and new ventures. Great Western currently is one of the largest residential land developers in the Houston area with several thousand acres of land currently in various stages of development. Today, Great Western acquires, develops, markets, sells and finances residential and recreational property in the southwestern United States. Great Western's properties are primarily located in Arizona, Texas and New Mexico and consist of a variety of lifestyle choices including homes for first-time homebuyers, vacant lots for commercial homebuilders and ranch lots for those seeking recreational and investment properties. Subdivided residential lots are marketed principally to builders seeking to build homes in quality residential settings in the low- to mid-price range and ranch properties are marketed to purchasers seeking a long-term investment in up-scale vacant ranch land. In addition, Great Western engages in ranching and agricultural activities on some of its properties until the properties are either developed or sold. These activities include the planting of tree farms, the ownership of a modest cattle herd on one of its ranches and the leasing of another ranch property for cattle grazing. As an additional marketing incentive to its customers for the recreational land, Great Western finances individual purchases of ranch lots. The majority of these loans are then sold to third parties.

INDUSTRY OVERVIEW

    The real estate industry is fragmented and highly competitive. In each of its markets, Great Western competes with numerous builders, developers and others for the acquisition of property and with local, regional and national developers, homebuilders and others with respect to the sale of residential lots. Competition also occurs with regard to obtaining, among other things, desirable financing, raw materials and skilled labor. Great Western believes it can effectively compete in its market areas and has confidence in its ability to locate, develop and sell attractive properties in the markets in which it wishes to operate.

GREAT WESTERN'S PROPERTIES

    Following is a description of Great Western's major properties.

    TEXAS.

    WHEATSTONE III--BROOKSIDE COURT SUBDIVISION. Wheatstone III is a 30 acre gated community in Northwest Houston, Texas designed for garden style homes. Phase I consisted of 76 lots that were completed in 1998. All of the 20 lots in Phase II are under contract. The development is convenient to shopping, including grocery shopping, and entertainment.

    COVENTRY SUBDIVISION. Coventry consists of approximately 300 lots located in northwest Houston. Two major homebuilders are actively building in this development. Sales of these lots commenced in 1997 and there are currently approximately 123 lots remaining, all of which are under contract.

Coventry consists of heavily wooded lots and is surrounded by forest. The development is convenient to shopping, dining and golf. The Houston Open Golf Tournament is held annually in the neighboring Woodlands golf community.

    WHEATSTONE I SUBDIVISION. Wheatstone I consists of approximately 45 acres located near the West Houston Energy corridor. Approximately 80 of the 180 lots have been sold. The lots are being sold for $19,600 per lot with an annual 8% price escalation. The property is convenient to shopping, including grocery shopping, and entertainment. The property is surrounded by an established upscale residential neighborhood adjoining the West Houston YMCA.

    ARIZONA.

    WAGON BOW RANCH. Wagon Bow Ranch is a commercial cattle ranch located in Mohave County in the Aquarius Mountains in northwest Arizona, consisting of approximately 48,000 acres, 34,000 of which are deeded land and 14,000 are state-leased land. The ranch is accessible by highway and country road that are maintained year round. The property is made of diverse topography, ranging from mountainous slopes in the west to sloping mesas and flats in the majority of the Ranch. The Ranch supports over 600 animal units year long with ample water in running streams and springs that run year round. There is abundant wildlife including mule deer, antelope, bear, mountain lion and javelina. By car the Ranch is approximately two and a half-hours from Las Vegas, three hours from Phoenix, and four hours from Los Angeles. The property has a main residence, foreman's house, guesthouse, bunkhouse, owner's house, outbuildings and corrals. Great Western has sold approximately 12,000 acres during the last 18 months. Great Western is marketing for sale the balance in 40 acre ranch parcels.

    GLENDALE SPRINGS CONDOMINIUMS. Glendale Springs Condominiums is a planned 80 unit condominium project located in Glendale, Arizona. Great Western has obtained the necessary zoning permits and entitlements for the project and expect to begin construction in Spring of 2002. Great Western expects that the aggregate sales price for the Glendale Springs Condominiums will be approximately $8,000,000.

    WRIGHT PLACE CONDOMINIUMS. Wright Place Condominiums is a planned 14 unit condominium project designed as an infill project in Phoenix, Arizona. Great Western has obtained the zoning permits and entitlements for the project and expect to begin construction in the Spring of 2002. Great Western expects that the aggregate sales price for the Wright Place Condominiums will be approximately $1,400,000.

    NEW MEXICO.

    WILLOW SPRINGS RANCH. Willow Springs Ranch is a commercial cattle ranch located on the west side of Interstate 25, approximately 25 miles south of Socorro. The ranch consists of the northwest portion of the Pedro Armendaris Land Grant No. 34 deeded by the King of Spain in 1819. The remainder of the grant is owned by Ted Turner. The property is approximately 50,000 acres of deeded land with elevations ranging from 4,700 feet in the south to 6,400 feet in the north. The Ranch supports over 600 animal units year long with annual rainfall from 12 to 14 inches in the higher elevations to eight inches in the lower elevations. Large herds of pronghorn antelope and trophy mule deer, as well as a large quail population, reside on the land. The property has approximately 118 miles of pipeline, 68 drinking troughs, storage tanks, seven dirt tanks, pipe corrals and loading chute, main shipping pens with scales, 88 miles of fencing and six holding traps. Great Western has sold approximately 8,000 acres since June 2000 in parcels of 160 acres or more. Great Western has obtained approvals for smaller lots for a portion of the ranch that it is marketing currently. Great Western intends to develop and is currently marketing an additional subdivision in Fall of 2001. Great Western anticipates that the remainder of this property will be sold in parcels ranging from 15 to 50 acres at prices ranging from $295 per acre to over $1,000 per acre.

ACQUISITION OF LAND INVENTORY

    Great Western acquires property in Arizona, Texas and New Mexico. Great Western's principal criteria for acquiring ranch land is location, the proportion of deeded land to leased land, the availability of water, the elevation of the property and the property's accessibility to populated areas. For non-ranch property, Great Western considers location, availability of municipal services, including water, sewer and electricity, zoning, determination of highest and best use and marketability. Prior to making an acquisition, Great Western conducts extensive due diligence, typically utilizing market research, including obtaining direct input from builders and real estate professionals and analyzing market depth and forecasting market absorption.

    Once Great Western identifies a desirable property and completes its initial due diligence procedures, it enters into a purchase agreement with the seller to acquire the property. Generally, Great Western advances a down payment negotiated with the seller in order to secure the ultimate purchase of the property and limit its exposure resulting from any termination of the purchase agreement to the amount of the down payment and any costs associated with Great Western's preliminary due diligence and development expenses. Great Western's down payments are generally small and by requiring that regulatory approvals be obtained prior to closing, Great Western is often able to place a number of properties under contract without expending significant amounts of capital. This strategy enables Great Western to reduce the time during which it actually owns specific properties, the market risk associated with holding such properties and the risk of acquiring properties for which Great Western is unable to obtain the applicable regulatory approvals. Great Western is typically not required to advance the full purchase price or enter into a note payable obligation for the purchase of the property until it has completed a full due diligence review and, in most cases, until regulatory approvals for the subdivision are obtained and the sale of at least the initial phase of the project is consummated. While it is seeking local approvals, Great Western customarily engages in pre-selling marketing activity and, with the consent of the seller, occasionally pre-sells properties, subject to closing on Great Western's purchase of the property. Once Great Western obtains the necessary regulatory approvals, it closes on the property and obtains title. The timing between signing a purchase agreement and closing on a property generally takes between six and 12 months. Historically, few executed purchase agreements have been canceled.

    Before closing on the purchase of property that will be subdivided and sold in lots, Great Western completes its own environmental assessment of the property. The purpose of this assessment is to evaluate the impact the proposed subdivision will have on such items as flora and fauna, wetlands, endangered species, open space, scenic vistas, recreation, transportation and community growth and character. To obtain this information, Great Western consults with various groups and agencies including the appropriate county and state planning agencies, environmental groups, state heritage programs, soil conservation agencies and forestry groups. In urban and suburban areas Great Western obtains a Phase I environmental report. If Great Western's environmental due diligence indicates that the proposed subdivision meets environmental criteria and complies with zoning, building, health and other laws, it develops a formal land use plan, which forms a basis for determining an appropriate purchase price for the property. When possible, Great Western attempts to accommodate the existing topographical features of the land, such as streams, hills, wooded areas, stone walls, farm buildings and roads. In addition, before closing on a purchase, Great Western generally has the property surveyed by a professional surveyor and, where appropriate, has soil analyses conducted to determine the suitability of the site for septic systems. Great Western obtains title insurance on the property at the time of closing.

    Generally land purchases are financed with a combination of bank/institutional debt, seller financing and equity capital. The relationships of each component vary with the type of project. At June 30, 2001, Great Western has outstanding debt to Amortibanc Investments of approximately $4.4 million and does not expect this amount to increase. Any additional borrowings from Amortibanc

Investments will be on terms no less favorable than from third party lenders. Amortibanc Investments has informed Great Western and quepasa that it is not likely to provide any further subordinated indebtedness to Great Western.

    In addition, Great Western has formed an operating subsidiary, GWLR, LLC in order to give Great Western the ability in connection with future acquisitions of property, to purchase the properties with cash or with units of limited liability interests. Great Western believes that many potential sellers of target properties have a low tax basis in their properties and would be unwilling to sell their properties except in transactions that defer a portion of the Federal income taxes otherwise payable. Offering units of limited partnership interests instead of cash for properties may, in certain circumstances, offer potential sellers partial or complete capital gain deferral.

MARKETING AND SALE OF INVENTORY

    Great Western focuses its marketing efforts in certain core markets where it has developed substantial marketing expertise and has a strong track record of success in Phoenix and Scottsdale in Arizona, central New Mexico and the greater metropolitan Houston, Texas area. Great Western markets residential subdivisions locally to builders through its network of contacts, prior purchasers and real estate professionals who specialize in marketing similar properties and it markets ranch land locally, regionally and nationally, through conventional methods, such as newspaper, radio and television advertisements, and over the Internet. Sales offices and on-site sales representatives are maintained at each property in order to provide consistent service to potential customers and markets its condominium projects.

    Great Western uses a variety of marketing techniques to sell its properties, including pre-selling a significant portion of its planned residential lots to builders before investing extensive capital to build infrastructure or develop the properties. Great Western markets its recreational properties using its internal sales force coupled with independent commissioned salespersons as available. The internal marketing staff designs advertising campaigns and other marketing materials including Internet web sites, brochures and newsprint advertisements. Great Western also works closely with its professional marketing consultants in developing materials and campaigns.

    Great Western's apartment projects are managed by professional leasing companies that specialize in managing and marketing apartment units to the public.

CUSTOMER FINANCING

    Great Western frequently provides financing to purchasers of its ranch property. During fiscal 2000 and the first six months of 2001, Great Western financed approximately 46% and 62%, respectively of the aggregate purchase price of its ranch lot sales. Sales of ranch lots accounted for 14% and 22% of total sales during fiscal 2000 and the first six months of 2001, respectively. These loans generally are sold to third parties for 85% to 100% of the principal balance of eligible loans, depending upon market conditions. Great Western is required to replace loans that become delinquent or to pay down the amounts paid against such loans to remain within required ratios. Approximately $1.2 million of the loans that have been sold are outstanding. To date, Great Western has not experienced any defaults or delinquencies in connection with its customer financing activities.

    Great Western believes that its financing is attractive to purchasers of its ranch property because financing for this type of property is not readily available and Great Western offers a convenient, single source for the purchase and financing of the property. Great Western offers competitive interest rates and requires down payments similar to those that might be required by banks and mortgage companies offering this type of credit. Great Western uses standard underwriting criteria acceptable to most mortgage lenders and purchasers of mortgage deeds of trust and land contracts so Great Western can later sell the mortgages.

REGULATION

    The real estate industry is subject to extensive complex regulation. Great Western must comply with various federal, state and local environmental, zoning and other statutes and regulations regarding the purchase, subdivision and sale of real estate and various aspects of Great Western's financing operations. In addition Great Western's customer financing activities are subject to extensive regulation, which may include regulation under the Truth-in-Lending Act and Regulation Z, the Fair Housing Act, the Fair Debt Collection Practices Act, the Equal Credit Opportunity Act and Regulation B, the Electronic Funds Transfer Act and Regulation E, the Home Mortgage Disclosure Act and Regulation C, Unfair or Deceptive Acts or Practices and Regulation AA and the Right to Financial Privacy Act.

    Great Western believes that it is in compliance in all material respects with applicable regulations. However, these regulations are subject to change and Great Western cannot assess the cost of complying with all of the applicable laws and regulations. The failure by Great Western to comply with applicable laws or regulations could subject Great Western to large fines or other costly activities to come into compliance.

    Land owners are subject to liability for the costs of removal and remediation of certain hazardous or toxic substances on their property, as well as for the related costs of investigation and property damage under various federal, state and local laws, ordinances and regulations. These laws often impose liability without regard to whether the owner knew or was responsible for the presence of the hazardous or toxic substances. If there are hazardous or toxic substances on Great Western's properties that it is not aware of and Great Western is unable to remediate the property, or the cost of remediation is too high, Great Western may not be able to sell or lease its property or to borrow against and use the property as collateral. In addition to remediation of land, other federal and state laws require the removal or encapsulation of asbestos-containing material when the material is in poor condition or in the event of construction, demolition, remodeling or renovation. Other statutes may require the removal of underground storage tanks. If Great Western fails to comply with these and other environmental, health or safety requirements it may be required to cease or change its operations at a property.

COMPETITION

    The real estate industry is fragmented and highly competitive. Great Western competes against numerous builders, developers and others in the real estate business in each of its markets. Great Western competes mainly with builders and developers for the acquisition of property and with local, regional and national developers and homebuilders in the sale of residential lots such as Arizona Land and Ranches, Inc. and First United Realty, Inc. in Arizona and Hometown Concepts, Inc. and Arete Development Company in Texas. In general, there is less competition in the smaller, more rural markets where Great Western operates. Great Western believes that it is competitive in its markets based on its strong reputation and the price, location and quality of its products, as well as on the basis of its experience in land acquisition, development, marketing and sale.

    In its customer financing activities, Great Western competes with banks, mortgage companies, other financial institutions and government agencies offering financing of real estate. However, Great Western offers customer financing as a marketing incentive to facilitate its recreational land sales and, therefore, does not view its activities as being in competition with other lenders.

GREAT WESTERN'S NOTES RECEIVABLE

    At September 30, 2001, Great Western holds approximately $3.0 million of third party notes receivable from the sale of property. These notes are generally secured by the property sold and bear interest at rates ranging between 8% and 12.75% per year. See "Great Western Land and Recreation--Notes to Consolidated Financial Statements--Note B--Notes Receivable."

GREAT WESTERN'S DEBT

    Great Western has approximately $2.8 million of senior indebtedness to institutions bearing interest at variable rates from 1% to 4% over either the prime rate or a similar base rate such as the annualized average weekly yield of U.S. Treasury securities. This debt matures on various dates through June 2005. Great Western has an additional $1.5 million of seller-financed senior indebtedness bearing interest at fixed rates varying between 8% and 9.5% and maturing on various dates in 2001 and 2002. Great Western has $4.4 million of subordinated indebtedness to Amortibanc Management bearing interest at rates between 8% and 10% and maturing on various dates through July 2003. This indebtedness is subordinated to all of Great Western's institutional indebtedness. The institutional and seller financed indebtedness is secured by Deeds of Trust on the properties associated with the borrowing and a portion of the subordinated debt is secured by notes receivable from the sale of other properties.

    On October 11, 2001, quepasa loaned Great Western $500,000 in connection with an amendment to the merger agreement. The loan bears interest at the prime rate plus 1% and is secured by a pledge of the membership interest of one of Great Western's affiliates in Laguna Investments, L.L.C. Laguna Investments owns a 25% interest in an apartment project in Glendale, Arizona. Interest on the loan is payable quarterly and the first quarter's interest payment was prepaid on October 11, 2001. The loan matures on the earlier of April 11, 2002 or the date the merger agreement is terminated.

MANAGEMENT

    CURRENT EXECUTIVE OFFICERS AND DIRECTORS OF GREAT WESTERN.

    The following table sets forth information regarding Great Western's current executive officers and directors:

                                                                                                 OFFICER OR
                                                                                                  DIRECTOR
NAME                                          AGE                       OFFICE                     SINCE
----                                        --------                    ------                   ----------
Jay N. Torok..............................     62      President, Chairman, Chief Executive         1993
                                                       Officer, Secretary, Treasurer and
                                                       Director

William Szilagyi..........................     56      Senior Vice President                        1995

    Jay N. Torok has served as the President and Chief Executive Officer of Amortibanc Management, L.C. since 1993 and as Chairman of the Board, President and Chief Executive Officer of Great Western since its inception. In addition Mr. Torok has served as Executive Vice President of Amortibanc, Inc. and President of Amortibanc Land and Cattle, L.L.C., Southwest Land and Cattle, L.L.C. and Firebird Financial, L.L.C., as well as other Amortibanc affiliates engaged in real estate development or venture capital. Prior to joining the Amortibanc group of companies, from 1986 to 1992, Mr. Torok served as President and Chief Executive Officer of Lone Pine Capital, a venture capital company specialized in acquisitions management. Prior to joining Lone Pine Capital, from 1981 to 1985, Mr. Torok served as President and Chief Executive Officer of Merrill Lynch Realty, Inc. Under Mr. Torok's management, Merrill Lynch
Realty, Inc. grew from 100 offices to over 380 offices in 38 cities in the United States and 4 foreign cities, becoming the world's largest real estate brokerage firm. Prior to joining Merrill Lynch Realty, Inc., Mr. Torok served in various positions, including President of the Container and Core Division of Clevepak Corporation, a former NYSE listed company, President of Associated Forest

Products, Inc., Vice President of Finance of Wausau Paper Mills, a Nasdaq quoted company and Controller of the Forest Products Division and the Land Development Division of Owens Illinois, Inc., a Fortune 100 company. Mr. Torok received his M.B.A. from Dartmouth in 1962 and attended law school at Temple University.

    William Szilagyi has served as the Vice President of Operations of Amortibanc Management since 1996 and as Senior Vice President of Great Western since its inception. In addition, Mr. Szilagyi has agreed to serve as a director of Great Western upon completion of the Merger. Since 1998, Mr. Szilagyi has also served as the President of UniLoan, a mortgage brokerage company specializing in the needs of new homebuilders and since 1998 as Vice President and Director of Firebird Financial, L.L.C., a mortgage investment company. Prior to joining the Amortibanc group of companies, Mr. Szilagyi served as President of Merrill Lynch Realty, Inc. / Beach Cities Company in California. During his tenure with the Merrill Lynch Realty, Inc., Mr. Szilagyi developed a Real Estate Owned Division to address the needs of bank owned properties, turned around multiple unprofitable subsidiaries and created a Resorts Division that managed and marketed resort properties throughout the West. In addition, while with the Merrill Lynch, Mr. Szilagyi created a multilingual international real estate network that targeted properties in Central and South America, Mexico, Canada and the Pacific Rim. Mr. Szilagyi, also served as Marketing Director with Merrill Lynch Realty Associates, Inc. where he wrote the company's Policy and Procedure Manual and New Sales Associate Training and Marketing Manual. Prior to that, Mr. Szilagyi was employed by the Forest E. Olsen Company, a Coldwell Banker company, where he supervised 18 real estate offices in the greater Los Angeles metropolitan area. Mr. Szilagyi received his degree in business from California State University in 1967. Mr. Szilagyi has written two books and given numerous seminars on the advantages of real property ownership and investment.

BOARD OF DIRECTORS OF GREAT WESTERN FOLLOWING THE MERGER

    The board of directors following the closing of the merger will consist of the following individuals:

    JAY N. TOROK. Mr. Torok's biography is set forth above under "Management--Current Executive Officers and Directors of Great Western."

    WILLIAM SZILAGYI. Mr. Szilagyi's biography is set forth above under "Management--Current Executive Officers and Directors of Great Western."

    GARY L. TRUJILLO. Mr. Trujillo's biography is set forth above under "Proposal 1. Election of Directors."

    L. WILLIAM SEIDMAN. Mr. Seidman's biography is set forth above under "Proposal 1. Election of Directors."

    HAROLD DICK. Mr. Dick, 58, has agreed to serve as a director of Great Western upon completion of the merger with quepasa. In 1988, Mr. Dick founded The Summit Group of Hutchinson, Kansas, a private investment and consulting firm. During the period from 1986 to the present, Mr. Dick also served as an advisor to various companies owned by the Garvey family. Prior to this, from 1985 to 1988, Mr. Dick was the President and CEO of the Doskocil Companies. During this period, the Doskocil Companies was named by Inc. Magazine in its list of fastest growing public companies. Prior to 1985, Mr. Dick served in various positions including Vice President of Norton Simon, Inc. where his duties included oversight of the operations of a number of companies including Hunt Wesson Foods, Max Factor, McCall Pattern and Halston Enterprises. Mr. Dick received his M.B.A. with Distinction from Harvard University in 1968 and his B.A. in Mathematics and Psychology Magna Cum Laude from Washburn University in 1966.

AUDIT COMMITTEE

    Great Western intends to create an audit committee of its board of directors within 90 days following the closing of the merger. The audit committee will consist solely of independent, non-employee directors.

KEY EMPLOYEES

    Edward W. Dietrich, 58, has served as Vice President and General Counsel of Amortibanc Management since 1999 and as General Counsel of Great Western since its inception. From 1993 through 1998, Mr. Dietrich served as the Chief Operating Officer of Pyrethrum, Ltd., a research and development company.
Mr. Dietrich negotiated the sale of the company in 1998. From 1984 to 1993, Mr. Dietrich was active in real estate development, including development of subdivisions, single-family home lots, strip shopping centers, apartment complexes and office buildings. Prior to that, from 1970 to 1984, Mr. Dietrich was in private law practice, specializing in real estate. Mr. Dietrich received his J.D. degree from Syracuse University, College of Law in 1969.

    James Wesley, 58, has served as the head of ranch operations of Amortibanc Management and its affiliates, Southwest Land and Cattle, L.L.C. and Amortibanc Land and Cattle, L.L.C., since 1999 and as the head of ranch operations of Great Western since its inception. From 1987 through 1998, Mr. Wesley served as the general manager of the Bumble Bee Ranch located north of Phoenix, Arizona.
Mr. Wesley received his BS from University of Arizona in Animal Science and Animal Nutrition in 1965. Mr. Wesley is affiliated with the National Cattlemen's Association, Arizona Cattle Growers Association, Yavapai County Cattle Growers Association, National Association of Realtors and Yavapai County Sheriff's Mounted Posse.

    Great Western intends to undertake a search to identify qualified candidates to fill the positions of Vice President of Finance and Vice President of Engineering. Great Western hopes to fill these positions within 120 days from the closing of the merger.

EMPLOYEES

    Great Western currently has 25 employees, seven of which are involved in marketing activities and eight of which serve in management and administration roles.

EXECUTIVE COMPENSATION

    The following table provides certain summary information concerning the compensation earned by Great Western's Chief Executive Officer. None of Great Western's employees earned more than $100,000 in 1998, 1999 or 2000.

                                                                                                      LONG TERM
                                                                                                    COMPENSATION
                                                            ANNUAL COMPENSATION                -----------------------
                                               ---------------------------------------------   RESTRICTED   SECURITIES
                                                                                OTHER ANNUAL     STOCK      UNDERLYING
        NAME AND PRINCIPAL POSITIONS             YEAR      SALARY     BONUS     COMPENSATION     AWARDS      OPTIONS
        ----------------------------           --------   --------   --------   ------------   ----------   ----------
Jay N. Torok.................................    2000     $74,400     $6,800         --            --           --
  President, Chairman, Chief Executive           1999     $71,940     $3,720      -- --         -- --        -- --
  Officer, Secretary, Treasurer and Director     1998     $65,720       $100

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

    Great Western did not grant any stock options or stock appreciation rights during the fiscal year ended December 31, 2000.

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
    In 2001, Great Western granted Mr. Torok and Mr. Szilagyi options to purchase 750,000 shares of common stock and 350,000 shares of common stock, respectively. These options have an exercise price of $0.15 per share and vest monthly over 36 months following the date of grant, contingent upon completion of the merger.

AGGREGATED OPTIONS/SAR EXERCISES

    Mr. Torok did not exercise options to purchase Great Western common stock during the fiscal year ended December 31, 2000.

EMPLOYMENT CONTRACTS


    Great Western has entered into a five year employment agreement with Jay Torok, effective as of September 1, 2001, that provides for an annual salary of $125,000, adjustable annually at the discretion of Great Western's board of directors, with a minimum annual increase of 4%. In the event that the merger with quepasa is consummated, Mr. Torok's annual salary will be increased to $175,000. Mr. Torok's agreement also provides for payments to Mr. Torok in the event that his employment is terminated for any reason within its five year term, including payment of the remaining annual salary at a rate of 50% of the rate provided for under the employment agreement, payable for a period double the remaining term under the employment agreement. Under the terms of Mr. Torok's employment agreement, the agreement shall be automatically extended for one year at the end of each year during the term of the agreement, expiring when Mr. Torok reaches the age of 70. Upon reaching the age of 70, should either party wish to terminate the agreement, Mr. Torok shall be entitled to receive payment of 50% of his last annual salary, each year for five years, provided that Mr. Torok agrees and has made himself available to provide at least
90 days of consulting services to Great Western in each of the five years.



    Great Western intends to enter into an employment agreement with William Szilagyi to be effective October 1, 2001 that will provide for a five year term with an annual salary of $90,000. In the event that the merger with quepasa is consummated, Mr. Szilagyi's annual salary will be increased to $129,000.
Mr. Szilagyi's annual salary shall be subject to a cost of living adjustment at the end of each year under the agreement with a maximum adjustment of 4% per year. At the end of the first four years of Mr. Szilagyi's employment agreement, Great Western's board of directors shall have the right to extend the term of the agreement for an additional three years. At the end of the extended period the agreement may only be extended if both Great Western and Mr. Szilagyi agree to the extension. If Mr. Szilagyi is terminated prior to the expiration of his employment agreement for any reason other than cause, he shall be entitled to receive payments equal to 50% of his last annual salary, yearly, for a period of twice the remaining term of his employment agreement.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of December 15, 2001 concerning stock ownership of Great Western's common stock by each director and officer, by all persons who hold of record or are known by Great Western to hold beneficially of record 5% or more of the outstanding shares of Great Western common stock and by all directors and officers as a group.

    Except as otherwise noted, the persons named in the table own the shares beneficially and of record and have sole voting and investment power with respect to all shares of common stock shown as owned by them, subject to community property laws, where applicable. The table also reflects all shares

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of common stock which each individual has the right to acquire within 60 days from December 15, 2001 upon exercise of stock options or common stock purchase warrants.

                                                                     PERCENT OF SHARES      PERCENT OF SHARES
                                                                        OUTSTANDING            OUTSTANDING
 NAME AND ADDRESS OF BENEFICIAL OWNER   SHARES BENEFICIALLY OWNED   BEFORE THE MERGER(1)   AFTER THE MERGER(1)
 ------------------------------------   -------------------------   --------------------   -------------------
Amortibanc Investments, L.C. (2)(3)...          34,536,774(5)(6)              100%                 65.5%(5)

Directors and Executive Officers:
  Jay N. Torok (4)(7).................                  --                     --                     *
  William Szilagyi (4)(8).............                  --                     --                     *

All Directors and Executive Officers
  as a Group (2 persons)..............                  --                     --                     *

------------------------

 * Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if such person has or shares voting power or investment power with respect to such security, or has the right to acquire beneficial ownership at any time within 60 days after December 15, 2001. In calculating the percentage of ownership, such shares are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such shareholder, but are not deemed outstanding for the purpose of computing the percentage of shares of common stock owned by any other shareholder. For purposes of this table, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.

(2) The address for Amortibanc Investments is 300 West Douglas, Suite 422, Wichita, KS 67202.

(3) Amortibanc Investments disclaims beneficial ownership of these shares. The Willard W. Garvey Revocable Trust and the Willard W. Garvey Trust Number Thirteen are the only members of Amortibanc Investments and thereby share beneficial ownership of these shares.

(4) The address for Messrs. Torok and Szilagyi is 5115 North Scottsdale Road, Suite 101, Scottsdale, AZ 85250.

(5) Includes a warrant to purchase 14,827,125 shares of Great Western common stock held by Amortibanc Investments. Under the terms of the warrant, commencing at midnight on the closing date of the merger and ending ten years thereafter, Great Western may purchase 4,942,392 shares of Great Western common stock for $.30 per share, 4,942,392 shares for $.60 per share and 4,942,391 shares for $1.20 per share.

(6) Includes 805,000 shares of quepasa common stock currently owned by Great Western, that will be distributed as a dividend prior to the merger.

(7) Includes 20,000 shares of quepasa common stock owned by Western Reserve Environmental Co., a company controlled by Mr. Torok and 62,500 shares of common stock issuable upon exercise of stock options that will vest within 60 days of December 15, 2001, contingent upon the consummation of the merger.

(8) Includes 26,167 shares of common stock issuable upon exercise of stock options that will vest within 60 days of December 15, 2001, contingent upon the consummation of the merger.

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
LEGAL PROCEEDINGS

    Great Western is from time to time involved in various legal proceedings incidental to the conduct of its business. Neither Great Western nor any of its properties is involved in any legal proceedings as of the date of this proxy statement/prospectus.

DESCRIPTION OF GREAT WESTERN CAPITAL STOCK

    GREAT WESTERN AUTHORIZED AND OUTSTANDING CAPITAL STOCK.

    Great Western's authorized capital stock consists of 50,000,000 shares of common stock, par value $.001 per share, and 20,000,000 shares of serial preferred stock, par value $.001 per share. As of the date hereof, there are outstanding 18,904,649 shares of Great Western common stock, and no shares of Great Western preferred stock. After the merger, there will be 36,667,940 shares of Great Western common stock and no shares of Great Western preferred stock outstanding if all of the shares of quepasa common stock are exchanged in the merger.

    GREAT WESTERN COMMON STOCK.

    The holders of shares of Great Western common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to the preferences of any shares of Great Western preferred stock that may be outstanding, the holders of Great Western common stock will be entitled to receive dividends, if any, as may be declared by the board of directors from time to time out of legally available funds. Upon liquidation, dissolution, or winding up of Great Western, the holders of Great Western common stock will be entitled to share ratably in all assets that are legally available for distribution, after payment of all debts and other liabilities and the liquidation preference of any outstanding shares of Great Western preferred stock. The holders of Great Western common stock have no preemptive, subscription, redemption, or conversion rights.

    GREAT WESTERN PREFERRED STOCK.

    Great Western's certificate of incorporation authorizes it to issue up to 20,000,000 shares of serial Great Western preferred stock. The board of directors is authorized to issue Great Western preferred stock in one or more series and denominations and to fix the rights, preferences, privileges, and restrictions, including dividend, conversion, voting, redemption, liquidation rights or preferences, sinking fund provisions, and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. The issuance of Great Western preferred stock may have the effect of delaying, deferring, or preventing a change of control of Great Western without further action by the shareholders. The issuance of Great Western preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Great Western common stock. The issuance of Great Western preferred stock in the future could adversely affect the rights of the holders of Great Western preferred stock or Great Western common stock and, therefore, reduce the value of the Great Western preferred stock or Great Western common stock. As of the date of this proxy statement/prospectus, Great Western has no plans to issue any shares of Great Western preferred stock.

    GREAT WESTERN STOCK OPTIONS AND WARRANTS.


    Stock Options. Great Western has an aggregate of 3,500,000 shares of common stock reserved for issuance under its 2001 Stock Option Plan. As of the date hereof, Great Western has issued stock options to purchase 1,825,000 shares of Great Western common stock to employees and directors of Great Western with an
exercise price of $0.15 per share. Great Western has agreed to grant       stock
options to purchase up to 953,000 shares of Great Western common stock to employees and directors of quepasa prior to the closing of the merger. As part of the merger, 2,143,500 outstanding options for quepasa common stock issued under quepasa's stock option plan will be converted to similar options to purchase Great Western common stock under the Great Western's stock option plan on the same terms as such options were provided under quepasa's stock option plan. 400,000 of the outstanding quepasa options have an exercise price of $0.15, 37,500 have an exercise price of $1.50 and the balance have exercise prices of $7.00 or higher.


    Warrants. Amortibanc Investments holds a warrant to purchase 14,827,125 shares of Great Western common stock. Under the terms of the warrant, commencing at midnight on the closing date of the merger and ending ten years thereafter, Great Western may purchase 4,942,392 shares of Great Western common stock for $.30 per share, 4,942,392 shares for $.60 per share and 4,942,391 shares for $1.20 per share. Great Western may purchase shares by paying cash for such shares or by surrendering the right to receive a number of shares having an aggregate market value equal to the purchase price for such shares. As part of the merger, outstanding warrants for 400,000 quepasa common stock (exercise price $19.80) will be converted to similar warrants to purchase Great Western common stock on the same terms as such warrants were issued by quepasa.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In connection with the incorporation and capitalization of Great Western, Amortibanc Investments and its wholly-owned subsidiary, Amortibanc Management, contributed assets and liabilities to Great Western in exchange for 18,904,649 shares of Great Western common stock. Amortibanc Investments has partially financed Great Western's operations with periodic advances of funds. The advances are subordinated to Great Western's institutional financing, bear interest at varying rates ranging from 8% to 10% and mature on various dates. In general, interest is accrued and added to the subordinated debt balance, while payments are made only when cash flow, after payment of bank debt, is available from proceeds from land sales. At September 30, 2001, the total subordinated debt from Amortibanc Investments to Great Western was approximately
$4.6 million, of which approximately $1.5 million was collateralized with a note receivable on the proceeds of the sale of land.

    Great Western has made advances to 1st Realty Investments, Inc., a company affiliated with Great Western through common ownership with Amortibanc Investments. The advances are payable on demand, bear interest at 8% and are not collateralized. At September 30, 2001, Great Western had advanced approximately $1,026,269 to 1st Realty Investments. 1st Realty Investments is the guarantor of Great Western's $500,000 loan from quepasa.

    In 2001, Great Western entered into an employment agreement with Mr. Torok. At that time, Mr. Torok was the sole director of Great Western.


    Great Western owns 840,000 shares of quepasa common stock, all of which were acquired after the execution of the merger agreement with quepasa in privately-negotiated and open-market transactions.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS OF QUEPASA

    The following discussion of quepasa's financial condition and results of operations for the years ended December 31, 2000, 1999 and 1998 and for the nine months ended September 30, 2001 should be read in conjunction with its consolidated financial statements, the notes related thereto, and the other financial data included elsewhere in this proxy statement/prospectus.

OVERVIEW

    Prior to May 1998, quepasa's operations were limited to organizing its website, raising operating capital, hiring initial employees and drafting a business plan. From May 1998 through May 1999, quepasa was engaged primarily in content development and acquisition. In May 1999, quepasa launched its first media-based branding and advertising campaign in the United States. Significant revenue from quepasa's business activities did not commence until the fourth quarter of 1999. In the first half of 2000, quepasa significantly increased its operating expenses as it expanded its sales, marketing and advertising efforts. In May 2000, quepasa's board of directors announced the engagement of Friedman, Billings, Ramsey & Co. to assist quepasa in developing strategic alternatives to maximize shareholder value. Following such announcement and during the remainder of 2000, in order to conserve cash, quepasa reduced its work force by approximately 80% and significantly reduced the products and content it provided and its marketing, sales and general operating expenses. quepasa has been unsuccessful in executing its business plan, has incurred substantial losses since inception and has an accumulated deficit of $99.6 million as of September 30, 2001. For these reasons, quepasa believes that period-to-period comparisons of its operating results are not meaningful and the results for any period should not be relied upon as an indication of future performance.

    In the first quarter of 2000 quepasa acquired the following three companies:

    - In January 2000, quepasa acquired eTrato.com, an online auction site linking Hispanic buyers and sellers of goods and services.

    - In January 2000, quepasa acquired credito.com, a Spanish language Internet company providing personal credit content and information.

    - In March 2000, quepasa acquired realestateespanol.com, a real estate services site providing the Hispanic-American community with home buying services in both English and Spanish.

    In March 2000, quepasa issued 1,428,571 shares of its common stock to Gateway Companies, Inc. valued at $5.38 per share for an aggregate
$10.0 million in cash. Simultaneously, quepasa purchased 7,300 of Gateway's Aster computers and paid Gateway a nonrefundable $1.0 million for related co-marketing/co-branding services. However, the Gateway agreement did not obligate Gateway to render any specific marketing or advertising services to quepasa; instead, any services that Gateway would provide were to be determined and mutually agreed upon at a later, unspecified date. Accordingly, because Gateway was not obligated to provide any services, never indicated that it would provide any such services, and in fact, never provided any co-marketing or co-branding services, quepasa determined that the marketing/advertising component of the arrangement with Gateway had no value and reduced the $10.0 million received in cash by the $1.0 million cash payment to Gateway.

    quepasa committed itself to use a substantial portion of the proceeds of Gateway's investment to further its community and educational initiative program, which included distributing computers purchased from Gateway accompanied with Spanish language technical support, providing Internet access, and training for its subscribers. Pursuant to the agreement, quepasa purchased $5.8 million of computers, net of $928,500 of a volume purchase discount, for promotional activities. quepasa took title to the computers upon the close of the transaction. However, since quepasa did not have any warehousing facilities, the computers were segregated from Gateway's inventory in third-party warehouse locations. quepasa remained responsible for the payment of warehouse storage charges. The

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
computers were recorded as computer promotions inventory in other current assets on the accompanying balance sheet and expensed as donated.

    quepasa also granted Gateway additional substantive rights under the agreement, including, among other things (a) a warrant to acquire up to 483,495 additional shares of quepasa's common stock for cash, valued at $386,000, at the same purchase price per share paid for the original 1,428,571 shares, which option expired, unexercised, on May 30, 2000, (b) a right of first refusal,
(c) a right of participation in future stock issuances, (d) registration rights,
(e) an exclusive sales right, and (f) a "right of resale" pursuant to which, in the event of a change in quepasa's ownership in excess of 30% prior to September 30, 2000, and for a price per share less than $7.00, Gateway had a right to be reimbursed for the differential in the per share amount, which right expired on its own terms.

    In May 2000 and again in November 2000, quepasa announced layoffs that would ultimately reduce its work force by approximately 80% between April 1, 2000 and December 31, 2000. The purpose of these staff reductions was to conserve cash. As of the date hereof, quepasa has three employees and one contractor.

    On December 27, 2000, quepasa announced that its board of directors approved the development of a plan of liquidation and sale of its assets in the event that no strategic transaction can be achieved. As a result, quepasa performed an impairment analysis of all long-lived assets and identifiable intangibles in accordance with accounting principles generally accepted in the United States of America. As a result, quepasa recorded a $24.9 asset impairment charge in December 2000.

    During the first quarter of 2001, quepasa actively pursued the sale of its assets and responded to numerous inquiries from interested parties. On
August 6, 2001, quepasa executed the merger agreement with Great Western. Following consummation of the merger, with all shareholders participating, quepasa's shareholders will own 49% of Great Western and Great Western's sole shareholder, Amortibanc Investments, will own 51% (assuming the conversion of all outstanding quepasa stock options with an exercise price at or below $0.15 per share). In addition, Amortibanc Investments will receive warrants to purchase additional shares of Great Western's shares that, if exercised, would increase its ownership interest up to a maximum of 65% of Great Western (assuming the conversion of all outstanding quepasa stock options with an exercise price at or below $0.15 per share). Great Western's common stock will be publicly traded following the merger under the symbol "GWLR". The merger is subject to certain closing conditions and shareholder approval. quepasa's board of directors has unanimously approved the merger with Great Western. There can be no assurance that quepasa will consummate the merger transaction.

    quepasa continues to review the products and content it provides and its marketing, sales and general operating costs with a view to conserve cash. quepasa reduced its work force from 80 employees on December 31, 1999 to 20 employees on December 31, 2000, and again, to three employees as of April 30, 2001.

    quepasa's independent accountants, KPMG LLP, issued their auditors' report dated May 8, 2001 (except as to the second paragraph of Note 10(a) and Note 16 to the consolidated financial statements, which are dated as of August 6, 2001) stating that quepasa has suffered recurring losses from operations, has an accumulated deficit, has been unable to successfully execute its business plan, and is considering alternatives for quepasa, all of which raise substantial doubt about its ability to continue as a going concern.

INTRODUCTION TO RESULTS OF OPERATIONS

    NET REVENUE.

    quepasa expects to derive future net revenue from one principal source: the sale of advertising on its website. Because quepasa has suspended operation of its eTrato.com and credito.com websites, outsourced the operation of its quepasa.com website, reduced its workforce to three employees,

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terminated its relationships with its third party content and service providers and sold substantially all of its assets, quepasa is currently not generating any new revenue.

    ADVERTISING REVENUE.

    In 2000, quepasa derived approximately 62.4% of its net revenue from the sale of advertisements on its website which was received principally from:

    - advertising arrangements under which quepasa received fixed fees for banners placed on its website for specified periods of time or for a specified number of delivered advertisement impressions; and

    - reciprocal services arrangements, under which quepasa exchanged advertising space on its website for advertising or services from other parties.

    Advertising revenue is recognized ratably based on the number of impressions displayed, provided that quepasa has no obligations remaining at the end of a period and collection of the resulting receivable is probable. quepasa's obligations typically include guarantees of a minimum number of impressions. To the extent that minimum guaranteed impressions are not met, quepasa defers recognition of the corresponding revenue until the remaining guaranteed impression levels are achieved. Payments received from advertisers prior to displaying their advertisements on quepasa's website are recorded as deferred revenue.

    SPONSORSHIP REVENUE.

    In 2000, quepasa also derived revenue from the sale of sponsorships or exclusive sponsorship rights for certain areas within its website. These sponsorships typically cover periods up to one year. quepasa recognized revenue during the initial setup, if required under the unique terms of each sponsorship agreement (e.g., co-branded website), ratably over the period of time of the related agreement. Payments received from sponsors prior to displaying their advertisements on quepasa's website are recorded as deferred revenue.

    E-COMMERCE REVENUE.

    quepasa derived an insignificant amount of revenue in 2000 from e-commerce related transactions. Although it offered various e-commerce related services to its user base in the form of auctions and third-party affiliate relationships, quepasa did not recognize significant revenue from these services.

    BARTER REVENUE.

    In the ordinary course of business, quepasa has entered into reciprocal service arrangements (barter transactions) whereby it provided advertising service to third parties in exchange for advertising services in other media. Revenue and expenses from these agreements are recorded at the fair value of services provided or received, whichever is more determinable under the circumstances. The fair value represents market prices negotiated on an arm's-length basis. Revenue from reciprocal service arrangements is recognized as income when advertisements are delivered on quepasa's website. Expense from reciprocal services arrangements is recognized when quepasa's advertisements are run in other media, which are typically in the same period when the reciprocal service revenue is recognized. Related expenses are classified as advertising and marketing expenses. During 2000 and 1999, revenue and related expenses attributable to reciprocal services totaled approximately $1.3 million and $119,000, respectively. In 2000 and 1999, barter revenue represented 45.9% and 17.7%, respectively, of total gross revenue.

    In addition, the barter advertising was conducted in the same media (i.e., quepasa's website). In evaluating "similarity," quepasa ensured reasonableness of the target market, circulation, timing, medium, size, placement and location of the advertisement. In cases where the total dollar amount of

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barter revenue exceeded the total amount of the "similar" cash transaction, the total barter amount was capped at the lower cash amount.

    OPERATING EXPENSES.

    quepasa's principal operating expenses consisted of:

    - Product and content development expenses;

    - Advertising and marketing expenses;

    - General and administrative expenses; and

    - Amortization of goodwill and asset impairment charges.

    Product and Content Development Expenses.

    Product and content development expenses consisted of personnel costs associated with the development, testing and upgrading of quepasa's website and systems, purchases of content and specific technology, particularly software, and telecommunications links and access charges. quepasa continues to reduce the products and content quepasa provides as it reduces its operating expenses and conserves cash.

    ADVERTISING AND MARKETING EXPENSES.

    quepasa's advertising and marketing expenses consisted primarily of salaries and expenses of marketing and sales personnel, and other marketing-related expenses including quepasa's mass media-based branding and advertising activities and its distribution agreement with NetZero. quepasa has continued to reduce its marketing and sales expenses as it reduces its operating expenses and conserves cash.

    GENERAL AND ADMINISTRATIVE EXPENSES.

    General and administrative expenses consisted primarily of costs related to corporate personnel, occupancy costs, general operating costs and corporate professional fee expenses, such as legal and accounting fees. Because quepasa has reduced its personnel and general operating expenses, it expects that future period expenses will be less than those in 2000. However, because quepasa operates as a public company, it anticipates that certain significant legal and accounting expenses will continue in future periods.

    AMORTIZATION OF GOODWILL AND ASSET IMPAIRMENT CHARGES.

    During the fourth quarter of 2000, quepasa performed an impairment analysis of all long-lived assets and its identifiable intangibles. quepasa determined that the fair value of certain acquired assets and certain identifiable intangibles was significantly below their respective carrying values. As a result, quepasa recorded a $24.9 million impairment charge related to goodwill and domain and license agreements, prepaid marketing services and property and equipment. In addition, quepasa realized amortization of goodwill expenses totaling $5.8 million in 2000.

    OTHER INCOME (EXPENSE).

    Other income (expense) consists primarily of interest expense, net of interest earned. Following its initial public offering in 1999 and continuing through 2000, quepasa invested most of its assets in cash or cash equivalents, which are either debt instruments of the U.S. Government, its agencies, or high quality commercial paper. Interest income will decrease over time as cash is used to fund operations.

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RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO NINE MONTHS ENDED
  SEPTEMBER 30, 2000.

    In January 2001, quepasa received a cash payment from Gateway, Inc. in an amount equal to approximately $1.0 million for computers that quepasa sold back to Gateway in December 2000. During the first nine months of 2001, in order to conserve cash and limit the services and content quepasa provides, quepasa terminated most of its strategic relationships with third-party content and service providers, suspended operations of the eTrato.com and credito.com web sites, outsourced the hosting and administration of the quepasa.com web site for approximately $2,000 per month, and sold substantially all of its furniture, computer and server equipment and office equipment for $277,000 in cash. In addition, quepasa reduced its work force from 20 employees at December 31, 2000, to three employees, and one full-time and several part-time contractors as of September 30, 2001.

    NET REVENUE.

    Gross and net revenue were $177,000 and $175,000, respectively, in the first nine months of 2001, and $2.4 million and $2.2 million, respectively, in the first nine months of 2000. Quepasa launched its website in the fourth quarter of 1998 and first generated revenue during the second quarter of 1999. During 2001, revenue was derived from two principal sources (1) banner advertising arrangements under which quepasa recognizes revenue based on cost per thousand advertisement impressions or for advertisement campaigns that run for specified periods of time and (2) sponsorship agreements which allow advertisers to sponsor an area or receive sponsorship exclusivity on an area within quepasa's website. Approximately 58% of the gross revenue was generated from banner advertising and 42% was generated from sponsorship agreements in the first nine months of 2001 compared to 57% and 43%, respectively, in the first nine months of 2000. During the first quarter of 2000, quepasa hired an internal sales force to sell banner advertising placements and sponsorship campaigns on quepasa's website. Banner advertising inventory was previously sold by an independent agent, who received a commission through an exclusive agreement, which varied from 30% to 50% of gross banner advertising depending on the volume of advertisement impressions during a month. Effective February 29, 2000, quepasa terminated its exclusive agreement with this independent sales agent. In addition to hiring quepasa's own internal sales force, quepasa supplemented its sales efforts through the use of an independent sales agent for run of network banner advertising and additional site-specific advertising sales. Sponsor revenue is recognized ratably over the term of the agreement. During the nine months ended September 30, 2001, quepasa did not recognize any barter revenue. During the nine months ended September 30, 2000, quepasa recognized
$1.2 million of barter revenue which is included in the amounts noted above. In the first nine months of 2001, barter revenue represented 0% of total gross revenue compared to 48% in the first nine months of 2000.

    OPERATING EXPENSES.

    Product and Content Development Expenses. quepasa's product and content development expenses decreased to $392,000 in the first nine months of 2001 from $5.1 million in the first nine months of 2000. The period-to-period decrease was principally attributable to:

    - A decrease in personnel costs relating to the development of content and technological support from $2.3 million for the first nine months of 2000 to $85,000 for the first nine months of 2001;

    - Termination of most of quepasa's strategic relationships with third party content and service providers;

    - A reduction in the products and content quepasa provides;

    - The suspension of the operation of the etrato.com and credito.com web sites; and

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    - The outsourcing of the hosting and administration of the quepasa.com and
      realestateespanol.com web sites.

    Advertising and Marketing Expenses. quepasa's marketing and sales expenses decreased to $422,000 in the first nine months of 2001 from $15.4 million in the first nine months of 2000. This decrease was principally attributable to:

    - A decrease in marketing and sales personnel costs to $100,000 in the first nine months of 2001 from $1.9 million in the first nine months of 2000;

    - $6.3 million decrease related to the amortization of the Telemundo, Gloria Estefan and NetZero contracts in the first nine months of 2000;

    - A decrease in advertising expense to $23,000 in the first nine months of 2001 from $6.1 million in the first nine months of 2000.

    GENERAL AND ADMINISTRATIVE EXPENSES.

    quepasa's general and administrative expenses were $2.4 million for the first nine months of 2001 compared to $4.8 million for the first nine months of 2000. For the nine months ended September 30, 2001, the period to period decrease was principally attributable to a reduction in quepasa's workforce. For the nine months ended September 30, 2001, quepasa's professional fees were $1.2 million, depreciation and rent was $269,000, and quepasa's office and related expenses were $250,000, compared to $857,000, $1.1 million, and $1.4 million, respectively, for the nine months ended September 30, 2000. For the nine months ended September 30, 2001, stock based compensation decreased to $31,000, compared to $62,000 for the nine months ended September 30, 2000.

    AMORTIZATION OF GOODWILL

    Amortization for the nine months ended September 30, 2001 was zero, compared to $4.6 million for the nine-month period ended September 30, 2000. There was no amortization of goodwill during the nine months ended September 30, 2001 as a result of the write-off of goodwill in the fourth quarter of 2000.

    At December 31, 2000 quepasa determined that the fair market value of certain acquired assets was significantly below their respective carrying values. As a result, quepasa recorded asset impairment charges of $24.9 million in the fourth quarter of 2000.

    OTHER INCOME (EXPENSE).

    Other income (expense), which primarily consists of interest income and realized and unrealized gains or losses on trading securities, offset by interest expense, was $212,000 in the first nine months of 2001 compared to $903,000 in the first nine months of 2000.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999.

    quepasa's results of operations in 2000 were characterized by increased expenses that significantly exceeded revenue growth during the same period. quepasa reported a net loss of $61.0 million in 2000, compared to a net loss of $29.3 million in 1999. During 2000, and during the first quarter in particular, quepasa was principally engaged in both expanding its human resources across all areas of the Company, including the staffing of an internal sales force, and in continued brand-building and marketing agreements to drive users to its website. In addition, quepasa acquired three operating subsidiaries, credito.com, eTrato.com, realestateespanol.com, which it continued to fund through 2000.


    On January 28, 2000, quepasa acquired credito.com, an on-line credit company targeted to the U.S. Hispanic population for an aggregate purchase price of $8.4 million consisting of 681,818 shares of common stock valued at $11.00 per share and assumption of a $887,000 note payable. quepasa included


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the 681,818 shares of common stock issued unconditionally in determining the cost of credito.com recorded on the acquisition date. Contingent consideration consisted of warrants to purchase 681,818 shares of common stock exercisable upon credito.com's achievement of certain performance objectives related to gross revenue as of January 2001 and January 2002. credito.com did not meet the performance objectives as of January 2001, and consequently, the warrants were returned to quepasa. The value of the common stock was determined using the average stock price between the date of the merger agreement and the date the merger was publicly announced. quepasa accounted for the acquisition using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets purchased and the liabilities assumed based upon the estimated fair values on the acquisition date. The excess of the purchase price over the fair value of the net assets acquired was approximately $7.8 million and was recorded as goodwill, which was being amortized on a straight-line basis over a three-year period. On December 27, 2000, quepasa's board of directors approved the development of a plan of liquidation and sale of quepasa's assets in the event that no strategic transaction involving quepasa could be achieved. Accordingly, quepasa performed an impairment analysis of all long-lived assets and identifiable intangibles in accordance with generally accepted accounting principles in the United States of America. As a result, the balance of unamortized goodwill of $7.3 million recorded in conjunction with the transaction was written off as of December 31, 2000. The results of operations of credito.com have been included in the accompanying statement of operations for 2000 from the acquisition date.



    On January 28, 2000, quepasa acquired eTrato.com, an on-line trading community developed especially for the Spanish language or bilingual Internet user, for an aggregate purchase price of $10.9 million, consisting of 681,818 shares of quepasa's common stock valued at $14.09 per share (or $9.6 million in the aggregate), and assumption of a $1.3 million promissory note. The note payable was due in whole on January 28, 2002, and has a stated interest rate at the greater of 6% per annum or the applicable federal rate in effect with respect to debt instruments having a term of two years. This note was paid in full on May 8, 2000. The value of the common stock was determined using the average stock price between the date of the merger agreement and the date the merger was publicly announced, on December 20, 1999. Contingent consideration consisted of 681,818 shares of common stock which were held in escrow to be released to eTrato pending the outcome of certain revenue and website contingencies over the six-month period following the acquisition. The contingencies were not met, and consequently, those shares were returned to quepasa subsequent to year-end and cancelled. quepasa accounted for the acquisition using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets purchased and the liabilities assumed based upon the estimated fair value at the acquisition date. The excess of the purchase price over the fair value of the net assets acquired was approximately $10.1 million and was recorded as goodwill, which was being amortized on a straight-line basis over a three-year period. On December 27, 2000, quepasa's board of directors approved the development of a plan of liquidation and sale of quepasa's assets in the event that no strategic transaction involving quepasa could be achieved. Accordingly, quepasa performed an impairment analysis of all long-lived assets and identifiable intangibles in accordance with generally accepted accounting principles in the United States of America. As a result, the balance of unamortized goodwill of $5.6 million recorded in conjunction with the transaction was written off as of December 31, 2000. The results of operations of eTrato.com have been included in the accompanying statement of operations for 2000 from the acquisition date.


    On March 9, 2000, quepasa acquired realestateespanol.com, a real estate services site providing the Hispanic-American community with bilingual home buying services, for an aggregate purchase price of $3.3 million, consisting of 335,925 shares of quepasa's common stock valued at $3.0 million, or $8.83 per share, and assumption of $300,000 in debt paid immediately following the closing of the acquisition. Contingent consideration consisted of 248,834 shares of common stock which were held in escrow pending realestateespanol.com's achievement of gross revenue targets within 12 months of the date of the agreement. The value of the common stock was determined using the average stock price between

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the date of the merger agreement and the date the merger was publicly announced.
realestateespanol.com did not meet the agreed-upon targets contingent to its ability to receive the shares of common stock held in escrow, and consequently, those shares were returned to quepasa and cancelled subsequent to year-end. quepasa accounted for the acquisition using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets purchased and the liability assumed based upon the estimated fair value at the acquisition date. The excess of the purchase price over the fair value of the net assets acquired was approximately $3.2 million and was recorded as goodwill, which was being amortized on a straight-line basis over a three-year period. On December 27, 2000, quepasa's board of directors approved the development of a plan of liquidation and sale of quepasa's assets in the event that no strategic transaction involving quepasa could be achieved. Accordingly, quepasa performed an impairment analysis of all long-lived assets and identifiable intangibles in accordance with generally accepted accounting principles in the United States of America. As a result, the balance of unamortized goodwill of $2.4 million recorded in conjunction with the transaction was written off as of December 31, 2000. The results of operations of realestateespanol.com have been included in the accompanying statement of operations for 2000 from the acquisition date.

    As a result of quepasa's continued losses and failure to execute its business plan, beginning in the second quarter of 2000, quepasa determined it was necessary to begin a program of cash conservation, especially in light of the difficult capital market climate at that time. quepasa focused on reducing its cash expenses in all operational areas, including product and content, marketing, sales, personnel and general and administrative expenses. On May 9, 2000 and again on November 14, 2000, quepasa announced reductions in its work force that ultimately resulted in an 80% reduction in its employee base at December 31, 2000. During the period from April 1, 2000 through December 31, 2000, quepasa reduced its employee count from 101 to 20 professionals and significantly reduced its product and content, and marketing and sales and general and operating expenses, in order to conserve quepasa's remaining cash as it continued to consider its strategic alternatives. As of April 30, 2001, quepasa had three full-time employees.

    On May 26, 2000, quepasa announced the retention of Friedman, Billings to help explore strategic alternatives, including strategic alliances, significant equity investments in quepasa or a merger or sale of all or a significant portion of its business. During the period from May through October 2000, quepasa and Friedman, Billings met with and evaluated numerous potential merger partners, in some cases, engaging in extended negotiations. Ultimately, quepasa could not reach agreement on a potential merger transaction.

    In December 2000, quepasa announced that quepasa's board of directors approved the development of a plan of liquidation and sale of quepasa's assets. quepasa also announced a bid date and instructions for all interested parties to submit monetary bids for any and all assets. These announcements generated additional expressions of interest in a merger transaction which quepasa and Friedman, Billings pursued in the first quarter of 2001. As a result, quepasa entered into the merger agreement with Great Western. Also in the first quarter of 2001, quepasa completed the sale of substantially all of its office furniture, computer inventory and equipment for $1.3 million, the operation of the quepasa.com websites was outsourced, and the operation of the eTrato.com and credito.com websites were suspended.

    Included in quepasa's $61.0 million net loss for 2000 is a $24.9 million non-cash asset impairment charge that consists of the following: goodwill and domain and license agreements--$16.2 million; prepaid marketing services--$7.6 million; and property and equipment--$1.1 million. quepasa also recognized a $3.5 million loss on the resale of its computer promotions inventory to Gateway in 2000. quepasa anticipates that these developments will contribute to a decrease in both its revenue and expenses in future periods as compared to 2000.

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    NET REVENUE.

    Gross and net revenue were $2.8 million and $2.6 million, respectively, in 2000, and $671,000 and $556,000, respectively, in 1999. Quepasa launched its website in the fourth quarter of 1998 and first generated revenue during the second quarter of 1999. During 2000, revenue was derived from two principal sources: (1) banner advertising arrangements under which quepasa receives revenue based on cost per thousand advertisement impressions or for advertisement campaigns that run for specified periods of time and
(2) sponsorship agreements which allow advertisers to sponsor an area or receive sponsorship exclusivity on an area within quepasa's website. Approximately 62% of the gross revenue was generated from banner advertising and 38% was generated from sponsorship agreements in 2000 compared to 69% and 31%, respectively, in 1999. During the first quarter of 2000, quepasa hired an internal sales force to sell banner advertising placements and sponsorship campaigns on quepasa's website. Banner advertising inventory was previously sold by an independent agent, who received a commission through an exclusive agreement, which varied from 30% to 50% of gross banner advertising depending on the volume of advertisement impressions during a month. Effective February 29, 2000, quepasa terminated its exclusive agreement with this independent sales agent. In addition to hiring quepasa's own internal sales force, quepasa supplemented its sales efforts through the use of an independent sales agent for run of network banner advertising and additional site-specific advertising sales. With the exception of Folgers, representing 16% of gross revenue, no other single advertiser utilizing banner ads or sponsorship agreements amounted to over 10% of total gross revenue. Sponsor revenue is recognized ratably over the term of the agreement. During the year-ended December 31, 2000, quepasa recognized
$1.3 million of barter revenue which is included in the amounts noted above. In 2000, barter revenue represented 45.9% of total gross revenue compared to 17.7% in 1999.

    OPERATING EXPENSES.

    Product and Content Development Expenses. quepasa's product and content development expenses increased to $6.4 million in 2000 from $2.3 million in 1999. The period-to-period increase was principally attributable to:

    - An increase in personnel costs relating to the development of content and technological support to $2.9 million in 2000 from $1.2 million in 1999;

    - An increase in expenses for telecommunications links to $794,000 in 2000 from $642,000 in 1999; and

    - An increase in third-party and internal content expenses to $2.8 million in 2000 from $334,000 in 1999. Included in the $2.8 million are content expenses totaling $824,000 related to the continued design and development of quepasa's three operating subsidiaries: realestateespanol.com, eTrato.com and credito.com.

    Advertising and Marketing Expenses. quepasa's marketing and sales expenses increased to $20.8 million in 2000 from $16.7 million in 1999. This increase was principally attributable to:

    - An increase in marketing and sales personnel costs to $2.4 million in 2000 from $332,000 in 1999;

    - A $3.5 million charge associated with the resale of computer promotions inventory to Gateway in December 2000 resulting from the board of directors' instructions to liquidate computer inventory and halt promotional activities;

    - A $3.0 million increase related to quepasa's marketing and distribution agreement with NetZero in 2000;

    - $921,000 associated with various computer and miscellaneous giveaways and promotions in 2000; and

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    - A decrease in advertising expense to $9.8 million in 2000 from
      $15.9 million in 1999 resulting from management's decision to reduce expenses and conserve cash.

    Amortization of Goodwill and Asset Impairment Charges.

    During 2000, quepasa completed the acquisitions of eTrato.com, credito.com and realestateespanol.com. quepasa accounted for these three acquisitions using the purchase method of accounting. quepasa recorded approximately $21.1 million of goodwill related to these acquisitions with a three-year amortization period. Amortization of goodwill amounted to $5.8 million for the year ended
December 31, 2000, based upon a three-year amortization schedule. The remaining goodwill, or $15.3 million, has been treated as impaired and is included in asset impairment charges which total $24.9 million during the fourth quarter of 2000, as discussed above.

    IMPAIRMENT OF TELEMUNDO ADVERTISING CREDIT.

    In April 1999, quepasa entered into an agreement with Telemundo whereby quepasa received a $5.0 million advertising credit on the Telemundo television network at the rate of $1.0 million for each of the next five years. Under the agreement, Telemundo received 600,000 shares of quepasa's common stock valued at $12 per share, or $7.2 million, and a warrant valued at $2.9 million to purchase 1,000,000 shares of quepasa's common stock exercisable at $14.40 per share up to and including June 25, 2001. Telemundo did not exercise the warrant. After completion of quepasa's initial public offering, the shares and warrant became fully vested and were not subject to return for nonperformance by Telemundo. quepasa also agreed to design and build a website for Telemundo. quepasa used approximately $840,000 of the advertising credits. As a result of quepasa's decision to stop advertising and marketing the quepasa.com website and to develop a plan of liquidation in the event that a strategic transaction involving quepasa does not occur, these advertising credits will not be used under quepasa's current business plan. quepasa believes it has the right to use or transfer the entire unused advertising credit and that such right has substantial value. Under generally accepted accounting principles, quepasa is required to perform an impairment analysis and, accordingly, quepasa wrote down the $4.2 million remaining deferred advertising credit to zero as of December 31, 2000. quepasa is currently in arbitration with Telemundo regarding this agreement. See "quepasa's Business--Legal Proceedings" below.

    GENERAL AND ADMINISTRATIVE EXPENSES.

    quepasa's general and administrative expenses decreased to $6.6 million in 2000 from $11.5 million in 1999. This decrease was attributable to a decrease in administrative personnel expenses to $1.9 million in 2000 from $3.4 million in 1999. Professional fee expenses, including legal and accounting, increased to $1.2 million in 2000 from $690,000 in 1999. Additionally, quepasa reduced its general operating expenses to $2.0 million in 2000 from $6.0 million in 1999. Finally, stock based compensation decreased to $82,000 in 2000 from $5.0 million in 1999.

    OTHER INCOME (EXPENSE).

    Other income (expense), which primarily consists of interest income and unrealized gains or losses on trading securities, offset by interest expense, was $1.0 million in 2000 compared to $777,000 in 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998.

    quepasa's results of operations in 1999 were characterized by increased expenses that significantly exceeded revenue growth during the same period. quepasa reported a net loss of $29.3 million in 1999, compared to a net loss of $6.5 million in 1998. During 1999, quepasa was principally engaged in product development, which included hiring personnel for its content and technology departments. In addition, quepasa launched a mass media-based branding and advertising campaign, and hired marketing, sales and development personnel and a management team.

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    NET REVENUE.

    Gross and net revenue were $671,000 and $556,000 respectively in 1999. quepasa launched its website in the fourth quarter 1998 and first generated a limited amount of revenue during the second quarter 1999. During 1999, revenue was derived from two sources: (1) banner advertising arrangements under which quepasa receives revenue based on cost per thousand advertisement impressions and on cost per clicks and (2) sponsor agreements which allow advertisers to sponsor an area or receive sponsorship exclusivity on an area within quepasa's website. Approximately 69% of the gross revenue was generated from banner advertising and 31% was generated from sponsorship agreements. Banner advertising has been sold by an independent agent who received a commission, which varied from 30% to 50% of gross banner advertising depending on the volume of advertisement impressions during a month. With the exception of Net2Phone and Automation, representing 20.5% and 11.5% of gross revenue respectively, no other single advertiser utilizing banner ads or sponsorship agreements amounted to over 10% of total gross revenue in 1999. Sponsor revenue is recognized ratably over the term of the agreement. During 1999, quepasa recognized $119,000 in barter revenue, which is included in the amounts noted above. In 1999, barter revenue represented 17.7% of total gross revenue.

    OPERATING EXPENSES.

    Product and Content Development Expenses. quepasa's product and content development expenses increased to $2.3 million in 1999 from $415,000 in 1998. The period-to-period increase was principally attributable to:

    - An increase in personnel costs relating to the development of content and technological support to $1.2 million in 1999 from $173,000 in 1998;

    - An increase in expenses for telecommunications links to $642,000 in 1999 from $187,000 in 1998; and

    - An increase in third-party content expenses to $334,000 in 1999 from $3,181 in 1998.

    Advertising and Marketing Expenses. quepasa's marketing and sales expenses increased to $16.7 million in 1999 from $250,000 in 1998. This increase was principally attributable to:

    - An increase to $14.1 million in costs of quepasa's initial mass media-based branding and advertising campaign;

    - An increase in marketing and sales personnel costs to $332,000 in 1999 from $45,000 in 1998 and

    - Amortization of advertising agreements amounting to $2.5 million in 1999.

    GENERAL AND ADMINISTRATIVE EXPENSES.

    quepasa's general and administrative expenses increased to $11.5 million in 1999 from $5.8 million in 1998. This increase was attributable to an increase in administrative personnel costs to $3.4 million in 1999 from $260,000 in 1998, and stock-based expense of $5.0 million in 1999 compared to $5.3 million in 1998. During the first and second quarters of 1999, quepasa recognized
$4.9 million for the issuance of options to employees and directors. During 1999, quepasa issued a total of 950,000 options and 50,000 shares of common stock to the Chairman and Chief Executive Officer. Additionally, quepasa's former Chairman and Chief Executive Officer transferred 50,000 shares of common stock to the current Chairman and Chief Executive Officer. As a result of these transactions $2.5 million of compensation expense was recognized during the year-ended December 31, 1999. In May 1998, 3,566,714 shares were transferred by an existing shareholder to officers, consultants and employees. Also in May 1998, 1,420,000 of shares of common stock were issued to a former officer of quepasa.com and an outside advisor. In addition, 215,000 stock options were granted to employees in the fourth

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quarter of 1998. As a result of these issuances, approximately $5.3 million of stock based compensation was recognized during 1998.

    OTHER INCOME (EXPENSE).

    Other income (expense), which primarily consists of interest income and unrealized gains or losses on trading securities, offset by interest expense, was $777,000 in 1999 compared to ($48,000) in 1998. This change primarily resulted from interest income earned and unrealized gains on the proceeds of the June 1999 initial public offering. In October 1999, quepasa paid off the note payable-shareholder and as a result quepasa expects that for the foreseeable future its interest income will exceed its interest expense.

LIQUIDITY AND CAPITAL RESOURCES

    quepasa has substantial liquidity and capital resource requirements, but limited sources of liquidity and capital resources. quepasa has generated significant net losses and negative cash flows from its inception and anticipates that it will experience continued net losses and negative cash flows for the foreseeable future. quepasa's independent accountants have issued their auditors' report dated May 8, 2001 (except as to the second paragraph of Note 10(a) and Note 16 to the consolidated financial statements, which are dated as of August 6, 2001) stating that quepasa's recurring losses and accumulated deficit, among other things, raise substantial doubt about its ability to continue as a going concern.

    From quepasa's inception to date, it has relied principally upon equity investments to support the development of its business. At December 31, 2000, quepasa had $3.9 million in cash and cash equivalents and $2.4 million in short-term investments compared to $7.0 million and $22.2 million, respectively at December 31, 1999. On June 24, 1999, quepasa raised approximately
$42.4 million, net of offering costs, through an initial public offering of its common stock and during July 1999, it raised an additional $6.3 million, net of offering costs, from the exercise of an option granted to its underwriters to cover overallotments from the initial public offering. In March 2000, quepasa raised $9.0 million by issuing 1,428,571 shares of the quepasa's common stock to Gateway Companies, Inc.

    Net cash used in operating activities was $10.1 million in 2000 as compared to $41.9 million in 1999. Net cash used by operations in 2000 consisted of the net loss of $61.0 million, a decrease in accounts payable and accrued liabilities of $3.4 million and a decrease in other assets of $6.7 million. This is offset by an increase in the sale of trading securities of $19.7 million and non-cash expenses of $24.9 million in asset impairment charges and $8.1 million in depreciation and amortization, respectively. Net cash used in operations for 1999 primarily resulted from a $29.3 million loss, $22.1 million in net purchases of trading securities and an increase in prepaid expenses of $2.2 million offset by a non-cash expense for stock-based compensation and amortization of $5.0 million, a decrease in deposits receivable of $1.5 million, an increase in accounts payable of $2.7 million and an increase in accrued liabilities of $1.0 million.

    Net cash used in investing activities was $98,705 in 2000 as compared to $2.0 million net cash used in 1999. The decrease is attributed to a decrease in the purchase of fixed assets and the net cash received from acquisitions during 2000.

    Net cash provided by financing activities was $7.0 million in 2000 as compared to $48.7 million in 1999. The decrease is primarily attributed to the decrease in proceeds from the sale of stock, including proceeds from quepasa's 1999 initial public offering, and exercise of stock options offset by the payment of $2.4 million to retire debt.

    As of December 31, 2000, quepasa had commitments under non-cancelable operating leases for office facilities requiring payments of $629,000 through the end of the longest-term agreement that is scheduled to expire in November 2002. However, as a result of quepasa's reduction in its work force

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and inability to execute its business strategy, on August 1, 2001, quepasa executed an agreement with its landlord pursuant to which it made a $130,000 lump sum payment for any and all amounts due and owing under its lease, including any and all future amounts to be paid thereunder. In addition, quepasa is required to vacate the property on the earlier to occur of October 31, 2001 or upon 30-days prior written notice from the landlord. As of August 31, 2001, quepasa has not received a written notice to vacate.

    quepasa expects to continue to incur costs, particularly general and administrative costs during 2001, and does not expect sufficient revenue to be realized to offset these costs. quepasa believes that its cash on hand will be sufficient to meet its working capital and capital expenditure needs through the first quarter of 2002. quepasa believes it will be necessary for it to raise additional capital, conclude one or more strategic transactions or merge or sell quepasa by year-end 2001. In the event quepasa is not able to raise capital, conclude one or more strategic transactions or merge or sell quepasa in that time period, its ability to continue operations will be severely impacted and could have a significant adverse effect on quepasa and its business. There can be no assurance that quepasa will be successful in raising the necessary funds, concluding one or more strategic transactions, merging or selling quepasa or that the terms of any such transaction will be beneficial to quepasa.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    quepasa does not have any derivative financial instruments as of December 31, 2000 or as of September 30, 2001. Quepasa invests its cash in money market funds and corporate bonds, classified as cash and cash equivalents and trading securities, which are subject to minimal credit and market risk. quepasa's interest income arising from these investments is sensitive to changes in the general level of interest rates. In this regard, changes in interest rates can affect the interest earned on quepasa's cash equivalents and trading securities. To mitigate the impact of fluctuations in interest rates, quepasa generally enters into fixed rate investing arrangements (corporate bonds). As of December 31, 2000, a 10 basis point change in interest rates would have a potential impact on quepasa's interest earnings of approximately $4,500, which is clearly immaterial to quepasa's consolidated financial statements.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In July 2001, the FASB issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled work force may not be accounted for separately. Statement 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142 and that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-lived Assets to be Disposed Of.

    quepasa is required to adopt the provisions of Statement 141 immediately, except with regard to business combinations initiated prior to July 1, 2001, which it expects to account for using the pooling-of-interests method, and Statement 142 effective January 1, 2002. Furthermore, any goodwill and any intangible asset determined to have an indefinite useful life that are required in a purchase business combination completed after June 30, 2001 will not be amortized but will continue to be evaluated for impairment in accordance with the appropriate pre-Statement 142 accounting literature. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will

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continue to be amortized prior to the adoption of Statement 142. quepasa does not believe that adoption of Statements 141 and 142 will have a material impact on its financial statements.

SYSTEM ISSUES

    quepasa depends on the delivery of information over the Internet, a medium that depends on information contained primarily in electronic format, in databases and computer systems maintained by quepasa and third-parties. A disruption of third-party systems or quepasa's systems interacting with these third party systems could prevent quepasa from delivering services in a timely manner, which could have a material adverse affect quepasa's business and results of operations.

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                               QUEPASA'S BUSINESS

OVERVIEW

    quepasa.com is a bilingual (Spanish/English) Internet portal focused on the United States Hispanic market. quepasa provides users with information and content centered around the Spanish language. Because the language preference of many U.S. Hispanics is English, quepasa also offers its users the ability to access information in the English language.

    In May 2000, quepasa's board of directors announced the engagement of Friedman, Billings, Ramsey & Co., an investment banking firm, to assist quepasa in developing strategic alternatives to maximize shareholder value. In
May 2000, quepasa's board of directors announced the engagement of Friedman, Billings, Ramsey & Co., an investment banking firm, to assist quepasa in developing strategic alternatives to maximize shareholder value. Following the announcement and during the remainder of 2000 and the first six months of 2001, in order to conserve cash, quepasa terminated most of its strategic relationships with its third party content and service providers, significantly reduced the products and content it provides, outsourced the hosting and administration of its quepasa.com and realestateespanol.com websites, suspended the operation of its credito.com and eTrato.com websites, reduced its work force to three employees and one contractor, and sold substantially all of its furniture, fixtures and equipment, including its internal computer and server equipment.

    On August 6, 2001, quepasa executed the merger agreement with Great Western. Following consummation of the merger, with all shareholders participating, quepasa's shareholders will own 49% of Great Western and Great Western's sole shareholder, Amortibanc Investments, will own 51% (assuming the conversion of all outstanding quepasa stock options with an exercise price at or below $0.15 per share). In addition, upon the effective date of the merger, Amortibanc Investments will receive warrants to purchase additional shares of Great Western that, if exercised, would increase its ownership interest up to 65% of Great Western (assuming the conversion of all outstanding quepasa stock options with an exercise price at or below $0.15 per share). Great Western's common stock will be publicly traded following the merger under the symbol "GWLR." quepasa's board of directors has unanimously approved the merger with Great Western. There can be no assurances that quepasa will consummate the proposed transaction.

    Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations of quepasa "for a discussion of quepasa's independent auditor's report modification for substantial doubt about its ability to continue as a going concern.

QUEPASA'S MARKET IN THE U.S.

    HISPANIC POPULATION GROWTH AND CONCENTRATION.

    A large number of quepasa's users are Hispanics, one of the most rapidly growing segments of the U.S. population. According to the U.S. Census Bureau and published sources, the Hispanic population:

    - Was estimated to be 35.3 million or 12.5% of the total U.S. population in 2000, an increase of approximately 57% from 22.5 million or 9% of the total U.S. population in 1990;

    - Is expected to account for 43% of the total U.S. population growth between 1998 and 2010 and is expected to grow to 41.1 million or 14% of the total U.S. population by 2010; and

    - Is relatively young, with almost 70% of U.S. Hispanics under 35, compared to less than 50% of non-Hispanics, and with a median age of 26, compared to 35 for the rest of the population.

    quepasa believes the relative youth of the Hispanic population will furnish growth opportunities for products and services that appeal to a younger market, such as that found on the Internet. In addition, 70% of all U.S. Hispanics live in 12 metropolitan areas, which makes U.S. Hispanics an attractive demographic group for advertisers, enabling them to cost effectively deliver messages to a highly targeted audience.

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
    INCREASING HISPANIC PURCHASING POWER.

    Total U.S. Hispanic purchasing power:

    - Rose at a compound annual growth rate of 7.5%, compared with 4.9% for the rest of the population from 1993 to 1998; and

    - Was projected to be $443.0 billion or 7% of U.S. consumer expenditures by 2000, and $938.0 billion or 9% of U.S. consumer expenditures by 2010.

    CONTINUING USE OF THE SPANISH-LANGUAGE BY U.S. HISPANICS.

    According to published sources, approximately 90% of U.S. Hispanic adults speak Spanish at home. Moreover, U.S. Hispanics are expected to continue to speak Spanish because:

    - Approximately two-thirds of U.S. Hispanic adults were born outside the U.S.;

    - Hispanic immigration into the U.S. is continuing;

    - Hispanics generally seek to preserve their cultural identity; and

    - Population concentration encourages communication in Spanish.

THE QUEPASA.COM SITE

    quepasa strategy has been to establish quepasa.com as a bilingual (Spanish/English) Internet portal and online community, offering its content to Hispanic Internet users primarily in the U.S. In November 1998, quepasa launched the quepasa.com website which allows individuals to quickly access content and features which appeal to Hispanic Internet users. Although quepasa's content is directed toward Spanish-speaking users, to better serve the U.S. Hispanic population, quepasa.com is also offered in English.

    In the second half of 2000, quepasa reduced the products and content it offered in order to conserve its cash. In the first quarter of 2001, in order to further conserve cash, quepasa sold all of its internal computer and server equipment and outsourced the hosting and administration of the quepasa.com website for approximately $2,000 per month.

MARKETING OF THE QUEPASA.COM SITE

    During the first three quarters of 2000, quepasa attempted to increase its website traffic by increasing the number and visibility of entry points to the quepasa.com website, co-branding and other marketing arrangements with content providers and high-traffic Spanish-language websites. quepasa also attempted to increase page views, by adding content and other features to its site to encourage retention of visitors on the site. In the fourth quarter of 2000, in order to conserve cash, quepasa ceased marketing its website and began terminating most of its co-branding and marketing arrangements with content providers and significantly reduced the services and content it provides.

ADVERTISING ON THE QUEPASA.COM SITE

    Advertisements on quepasa's website are the banner or billboard style, which are designed to display additional advertisements as the consumer selects various topics on the website. From each advertisement banner, users can proceed directly to an advertiser's own website, thus enabling the advertiser to directly interact with a user who has expressed interest in the advertisement. During the first quarter of 2001, quepasa discontinued the use of its banner advertisement software and sought a third-party outsourcer for its banner advertisement sales and service. As of August 31, 2001, quepasa has been unsuccessful in retaining a third-party outsourcer for its banner advertisement sales and service.

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QUEPASA'S ON-LINE AUCTION AND CREDIT COMMUNITIES

    In January 2000, quepasa acquired eTrato.com, inc., an online auction site linking Hispanic buyers and sellers of goods and services, and credito.com, inc., a Spanish language Internet company providing personal credit content and information. In the first quarter of 2001, in order to conserve cash, quepasa suspended operation of the eTrato.com and credito.com websites.

QUEPASA'S ON-LINE REAL ESTATE SERVICES COMMUNITY

    In March 2000, quepasa acquired realestateespanol.com, a real estate services site providing the Hispanic-American community with home buying services in both English and Spanish. quepasa.com members via realestateespanol.com were able to search for a real estate agent, apply for a mortgage, and view homes for sale among the more than 800,000 online listings provided through a partnership with homeseekers.com.

    In May 2001, realestateespanol entered into various termination agreements with the National Association of Hispanic Real Estate Professionals, or NAHREP, and EMTA, under which, among other things, NAHREP agreed to release, with the approval of the National Council of La Raza, or NCLR, and Freddie Mac (additional parties to one such agreement), realestateespanol of all of its rights and obligations under certain agreements dated December 1999 and October 2000 regarding the implementation of a Hispanic Community Technology Initiative, and NAHREP and EMTA assumed realestateespanol's rights and obligations. In exchange for realestateespanol's release, including its obligation to pay NAHREP an annual $50,000 fee for the next nine years and its obligation to pay the costs associated with hosting and maintaining the realestateespanol.com website, realestateespanol (a) transferred ownership of certain technology to NAHREP, (b) licensed to NAHREP certain other technology necessary for the hosting and maintenance of the realestateespanol.com website,
(c) permitted NAHREP to retain $150,000 of the sponsorship fee due to be paid to realestateespanol during the first quarter of 2001 and (d) permitted NAHREP to retain possession and ownership of 200 computers that realestateespanol donated under the terms of the original agreements.

COMPETITORS AND COMPETITIVE FACTORS AFFECTING QUEPASA'S BUSINESS

    The market for Internet products, services, advertising and commerce is intensely competitive, and quepasa expects that competition will continue to intensify. quepasa believes that the principal competitive factors in these markets are name recognition, distribution arrangements, functionality, performance, ease of use, the number of value-added services and features, and quality of support. quepasa's primary competitors are other companies providing portal and online community services, especially to the Spanish-language Internet users, such as Yahoo!Espanol, America Online Latin America, Univision Online, StarMedia, Terra Lycos, MSN and El Sitio.

    In addition, a number of companies offering Internet products and services, including quepasa's direct competitors, recently began integrating multiple features within the products and services they offer to users. Integration of Internet products and services is occurring through development of competing products and through acquisitions of, or entering into joint ventures and/or licensing arrangements involving other, Internet companies and quepasa's competitors. For example, the web browsers offered by Netscape and Microsoft, which are the two most widely-used browsers and substantial sources of traffic for quepasa, may incorporate and promote information, search and retrieval capabilities in future releases or upgrades that could make it more difficult for Internet viewers to find and use quepasa's website.

    Many large media companies have announced that they are contemplating developing Internet navigation services and are attempting to become "gateway" sites for web users. In the event these companies develop such portal or community sites, quepasa could lose a substantial portion of its user traffic. Further, entities that sponsor or maintain high-traffic websites or that provide an initial point of entry for Internet viewers, such as the Regional Bell Operating Companies or Internet service

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providers, such as Microsoft and America Online, currently offer and can be expected to consider further development, acquisition or licensing of Internet search and navigation functions. These functions may be competitive with those that quepasa offers. quepasa's competitors could also take actions that could make it more difficult for viewers to find and use quepasa's website. Consolidations, integration and strategic relationships involving competitors could have a material adverse effect on quepasa's business.

    In addition to the larger portals and online communities, quepasa competes with a number of smaller portals and online communities that provide region-specific information to users or market to users with specific interests.

    Most of quepasa's existing competitors, as well as new competitors such as Spanish-language media companies, other portals, communities and Internet industry consolidators, have significantly greater financial, technical and marketing resources than quepasa. Many of quepasa's competitors offer Internet products and services that are superior to quepasa's and achieve greater market acceptance. There can be no assurance that quepasa will be able to compete successfully against current or future competitors or that competition will not have a material adverse effect on its business.

SALE OF ASSETS

    In December 2000, quepasa sold for $981,870 to Gateway, Inc. a substantial portion of the computers it purchased from Gateway one year earlier. quepasa received a cash payment from Gateway in January 2001. In March 2001, in order to conserve cash and as a result of quepasa's reduction in work force, it sold substantially all of its furniture, computer equipment and office equipment for $277,000 cash.

EMPLOYEES


    On December 31, 1999, quepasa had 80 employees and on December 31, 2000, it had 19 employees. quepasa's average number of employees during 2000 was 64. During 2000, quepasa reduced its workforce as part of management's effort to enhance its competitive position, utilize its assets more efficiently, and conserve remaining cash. As a result, quepasa recognized $683,000 in employee severance and termination costs at year-end relating to the reduction in workforce of approximately 69 employees. In the event of a change of control or liquidation, quepasa may be required to pay severance payments approximating $1.2 million under existing agreements with its remaining officers and non-employee directors. As of September 30, 2001, quepasa has three employees and one contractor.


PROPERTIES

    During 2000, quepasa leased approximately 13,277 square feet of space for its executive offices in Phoenix, Arizona for $25,400 per month, increasing to $26,000 in July 2001, pursuant to a lease which expires in November 2002. As a result of quepasa's reduction in work force and changes in its business strategy, on August 1, 2001, it executed an agreement with its landlord pursuant to which it made a $130,000 lump sum payment for any and all amounts due and owing under the lease, including any and all future amounts to be paid thereunder. quepasa is required to vacate the property on the earlier to occur of October 31, 2001 or upon 30-days prior written notice from its landlord. As of August 31, 2001, quepasa has not received a written notice to vacate.

LEGAL PROCEEDINGS

    TELEMUNDO ARBITRATION.


    On April 27, 1999, quepasa entered into an agreement with Telemundo Network Group LLC. In January 2001, Telemundo asserted that the agreement was terminated alleging that quepasa had failed to develop and maintain the Telemundo website. In February 2001, quepasa initiated arbitration against

Telemundo to defend the enforceability of the agreement, and submitted a damages claim for $4.3 million, plus reasonable attorneys' fees and costs. Telemundo also asserted a damages claim for $655,000, plus reasonable attorneys' fees and costs. On November 15, 2001, quepasa received a decision from the American Arbitration Association in the arbitration proceeding. In accordance with the arbitration award, (a) quepasa is not permitted to transfer, sell or use any of the unused advertising credits that were issued under the original agreement with Telemundo, (b) Telemundo has returned the 600,000 shares of quepasa's common stock that it owned (representing approximately 3.6% of quepasa's issued and outstanding capital stock), (c) quepasa has no further duties or obligations under the agreement and (d) quepasa paid Telemundo an aggregate of $200,000 for reimbursement of attorneys' fees, costs and expenses incurred in connection with the arbitration.


    quepasa is from time to time involved in various other legal proceedings incidental to the conduct of its business. quepasa believes that the outcome of all other pending legal proceedings will not in the aggregate have a material adverse effect on its business, financial condition, results of operations or liquidity.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

    On December 11, 1998, quepasa engaged BDO Seidman, LLP as its independent public accountant. BDO Seidman resigned as quepasa's independent public accountant on February 4, 1999 because they were unwilling to be associated with quepasa's financial statements due to the background of one of quepasa's employees. quepasa employed this employee from January 1, 1999 through February 15, 1999 at which time he resigned. The employee was never appointed as an officer or director of quepasa. He owned 443,500 shares of quepasa common stock and was an employee of WGM Corporation, the general partner of The Monolith Limited Partnership, a former principal shareholder of quepasa.

    Prior to their resignation, BDO Seidman had not completed their audits of any of quepasa's financial statements for any period. There were no disagreements between quepasa and BDO Seidman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of BDO Seidman, would have caused them to make reference to the matter in their report. quepasa allowed BDO Seidman to read and make comment on this disclosure.

    On February 10, 1999, quepasa engaged Ehrhardt Keefe Steiner & Hottman, P.C. as its independent public accountants. Prior to their appointment, quepasa did not consult with them on issues relating to quepasa's accounting principles or the type of audit opinion with respect to quepasa's financial statements to be issued by them.

    On September 3, 1999, quepasa replaced Ehrhardt Keefe with Deloitte & Touche LLP as its independent accountants. There were no disagreements with Ehrhardt Keefe on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. During the past two fiscal years and the subsequent interim period preceding the date of the change in independent accountants, quepasa had not consulted with Deloitte & Touche regarding the application of accounting principles to a completed or proposed transaction or the type of audit opinion that might be rendered on quepasa's financial statements.

    On January 18, 2000, quepasa replaced Deloitte & Touche with KPMG LLP as its independent accountants. Prior to their replacement, Deloitte & Touche had not completed their audit of any of quepasa's financial statements for any period. There were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. During the past two fiscal years and the subsequent interim period preceding the date of the change in independent accountants, quepasa had not consulted with KPMG LLP regarding (1) the application of accounting principles to a completed or proposed transaction or (2) the type of audit opinion that might be rendered on quepasa's financial statements.

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
MANAGEMENT

    CURRENT EXECUTIVE OFFICERS AND DIRECTORS OF QUEPASA.

    The following table sets forth information regarding quepasa's current executive officers and directors:


                                                                                         OFFICER OR
                                                                                          DIRECTOR
                NAME                     AGE                     OFFICE                    SINCE
                ----                   --------   -------------------------------------  ----------
Gary L. Trujillo.....................     41      Chairman and Director                     1999

Robert J. Taylor.....................     32      President and Chief Financial Officer     1999

L. William Seidman(1)(2).............     80      Director                                  1999

Jerry J. Colangelo(2)................     62      Director                                  1999

Louis Olivas(1)(2)...................     54      Director                                  1999

Jose Maria Figueres(1)...............     45      Director                                  1999


------------------------

(1) Member of the audit committee.

(2) Member of the compensation committee.

    The audit committee, composed of Messrs. Seidman, Olivas and Figueres, makes recommendations concerning the engagement of the independent auditors, reviews with the auditors the plans and results of the audit engagement, approves professional services provided by the auditors, reviews the independence of the auditors, and reviews the adequacy of quepasa's internal accounting controls. The audit committee met once during the year ended December 31, 2001.

    The compensation committee, composed of Messrs. Seidman, Colangelo and Olivas, determines compensation for quepasa's executive officers and administers quepasa's stock option plan. The compensation committee met three times during the year ended December 31, 2001.

    The board of directors of quepasa met 17 times during the year ended December 31, 2001.

    EXECUTIVE OFFICER.

    Robert J. Taylor joined quepasa in March 1999 as Vice President of Strategy and Operations and subsequently became Senior Vice President of Strategy and Operations in August 1999. He has served as quepasa's Chief Operating Officer, Chief Financial Officer and Secretary since January 2000, November 2000 and April 2001, respectively. On October 15, 2001, Mr. Taylor became quepasa's President. From August 1997 to March 1999, he was a Senior Consultant for CSC Index, the management consulting division of Computer Sciences Corporation. During his tenure with CSC, Mr. Taylor focused his business consulting on large-scale change initiatives, strategy implementation, new business start-ups and organizational design for Fortune 500 organizations. From January 1992 to August 1995, Mr. Taylor held the positions of Production Supervisor and Senior Industrial Engineer with Michelin Tire Corporation. Mr. Taylor received a B.S. degree in Industrial and Systems Engineering from Virginia Tech University, an M.B.A. degree from the J.L. Kellogg Graduate School of Management at Northwestern University and a Master of Engineering Management degree from the Robert R. McCormick School of Engineering at Northwestern University.

EXECUTIVE COMPENSATION

    The following table provides certain summary information concerning the compensation earned by quepasa's (1) Chief Executive Officer and (2) the other two executive officers who were employed by quepasa on December 31, 2000 and whose salary and bonus for 2000 exceeded $100,000, for services

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rendered in all capacities to quepasa and its subsidiaries for fiscal years ended December 31, 2000 and 1999. None of the employees listed below were employed by quepasa in 1998 nor did any of quepasa's employees earn more than $100,000 in 1998.

                                                                                   LONG TERM COMPENSATION
                                               ANNUAL COMPENSATION                ------------------------
                                  ---------------------------------------------   RESTRICTED    SECURITIES
       NAME AND PRINCIPAL                                          OTHER ANNUAL      STOCK      UNDERLYING
           POSITIONS                YEAR      SALARY     BONUS     COMPENSATION     AWARDS       OPTIONS
       ------------------         --------   --------   --------   ------------   -----------   ----------
Gary L. Trujillo................    2000     $247,500     --          $83,538(1)     --            --
  Chairman and former Chief         1999     $126,783     --          $64,500(2)   $837,500(3)   950,000
  Executive Officer and
  President

Robert J. Taylor................    2000     $175,001   $50,000(4)    $16,500(5)     --          100,000
  President and Chief Financial     1999     $ 97,154     --          $16,500(6)     --          150,000
  Officer

Jose A. Ronstadt(7).............    2000     $150,000   $75,000(8)    $51,875(9)     --               --
  Former Senior Vice President      1999     $ 34,375     --           --            --          150,000

------------------------

(1) Of this amount, $52,500 represents forgiveness of remaining 50% of $100,000 loan to Mr. Trujillo (see note (2) below) plus interest upon the 12 month anniversary of Mr. Trujillo's employment (April 26, 2000), $19,038 represents vacation pay and $12,000 represents a monthly vehicle allowance.

(2) Of this amount, $52,500 represents forgiveness of 50% of a $100,000 loan to Mr. Trujillo plus interest upon the six month anniversary of Mr. Trujillo's employment (October 26, 1999) and $12,000 represents a monthly vehicle allowance.

(3) Represents the dollar value of an award of 100,000 shares of common stock granted to Mr. Trujillo under his employment agreement, 50,000 shares of which were issued by us and 50,000 shares of which were transferred by quepasa's former chief executive officer.

(4) Mr. Taylor received a stay bonus of $50,000 paid in two equal payments of $25,000 on September 1, 2000 and December 1, 2000.

(5) Of this amount, $10,500 represents forgiveness of remaining 50% of $20,000 loan to Mr. Taylor (see note (6) below) plus interest upon the 12 month anniversary of Mr. Taylor's employment (March 8, 2000) and $6,000 represents a monthly vehicle allowance.

(6) Of this amount, $10,500 represents forgiveness of 50% of a $20,000 loan to Mr. Taylor plus interest upon the six month anniversary of Mr. Taylor's employment (September 8, 1999) and $6,000 represents a monthly vehicle allowance.

(7) Mr. Ronstadt resigned on February 1, 2001.

(8) Mr. Ronstadt received a stay bonus of $75,000 paid in two equal payments of $37,500 on September 1, 2000 and December 1, 2000.

(9) Represents forgiveness of $50,000 loan plus interest upon the six month (June 30, 2000) and 12 month (December 30, 2000) anniversaries of
    Mr. Ronstadt's employment.

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STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

    The following table contains information concerning the stock options granted to the persons named in the Summary Compensation Table above during the fiscal years ended December 31, 2000 and December 31, 2001 (as of December 1,
2001). All of the grants are governed by the terms and conditions of quepasa's stock option plan. No stock appreciation rights were granted during 2000 or 2001 (as of December 21, 2001).

                INDIVIDUAL STOCK OPTION GRANTS IN 2000 AND 2001

                                                                                          POTENTIAL REALIZABLE VALUE
                        NUMBER OF      PERCENT OF                                           AT ASSUMED ANNUAL RATE
                        SHARES OF        TOTAL                                                  OF STOCK PRICE
                       COMMON STOCK     OPTIONS                                              APPRECIATION FOR THE
                        UNDERLYING     GRANTED TO                                                OPTION TERM
                         OPTIONS      EMPLOYEES IN   EXERCISE                EXPIRATION   --------------------------
        NAME             GRANTED      FISCAL YEAR     PRICE     GRANT DATE      DATE         5%              10%
        ----           ------------   ------------   --------   ----------   ----------   ---------      -----------
Robert J. Taylor.....    100,000(1)       39.0%       $9.00     02/02/2000   02/02/2010   $566,005       $1,434,368
                         100,000(1)       50.0%       $0.15     03/15/2001   03/15/2011   $  9,433       $   23,906

Gary L. Trujillo.....    100,000(2)       50.0%       $0.15     03/15/2001   03/15/2011   $  9,433       $   23,906

--------------------------

(1) These options were granted under quepasa's stock option plan and vest ratably on each of the first three anniversaries from the date of grant. These options vest and are exercisable immediately upon (a) a sale of all or substantially all of the assets of quepasa (b) a merger, acquisition, consolidation or other transaction involving the transfer or issuance of at least 30% of the outstanding voting stock of quepasa, (c) a liquidation of quepasa, or (d) the termination of Mr. Taylor's employment without "cause" (as defined in Mr. Taylor's employment agreement). In the event of (a), (b), or (c) above, these options are exercisable for a period of ten years from the date of such event.

(2) These options were granted under quepasa's stock option plan and vest ratably on each of the first three anniversaries from the date of grant (on a monthly basis). These options vest and are exercisable immediately upon
    (a) a sale of all or substantially all of the assets of quepasa (b) a merger, acquisition, consolidation or other transaction involving the transfer or issuance of at least 30% of the outstanding voting stock of quepasa, or (c) a liquidation of quepasa. In the event of (a), (b) or
    (c) above, these options are exercisable for a period of ten years from the date of such event.

AGGREGATED OPTIONS/SAR EXERCISES

    None of the persons named in the Summary Compensation Table exercised options to purchase quepasa common stock during the fiscal years ended December 31, 2000 or December 31, 2001 (as of December 1, 2001).

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
  ARRANGEMENTS

    Mr. Taylor has an employment agreement with quepasa that provides that Mr. Taylor is an at-will employee of quepasa with an annual base salary of $175,000. On March 8, 2002, Mr. Taylor's annual base salary will be reduced to $125,000. quepasa must pay Mr. Taylor a bonus of $100,000 upon the earlier to occur of (a) March 8, 2002 or (b) immediately prior to the closing of an event constituting a "Change in Control" (as found in Mr. Taylor's employment agreement, which term includes the closing of the merger) of quepasa. All unexercised options held by Mr. Taylor will automatically and immediately vest and be exercisable as to all shares covered thereby on the earliest to occur of
(1) a "Change in Control" of quepasa, or (2) the termination of Mr. Taylor's employment without "Cause" (as defined in Mr. Taylor's employment agreement). Furthermore, Mr. Taylor received a $50,000 stay bonus, paid in two equal installments on September 1, 2000 and December 1, 2000.

    On October 3, 2001, Mr. Trujillo agreed to terminate his employment agreement with quepasa as of October 15, 2001. Mr. Trujillo remains Chairman and a director of quepasa.

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    In March 2001, quepasa commenced paying each non-employee director $500 for each meeting such member attends, either in person or by telephone. In addition, each non-employee director received an option to purchase 50,000 shares of quepasa's common stock under its stock option plan that vests ratably on each of the first three anniversaries from the grant date or immediately upon a change of control. Also in March 2001, the Compensation Committee of quepasa's board of directors approved the payment of $50,000 to each director, other than Mr. Trujillo, for past and current services rendered, payable upon a change of control or liquidation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    The following table sets forth certain information as of January 10, 2002 concerning stock ownership of quepasa's common stock by each director and officer, by all persons who hold of record or are known by quepasa to hold beneficially of record 5% or more of the outstanding shares of quepasa common stock, by Great Western and by all directors and officers as a group.


    Except as otherwise noted, the persons named in the table own the shares beneficially and of record and have sole voting and investment power with respect to all shares of common stock shown as owned by them, subject to community property laws, where applicable. The table also reflects all shares of common stock which each individual has the right to acquire within 60 days from December 15, 2001 upon exercise of stock options.


                NAME AND ADDRESS                         SHARES               PERCENT OF SHARES
               OF BENEFICIAL OWNER                 BENEFICIALLY OWNED         OUTSTANDING(1)(2)
-------------------------------------------------  ------------------         -----------------
Five Percent Shareholders:
  Mark D. Kucher(3)..............................       2,386,243                   13.9 %
  Ernest C. Garcia II(4).........................         927,471                    5.4 %
  Great Western Land and Recreation, Inc.........         840,000                    4.9 %
Directors and Executive Officers
  Gary L. Trujillo...............................         980,555                    5.4 %
  L. William Seidman.............................         157,500                      *
  Jerry J. Colangelo.............................          75,125                      *
  Jose Maria Figueres............................          73,250                      *
  Louis Olivas...................................          50,875                      *
  Robert J. Taylor...............................         206,667                    1.2 %
  All Directors and Executive Officers as a Group
    (6 persons)..................................       1,543,972                    8.3 %


------------------------

* Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if such person has or shares voting power or investment power with respect to such security, or has the right to acquire beneficial ownership at any time within 60 days after December 15, 2001. In calculating the percentage of ownership, such shares are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such shareholder, but are not deemed outstanding for the purpose of computing the percentage of shares of common stock owned by any other shareholder. For purposes of this table, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.


(2) Does not include 600,000 shares of common stock held by quepasa as treasury shares as a result of the Telemundo arbitration award. See "quepasa's Business--Legal Proceedings." These shares will be canceled as a result of the merger and, prior to the merger, may not be considered outstanding shares for any purpose and do not carry voting rights.



(3) The address for Mr. Kucher is 1410-700 West Georgia Street, Vancouver, British Columbia, Canada.

(4) Consists of 927,471 shares of quepasa common stock held by Verde Capital Partners, LLC, Verde Reinsurance Company, Ltd. and Verde Investments, Inc. Mr. Garcia owns a majority interest in Verde Capital, Verde Reinsurance and Verde Investments. The address for Mr. Garcia is 2575 East Camelback Road, Suite 700, Phoenix, AZ 85016.


DESCRIPTION OF QUEPASA CAPITAL STOCK

    QUEPASA AUTHORIZED AND OUTSTANDING CAPITAL STOCK.


    quepasa's Amended and Restated Articles of Incorporation authorize the board of directors of quepasa to issue 50,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, par value $.001 per share, in one or more series or classes and to determine the rights, powers, preferences, limitations and restrictions of such series or class. On the record date, there were 17,713,291 shares of common stock outstanding and entitled to vote and no shares of preferred stock outstanding.


    QUEPASA COMMON STOCK.

    Under quepasa's Amended and Restated Articles of Incorporation, holders of common stock are entitled to receive such dividends as may be legally declared by the board of directors. Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, including the election of directors. There is no right to cumulate votes in the election of directors. Holders of common stock have no preemptive or redemption rights and have no right to convert their common stock into any other securities. Upon liquidation, dissolution or winding up of quepasa, holders of common stock will be entitled to share ratably in the net assets of quepasa available for distribution to common shareholders. The rights of the holders of the common stock are subject such rights as the board of directors of quepasa may hereafter confer on the holders of preferred stock; accordingly such rights conferred on holders of any shares of preferred stock that may be issued in the future under quepasa's Amended and Restated Articles of Incorporation may adversely affect the rights of holders of quepasa common stock. All of the outstanding shares of common stock are fully paid and non-assessable.

    QUEPASA PREFERRED STOCK.

    Preferred stock of quepasa may, without action by the shareholders of quepasa, be issued by the board of directors of quepasa from time to time, in one or more series for such consideration and with such relative rights, privileges and preferences as the board of directors may determine. Accordingly, the board of directors of quepasa has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rate, sinking fund, liquidation preferences and conversion rights for any series of preferred stock issued in the future.

    QUEPASA STOCK OPTIONS AND WARRANTS.

    STOCK OPTIONS. As of September 30, 2001, quepasa has an aggregate of 2,142,500 stock options issued and outstanding under its Amended and Restated 1998 Stock Option Plan with exercise prices ranging from $0.15 per share to $11.81 per share that are exercisable through March 15, 2011. As part of the merger and as more fully discussed above, outstanding options for quepasa common stock issued under quepasa's stock option plan will be converted to similar options to purchase Great Western common stock under the Great Western's stock option plan on the same terms as such options were provided under quepasa's stock option plan.

    WARRANTS. Quepasa has an aggregate of 400,000 warrants to purchase quepasa common stock issued and outstanding with an exercise price equal to $19.80 per share that are exercisable through June 24, 2004. As part of the merger, outstanding warrants for quepasa common stock will be converted to similar warrants to purchase Great Western common stock on the same terms as such outstanding warrants.

AUDIT COMMITTEE REPORT

    The members of quepasa's audit committee for the year ended December 31, 2000 were Dr. Louis Olivas, Jose Maria Figueres and L. William Seidman. The audit committee has prepared the following report detailing its policies and responsibilities relating to the auditing of quepasa's financial statements.

    The audit committee oversees quepasa's financial reporting process on behalf of quepasa's board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed quepasa's audited financial statements (which are included in this proxy statement/ prospectus) with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

    Together with quepasa's independent auditors, KPMG LLP (who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America), the audit committee reviewed the independent auditors' judgments as to the quality, not just the acceptability, of quepasa's accounting principles and such other matters as are required to be discussed with the audit committee under auditing standards generally accepted in the United States of America. In addition, the audit committee has discussed the independence of KPMG LLP from management and quepasa generally, including the matters in the written disclosures required by the Independence Standards Board.

    The audit committee discussed with KPMG LLP the overall scope and plans for their respective audits. The audit committee meets with KPMG LLP, with and without management present, to discuss the results of their examinations, their evaluations of quepasa's internal controls, and the overall quality of quepasa's financial reporting.

    The aggregate fees billed by KPMG LLP for professional services rendered for the audit of quepasa's annual financial statements and the reviews of the financial statements included in quepasa's Form 10-K (and included in this proxy statement/prospectus) for the fiscal year ended December 31, 2000 were $136,442. For the fiscal year ended December 31, 2000, KPMG LLP was not paid a fee for, and did not provide, directly or indirectly, any services relating to the design or implementation of quepasa's information system, local area network or any hardware or software system. KPMG LLP was paid a fee for financial reviews of quepasa's filings on Form 8-K and Form S-3 (and amendments thereto), due diligence procedures and preparation of quepasa's federal and state income tax returns, etc. Aggregate fees billed by KPMG LLP for these matters were $50,994.

    In reliance on the reviews and discussions referred to above, the audit committee recommended to quepasa's board of directors (and the board of directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K as of and for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The audit committee and quepasa's board of directors have also recommended, subject to shareholder approval, the selection of KPMG LLP as quepasa's independent auditors for the fiscal year ending December 31, 2001.

                                        Respectfully submitted,

                                        Audit Committee
                                        Dr. Louis Olivas
                                        Jose Maria Figueres
                                        L. William Seidman

QUEPASA STOCK PERFORMANCE GRAPH

    The following indexed line graph indicates the total return to quepasa's stockholders from June 24, 1999, the date on which quepasa common stock began trading on Nasdaq, through December 26, 2000, the last full trading day prior to the date that Nasdaq halted trading and ultimately delisted quepasa common stock from Nasdaq, as compared to the total return for The Nasdaq Stock Market (U.S.) Index and the Chase H&Q Internet Index. The calculations in the graph assume that $100 was invested on June 24, 1999 in quepasa common stock and in each index and also assume dividend reinvestment.

        COMPARISON OF CUMULATIVE TOTAL RETURN SINCE JUNE 24, 1999 AMONG
                             (A) QUEPASA.COM, INC.,
 (B) THE NASDAQ STOCK MARKET (U.S.) INDEX AND (C) THE CHASE H&Q INTERNET INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          QUEPASA.COM, INC.  JP MORGAN H&Q INTERNET INDEX  NASDAQ STOCK MARKET(U.S.)
6/24/99              100.00                        100.00                     100.00
Jun-99               114.58                        110.13                     106.56
Jul-99               140.63                         97.14                     104.64
Aug-99                83.33                        102.27                     109.07
Sep-99                65.10                        113.21                     109.22
Oct-99                63.54                        125.17                     117.97
Nov-99                85.42                        157.76                     132.32
Dec-99               105.73                        219.15                     161.42
Jan-00                79.69                        205.47                     155.43
Feb-00                62.50                        261.22                     184.97
Mar-00                56.25                        228.90                     181.17
Apr-00                28.65                        172.50                     152.38
May-00                14.06                        145.13                     134.00
Jun-00                13.54                        169.81                     157.51
Jul-00                 9.38                        159.21                     148.98
Aug-00                 9.90                        184.72                     166.58
Sep-00                 7.55                        163.36                     144.93
Oct-00                 4.69                        138.40                     132.97
Nov-00                 1.04                         92.29                     102.52
12/27/00               0.92                         86.10                     100.00

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In April 1999, quepasa issued 50,000 shares of common stock to Garcia/LKS, which is partially owned by a former director of quepasa, Lionel Sosa, for advertising and marketing services valued at $634,000. In August 1999, quepasa entered into a one-year agreement with Garcia/LKS with a monthly commitment of $150,000. Payment during the first five months of the agreement included amortization of the prepaid amount from the issuance of common stock. This agreement was amended, reducing the monthly commitment to $50,000 for January 2000 and to $40,000 for February 2000 through September 2000. In October 2000, the monthly commitment was reduced to $20,000. quepasa terminated the agreement in December 2000.

    In April 1999, quepasa entered into a $1.5 million sponsorship agreement with the Arizona Diamondbacks, a major league baseball team. This agreement was extended for the 2000 baseball season. Jerry J. Colangelo, who became one of quepasa's directors in April 1999, is the Chief Executive Officer and Managing General Partner of the Arizona Diamondbacks. This agreement was terminated prior to the 2001 baseball season.

    In June 1999, Jeffrey S. Peterson, quepasa's former chief executive officer and director, and Michael A. Hubert, a former officer and director, entered into a voting trust agreement which provides that until June 24, 2004, Messrs. Seidman and Trujillo shall vote all shares of quepasa common stock covered by the agreement in the same proportion as those shares voted by our unaffiliated stockholders. Previously, Mr. Hubert transferred all of his shares of quepasa common stock. In August 2001, Mr. Peterson transferred all but 70,000 of his shares of quepasa common stock (or an aggregate of 1,261,083 shares). Accordingly, there are currently 70,000 shares in the voting trust.

    As of December 31, 2000, quepasa had forgivable loans due from former employees amounting to $12,569, all of which quepasa has since decided to write off due to new information obtained subsequent to December 31, 2000. These loans were granted as recruiting and retention incentives and were deemed 50% forgiven after six months and 100% forgiven after 12 months of employment.

    In March 2000, quepasa acquired realestateespanol.com. At the time of this acquisition, realestateespanol was a party to an Internet Endorsement Agreement with NAHREP, pursuant to which, in exchange for NAHREP's endorsement of the realestateespanol.com website, realestateespanol was required to pay NAHREP an annual $50,000 fee over a ten-year term. Thereafter, in connection with the Internet Endorsement Agreement, in October 2000, realestateespanol.com, NAHREP, the National Council of La Raza and Freddie Mac entered into a Memorandum of Understanding (MOU) which, among other things, set forth the business relationship through which the parties agreed to implement a program to deliver the benefits of technology to mortgage origination for low and moderate income Hispanic and Latino borrowers. Contemporaneously, realestateespanol and NAHREP entered into an agreement which set forth the terms and conditions of their rights and obligations under the MOU.

    Under the MOU, among other things, (1) realestateespanol was required to
(a) develop a web-based technology tool to be distributed to NCLR and NCLR affiliates, and (b) donate 200 computers, at no charge, to NAHREP for distribution to NCLR and NCLR affiliates for promotional purposes, (2) Freddie Mac was required to provide an aggregate dollar amount of $250,000 as sponsorship fees to NAHREP, and (3) NAHREP was required, in turn, to deliver the same to realestateespanol towards the initial development of the technology tool discussed above. In May 2001, all of the parties agreed to either terminate certain of the agreements or release realestateespanol from its duties and obligations thereunder. In exchange for such termination or release, as the case may be, realestateespanol (a) transferred ownership of, and exclusive rights to, the in-process technology tool to NAHREP, (b) granted NAHREP a non-exclusive license to operate and use the realestaeespanol.com website the content thereon and any related technology tools, (c) granted NAHREP an exclusive license to operate and use any related domain names, (d) permitted NAHREP to retain the full amount of the unpaid sponsorship fee to be paid by Freddie Mac to NAHREP for development of the technology tool, and (e) permitted NAHREP to retain ownership of the previously donated computers. At the time realestateespanol and NAHREP entered into the original agreements, and thereafter agreed to the terms and conditions regarding its termination and release therefrom, Gary Acosta, an officer of both realestateespanol and quepasa, served as director of NAHREP. In addition, in June 2000, he became the Chief Executive Officer of NAHREP.

    The carrying value of the website, approximately $27,000, was expensed in the second quarter of 2001. The $100,000 of sponsorship fees collected in 2000 was amortized over six months commencing October 1, 2000 with $50,000 of deferred revenue remaining as of December 31, 2000. The 200 computers remaining in inventory on December 31, 2000 were donated to NAHREP in 2001 and expensed in the first quarter of 2001.

    In quepasa's opinion, the transactions described above were on terms no less favorable than those which could have been obtained from unaffiliated third parties.

             COMPARISON OF THE RIGHTS OF HOLDERS OF QUEPASA COMMON
                      STOCK AND GREAT WESTERN COMMON STOCK

    quepasa is a Nevada corporation and the rights of its shareholders are governed by the laws of the State of Nevada and its articles of incorporation and bylaws. Great Western is a Delaware corporation and the rights of it shareholders are governed by the laws of the State of Delaware and its certificate of incorporation and bylaws. Following consummation of the merger, quepasa shareholders will become Great Western shareholders and as such their rights will be governed by Delaware law and Great Western's certificate of incorporation and bylaws.

    The following is a summary of the material differences between the rights of holders of quepasa capital stock and the rights of holders of Great Western capital stock on the date of this proxy statement/prospectus. These differences arise from disparities between the Nevada General Corporation Law and the General Corporation Law of the State of Delaware and between the respective corporate charters and bylaws of quepasa and Great Western. This summary is not a complete comparison of rights that may be of interest to quepasa shareholders, and you should therefore read the full text of each state's corporate statutes and the respective corporate charters and bylaws of quepasa and Great Western. Great Western's certificate of incorporation and bylaws are attached to this proxy statement/ prospectus as Appendix C and Appendix D, respectively. For information as to how these documents may be obtained, refer to "Where You Can Find More Information" on page 105 of this proxy statement/prospectus.

                                        GREAT WESTERN                         QUEPASA
                                     SHAREHOLDER RIGHTS                 SHAREHOLDER RIGHTS
                                     ------------------                 ------------------

AUTHORIZED CAPITAL STOCK      The authorized capital of Great    The authorized capital stock of
                              Western consists of 50,000,000     quepasa consists of 50,000,000
                              shares of common stock, $.001 par  shares of common stock, $.001 par
                              value per share, and 20,000,000    value per share, and 5,000,000
                              shares of preferred stock, $.001   shares of preferred stock, $.001
                              per share.                         per share.
                              With respect to Great Western's    With respect to quepasa's
                              preferred stock, the Great         preferred stock, the quepasa
                              Western board is authorized,       board is authorized, without
                              without shareholder approval, to   shareholder approval, to issue
                              issue shares of preferred stock    shares of preferred stock in one
                              in one or more series and to       or more series and to determine
                              determine the preferences, voting  the preferences, voting powers,
                              powers, qualifications, and        qualifications, and special or
                              special or relative rights         relative rights or privileges of
                              privileges of that series.         that series.

DIVIDENDS                     Dividends are payable on Great     Dividends are payable on quepasa
                              Western stock only when, as and    common stock only when, as and if
                              if declared by Great Western's     declared by quepasa's board of
                              board of directors, out of funds   directors. Under Nevada law, a
                              legally available for              corporation may pay dividends
                              distribution. Under Delaware law,  unless, after giving effect to
                              a corporation may pay dividends    the proposed dividend, (a) the
                              out of surplus or net profits for  corporation would not be able to
                              the current or preceding fiscal    pay its debts as they become due
                              year, provided that the capital    in the usual course of business
                              of the corporation is not less     or (b) the corporation's total
                              than the aggregate liquidation     assets
                              preference

                                        GREAT WESTERN                         QUEPASA
                                     SHAREHOLDER RIGHTS                 SHAREHOLDER RIGHTS
                                     ------------------                 ------------------
                              of the corporation's outstanding   would be less than the sum of its
                              stock having a preference upon     total liabilities plus the amount
                              distribution of assets.            that would be needed, if the
                                                                 corporation were to be dissolved
                                                                 at the time of distribution, to
                                                                 satisfy the preferential rights
                                                                 upon dissolution of shareholders
                                                                 whose preferential rights are
                                                                 superior to those receiving the
                                                                 distribution.

LIQUIDATION RIGHTS            Upon liquidation or dissolution,   Upon liquidation or dissolution
                              the holders of Great Western       of quepasa, the holders of
                              common stock are entitled to       quepasa common stock are entitled
                              share ratably according to the     to share ratably according to the
                              number of shares of common stock   number of shares of common stock
                              held by them in all remaining      held by them in all remaining
                              assets of the corporation          assets of the corporation
                              available for distribution to its  available to receive the net
                              shareholders.                      assets of the corporation for
                                                                 distribution to its shareholders.

VOTING RIGHTS                 Shareholders of Great Western      Shareholders of quepasa common
                              common stock vote together as one  stock vote together as one class
                              class on all matters on which      on all matters that common
                              common shareholders generally are  shareholders generally are
                              entitled to vote. Holders of       entitled to vote. Holders of
                              Great Western common stock are     quepasa common stock are entitled
                              entitled to one vote for each      to one vote for each share of
                              share of common stock held at any  common stock held at any meeting
                              meeting of shareholders.           of shareholders.

CUMULATIVE VOTING FOR         Neither Great Western's charter    Neither quepasa's charter nor its
ELECTION OF DIRECTORS         nor its bylaws provide for         bylaws provide for cumulative
                              cumulative voting in the election  voting in the election of
                              of directors, which means that     directors, which means that the
                              the holders of a holders of a      holders of a majority of the
                              majority of the shares voted can   shares voted can elect all of the
                              elect all of the directors then    directors then nominated for
                              then outstanding for election.     election.

MEETINGS OF SHAREHOLDERS      A special meeting of Great         A special meeting of quepasa's
                              Western's shareholders may be      shareholders may be called only
                              called by the board of directors,  by the chief executive officer or
                              by the president, or by            by the board of directors. The
                              shareholders owning a majority of  chief executive officer shall
                              the entire capital stock of the    call a special meeting of the
                              corporation issued and             shareholders if the corporation
                              outstanding and entitled to vote.  receives one or more written demands for the meeting, stating
                                                                 the purpose or purposes for which
                                                                 the meeting is to be held, signed
                                                                 and dated by the holders of
                                                                 shares representing at least 10%
                                                                 of

                                        GREAT WESTERN                         QUEPASA
                                     SHAREHOLDER RIGHTS                 SHAREHOLDER RIGHTS
                                     ------------------                 ------------------
                                                                 all the votes entitled to be cast
                                                                 on any issue to be considered at
                                                                 the meeting.

STOCKHOLDER ACTION IN LIEU    Under Delaware law, any action     Under Nevada law, any action
OF MEETING                    required or permitted to be taken  required or permitted to be taken
                              at a meeting of shareholders may   at a meeting of the shareholders
                              be taken without a meeting,        may be taken without a meeting if
                              without a prior notice and         a written consent thereto is
                              without a vote, upon the written   signed by shareholders holding at
                              consent of shareholders who would  least a majority of the voting
                              have been entitled to cast a       power, except that if a different
                              minimum number of votes necessary  proportion of voting power is
                              to authorize such action at a      required for such an action at a
                              meeting of shareholders at which   meeting, then that proportion of
                              all shareholders entitled to vote  written consent is required.
                              were present and voting.

QUORUM FOR MEETING OF         The holders of a majority of all   A majority of the votes entitled
STOCKHOLDERS                  outstanding capital stock          to be cast on a matter by a
                              entitled to vote at a Great        voting group represented in
                              Western shareholder meeting,       person or by proxy constitutes a
                              present in person or by proxy,     quorum of that voting group for
                              constitute a quorum for            action in the matter.
                              transacting business at a
                              meeting, except as provided by
                              law.

STOCKHOLDER INSPECTION        Under Delaware law, any            Under Nevada law, any person who
RIGHTS                        shareholder has the right to       has been a shareholder of record
                              inspect the corporation's stock    for at least six months
                              ledger, shareholder list, and      immediately preceding his or her
                              other books and records for a      demand, or any person holding or
                              purpose reasonably related to the  authorized in writing by the
                              person's interest as a             holders of at least 5% of all of
                              shareholder.                       its outstanding shares, upon at
                                                                 least five days' written demand,
                                                                 is entitled to inspect in person
                                                                 or by agent or attorney, during
                                                                 usual business hours, the
                                                                 corporation's articles of
                                                                 incorporation and bylaws and all
                                                                 amendments thereto, and stock
                                                                 ledger.

NUMBER OF DIRECTORS           Great Western currently has one    quepasa currently has five
                              director. Great Western's bylaws   directors. quepasa's bylaws
                              provide that the board of          provide that the board of
                              directors shall consist of at      directors shall consist of at
                              least one director and not more    least one director and not more
                              than 15 directors. The number of   than 15 directors. The number of
                              directors is fixed by the board    directors is fixed by the board
                              and may be increased or decreased  and may be modified at any time
                              at any time by a vote of the       by a majority vote of the
                              majority of directors, but no      directors.
                              decrease in the number of
                              directors

                                        GREAT WESTERN                         QUEPASA
                                     SHAREHOLDER RIGHTS                 SHAREHOLDER RIGHTS
                                     ------------------                 ------------------
                              shall change the term of any
                              director in office at such time.

CLASSIFIED BOARD OF           Great Western does not have a      quepasa does not have a
DIRECTORS                     classified board of directors,     classified board of directors,
                              which means that all members of    which means that all members of
                              Great Western's board of           quepasa's board of directors are
                              directors are up for re-election   up for re-election every year.
                              every year.

REMOVAL OF DIRECTORS;         Great Western's bylaws provide     Nevada law provides that any
VACANCIES                     that directors may be removed,     director or one or more of the
                              with or without cause, by the      incumbent may be removed from
                              holders of a majority of the       office by the vote of
                              shares entitled to vote for the    stockholders representing not
                              election of directors.             less than two-thirds of the
                                                                 voting power of the issued and
                                                                 outstanding stock entitled to
                                                                 vote.

                              Great Western's bylaws provide     quepasa's bylaws provide that any
                              that vacancies on the board may    vacancies on the board may be
                              be filled by a majority vote of    filled by the affirmative vote of
                              the directors then in office,      a majority of the shareholders at
                              though less than a quorum.         a annual meeting called for that
                                                                 purpose or by the board of
                                                                 directors, even if a quorum is
                                                                 not present.

                              quepasa's bylaws provide that any
                              director may be removed by the
                              shareholders of the voting group
                              that elected the director, with
                              cause, at a meeting called for
                              that purpose. A director may be
                              removed only if the number of
                              votes cast in favor of removal
                              exceeds the number of votes cast
                              against removal.

LIMITATION ON PERSONAL        Great Western's charter provides   quepasa's charter provides that
LIABILITY OF DIRECTORS        that directors shall not be        the liability of the
                              personally liable to Great         corporation's directors for
                              Western or its shareholders for    monetary damages for breach of
                              monetary damages for breaching     fiduciary duty is eliminated to
                              their fiduciary duties as          the fullest extent permitted by
                              directors except to the extent     Nevada law.
                              such exemption from liability or
                              limitation thereof is not
                              permitted under Delaware law.

INDEMNIFICATION OF DIRECTORS  Great Western's charter provides   quepasa's charter provides that
AND OFFICERS                  that the board of directors may    the corporation's officers and
                              adopt bylaws with respect to       directors shall be indemnified
                              indemnification permitted by       against any liability to the
                              Delaware law and may cause the     fullest extent provided by Nevada
                                                                 law.

                                        GREAT WESTERN                         QUEPASA
                                     SHAREHOLDER RIGHTS                 SHAREHOLDER RIGHTS
                                     ------------------                 ------------------
                              corporation to purchase and        quepasa's bylaws provide that the
                              maintain insurance, at the         corporation shall indemnify the
                              corporation's expense, on behalf   current acting and former
                              of any person who is or was a      directors, officers, employees
                              director, officer, employee or     and agents of the corporation or
                              agent of Great Western, or is or   one who is serving in such
                              was serving at the request of      capacity for another corporation,
                              Great Western as a director or     partnership, joint venture,
                              officer of another corporation,    trust, association or other
                              or at as its representative in     enterprise against reasonably
                              another entity against any         incurred expenses, judgments,
                              liability asserted against such    penalties, fines, and amounts
                              person and incurred in any such    paid in settlement reasonably
                              capacity or arising out of such    incurred by him in connection
                              status, whether or not the         with such action, suit or
                              corporation would have the power   proceeding if it is determined
                              to indemnify such person against   that such person reasonably
                              such liability.                    believed (a) in the case of
                              Great Western's bylaws provide     conduct in his official capacity
                              that the corporation shall         with the corporation, that his
                              indemnify and hold harmless, to    conduct was in the corporation's
                              the fullest extent permitted by    best interests, or, (b) in all
                              applicable law, any person who     other cases (except criminal
                              was or is made or is threatened    cases), that his conduct was at
                              to be made a party or is           least not opposed to quepasa's
                              otherwise involved in any action,  best interests, or (iii) in the
                              suit, or proceeding, whether       case of any criminal proceeding,
                              civil or criminal, administrative  that he had no reasonable cause
                              or investigative, by reason of     to believe his conduct was
                              the fact that he or she or a       unlawful.
                              person for whom he or she is the
                              legal representative, is or was a
                              director or officer of the
                              corporation or is or was serving
                              at the request of the corporation
                              as a director, officer, employee
                              or agent of another corporation
                              or entity, against all liability
                              and loss suffered and expenses
                              (including reasonable attorneys'
                              fees) reasonably incurred by such
                              indemnitee. Great Western shall
                              be required to indemnify an
                              indemnitee only if the initiation
                              of such proceeding by the
                              indemnitee was authorized by
                              Great Western's board of
                              directors.

AMENDMENTS TO CHARTER         Under Delaware law, a              Under Nevada law, a corporation's
                              corporation's charter may be       charter may be amended by the
                              amended by the affirmative vote    affirmative vote of a majority of
                              of a majority of the outstanding   the outstanding capital stock
                              capital stock and a                entitled to

                                        GREAT WESTERN                         QUEPASA
                                     SHAREHOLDER RIGHTS                 SHAREHOLDER RIGHTS
                                     ------------------                 ------------------
                              majority of the outstanding        vote at a meeting of
                              shares of each class entitled to   shareholders.
                              vote as a class.

                              Great Western's charter provides   quepasa's charter provides for
                              for amendments to be made in the   amendments to be made in the
                              manner prescribed by Delaware      manner prescribed by Delaware
                              law.                               law.

AMENDMENTS TO BYLAWS          Great Western's bylaws may be      quepasa's board of directors
                              amended by the corporation's       shall have power, to the maximum
                              shareholders at any annual or      extent permitted by Nevada law,
                              special meeting of shareholders,   to make, amend and repeal the
                              provided notice of intention to    bylaws of the corporation at a
                              amend shall have been contained    meeting of the board of directors
                              in the notice of meeting. The      unless the shareholders, in
                              board of directors may also amend  making, amending or repealing a
                              Great Western's bylaws by a        particular bylaw, expressly
                              majority vote of the whole board   provide that the directors may
                              of directors at any meeting.       not amend or repeal such bylaw.
                                                                 The shareholders also shall have
                                                                 the power to make, amend or
                                                                 repeal the bylaws of the
                                                                 corporation at any meeting called
                                                                 for that purpose.

ANTI-TAKEOVER PROVISIONS      Delaware law prohibits             quepasa may be subject to
                              corporations from engaging in a    Nevada's anti-takeover laws known
                              "business combination" with a      respectively as the "Combination
                              person owning 15% or more of the   with Interested Shareholders
                              corporation's voting stock (an     Statute" and the "Control Share
                              "interested shareholder") for      Acquisition Statute."
                              three years following the time     The Combination with Interested
                              that person became an interested   Shareholders Statute prevents
                              shareholder, unless:               "interested shareholders" and an
                              - the board, before the time the   applicable Nevada corporation
                              person became an interested        from entering into a
                              shareholder, approved either the   "combination" unless certain
                              business combination or the        conditions are met. A combination
                              transaction that resulted in the   means any merger or consolidation
                              person becoming an interested      with an "interested shareholder,"
                              shareholder;                       or any sale, lease, exchange,
                              - the person became an interested  mortgage, pledge, transfer or
                              shareholder and 85% owner of the   other disposition, in one
                              voting stock in the transaction,   transaction or a series of
                              excluding shares owned by          transactions, with an "interested
                              directors and officers and shares  shareholder" having: an aggregate
                              owned by directors and officers    market value equal to 5% or more
                              and shares owned by some employee  of the aggregate market value of
                              stock plans; or                    the assets of the corporation; an
                                                                 aggregate market value equal to
                                                                 5% or more of the aggregate
                                                                 market value of all outstanding
                                                                 shares of

                                        GREAT WESTERN                         QUEPASA
                                     SHAREHOLDER RIGHTS                 SHAREHOLDER RIGHTS
                                     ------------------                 ------------------
                              - the combination transaction is   the corporation; or representing
                              approved by the board and          10% or more of the earning power
                              authorized by the affirmative      or net income of the corporation.
                              vote of at least two-thirds of     An "interested shareholder" means
                              the outstanding voting stock not   the beneficial owner of 10% or
                              owned by the interested            more of the voting shares of a
                              shareholder.                       corporation, or an affiliate of
                              A Delaware corporation can elect   an associate thereof. A
                              in its charter or bylaws not to    corporation may not engage in a
                              be governed by Section 203. Great  combination within three years
                              Western has made that election.    after the interested shareholder
                                                                 acquires his shares unless the
                                                                 combination or purchase is
                                                                 approved by the board of
                                                                 directors or a majority of the
                                                                 voting power held by
                                                                 disinterested shareholders, or if
                                                                 the consideration to be paid by
                                                                 the interested shareholder is at
                                                                 least equal to the highest of:

                                                                 - the highest price per share
                                                                 paid by the interested
                                                                 shareholder within the three
                                                                 years immediately preceding the
                                                                 date of the announcement of the
                                                                 combination or in the transaction
                                                                 in which he became an interested
                                                                 shareholder, whichever is higher,
                                                                 - the market value per common
                                                                 share on the date of announcement
                                                                 of the combination or the date
                                                                 the interested shareholder
                                                                 acquired the shares, whichever is
                                                                 higher, or
                                                                 - if higher for the holders of
                                                                 preferred stock, the highest
                                                                 liquidation value of the
                                                                 preferred stock.

                                                                 The Control Share Acquisition
                                                                 Statute prohibits an acquirer,
                                                                 under certain circumstances, from
                                                                 voting shares of a target
                                                                 corporation's stock after
                                                                 crossing certain threshold
                                                                 ownership percentages, unless the
                                                                 acquirer obtains the approval of
                                                                 the target corporation's
                                                                 shareholders. The Control Share
                                                                 Acquisition Statute specifies
                                                                 three thresholds of

                                        GREAT WESTERN                         QUEPASA
                                     SHAREHOLDER RIGHTS                 SHAREHOLDER RIGHTS
                                     ------------------                 ------------------
                                                                 the voting power of the
                                                                 corporation in the election of
                                                                 directors: one-fifth or more but
                                                                 less than one-third, one-third or
                                                                 more but less than a majority,
                                                                 and a majority or more. Once an
                                                                 acquirer crosses one of these
                                                                 thresholds, those shares acquired
                                                                 in such offer or acquisition and
                                                                 those shares acquired within the
                                                                 preceding ninety days become
                                                                 Control Shares and such Control
                                                                 Shares are deprived of the right
                                                                 to vote until the disinterested
                                                                 shareholders restore the right.
                                                                 The Control Share Acquisition
                                                                 Statute also provides that in the
                                                                 event Control Shares are accorded
                                                                 full voting rights and the
                                                                 acquiring person has acquired a
                                                                 majority or more of all voting
                                                                 power, all other shareholders who
                                                                 do not vote in favor of
                                                                 authorizing voting rights to the
                                                                 Control Shares are entitled to
                                                                 demand payment for the fair value
                                                                 of their shares. The board of
                                                                 directors is to notify the
                                                                 shareholders within twenty days
                                                                 after such an event has occurred
                                                                 that they have the right to
                                                                 receive the fair value of the
                                                                 their shares in accordance with
                                                                 statutory procedures established
                                                                 generally for dissenters' rights.

PROVISIONS RELATING TO SOME   Delaware law generally requires    Nevada law generally requires
BUSINESS COMBINATIONS         that a merger and consolidation,   that a merger or exchange be
                              or sale, lease or exchange of all  approved by the directors and by
                              or substantially all of a          a majority of the outstanding
                              corporation's property and assets  capital stock. A corporation's
                              be approved by the directors and   charter may require a greater
                              by a majority of the outstanding   vote. quepasa's charter does not
                              capital stock. A corporation's     provide for a greater vote.
                              charter may require a greater      Under Nevada law, a surviving
                              vote. Great Western's charter      corporation need not obtain
                              does not provide for a greater     shareholder approval for a merger
                              vote.                              if:
                              Under Delaware law, a surviving    - the articles of incorporation
                              corporation need not obtain        of the surviving corporation will
                              shareholder approval for a merger  not differ

                                        GREAT WESTERN                         QUEPASA
                                     SHAREHOLDER RIGHTS                 SHAREHOLDER RIGHTS
                                     ------------------                 ------------------
                              if:                                from its articles before the
                              - each share of the surviving      merger;
                              corporation's stock outstanding    - Each share of the surviving
                              prior to the merger remains        corporation's stock outstanding
                              outstanding in identical form      prior to the merger remains
                              after the merger;                  outstanding in identical form
                              - the merger agreement does not    after the merger;
                              amend the charter of the           - the number of voting shares
                              surviving corporation; and         outstanding immediately after the
                              - either no shares of common       merger, plus the number of voting
                              stock of the surviving             shares issued as a result of the
                              corporation are to be issued or    merger, either by conversion of
                              delivered in the merger or, if     securities issued pursuant to the
                              common stock will be issued or     merger or the exercise of rights
                              delivered, it will not increase    and warrants issued pursuant to
                              the number of shares of common     the merger, will not exceed by
                              stock outstanding prior to the     more than 20 percent the total
                              merger by more than 20%.           number of voting shares of the
                                                                 surviving corporation outstanding
                                                                 immediately before the merger;
                                                                 and
                                                                 - the number of participating
                                                                 shares outstanding immediately
                                                                 after the merger, plus the number
                                                                 of participating shares issuable
                                                                 as a result of the merger, either
                                                                 by the conversion of securities
                                                                 issued pursuant to the merger or
                                                                 the exercise of rights and
                                                                 warrants issued pursuant to the
                                                                 merger, will not exceed by more
                                                                 than 20 percent the total number
                                                                 of participating shares
                                                                 outstanding immediately before
                                                                 the merger.

APPRAISAL OR DISSENTERS'      Under Delaware law, the right of   Under Nevada law, the right of
RIGHTS                        dissenting shareholders to obtain  dissenting shareholders to obtain
                              the fair value for their shares    the fair value for their shares
                              is available in connection with    is available in connection with
                              some mergers or consolidations.    some mergers or consolidations.
                              Unless otherwise provided in the   Unless otherwise provided in the
                              corporate charter, appraisal       corporate charter, appraisal
                              rights are not available to        rights are not available to
                              shareholders when the corporation  shareholders when no vote of its will be the surviving corporation  shareholders is required to
                              in a merger and no vote of its     approve the merger. In addition,
                              shareholders is required to        no appraisal rights are available
                              approve the merger. In addition,   to holders of shares of any class
                              no appraisal rights are available  of stock which is either:
                              to holders of shares of any class
                              of

                                        GREAT WESTERN                         QUEPASA
                                     SHAREHOLDER RIGHTS                 SHAREHOLDER RIGHTS
                                     ------------------                 ------------------
                              stock which is either:             - listed on a national securities
                              - listed on a national securities  exchange or included in the
                              exchange or designated a a         national market system by the
                              national market system security    National Association of
                              on an interdealer quotation        Securities Dealers, or
                              system by the National             - held of record by more than
                              Association of Securities          2,000 shareholders,
                              Dealers, or                        unless those shareholders are
                              - held of record by more than      required by the terms of the
                              2,000 shareholders.                merger to accept anything other
                              unless those shareholders are      than (a) shares of stock of the
                              required by the terms of the       surviving corporation, (b) shares
                              merger to accept anything other    of stock of another corporation
                              than (a) shares of stock of the    which, on the effective date of
                              surviving corporation, (b) shares  the merger or consolidation, are
                              of stock of another corporation    of the kind described above, (c)
                              which, on the effective date of    cash, owners' interests or
                              the merger or consolidation, are   owners' interests and cash in
                              of the kind described above, (c)   lieu of fractional shares of
                              cash instead of fractional shares  stock, or (d) any combination of
                              of stock, or (d) any combination   the consideration set forth in
                              of the consideration set forth in  (a) through (c).
                              (a) through (c).

    PROPOSAL 3. AUTHORIZATION TO REVERSE SPLIT GREAT WESTERN'S COMMON STOCK

    Pursuant to the merger agreement, quepasa agreed to seek the approval of its shareholders to authorize the Great Western board of directors to effect a reverse stock split of one share for up to 20 shares of Great Western common stock outstanding at any time prior to or during the 24 month period following the closing of the merger. The purpose for the proposed reverse stock split is to attempt to increase the market price of Great Western's common stock following the merger in order to meet the minimum requirements for listing of Great Western's common stock on the Nasdaq National Market System or another securities exchange. Great Western has no current specific plans to reverse split its common stock and is under no obligation to do so. Following the merger, Great Western's common stock is expected to be traded on the OTC Bulletin Board. One of the several requirements of Nasdaq to move from the OTC Bulletin Board to the Nasdaq National Market System is a market price of at least $5.00 per share. If this proposal is not approved at quepasa's annual meeting, Great Western may make a similar proposal to its shareholders following the closing of the merger.

    quepasa's board of directors believes that, following the merger, there are significant benefits to its shareholders who, following the merger, will become shareholders of Great Western, in effecting a reverse split of Great Western's common stock. By reducing the number of outstanding shares of Great Western common stock through a reverse stock split, the trading price of Great Western's common stock is expected to increase, thereby enabling Great Western to meet the $5.00 per share minimum price required to apply for listing on the Nasdaq National Market System. A higher share price may also make the Great Western common stock more attractive to a broader group of investors following the merger. Shareholders should note, however, that the quepasa board of directors cannot predict what effect, if any, the reverse stock split will have on the market price of, or the market for, Great Western common stock.

    Because the proposed reverse stock split will reduce only the number of outstanding shares of Great Western common stock and not the number of shares authorized for issuance, the reverse stock split will result in an increase in the available number of shares of Great Western common stock authorized for issuance by the Great Western board of directors. Although the increase in the number of authorized shares of Great Western common stock is intended to provide greater financial flexibility to the company, the issuance of additional shares can result in substantial dilution of the ownership interest and concomitant voting power of holders of Great Western common stock at the time of the reverse stock split. Great Western's shareholders do not have preemptive rights and, therefore, may not be able to obtain additional shares of common stock from Great Western upon the same terms as those that may be offered to others.

    Furthermore, a large number of authorized and unissued shares of Great Western could be considered to have anti-takeover effects. If the reverse stock split is consummated, the Great Western board of directors will have the authority to issue a substantial number of shares in a takeover situation to solidify its or other parties' positions of control over Great Western. Shareholders should note, however, that the Great Western board of directors has a fiduciary obligation to analyze the potential effects of the issuance of any shares upon Great Western and its shareholders and to issue shares only when the Great Western board of directors believes the issuance to be in Great Western's best interests.

    Great Western's sole shareholder, Amortibanc Investments, previously authorized the Great Western board of directors to reverse split Great Western's common stock. Therefore, since Great Western's shareholder currently holds 100% of the capital stock of Great Western and, following the merger, will own at least 51% of the capital stock of Great Western (assuming the conversion of all outstanding quepasa stock options with an exercise price at or below $0.15 per share), the approval of this proposal by quepasa's shareholders is not required to authorize the reverse stock split. The merger agreement, however, provides that quepasa shall seek the approval of its shareholders to authorize the Great Western board of directors to effect the reverse stock split. It is possible that the reverse stock split may never be effected even if it is approved by quepasa's and Great Western's shareholders. If the reverse stock split is not effected within 24 months following the closing of the merger, the proposal will be deemed to have been abandoned and the Great Western board of directors will thereafter be required to seek shareholder approval of any new proposal to implement a reverse split of Great Western common stock.

    If the reverse stock split is approved and effected, Great Western will notify its shareholders of such approval and will furnish shareholders of record as of the close of business on such filing date with a letter of transmittal for use in exchanging certificates. Fractional shares will be paid in cash.

    The board of directors of quepasa recommends that quepasa's shareholders authorize the Great Western board of directors to effect a reverse stock split of Great Western's common stock at any time prior to or during the 24 month period following the closing of the merger. A vote in favor by the holders of at least a majority of the shares of quepasa common stock present and entitled to vote at the annual meeting is required to approve this proposal.

            PROPOSAL 4. AUTHORIZATION FOR THE BOARD OF DIRECTORS OF
          QUEPASA TO PURSUE THE LIQUIDATION AND DISSOLUTION OF QUEPASA
                   IN THE EVENT THE MERGER IS NOT CONSUMMATED


    The quepasa board of directors believes that the merger with Great Western is in the best interest of quepasa's shareholders. In addition, quepasa's financial advisor, Friedman, Billings, delivered an opinion to quepasa's board of directors that, as of October 12, 2001, the proposed consideration to be received by the quepasa shareholders in the merger is fair from a financial point of view. Accordingly, Friedman, Billings recommended the merger with Great Western (and not a liquidation) as the best course of action for the quepasa shareholders. However, in the event the merger with Great Western is not approved by quepasa's shareholders or the merger agreement is terminated, the quepasa board of directors believes that the complete liquidation and subsequent dissolution of quepasa may be the best alternative for quepasa for the following reasons:



    - The anticipated financial condition of quepasa in the event the merger is not consummated, taking into consideration the fact that quepasa has extensively scaled back its business in an effort to reduce expenses and is incurring significant costs and expenses associated with the proposed merger and possible proxy contest, does not allow quepasa to continue its business as a going concern without a significant infusion of capital into the company;



    - The current unfavorable state of the capital markets with respect to the Internet sector, and online portal businesses in particular, does not afford quepasa access to capital on affordable or otherwise reasonable terms;



    - Regardless of quepasa's anticipated financial condition and whether it is able to secure additional capital to fund its business, quepasa, like many of its competitors, has been unable to achieve its business strategy and the board of directors believes that quepasa's business strategy is not viable; and



    - Other than Great Western, quepasa's lengthy and aggressive campaign to find a buyer of quepasa or another strategic transaction (in which quepasa or its investment bank, Friedman, Billings, held discussions with over 75 companies regarding a potential strategic transaction in the 15 months preceding the execution of the merger agreement with Great Western) was unsuccessful.



The foregoing discussion of the information and factors considered by the quepasa board of directors is not intended to be exhaustive, but is believed to include all material factors considered by the board of directors with respect to the proposal to liquidate and dissolve quepasa.



    Under Nevada law and quepasa's charter, the quepasa board of directors may liquidate the company and sell all of its assets when and as authorized by the affirmative vote of shareholders holding a majority of the outstanding stock of quepasa. In addition, under Nevada law and quepasa's charter, the quepasa board of directors may dissolve the company and distribute the proceeds of the liquidation to quepasa's shareholders if the board of directors recommends the dissolution to the shareholders, notifies each shareholder of its recommendation and the shareholders entitled to vote on the matter approve the dissolution by a majority vote. Therefore, if quepasa's shareholders authorize the quepasa board of directors at the annual meeting to liquidate and dissolve quepasa and the merger is not consummated, the quepasa board of directors will thereafter have the authority to liquidate and dissolve quepasa and quepasa's shareholders will not have another opportunity to vote on these matters. Voting on these matters now will permit a liquidation and dissolution to proceed more quickly and save the significant costs of convening another shareholder meeting and preparing another proxy statement, leaving more cash available for distribution to the shareholders.



    While the quepasa board of directors will consider all alternatives available to quepasa if the merger is not consummated, it believes that the complete liquidation and subsequent dissolution of quepasa may be in the best interest of the shareholders. If quepasa's shareholders do not authorize the board of directors to liquidate and dissolve quepasa, quepasa will either continue to seek strategic alternatives or such other business strategy as the board of directors then determines to be in the best interest of quepasa's shareholders. The quepasa board of directors could also decide to make a voluntary filing under Chapter 11 of the federal bankruptcy laws.



    As of January 7, 2002, quepasa had cash on hand of approximately
$2.4 million, receivables of $500,000, pre-paid expenses and insurance of approximately $750,000 and payables and accrued but unbilled expenses of approximately $300,000. In the event the merger is not approved at the annual meeting or Great Western terminates the merger agreement and the shareholders approve this proposal, quepasa expects that between $0.03 and $0.06 per share will be available for distribution to quepasa's shareholders. This amount takes into consideration the following costs and expenses that are expected to be incurred by quepasa in the first quarter of 2002:



    - Costs associated with preparing, printing and mailing this proxy statement/prospectus and soliciting proxies;



    - The break-up fee of $500,000 due to Great Western in the event the merger is not approved by quepasa's shareholders or if Great Western terminates the agreement for any other reason that entitles Great Western to the break-up fee;



    - Attorneys' fees and costs associated with defending the lawsuits filed against quepasa by the dissident shareholder group;



    - Severance costs associated with the anticipated change in control of the quepasa board of directors in the event the merger agreement is not approved by the quepasa shareholders and the dissident shareholder group elects its nominees to the quepasa board of directors or in the event quepasa is liquidated;



    - Legal and administrative costs associated with the liquidation and dissolution of quepasa; and



    - On-going general, administrative and miscellaneous costs expected to be incurred in the first quarter of 2002.



During the liquidation and dissolution process, quepasa may pay to its officers, directors, employees, and agents compensation for services rendered in connection with the liquidation and dissolution.



    quepasa has obtained a tax opinion from its legal counsel, Brownstein
Hyatt & Farber, P.C., regarding the tax consequences to quepasa's shareholders if quepasa is completely liquidated and the proceeds are distributed to the shareholders. According to the tax opinion, in the event quepasa is liquidated and the board of directors determines that it is in the best interest of the shareholders to distribute the proceeds of the liquidation to the shareholders, amounts received by shareholders in a complete liquidation of quepasa shall be treated as full payment in exchange for stock held by such shareholders. Shareholders should recognize gain or loss measured by the difference between the amount of cash and fair market value of other property received in the liquidation and the tax basis of their shares of quepasa common stock.


    The board of directors of quepasa recommends that the shareholders authorize the board of directors to elect to completely liquidate quepasa in the event the merger is not approved by the quepasa shareholders or the merger agreement is terminated and, at the discretion of the board of directors, to distribute all remaining cash after payment of all debts and expenses to the quepasa shareholders and to dissolve quepasa. A vote in favor by the holders of at least a majority of the shares of quepasa common stock present and entitled to vote at the annual meeting is required to approve this proposal.

          PROPOSAL 5. RATIFICATION OF THE APPOINTMENT OF THE AUDITORS

    The board of directors of quepasa recommends ratification of the appointment of KPMG LLP as quepasa's independent auditors through the closing date of the merger. A vote in favor by the holders of at least a majority of the shares of quepasa common stock present and entitled to vote at the annual meeting is required to approve this proposal. Representatives of KPMG LLP will be present at the annual meeting and will have the opportunity to make a statement if they so desire and be available to respond to appropriate questions. Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of ratifying the appointment of KPMG LLP to audit quepasa's books and accounts through the closing date of the merger.

                        OTHER BUSINESS TO BE TRANSACTED

    As of the date of this proxy statement/prospectus, the board of directors of quepasa knows of no other business that may come before the annual meeting. If any other business is properly brought before the annual meeting, it is the intention of the proxy holders to vote or act in accordance with their best judgment with respect to such matters.

                             SHAREHOLDER PROPOSALS

    If quepasa's shareholders approve the merger agreement and the merger is consummated, quepasa will no longer be a public company, but rather a 100% owned subsidiary of Great Western, and quepasa will no longer hold annual meetings. In such event, Great Western will hold its 2002 annual meeting in June 2003. Proposals of Great Western shareholders for Great Western's 2002 annual meeting must be received by Great Western no later than January 31, 2003 to be included in Great Western's Notice of Annual Meeting of Shareholders and Proxy Statement relating to that meting.

    In the event the merger agreement is not consummated, quepasa will hold its 2002 annual meeting in June 2003. Proposals of quepasa shareholders for quepasa's 2002 annual meeting must be received by quepasa no later than January 31, 2003 to be included in quepasa's Notice of Annual Meeting of Shareholders and Proxy Statement relating to that meeting.

                                    EXPERTS

    The consolidated statements of operations, stockholders' equity and cash flows of quepasa for the year ended December 31, 1998 have been included herein in reliance upon the report of Ehrhardt Keefe Steiner & Hottman PC, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of quepasa as of December 31, 2000 and 1999, and for each of the years in the two-year period ended December 31, 2000, have been included herein and in quepasa's Annual Report on Form 10-K in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    KPMG LLP's report dated May 8, 2001, except as to the second paragraph of
Note 10(a) and Note 16 to the consolidated financial statements, which are as of August 6, 2001, contains an explanatory paragraph that states that quepasa has suffered recurring losses from operations, has an accumulated deficit, has been unable to successfully execute its business plan, and is considering alternatives for the company that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    The combined financial statements of Great Western as of December 31, 1999 and 2000, and for each of the three years in the period ended December 31, 2000, included in this proxy statement/ prospectus have been so included in reliance on the report of Grant Thornton LLP, independent certified public accountants, given the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the shares of Great Western common stock offered by this proxy statement/ prospectus will be passed upon for Great Western by Gallagher & Kennedy P.A., Phoenix, Arizona.

                      WHERE YOU CAN FIND MORE INFORMATION

    quepasa files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. quepasa's common stock is listed on the Pink Sheets. quepasa's reports, proxy statements, prospectuses and other information it files with the Securities and Exchange Commission can be reviewed at the offices of Nasdaq Operations, 1735 "K" Street, N.W., Washington, D.C. 20006. You may also read and copy any reports, statements or other information quepasa files at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. In addition, quepasa's Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov.

    Great Western has filed a Registration Statement on Form S-4 to register with the Securities and Exchange Commission Great Western common stock to be issued to quepasa's shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Great Western as well as being a proxy statement of quepasa for the quepasa annual meeting.

    quepasa has supplied all the information contained in this proxy statement/prospectus relating to quepasa and Great Western has supplied all such information relating to Great Western. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all of the information relating to quepasa you can find in the registration statement or the exhibits to the registration statement.

                   INDEX TO COMBINED FINANCIAL STATEMENTS OF
                       GREAT WESTERN LAND AND RECREATION

                                                                PAGE
                                                              --------
Report of Independent Certified Public Accountants--Grant
  Thornton LLP..............................................     F-2

Combined Balance Sheets as of December 31, 2000 and 1999 and
  September 30, 2001 (Unaudited)............................     F-3

Combined Statements of Operations for the years ended
  December 31, 2000, 1999 and 1998 and for the nine months
  ended September 30, 2001 and 2000 (Unaudited).............     F-4

Combined Statements of Shareholders' Equity (deficit) for
  the years ended December 31, 2000, 1999 and 1998 and for
  the nine months ended September 30, 2001 (Unaudited)......     F-5

Combined Statements of Cash Flows for the years ended
  December 31, 2000, 1999 and 1998 and for the nine months
  ended September 30, 2001 and 2000 (Unaudited).............     F-6

Notes to Combined Financial Statements......................     F-7

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
                               QUEPASA.COM, INC.

                                                                PAGE
                                                              --------
Report of Independent Auditors--KPMG LLP....................    F-16

Report of Independent Auditors--EKS&H.......................    F-17

Consolidated Balance Sheets as of December 31, 2000 and
  1999......................................................    F-18

Consolidated Statements of Operations for the years ended
  December 31, 2000, 1999 and 1998..........................    F-19

Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 2000, 1999 and 1998..............    F-20

Consolidated Statements of Cash Flows for the years ended
  December 31, 2000, 1999 and 1998..........................    F-21

Notes to Consolidated Financial Statements..................    F-23

Condensed Consolidated Balance Sheets as of September 30,
  2001 (Unaudited) and December 31, 2000....................    F-46

Condensed Consolidated Statements of Operations for the
  three months ended September 30, 2000 and 2001 and for
  the nine months ended September 30, 2001 and 2000
  (Unaudited)...............................................    F-47

Condensed Consolidated Statements of Cash Flows for the nine
  months ended September 30, 2001 and 2000 (Unaudited)......    F-48

Notes to Condensed Consolidated Financial Statements........    F-49

                  INDEX TO PRO FORMA FINANCIAL INFORMATION OF
         GREAT WESTERN LAND AND RECREATION, INC. AND QUEPASA.COM, INC.

                                                                PAGE
                                                              --------
Pro Forma Financial Information.............................    F-63

Pro Forma Combined Balance Sheet as of September 30, 2001...    F-64

Pro Forma Combined Statements of Operations for the year
  ended December 31, 2000 and for the nine months ended
  September 30, 2001........................................    F-65

Notes to Pro Forma Financial Information....................    F-67

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Great Western Land and Recreation

    We have audited the accompanying combined balance sheets of Great Western Land and Recreation, Inc. as of December 31, 1999 and 2000, and the related combined statements of operations, shareholder's equity (deficit) and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Great Western Land and Recreation as of December 31, 1999 and 2000 and the combined results of its operations and its combined cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

GRANT THORNTON LLP

Wichita, Kansas
April 6, 2001

                    GREAT WESTERN LAND AND RECREATION, INC.

                            COMBINED BALANCE SHEETS

                                                              DECEMBER 31,
                                                        -------------------------   SEPTEMBER 30,
                                                           1999          2000            2001
                                                        -----------   -----------   --------------
                                                                                     (UNAUDITED)
ASSETS
  Cash and cash equivalents...........................  $    59,807   $   251,956    $   120,313
  Notes receivable....................................           --     1,827,417      3,012,257
  Land held for development and sale..................   11,398,950    11,073,049      8,267,040
  Advances to related entities........................      613,656       645,842        651,228
  Property and equipment, net of accumulated
    depreciation of $23,842, $29,527 and $36,396
    (unaudited) in 1999, 2000 and 2001,
    respectively......................................       26,019        48,475        155,478
  Other...............................................      832,863       177,144        499,650
                                                        -----------   -----------    -----------
                                                        $12,931,295   $14,023,883    $12,705,966
                                                        ===========   ===========    ===========

LIABILITIES
    Notes payable.....................................  $ 6,878,376   $ 6,273,808    $ 4,264,754
    Subordinated debt.................................    7,052,173     4,333,199      4,608,050
    Accounts payable and other accrued liabilities....      430,275       814,829        439,563
    Deferred gains....................................           --       313,090        287,778
                                                        -----------   -----------    -----------
      Total liabilities...............................   14,360,824    11,734,926      9,600,145

SHAREHOLDER'S EQUITY (DEFICIT)
  Common stock, par value $.01
    Authorized--50,000,000 shares
    Issued and outstanding--18,904,649 shares.........           --            --         18,905
  Paid in capital.....................................           --            --      2,826,186
  Retained earnings...................................           --            --        260,730
  Member's equity (deficit)...........................   (1,429,529)    2,288,957             --
                                                        -----------   -----------    -----------
                                                         (1,429,529)    2,288,957      3,105,821
                                                        -----------   -----------    -----------
                                                        $12,931,295   $14,023,883    $12,705,966
                                                        ===========   ===========    ===========

        The accompanying notes are an integral part of these statements.

                    GREAT WESTERN LAND AND RECREATION, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                               NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                     ------------------------------------   -----------------------
                                        1998         1999         2000         2000         2001
                                     ----------   ----------   ----------   ----------   ----------
                                                                                  (UNAUDITED)
Land and lot sales.................  $2,335,360   $3,052,802   $9,859,371   $8,518,699   $7,932,187
Cost of land and lot sales.........   2,142,610    2,016,538    8,148,998    6,963,027    4,713,043
                                     ----------   ----------   ----------   ----------   ----------
    Gross profit on sales..........     192,750    1,036,264    1,710,373    1,555,672    3,219,144

Operating, selling, general and
  administrative expense...........     584,168    1,290,422    1,809,230    1,109,706    1,885,728
Interest expense...................     257,149      540,753      753,685      583,350      685,688
Interest income....................     (81,665)    (136,634)     (34,263)     (74,245)    (183,182)
Other income.......................     (44,885)     (64,480)     (36,765)     135,140       25,885
                                     ----------   ----------   ----------   ----------   ----------
                                        714,767    1,630,061    2,491,887    1,753,951    2,414,119
                                     ----------   ----------   ----------   ----------   ----------
Earnings (loss) before income
  tax..............................    (522,017)    (593,797)    (781,514)    (198,279)     805,025
Income tax expense.................          --           --           --           --      133,000
                                     ----------   ----------   ----------   ----------   ----------
    NET EARNINGS (LOSS)............  $ (522,017)  $ (593,797)  $ (781,514)  $ (198,279)  $  672,025
                                     ==========   ==========   ==========   ==========   ==========
Pro forma earnings (loss) per
  share............................  $     (.03)  $     (.03)  $     (.04)  $     (.01)  $      .04
                                     ==========   ==========   ==========   ==========   ==========

        The accompanying notes are an integral part of these statements.

                    GREAT WESTERN LAND AND RECREATION, INC.

             COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT)

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                                            COMMON STOCK
                                        ---------------------    PAID-IN     RETAINED    MEMBER'S
                                          SHARES      AMOUNT     CAPITAL     EARNINGS     EQUITY
                                        ----------   --------   ----------   --------   -----------
Balance at January 1, 1998............          --   $    --    $       --   $     --   $  (313,715)

  Net loss for the year ended
    December 31, 1998.................          --        --            --         --      (522,017)
                                        ----------   -------    ----------   --------   -----------

Balance at December 31, 1998..........          --        --            --         --      (835,732)

  Net loss for the year ended
    December 31, 1999.................          --        --            --         --      (593,797)
                                        ----------   -------    ----------   --------   -----------

Balance at December 31, 1999..........          --        --            --         --    (1,429,529)

  Net loss for the year ended
    December 31, 2000.................          --        --            --         --      (781,514)

  Capital contribution................          --        --            --         --     4,500,000
                                        ----------   -------    ----------   --------   -----------

Balance at December 31, 2000..........          --        --            --         --     2,288,957

  Capital contribution................          --        --            --         --       144,839

  Net earnings for the period
    January 1 through August 5,
    2001..............................          --        --            --         --       411,295
    August 6 through September 30,
      2001............................          --        --            --    260,730            --

  Issuance of common stock in exchange
    for member's equity...............  18,904,649    18,905     2,826,186         --    (2,845,091)
                                        ----------   -------    ----------   --------   -----------

Balance at September 30, 2001.........  18,904,649   $18,905    $2,826,186   $260,730   $        --
                                        ==========   =======    ==========   ========   ===========

        The accompanying notes are an integral part of these statements.

                    GREAT WESTERN LAND AND RECREATION, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                            NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                              ---------------------------------------   -------------------------
                                                 1998          1999          2000          2000          2001
                                              -----------   -----------   -----------   -----------   -----------
                                                                                               (UNAUDITED)
Cash flows from operating activities
  Net earnings (loss).......................  $  (522,017)  $  (593,797)  $  (781,514)  $  (198,279)  $   672,025
  Adjustments to reconcile net earnings
    (loss) to net cash provided by (used in)
    operating activities
    Depreciation............................        5,126         5,396         5,685         3,637         7,203
    Accrued interest expense included in
      subordinated debt.....................      129,309       248,700       515,096       380,934       333,875
    Accretion of interest income............           --            --            --            --       (70,153)
    Collection of notes receivable relating
      to prior years' sales.................           --     1,337,072            --            --       663,456
    Uncollected notes receivable from
      current year sales....................           --            --    (1,827,417)     (862,527)   (1,778,143)
    Change in assets and liabilities
      Land held for development or sale.....   (1,940,589)   (2,413,410)      380,730      (550,818)    2,806,009
      Other assets..........................     (316,692)     (418,198)      655,719       272,878      (322,506)
      Accounts payable and other accrued
        liabilities.........................       24,292       125,785       384,554       168,114      (375,266)
      Deferred gains........................           --      (249,044)      313,090            --       (25,312)
                                              -----------   -----------   -----------   -----------   -----------
        Net cash provided by (used in)
          operating activities..............   (2,620,571)   (1,957,496)     (354,057)     (786,061)    1,911,188

Cash flows from investing activities
  (Increase) decrease in advances to related
  parties...................................      (63,017)      199,788       (32,186)      (99,334)       (5,386)
  Purchase of property and equipment........       (7,647)      (13,820)      (28,141)      (28,141)     (114,206)
                                              -----------   -----------   -----------   -----------   -----------
    Net cash provided by (used in) investing
      activities............................      (70,664)      185,968       (60,327)     (127,475)     (119,592)

Cash flows from financing activities
  Issuance of notes payable.................    5,483,795     4,783,950     4,326,110     3,664,791     1,374,567
  Payments on notes payable.................   (3,693,048)   (4,511,052)   (4,930,678)   (4,000,719)   (3,383,321)
  Increase in subordinated debt.............      784,798     1,344,908     1,211,101     1,287,989        85,515
                                              -----------   -----------   -----------   -----------   -----------
    Net cash provided by (used in) financing
      activities............................    2,575,545     1,617,806       606,533       952,061    (1,923,239)
                                              -----------   -----------   -----------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents...............................     (115,690)     (153,722)      192,149        38,525      (131,643)

Cash and cash equivalents at beginning of
  period....................................      329,219       213,529        59,807        59,807       251,956
                                              -----------   -----------   -----------   -----------   -----------
Cash and cash equivalents at end of
  period....................................  $   213,529   $    59,807   $   251,956   $    98,332   $   120,313
                                              ===========   ===========   ===========   ===========   ===========
Supplemental disclosure of cash flow
  information

Cash paid during the period for interest,
  net of amount capitalized.................  $    88,500   $   194,563   $   193,414   $   202,416   $   351,812

Noncash investing and financing activities
  Subordinated debt converted as capital....           --            --     4,500,000            --       144,539
  Accrued interest capitalized included in
    subordinated debt.......................      279,837       166,710        54,829        98,994            --

        The accompanying notes are an integral part of these statements.

                    GREAT WESTERN LAND AND RECREATION, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE A--SUMMARY OF ACCOUNTING POLICIES

    A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

1. BASIS OF PRESENTATION AND BUSINESS

    The accompanying financial statements include the combined accounts of a group of limited liability companies owned by Amortibanc Investments, L.C. and Amortibanc Management, L.C. (the Amortibanc Companies). Effective August 6, 2001, the member interests of these entities were contributed to a newly-formed company, Great Western Land and Recreation, Inc. (GWLR, Inc.) through its wholly-owned subsidiary, GWLR, LLC, in exchange for 18,904,649 shares of its common stock and a warrant to purchase an additional 14,827,175 shares. GWLR, Inc. was formed on June 22, 2001 through the issuance of 1,000 shares of par value $.001 common stock for $1.

    The owner of GWLR, Inc. after the transaction is the same as the owner of the Amortibanc Companies, therefore, the transaction is accounted for at historical costs and the accompanying combined financial statements of Great Western Land and Recreation, Inc. (Company) reflect the historical operations of the Amortibanc Companies for all periods presented.

    The limited liability companies included in the financial statements include: Houston Promenade, L.C., Houston Coventry, LLC, Houston
Greenwich, LLC, Houston Promenade Glen, LLC, Houston Wheatstone, LLC. Houston Wheatstone III, LLC, Morningside Farms, LLC, Barnstorm, LLC, North Scottsdale 106, LLC, Walthingham, LLC, Phoenix Wright Place, LLC, Phoenix Monterray, LLC, 45th and 47th Glendale, LLC, Glendale Condominiums, LLC, Willow Springs
Ranch, LLC and Amortibanc Land & Cattle, LLC. All significant intercompany accounts and transactions of and between the combined entities have been eliminated.

    The Company is engaged principally in the acquisition, development and sale of land. The land is located in Houston, Texas, Phoenix and Scottsdale, Arizona and certain country areas of New Mexico and Arizona. Transactions include both retail and nonretail land sales, depending upon the progress of the development and subdivision process.

    The Company maintains its records and prepares its financial statements in accordance with accounting principles generally accepted in the United States of America for real estate operations.

    The financial statements as of September 30, 2001 and for the nine month periods ended September 30, 2000 and 2001 are unaudited. In the opinion of management, all adjustments of a normal and recurring nature which are necessary for a fair presentation of such financial statements have been included.

2. REVENUE RECOGNITION

    The Company records the sale of real estate under the full accrual method when ownership rights and obligations have transferred to the buyer, the buyer's initial and continuing investments provide a sufficient commitment to purchase and collectibility of the sales price is reasonably assured. Profit is primarily recognized when the sale has been consummated. The installment method (profit recognized as a portion of each cash payment received), is used to recognize profit for certain real estate sales that do not meet the criteria for full accrual recognition.

                    GREAT WESTERN LAND AND RECREATION, INC.

NOTE A--SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
3. LAND HELD FOR DEVELOPMENT AND SALE

    Land held for development and sale is carried at cost plus development costs, loan costs, interest and real estate taxes incurred during the period the development is in process. Impairment of the carrying cost of land is evaluated by comparison of estimated fair value less cost to sell. Estimated fair value less cost to sell is based upon sales in the normal course of business less estimated development cost to complete and dispose of the property. The accumulated land cost is charged to cost of sales based upon the computed average lot cost as the land is sold.

4. NOTES RECEIVABLE

    Notes receivable are from purchasers of land sold by the Company. The Company evaluates the collectibility of these notes receivable and charges off any noncollectible balances, therefore no allowance for doubtful accounts is required.

5. ADVERTISING COSTS

    Advertising costs are expensed as incurred.

6. INCOME TAXES

    Income tax expense is provided based upon the regular federal rate of 34% for the income generated by Great Western Land and Recreation, Inc. as a "C Corporation" during the period from August 6, 2001 through September 30, 2001. The Company recorded no state income tax provision as the taxable earnings in this period were primarily generated in the State of Texas, which has no income tax.

    No income tax expense or benefit is recognized by the Company prior to August 6, 2001, as all operations were carried out in nontaxable pass-through entities prior to that date. No pro forma income tax provision is required, as the Company incurred losses through December 31, 2000 sufficient to offset the income for the period January 1, 2001 through August 5, 2001. The Company has no timing differences subject to deferred tax as the tax basis of the Company's net assets approximates the financial basis of those assets.

7. USE OF ESTIMATES

    In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is responsible for making estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

8. CASH EQUIVALENTS

    For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                    GREAT WESTERN LAND AND RECREATION, INC.

NOTE A--SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

9. PRO FORMA EARNINGS (LOSS) PER SHARE

    The pro forma earnings (loss) per share was calculated by dividing the earnings (loss) by the 18,904,649 common shares issued for the interests acquired in the limited liability companies.

NOTE B--NOTES RECEIVABLE

    Notes receivable consist of the following:

                                                                   DECEMBER 31,       SEPTEMBER 30,
                                                                       2000                2001
                                                                   -------------      --------------
                                                                                       (UNAUDITED)
    Notes receivable from lot sales to individuals, bearing
      interest from 11% to 12.75%, payable in monthly
      aggregated principal and interest payments of $2,011
      through October 2007--collateralized by lots sold.....        $  159,751          $   71,299

    Note receivable from sale of Houston property, bearing
      interest at 10%, payable in 20 quarterly principal
      installments of $11,378 plus interest, beginning
      August 2000, with remaining balance due in
      August 2005--collateralized by property sold..........           351,666             351,666

    Note receivable from sale of Houston property, bearing
      interest at 12.5%, payable in quarterly principal
      installments of $81,500 plus interest, through
      July 2003--collateralized by property sold(1).........           866,000             796,000

    Note receivable from sale of Houston property, bearing
      interest at 8%, paid in full in February 2001.........           450,000                  --

    Note receivable from sale of Houston property, bearing
      interest at 12%, due in full on February 28,
      2002--collateralized by property sold.................                --             160,000

    Note receivable from sale of Houston property, net of
      unamortized discount of $155,225, effective interest
      rate of 9%. Interest payable at end of second year and
      monthly thereafter, and principal payable as lots are
      sold and released with any outstanding balance due
      after four years--collateralized by property
      sold(2)...............................................                --           1,612,878

    Other...................................................                --              20,414
                                                                    ----------          ----------
                                                                    $1,827,417          $3,012,257
                                                                    ==========          ==========

                    GREAT WESTERN LAND AND RECREATION, INC.

NOTE B--NOTES RECEIVABLE (CONTINUED)
    Maturity schedule for notes receivable as of December 31, 2000:

Year ending December 31
  2001......................................................  $  780,219
  2002......................................................     343,467
  2003......................................................     244,976
  2004......................................................      21,648
  2005......................................................     299,371
  Thereafter................................................     137,736
                                                              ----------
                                                              $1,827,417
                                                              ==========

------------------------

(1) Profit is being recognized on the installment method for this sale. A summary of the transaction is as follows:

Sales price.................................................  $931,000
Cost of sale................................................   594,410
                                                              --------
Gain on sale................................................   336,590
Profit recognized during the year ended December 31, 2000...    23,500
                                                              --------
Deferred gain at December 31, 2000..........................   313,090
Profit recognized during the nine months ended
  September 30, 2001........................................    25,312
                                                              --------
Deferred gain at September 30, 2001.........................  $287,778
                                                              ========

(2) This note was received in connection with the sale of a tract of land in the Houston, Texas area. The total sales price was $2,542,725 comprised of $300,000 collected at closing, $700,000 collected on June 29, 2001 and a note receivable at a discounted value of $1,542,725. Gross profit of $1,109,941 was recognized from the sale in the nine months ended
    September 30, 2001.

NOTE C--LAND HELD FOR DEVELOPMENT AND SALE

    The cost of land held for development and sale is comprised of the following at:

                                                               DECEMBER 31, 1999
                                              ---------------------------------------------------
                                               HOUSTON,        NEW
                                                 TEXAS        MEXICO      ARIZONA
                                              PROPERTIES    PROPERTIES   PROPERTIES      TOTAL
                                              -----------   ----------   ----------   -----------
Land acquisition costs......................  $ 5,748,775   $       --   $4,336,252   $10,085,027
Development costs...........................    6,209,214        9,453       66,959     6,285,626
Capitalized interest........................    1,995,879           --      135,022     2,130,901
Capitalized taxes...........................      575,069           --           --       575,069
Capitalized loan costs......................      367,825           --           --       367,825
                                              -----------   ----------   ----------   -----------
    Total...................................   14,896,762        9,453    4,538,233    19,444,448
Less cumulative allocation to cost of
  sales.....................................    8,045,498           --           --     8,045,498
                                              -----------   ----------   ----------   -----------
                                              $ 6,851,264   $    9,453   $4,538,233   $11,398,950
                                              ===========   ==========   ==========   ===========

                    GREAT WESTERN LAND AND RECREATION, INC.

NOTE C--LAND HELD FOR DEVELOPMENT AND SALE (CONTINUED)

                                                               DECEMBER 31, 2000
                                              ---------------------------------------------------
                                               HOUSTON,        NEW
                                                 TEXAS        MEXICO      ARIZONA
                                              PROPERTIES    PROPERTIES   PROPERTIES      TOTAL
                                              -----------   ----------   ----------   -----------
Land acquisition costs......................  $ 5,748,775   $4,658,621   $4,936,920   $15,344,316
Development costs...........................    6,886,362      175,434      553,198     7,614,994
Capitalized interest........................    2,244,390       68,818      435,283     2,748,491
Capitalized taxes...........................      668,722           --       42,644       711,366
Capitalized loan costs......................      406,647           --           --       406,647
                                              -----------   ----------   ----------   -----------
    Total...................................   15,954,896    4,902,873    5,968,045    26,825,814
Less cumulative allocation to cost of
  sales.....................................   11,407,230      700,480    3,645,055    15,752,765
                                              -----------   ----------   ----------   -----------
                                              $ 4,547,666   $4,202,393   $2,322,990   $11,073,049
                                              ===========   ==========   ==========   ===========

                                                        SEPTEMBER 30, 2001 (UNAUDITED)
                                              ---------------------------------------------------
                                               HOUSTON,        NEW
                                                 TEXAS        MEXICO      ARIZONA
                                              PROPERTIES    PROPERTIES   PROPERTIES      TOTAL
                                              -----------   ----------   ----------   -----------
Land acquisition costs......................  $ 5,748,775   $4,653,837   $5,773,681   $16,176,293
Development costs...........................    7,285,256      191,847      691,829     8,168,932
Capitalized interest........................    2,244,390       68,818      436,598     2,749,806
Capitalized taxes...........................      668,722           --       48,844       717,566
Capitalized loan costs......................      411,647           --           --       411,647
                                              -----------   ----------   ----------   -----------
    Total...................................   16,358,790    4,914,502    6,950,952    28,224,244
Less cumulative allocation to cost of
  sales.....................................   14,638,918      931,702    4,386,584    19,957,204
                                              -----------   ----------   ----------   -----------
                                              $ 1,719,872   $3,982,800   $2,564,368   $ 8,267,040
                                              ===========   ==========   ==========   ===========

    Interest capitalized was $436,416 and $617,590 for the years ended December 31, 1999 and 2000, respectively, and $-0- for the nine months ended September 30, 2001.

NOTE D--ADVANCES TO RELATED ENTITIES

    Advances to related entities are comprised primarily of a receivable from 1st Realty Investments, Inc., which is related through common ownership with Amortibanc Investments, L.C. The advances are payable on demand, bear interest at 8% and are not collateralized.

                    GREAT WESTERN LAND AND RECREATION, INC.

NOTE E--NOTES PAYABLE

    Notes payable consist of the following:

                                                                   DECEMBER 31,
                                                              -----------------------   SEPTEMBER 30,
                                                                 1999         2000           2001
                                                              ----------   ----------   --------------
                                                                                         (UNAUDITED)
HOUSTON, TEXAS PROPERTIES

Notes payable to various financial institutions bearing
  interest at variable rates from 1% to 4% over prime. The
  interest payments are due monthly or quarterly and the
  loans have maturity dates from June 7, 2001 through
  June 23, 2005. Interest rates ranged from 9.5% to 12.5%
  and 9.5% to 11.5% at December 31, 2000 and 1999,
  respectively. Minimum principal payments are required
  quarterly on certain loans, but principal reductions are
  primarily made as developed lots are sold--collateralized
  by unsold properties and lots held for sale...............  $3,199,234   $2,096,323     $  643,725

NEW MEXICO RANCH PROPERTIES

Note payable to financial institution, bearing interest at
  variable rate of 4% over annualized average weekly yield
  of U.S. Treasury securities, adjusted annually (10.15% at
  December 31, 2000). Payments of $69,376 including interest are due quarterly through June 23, 2005--collateralized by
  New Mexico real estate....................................          --    2,247,146      1,941,134

Note payable to a corporation with monthly interest payments based on 9.5% annual rate, principal payable on May 31,
  2002--collateralized by New Mexico real estate............          --      300,000        150,000

ARIZONA RANCH PROPERTIES

Note payable to a corporation and individuals, bearing
  interest at 8%. Interest is payable on each six-month
  anniversary of note and principal is due and payable on
  December 22, 2001--collateralized by Arizona real
  estate....................................................   1,700,066    1,513,928        766,822

Notes payable to limited liability companies, bearing
  interest at 10%, paid in full in
  July 2000--collateralized by Arizona real estate..........     500,000           --             --

Notes payable to individuals, bearing interest at 16%, paid
  in full in July 2000--collateralized by Arizona real
  estate....................................................   1,062,990           --             --

Notes payable to individuals, bearing interest at 8%,
  payable in September 2011--collateralized by Arizona real
  estate....................................................          --           --        601,315

OTHER ARIZONA PROPERTIES

Note payable to financial institution, bearing interest at
  14%, payable in 36 monthly installments, including
  interest, of $4,404 due July 2002, paid in full in
  July 2000--collateralized by Arizona real estate..........     375,000           --             --

Other.......................................................      41,086      116,411        161,758
                                                              ----------   ----------     ----------
                                                              $6,878,376   $6,273,808     $4,264,754
                                                              ==========   ==========     ==========

                    GREAT WESTERN LAND AND RECREATION, INC.

NOTE E--NOTES PAYABLE (CONTINUED)

    Aggregate annual maturities are as follows for the years ending
December 31:

2001........................................................  $3,151,793
2002........................................................     362,221
2003........................................................     661,667
2004........................................................      60,496
2005........................................................   2,037,631
                                                              ----------
                                                              $6,273,808
                                                              ==========

    The Company has a $50,000 line of credit with a bank with an interest rate of 9%. No drawings on this line of credit were outstanding at December 31, 1999 and 2000 and September 30, 2001.

NOTE F--SUBORDINATED DEBT

    The Company's operations have been partially financed with periodic advances from Amortibanc Investments, L.C. The advances are subordinate to the Company's bank financing, bear interest at 8%-10% and are due at various dates. The interest accrued on these advances has primarily been added to the subordinated debt. Payments on the debt are made only when cash flow, after payment of bank debt, is available from a land sale. The total advances and accrued interest due Amortibanc Investments, L.C. are as follows:

                                                DECEMBER 31,
                                           -----------------------   SEPTEMBER 30,
                                              1999         2000           2001
                                           ----------   ----------   --------------
                                                                      (UNAUDITED)
Advances payable.........................  $5,377,721   $3,853,825     $3,794,801
Accrued interest.........................   1,674,452      479,374        813,249
                                           ----------   ----------     ----------
                                           $7,052,173   $4,333,199     $4,608,050
                                           ==========   ==========     ==========

    Subordinated debt of $4,500,000 and $144,539 was converted to equity in the Company by Amortibanc Investments, L.C. effective December 31, 2000 and February 15, 2001, respectively.

    Effective February 15, 2001, $1,518,622 of the subordinated debt was collateralized with a note receivable from the sale of property in the amount of $1,542,725.

NOTE G--OPERATING LEASES

    The Company leases office space, vehicles and equipment under operating leases. Future minimum lease payments under these agreements are as follows:

Year ending December 31
    2001....................................................  $118,629
    2002....................................................   101,965
    2003....................................................   103,105
    2004....................................................    46,625

                    GREAT WESTERN LAND AND RECREATION, INC.

NOTE G--OPERATING LEASES (CONTINUED)
    Total rent expense was $38,754, $78,587 and $112,596 for the years ended December 31, 1998, 1999 and 2000, respectively, and $129,992 and $162,042 for the nine months ended September 30, 2000 and 2001 (unaudited).

NOTE H--FINANCIAL INSTRUMENTS

    FAIR VALUES

    The carrying amounts reflected in the combined balance sheet for cash and cash equivalents approximate fair value due to the short maturities of the instruments. Notes receivable approximate fair value considering the quality of the credit, payment terms, property sold and market based interest rates. Advances to related entities also bear market based rates and approximate fair value. The notes payable and subordinated debt also approximate fair value based on variable interest rates payment terms and the Company's current incremental borrowing rates for similar type borrowing arrangements.

NOTE I--PROFIT-SHARING RETIREMENT PLAN

    The Company maintains a 401(k) profit-sharing plan for the benefits of its eligible employees. The Company makes a matching contribution equal to 50% of each participant's eligible contributions to a maximum of 6% of each participant's compensation. The Company can also make a discretionary contribution determined annually by the Board of Directors. Contribution expenses incurred by the Company were $4,261, $4,532 and $7,400 for the years ended December 31, 1998, 1999 and 2000, respectively, and $5,880 and $8,852 for the nine months ended September 30, 2000 and 2001 (unaudited).

NOTE J--COMMITMENTS AND CONTINGENCIES

    The Company has sold $230,000 and $1,160,275 of notes receivable with recourse upon nonpayment by the debtor as of December 31, 2000 and September 30, 2001, respectively.

    The Company sold certain land to a development partnership for the construction of multi-family housing. In connection with this sale, the Company acquired a 15% profit-sharing interest in the partnership and a two-year option to acquire a 10% equity interest for $1,000, which was exercised on April 24, 2001. Any profits recognized from these interests will be recognized when realized by the partnership.

    Effective September 1, 2001, the Company entered into a five-year employment agreement with its Chairman and President. In the event the Company consummates an acquisition (as defined in the agreement) during the contract term, the contract provides for a salary increase and issuance of an option to acquire a minimum of 600,000 common shares of the surviving corporation at a price not to exceed the fair market value of such shares on the closing date of the acquisition. The agreement also provides for severance payments upon termination in the amount of the total compensation for the remainder of the contract term and a consulting arrangement upon retirement.

    From time-to-time the Company is involved in litigation arising in the normal course of business. There is no outstanding litigation at the current time.

                    GREAT WESTERN LAND AND RECREATION, INC.

NOTE K--WARRANT AND OPTIONS

    In connection with the formation of the Company (see Note A1), a warrant was issued to Amortibanc Investments to purchase 14,827,125 shares of its common stock. Under the terms of the warrant, for a period of ten years from the closing of the quepasa merger, Amortibanc Investments may purchase 4,942,392 shares for $.30 per share, 4,942,392 shares for $.60 per share and 4,992,391 shares for $1.20 per share.

    The Company also has established a 2001 stock option plan and has reserved 3,500,000 shares to be issued under the plan. All employees are eligible to participate in this plan and participants shall be selected by an Administrative Committee, consisting of not less than three members of the Company's Board of Directors. No options were issued or outstanding at September 30, 2001.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
quepasa.com, inc.:

    We have audited the accompanying consolidated balance sheets of quepasa.com, inc. (the Company) as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of quepasa.com, inc. as of December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has an accumulated deficit, has been unable to successfully execute its business plan, and is considering alternatives for the Company that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ KPMG LLP
                                          KPMG LLP

Phoenix, Arizona
May 8, 2001, except as to the second paragraph of
  Note 10(a) and Note 16 to the consolidated
  financial statements, which are as of August 6,
  2001

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
quepasa.com, inc.:

    We have audited the consolidated statements of operations, stockholders' equity and cash flows of quepasa.com, inc. for the year ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of quepasa.com, inc. for the year ended December 31, 1998, in conformity with accounting principles generally accepted in the United States of America.

                                      /s/ EHRHARDT KEEFE STEINER & HOTTMAN PC___
                                      Ehrhardt Keefe Steiner & Hottman PC

February 17, 1999
Denver, Colorado

                               QUEPASA.COM, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  2000           1999
                                                              ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  3,940,232   $  6,961,592
  Trading securities........................................     2,393,964     22,237,656
  Accounts receivable, net of allowance for doubtful
    accounts of $184,100 and $4,813, respectively...........       242,275        297,170
  Other receivable..........................................       981,870             --
  Forgivable loans..........................................            --        368,042
  Prepaid expenses..........................................       302,242      2,161,494
  Other current assets......................................       158,421             --
                                                              ------------   ------------
    Total current assets....................................     8,019,004     32,025,954
Prepaid marketing services..................................            --     10,120,192
Property and equipment, net.................................       103,244      2,051,103
Assets held for sale........................................       282,000             --
Other assets................................................            --        153,743
                                                              ------------   ------------
                                                              $  8,404,248   $ 44,350,992
                                                              ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $    354,743   $  2,775,347
  Accrued liabilities.......................................       149,344      1,023,984
  Deferred revenue..........................................       202,292         85,417
                                                              ------------   ------------
    Total current liabilities...............................       706,379      3,884,748
                                                              ------------   ------------
Redeemable common stock.....................................            --      2,000,000
Deferred advertising expense................................            --     (1,600,000)

Stockholders' equity:
  Preferred stock, authorized 5,000,000 shares, $0.001 par
    value--none issued or outstanding.......................            --             --
  Common stock, authorized 50,000,000 shares; $0.001 par
    value; 17,763,291 and 14,536,058 shares issued and
    outstanding at December 31, 2000 and 1999,
    respectively............................................        17,763         14,536
  Additional paid-in capital................................   104,420,534     75,829,202
  Accumulated deficit.......................................   (96,740,428)   (35,777,494)
                                                              ------------   ------------
    Total stockholders' equity..............................     7,697,869     40,066,244
                                                              ------------   ------------
Commitments, contingencies and subsequent events (see notes
  2, 7, 8, 10, 11, 13 and 16)...............................  $  8,404,248   $ 44,350,992
                                                              ============   ============

          See accompanying notes to consolidated financial statements.

                               QUEPASA.COM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEARS ENDED DECEMBER 31,
                                                       -----------------------------------------
                                                           2000           1999          1998
                                                       ------------   ------------   -----------
Gross revenue........................................  $  2,815,818   $    670,639   $        --
Less commissions.....................................      (204,070)      (114,395)           --
                                                       ------------   ------------   -----------
      Net revenue....................................     2,611,748        556,244            --
                                                       ------------   ------------   -----------
Operating expenses:
  Product and content development expenses...........     6,431,604      2,319,391       414,873
  Advertising and marketing expenses.................    20,854,247     16,735,517       250,419
  General and administrative expenses................     6,576,773     11,539,373     5,799,996
  Amortization of goodwill...........................     5,752,002             --            --
  Asset impairment charges...........................    24,923,321             --            --
                                                       ------------   ------------   -----------
      Total operating expenses.......................    64,537,947     30,594,281     6,465,288
                                                       ------------   ------------   -----------
Loss from operations.................................   (61,926,199)   (30,038,037)   (6,465,288)
                                                       ------------   ------------   -----------
Other income (expense):
  Interest expense...................................       (55,119)      (238,858)      (48,994)
  Interest income and other..........................     1,220,274        855,408         1,054
  Short-term gain on trading securities..............         2,820             --            --
  Unrealized gain (loss) on trading securities.......      (140,127)       160,124            --
                                                       ------------   ------------   -----------
      Net other income (expenses)....................     1,027,848        776,674       (47,940)
                                                       ------------   ------------   -----------
Loss before the cumulative effect of a change in
  accounting principle...............................   (60,898,351)   (29,261,363)   (6,513,228)
Cumulative effect of a change in accounting principle
  (see note 4(g))....................................       (64,583)            --            --
                                                       ------------   ------------   -----------
      Net loss.......................................  $(60,962,934)  $(29,261,363)  $(6,513,228)
                                                       ============   ============   ===========
Loss per share before the cumulative effect of a
  change in accounting principle and net loss per
  share, basic and diluted...........................  $      (3.52)  $      (2.44)  $     (0.98)
                                                       ============   ============   ===========
Weighted average number of shares outstanding, basic
  and diluted........................................    17,301,729     12,011,088     6,671,052
                                                       ============   ============   ===========

          See accompanying notes to consolidated financial statements.

                               QUEPASA.COM, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                         COMMON                 ADDITIONAL
                                         STOCK                   PAID-IN      ACCUMULATED
                                         SHARES      AMOUNT      CAPITAL        DEFICIT         TOTAL
                                       ----------   --------   ------------   ------------   ------------
Balances, December 31, 1997..........   5,680,000   $ 5,680    $     (5,660)  $     (2,903)  $     (2,883)
Issuance of common stock and stock
  based compensation.................   1,420,000     1,420       4,985,294             --      4,986,714
Issuance of common stock in
  conversion of note payable ($1.56
  per share).........................     666,666       667       1,039,113             --      1,039,780
Issuance of common stock in
  conversion of note payable ($1.00
  per share).........................      50,000        50          49,950             --         50,000
Issuance of common stock for cash at
  $3.75 per share, net of $641,000 of
  offering costs.....................   1,259,167     1,259       4,080,030             --      4,081,289
Issuance of compensatory stock
  options to employees...............          --        --         278,750             --        278,750
Net loss.............................          --        --              --     (6,513,228)    (6,513,228)
                                       ----------   -------    ------------   ------------   ------------
Balances, December 31, 1998..........   9,075,833     9,076      10,427,477     (6,516,131)     3,920,422
Issuance of compensatory stock
  options to employees, officers and
  directors..........................          --        --       4,401,195             --      4,401,195
Issuance of stock to officers and
  directors..........................      50,000        50         549,950             --        550,000
Issuance of common stock and warrants
  for advertising and marketing
  services...........................     650,000       650      10,753,917             --     10,754,567
Issuance of common stock for
  consulting services................      50,000        50         549,950             --        550,000
Proceeds from initial public
  offering, net of $7,364,000 of
  offering costs.....................   4,000,000     4,000      42,364,300             --     42,368,300
Proceeds from underwriter over-
  allotment, net of $913,000 of
  offering costs.....................     600,000       600       6,286,273             --      6,286,873
Proceeds from exercise of common
  stock options......................     110,225       110         496,140             --        496,250
Net loss.............................          --        --              --    (29,261,363)   (29,261,363)
                                       ----------   -------    ------------   ------------   ------------
Balances, December 31, 1999..........  14,536,058    14,536      75,829,202    (35,777,494)    40,066,244
Issuance of common stock in
  acquisitions.......................   1,699,561     1,700      20,071,334             --     20,073,034
Issuance of common stock and warrants
  for cash...........................   1,428,571     1,429       8,070,072             --      8,071,501
Issuance of compensatory stock
  options to employees, officers and
  directors..........................          --        --          82,184             --         82,184
Proceeds from exercise of common
  stock options......................      99,100        98         367,742             --        367,840
Net loss.............................          --        --              --    (60,962,934)   (60,962,934)
                                       ----------   -------    ------------   ------------   ------------
Balances, December 31, 2000..........  17,763,290   $17,763    $104,420,534   $(96,740,428)  $  7,697,869
                                       ==========   =======    ============   ============   ============

          See accompanying notes to consolidated financial statements.

                               QUEPASA.COM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED DECEMBER 31,
                                                       -----------------------------------------
                                                           2000           1999          1998
                                                       ------------   ------------   -----------
Cash flows from operating activities:
  Net loss...........................................  $(60,962,934)  $(29,261,363)  $(6,513,228)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Asset impairment charge..........................    24,923,321             --            --
    Depreciation and amortization....................     8,057,249        341,887         6,532
    Loss on sale of computers........................     3,527,692             --            --
    Stock based compensation.........................        82,184      4,951,195     5,265,364
    Forgiveness of forgivable loans..................       355,474         28,498            --
    Consulting services received in exchange for
      stock..........................................            --        550,000            --
    Amortization of prepaid advertising..............            --      1,034,375            --
    Amortization of prepaid marketing services.......     2,545,820             --            --
    Amortization of deferred advertising.............       766,666             --            --
    Accrued interest on convertible notes payable....            --             --        39,780
    Short-term gain on trading securities............        (2,820)            --            --
    Unrealized loss (gain) on trading securities.....       140,127       (160,124)           --
    Cumulative effect of change in accounting
      principle......................................        64,583             --            --
    Increase (decrease) in cash net of acquisitions
      resulting from changes in:
      Sale (purchase) of trading securities, net.....    19,706,385    (22,077,532)           --
      Accounts receivable............................        54,895       (297,170)           --
      Deposits receivable............................            --      1,533,632    (1,533,632)
      Prepaid expenses...............................       684,113     (2,161,494)           --
      Other assets...................................    (6,710,890)      (175,790)       (2,500)
      Accounts payable...............................    (2,524,143)     2,704,125        65,757
      Accrued liabilities............................      (877,539)     1,021,062         2,922
      Deferred revenue...............................        52,292         21,252        64,165
                                                       ------------   ------------   -----------
        Net cash used in operating activities........   (10,117,525)   (41,947,447)   (2,604,840)
                                                       ------------   ------------   -----------

Cash flows from investing activities:
  Forgivable loans...................................            --             --      (396,540)
  Cash paid for acquisitions.........................      (238,793)            --            --
  Cash received in acquisition.......................       578,730             --            --
  Purchase of property and equipment.................      (241,232)    (2,013,823)     (361,152)
                                                       ------------   ------------   -----------
      Net cash provided by (used in) investing
        activities...................................        98,705     (2,013,823)     (757,692)
                                                       ------------   ------------   -----------

                               QUEPASA.COM, INC.

                                                               YEARS ENDED DECEMBER 31,
                                                       -----------------------------------------
                                                           2000           1999          1998
                                                       ------------   ------------   -----------
Cash flows from financing activities:
  Stock subscription receivable......................            --        125,000      (125,000)
  Net proceeds from private placements...............            --             --     4,081,289
  Proceeds from convertible note payable.............            --             --     1,100,000
  Accrued commissions................................            --       (215,233)      215,233
  Stock subscription.................................            --       (337,500)      337,500
  Proceeds from initial public offering and
    overallotment, net of offering costs.............            --     48,655,173            --
  Proceeds from exercise of common stock options.....       367,840        496,250            --
  Proceeds from issuance of common stock.............     9,000,000             --           100
  Proceeds from draws on line of credit..............        12,289             --            --
  Payments on notes payable..........................    (2,382,669)            --       (50,000)
                                                       ------------   ------------   -----------
      Net cash provided by financing activities......     6,997,460     48,723,690     5,559,122
                                                       ------------   ------------   -----------
Net increase (decrease) in cash and cash
  equivalents........................................    (3,021,360)     4,762,420     2,196,590
Cash and cash equivalents, beginning of year.........     6,961,592      2,199,172         2,582
                                                       ------------   ------------   -----------
Cash and cash equivalents, end of year...............  $  3,940,232   $  6,961,592   $ 2,199,172
                                                       ------------   ------------   -----------
Supplemental statement of cash flow
  information--interest paid.........................  $     55,003   $    238,858   $    48,994
                                                       ------------   ------------   -----------

Supplemental disclosure of non-cash financing and
  investing activities:
  Stock and warrants issued in exchange for
    advertising and marketing services...............  $         --   $ 12,755,000   $        --
                                                       ------------   ------------   -----------
  Convertible notes converted into common stock......  $         --   $         --   $ 1,090,000
                                                       ------------   ------------   -----------
  Barter transactions................................  $  1,291,201   $    119,000   $        --
                                                       ------------   ------------   -----------
  Sale of computers in exchange for receivable.......  $    981,870   $         --   $        --
                                                       ------------   ------------   -----------
  Acquisitions through balance of stock and notes
    payable and assumption of liabilities............  $ 22,549,853   $         --   $        --
                                                       ------------   ------------   -----------
  Write-off of prepaid advertising due to return of
    redeemable common stock and cancellation of
    installation payment.............................  $  2,500,000   $         --   $        --
                                                       ------------   ------------   -----------

          See accompanying notes to consolidated financial statements.

                               QUEPASA.COM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) THE COMPANY

    quepasa.com, inc. (the "Company" or quepasa), a Nevada Corporation, was incorporated in June 1997. The Company is a Bilingual Internet portal and on-line community focused on the United States Hispanic market. quepasa offers a number of services in both Spanish and English such as a search engine, news feeds, chat, games, maps, message boards and free e-mail. The Company's portal draws viewers to its website by providing a one-stop destination for identifying, selecting and accessing resources, services, content and information on the Web. Because the language preference of many U.S. Hispanics is English, it also offers users the ability to access information and services in the English language.

    During 1998, the Company changed its name from Internet Century, Inc. to quepasa.com, inc.

(2) LIQUIDITY AND ASSET IMPAIRMENT CHARGE

    The Company's consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplate the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred net losses from operations since inception and has an accumulated deficit of $96.7 million through December 31, 2000. During 2000, the Company actively pursued the sale of its assets as well as responded to numerous inquiries from interested parties. On December 27, 2000, the Company's Board of Directors approved the development of a plan of liquidation and sale of the Company's assets in the event that no strategic transaction involving the Company can be achieved resulting from the Company's inability to execute its business plan or to develop a revenue stream to support the carrying value of its assets. By April 30, 2001, the Company downsized its workforce to three individuals, disposed of certain assets, and reduced its long-term commitments. While management believes that as a result of its significant cost-cutting measures, there is sufficient cash to operate through the second quarter of 2002, management of the Company and the Board of Directors continue to evaluate alternatives for the Company including disposing of assets and investigating merger opportunities. Subsequent to year-end, the Company executed an agreement to merge with an unrelated entity (see note 16). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    While management continued to develop and support its websites and pursue its original business plan, the Company continued to amortize its goodwill through November 30, 2000. As a result of the Board of Directors' decision on December 27, 2000 to liquidate and sell the Company's assets, and because the Company has been unable to develop a revenue stream to support the carrying value of its long-lived and intangible assets, the Company performed an impairment analysis of all long-lived assets and its identifiable intangibles in accordance with accounting principles generally accepted in the United States of America. The fair value of the long-lived assets and its identifiable intangibles was determined to approximate $385,000. As a result, the Company recorded a $24.9 million impairment charge related to such assets as follows: goodwill and domain and license agreements--$16.2 million unamortized balance; prepaid marketing services--$7.6 million unamortized balance; and property and equipment--$1.1 million representing the excess carrying value over sale proceeds. In addition, the Company recorded a $3.5 million loss on the sale of computer promotions inventory, which is included in advertising and marketing expenses at December 31, 2000 (see note 3).

                               QUEPASA.COM, INC.

(3) SIGNIFICANT TRANSACTIONS AND WORKFORCE REDUCTIONS


    On January 28, 2000, the Company acquired credito.com, an on-line credit company targeted to the U.S. Hispanic population for an aggregate purchase price of $8.4 million consisting of 681,818 shares of common stock valued at $11 per share and assumption of an $887,000 note payable. The Company included the 681,818 shares of common stock issued unconditionally in determining the cost of credito.com recorded at the date of acquisition. Contingent consideration consisted of warrants to purchase 681,818 shares of common stock exercisable upon credito.com's achievement of certain performance objectives related to gross revenue as of January 2001 and January 2002. credito.com did not meet the performance objectives as of January 2001, and consequently, the warrants were returned to the Company. The value of the common stock was determined using the average stock price between the date of the merger agreement and the date the merger was publicly announced, or $11 per share. The Company accounted for the acquisition using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets purchased and the liabilities assumed based upon the estimated fair values on the date of the acquisition. The excess of the purchase price over the fair value of the net assets acquired was approximately $7.8 million and was recorded as goodwill, which was being amortized on a straight-line basis over a 3-year period. On December 27, 2000, the Company's Board of Directors approved the development of a plan of liquidation and sale of the Company's assets in the event that no strategic transaction involving the Company could be achieved. Accordingly, the Company performed an impairment analysis of all long-lived assets and identifiable intangibles in accordance with generally accepted accounting principles in the United States of America. As a result, the balance of unamortized goodwill of $7.3 million recorded in conjunction with the transaction was written off in the fourth quarter of 2000 (see note 2). The results of operations of credito.com have been included in the accompanying statement of operations for 2000 from the acquisition date.



    On January 28, 2000, the Company acquired eTrato.com, an on-line trading community developed especially for the Spanish language or bilingual Internet user, for an aggregate purchase price of $10.9 million, consisting of 681,818 shares of the Company's common stock valued at $14.09 per share, and assumption of a $1.3 million promissory note. The note payable was due on January 28, 2002 and had a stated interest rate at the greater of 6% per annum or the applicable federal rate in effect with respect to debt instruments having a term of two years. This note was paid in full on May 8, 2000. The value of the common stock was determined using the average stock price between the merger agreement date and the date the merger was publicly announced on December 20, 1999. Contingent consideration consisted of 681,818 shares of common stock which were held in escrow to be released to the seller pending the outcome of certain revenue and website contingencies over the six-month period following the acquisition. The contingencies were not met, and consequently, these shares were returned to quepasa subsequent to year-end and cancelled. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the assets purchased and the liabilities assumed based upon the estimated fair value at the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired was approximately
$10.1 million and was recorded as goodwill, which was being amortized on a straight-line basis over a period of 3 years. On December 27, 2000, the Company's Board of Directors approved the development of a plan of liquidation and sale of the Company's assets in the event that no strategic transaction involving the Company could be achieved. Accordingly, the Company performed an impairment analysis of all long-lived assets and identifiable intangibles in accordance with generally accepted accounting principles in the United States of America. As a result, the balance of unamortized goodwill of $5.6 million recorded in conjunction with the transaction was written off in the

                               QUEPASA.COM, INC.

fourth quarter of 2000 (see note 2). The results of operations of eTrato.com have been included in the accompanying statement of operations for 2000 from the acquisition date.


    On March 9, 2000, the Company acquired RealEstateEspanol.com, (REE) a real estate services site providing the Hispanic-American community with bilingual home buying services, for an aggregate purchase price of $3.3 million, consisting of 335,925 shares of the Company's common stock for $8.83 per share and assumption of $300,000 in debt which was paid immediately following the closing of the acquisition. Contingent consideration consisted of 248,834 shares of common stock which were held in escrow pending RealEstateEspanol.com's achievement of gross revenue targets within 12 months of the date of the agreement. The value of the common stock was determined using the average stock price between the merger agreement date and the date the merger was publicly announced. RealEstateEspanol.com did not meet the agreed-upon targets contingent to the seller receiving the shares of common stock held in escrow, and consequently, these shares were returned to quepasa and cancelled subsequent to year-end. The acquisition was accounted for using the purchase method of accounting, and, accordingly, the purchase price was allocated to the assets purchased and the liability assumed based upon the estimated fair value at the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired was approximately $3.2 million and was recorded as goodwill, which was being amortized on a straight-line basis over a period of 3 years. On December 27, 2000, the Company's Board of Directors approved the development of a plan of liquidation and sale of the Company's assets in the event that no strategic transaction involving the Company could be achieved. Accordingly, the Company performed an impairment analysis of all long-lived assets and identifiable intangibles in accordance with generally accepted accounting principles in the United States of America. As a result, the balance of unamortized goodwill of $2.4 million recorded in conjunction with the transaction was written off in the fourth quarter of 2000 (see note 2). The results of operations of RealEstateEspanol.com have been included in the accompanying statement of operations for 2000 from the acquisition date.

    The following summary, prepared on a pro forma basis, combines the consolidated results of operations (unaudited) as if the acquisitions had taken place on January 1, 1999. Amortization of goodwill related to the acquisitions of credito.com, eTrato.com, and RealEstateEspanol.com has been recorded for the period of inception, August 17, 1999, June 16, 1999, and August 30, 1999, respectively, through December 31, 1999 based on an estimated useful life of 3 years. Such pro forma amounts are not necessarily indicative of what the actual results of operations might have been if the acquisitions had been effective on January 1, 1999, including $6.4 million and $3.1 million amortization of goodwill in 2000 and 1999, respectively, (in thousands, except per share amounts):

                                                                YEARS ENDED
                                                               DECEMBER 31,
                                                            -------------------
                                                              2000       1999
                                                            --------   --------
                                                                (UNAUDITED)
Gross revenue.............................................  $ 2,816    $   671
Net revenue...............................................    2,612        556
Operating expenses........................................   65,494     33,927
Net loss..................................................   61,919    (32,602)
Net loss per share, basic and diluted.....................    (3.58)     (2.71)

    On March 30, 2000, Gateway, Inc. invested $9.0 million in exchange for 1,428,571 shares of common stock, which represented 7.6% of quepasa's outstanding common stock. The amount attributable to common stock and additional paid-in capital was $7,685,712, the value of the 1,428,571 shares of common stock on the date issued ($5.38 per share). Additionally, quepasa granted a 60-day

                               QUEPASA.COM, INC.

warrant to acquire 483,495 shares of common stock at $7 per share. The warrants were valued at approximately $386,000 using the Black Scholes option-pricing model. The assumptions used for the Gateway warrants are as follows: expected dividend yield 0%, risk-free interest rate of 5.67%, expected volatility of 147%, and expected life of two months. In the event there was a change in ownership of quepasa in excess of 30% prior to September 30, 2000, and for a price per share less than $7.00, Gateway had a right to be reimbursed for the differential in the per share amount. quepasa also committed itself to use a substantial portion of the proceeds of Gateway's investment to further its community and educational initiative program, which included distributing computers purchased from Gateway accompanied with Spanish language technical support, providing Internet access, and training for quepasa's subscribers. The Company purchased $5.8 million of computers, net of $928,500 of a volume purchase discount, pursuant to this agreement to be used for promotional activities. The Company took title to the computers upon the close of the transaction. Since the Company had no warehousing facilities, the computers were segregated from Gateway's inventory in third party warehouse locations and the Company was responsible for the payment of warehouse storage charges. These computers were expensed as donated.

    In the fourth quarter of 2000, the Company halted virtually all promotional activities to conserve cash. In December 2000, the Company, at the direction of the Board of Directors, initiated discussions and sold the majority of its remaining computer inventory back to Gateway at a $3.5 million loss (see note 2). The Company was required to approach Gateway first as the original purchase agreement allowed the Company to use the computers only for promotional activities. However, several months after the Gateway transaction closed, as a result of the decline in stock prices for internet businesses, the Company substantially curtailed its business activities because it was unable to obtain financing. Virtually all promotional activities were halted in order to conserve cash. Only a small number of the computers had been used in promotional activities at that time. In the fourth quarter of 2000, the Company's Board of Director's instructed management to liquidate the computer inventory, and management initiated discussions with Gateway regarding the prohibition on resale, at which time, the Company and Gateway negotiated the resale back to Gateway at the price stated above.

    At December 31, 2000, the Company had $158,421 of computer inventory remaining, which was included in other current assets. This inventory was donated to NAHREP and expensed in the first quarter of 2001 (see note 7).

    In September 1999, the Company entered into an agreement with Estefan Enterprises, Inc. whereby Gloria Estefan would act as spokesperson for the Company through December 31, 2000 and the Company would sponsor her United States 2000 concert tour. Ms. Estefan's tour was subsequently postponed, and consequently the original terms of the spokesperson agreement were renegotiated. The revised spokesperson agreement calls for the return of the 156,863 shares of redeemable common stock to the Company, cancellation of the put option for those shares and cancellation of the final cash installment. The Company obtained the right of first refusal for the sponsorship of Ms. Estefan's next United States and Latin America tours. The Company recognized $2.3 million and $1.2 million of amortization in relation to the Estefan agreement during 2000 and 1999, respectively, in relation to the original contract. The issuance of the 156,863 shares of redeemable common stock was reversed (see note 12(f) for expanded discussion).

    During 2000, the Company reduced its workforce as part of management's effort to enhance the Company's competitive position, utilize its assets more efficiently, and conserve remaining cash. The Company recognized $683,000 in employee severance and termination costs for the year ended December 31, 2000, relating to the reduction in the workforce of approximately 69 employees, which is classified as follows: $300,000 in production and content development expense, $152,000 in sales and

                               QUEPASA.COM, INC.

marketing, and $231,000 in general and administrative expenses. As of December 31, 2000, all employee severance and termination costs incurred in 2000 had been paid.

(4) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) USES OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Additionally, such estimates and assumptions affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(B) RECLASSIFICATIONS

    Certain reclassifications have been made to prior year financial statement amounts to conform to the current year presentation.

(C) PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the financial statements of quepasa and its three wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(D) CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

    Financial instruments which potentially subject the Company to concentrations of credit risk are principally accounts receivable, cash and cash equivalents and trading securities. The Company maintains ongoing credit evaluations of its customers and generally does not require collateral. The Company provides reserves for potential credit losses and such losses have not exceeded management expectations. Periodically during the year the Company maintains cash and investments in financial institutions in excess of the amounts insured by the federal government. During 2000, one customer accounted for 16% of gross revenue. During 1999, two customers accounted for 21% and 12% of gross revenue. No other single advertiser utilizing banner ads or sponsorship agreements amounted to or exceeded 10% of total gross revenue.

(E) CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash on hand and highly liquid debt instruments with original maturities of three months or less.

(F) SECURITIES

    The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale. Trading securities at December 31, 2000 and 1999 consist of corporate debt securities.

    Trading and available-for-sale securities are recorded at market value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in operations. Unrealized holding

                               QUEPASA.COM, INC.

gains and losses, net of the related tax effect, on available-for-sale securities are excluded from operations and are reported as a separate component of other comprehensive income until realized. Realized gains and losses for trading securities are included in operations and are derived using the specific identification method for determining the cost of securities. All securities held at December 31, 2000 and 1999 are categorized as trading.

(G) REVENUE RECOGNITION

    The Company's revenue is derived principally from the sales of banner advertisements and sponsorships. The Company sells banner advertising primarily on a cost-per-thousand impressions, or "CPM" basis, under which advertisers and advertising agencies receive a guaranteed number of "impressions," or number of times that an advertisement appears in pages viewed by users of the Company's website, for a fixed fee. The Company's contracts with advertisers and advertising agencies for these types of contracts cover periods ranging from one to twelve months. Advertising revenue is recognized ratably based on the number of impressions displayed, provided that the Company has no obligations remaining at the end of a period and collection of the resulting receivable is probable. Company obligations typically include guarantees of a minimum number of impressions. To the extent that minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenue until the remaining guaranteed impression levels are achieved. Payments received from advertisers prior to displaying their advertisements on the Company's website are recorded as deferred revenue.

    The Company also derives revenue from the sale of sponsorships for certain areas or a sponsorship exclusivity for certain areas within its website. These sponsorships are typically for periods up to one year. Prior to the adoption of Staff Accounting Bulletin (SAB) 101, the Company recognized revenue during the initial setup, if required under the unique terms of each sponsorship agreement (e.g., co-branded website), to the extent that actual costs were incurred. The balance of the sponsorship was recognized ratably over the period of time of the related agreement. The Company adopted SAB 101 in the fourth quarter of 2000. As such, the Company records initial setup fees as deferred revenue and recognizes the fee over the term of the related agreement. In connection with the adoption of this principle, the Company recorded a $64,583 cumulative effect of change in accounting principle, net loss increased $87,709 for the year ended
December 31, 2000 and deferred revenue of $152,292 was recorded as of December 31, 2000. Payments received from sponsors prior to displaying their advertisements on the Company's website are recorded as deferred revenue. The pro forma effect of retroactive application on the results of operations for the years ended December 31, 2000, 1999 and 1998, follows:

                                                           2000           1999          1998
                                                       ------------   ------------   -----------
Net loss:
  As reported........................................  $(60,963,000)  $(29,261,000)  $(6,513,000)
  Pro forma..........................................  $(60,898,000)  $(29,326,000)  $(6,513,000)
Net loss per share:
  As reported........................................  $      (3.52)  $      (2.44)  $     (0.98)
  Pro forma..........................................  $      (3.52)  $      (2.44)  $     (0.98)

    The Company also derives revenue from slotting fees, set-up fees and commissions. Slotting fees revenue is recognized ratably over the period the services are provided. Setup fee revenue is recognized during the initial setup to the extent that direct costs are incurred. The remaining revenue derived from setup fees is deferred and amortized ratably over the term of the applicable agreement. Commission revenue related to X:Drive is recognized in the month in which a new account is established (i.e.,

                               QUEPASA.COM, INC.

services are provided). Commission revenue and expenses related to Net2Phone are recognized during the month in which the service is provided.

    The Company in the ordinary course of business enters into reciprocal service arrangements (barter transactions) whereby the Company provides advertising service to third parties in exchange for advertising services in other media. Revenue and expenses from these agreements are recorded at the fair value of services provided or received, whichever is more determinable in the circumstances. The fair value represents market prices negotiated on an arms' length basis. Revenue from reciprocal service arrangements is recognized as income when advertisements are delivered on the Company's website. Expense from reciprocal services arrangements is recognized when the Company's advertisements are run in other media, which are typically in the same period when the reciprocal service revenue is recognized. Related expenses are classified as advertising and marketing expenses in the accompanying statements of operations. During the years ended December 31, 2000, 1999 and 1998, revenue and related expenses attributable to reciprocal services totaled approximately
$1.3 million, $119,000 and $0, respectively.

    In November 1999, the EITF commenced discussions on EITF No. 99-17, ACCOUNTING FOR ADVERTISING BARTER TRANSACTIONS, concluding that revenue and expenses from advertising barter transactions should be recognized at the fair value of the advertising surrendered or received only when an entity has a historical practice of receiving or paying cash for similar advertising transactions. In evaluating "similarity," the Company ensured reasonableness of the target market, circulation, timing, medium, size, placement, and location of the advertisement. In cases where the total dollar amount of barter revenue exceeded the total amount of the "similar" cash transaction, the total barter amount was capped at the lower cash amount. EITF No. 99-17 was effective and was applied prospectively to all transactions occurring after January 20, 2000.

(H) COMPUTER PROMOTIONS INVENTORY

    Computer promotions inventory is recorded at cost and included in other current assets. The computer promotions inventory is charged to expense on an individual basis as each computer is donated.

(I) PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation and amortization expense is generally provided on a straight-line basis using estimated useful lives of the assets which range from two to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful lives of the related improvements. Expenditures for repairs and maintenance are charged to operations as incurred and improvements which extend the useful lives of the assets are capitalized.

(J) PRODUCT AND CONTENT DEVELOPMENT

    Costs incurred in the classification and organization of listings within the Company's website are charged to expense as incurred. In accordance with SOP 98-1, material software development costs, costs of development of new products and costs of enhancements to existing products incurred during the application development stage are capitalized. Based upon the Company's product development process, and the constant modification of the Company's website, costs incurred by the Company during the application development stage have been insignificant.

    In March 2000, EITF No. 00-02, ACCOUNTING FOR WEBSITE DEVELOPMENT COSTS, was issued which addresses how an entity should account for costs incurred in website development. EITF 00-02 distinguishes between those costs incurred during the development, application and infrastructure development stage and those costs incurred during the operating stage. EITF 00-02 was effective on and after June 30, 2000 although early adoption was encouraged. The adoption of EITF No. 00-02 did not have a material impact on the Company's consolidated financial statements.

    Pursuant to Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE, the Company capitalized certain material development costs incurred during the acquisition development stage, including costs associated with coding, software configuration, upgrades and enhancements.

    (K) INCOME TAXES

    The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (L) IMPAIRMENT OF LONG-LIVED ASSETS

    The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value of the assets less costs to sell. During 2000, the Company recognized an impairment charge of $24.9 million (see note 2).

    (M) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of the Company's financial instruments, which principally include cash and cash equivalents, trading securities, accounts receivable, other receivable, forgivable loans, accounts payable, and accrued liabilities approximates fair value because of the short term nature of the instruments.

    (N) STOCK-BASED COMPENSATION

    The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The Company has adopted the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to provide pro forma net earnings (loss) and pro forma net earnings (loss) per share disclosures for employee stock option grants as if the fair-value-based method as defined in SFAS No. 123 had been applied.

    The Company uses one of the most widely used option pricing models, the Black-Scholes model (Model), for purposes of valuing its stock option grants. The Model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, it requires the input of highly subjective assumptions, including the expected stock price volatility, expected dividend yields, the risk free interest rate, and the expected life. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimate, in management's opinion, the value determined by the Model is not necessarily indicative of the ultimate value of the granted options.

    (O) NET LOSS PER SHARE

    Basic loss per share is computed by dividing net loss available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. Stock options and warrants are excluded because they are anti-dilutive.

    (P) ADVERTISING COSTS

    Advertising costs are expensed as incurred in accordance with Statement of Position 93-7, "Reporting on Advertising Costs". Advertising costs for the years ended December 31, 2000, 1999 and 1998 totaled $9.8 million, $15.9 million and $132,000, respectively. The Company recognizes the advertising expense in a manner consistent with how the related advertising is displayed or broadcast. Advertising production costs are expensed as incurred.

    (Q) SEGMENT REPORTING

    The Company utilizes the management approach in designating business segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segment. The Company's one segment provides Internet Portal and On-Line Community services in both Spanish and English to the Hispanic market. The Company's initial focus is on the U.S. Hispanic market, with substantially all of the Company's assets in and revenue originating from the United States.

(5) TRADING SECURITIES

    A summary of cost and estimated fair values of trading securities as of December 31, 2000 and 1999 follows:

                                                               UNREALIZED   UNREALIZED     MARKET
                                                    COST         GAINS        LOSSES        VALUE
                                                 -----------   ----------   ----------   -----------
2000:
  Corporate debt securities....................  $ 2,534,091    $     --     $140,127    $ 2,393,964
                                                 ===========    ========     ========    ===========
1999:
  Corporate debt securities....................  $22,077,532    $160,124     $     --    $22,237,656
                                                 ===========    ========     ========    ===========

    Proceeds from the sale of trading securities were $105,856,000 and $105,895,000 in 2000 and 1999, respectively. Realized gains totaled $2,820, $0 and $0 during 2000, 1999 and 1998, respectively.

(6) BALANCE SHEET COMPONENTS (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Prepaid expenses:
  Prepaid advertising.......................................    $ --      $1,516
  Prepaid consulting........................................      --           4
  Prepaid insurance.........................................     240         390
  Prepaid maintenance.......................................       3          90
  Prepaid content...........................................      --          58
  Other prepaid expenses....................................      59         103
                                                                ----      ------
                                                                $302      $2,161
                                                                ====      ======
Property and equipment:
  Computer equipment and software...........................    $ 72      $1,874
Furniture, fixtures, equipment and other....................       7         367
Leasehold improvements......................................      97         147
                                                                ----      ------
                                                                 176       2,388
Less accumulated depreciation and amortization..............     (73)       (337)
                                                                ----      ------
Property and equipment......................................    $103      $2,051
                                                                ====      ======
Accrued liabilities:
  Payroll taxes withheld....................................    $ 14      $    2
  Advertising...............................................      --         762
  Accrued vacation..........................................      51          77
  Prizes payable............................................      --          15
  Other accrued expenses....................................      84         168
                                                                ----      ------
                                                                $149      $1,024
                                                                ====      ======

(7) SPONSORSHIP FEE

    In December 1999, realestateespanol.com and the National Association of Hispanic Real Estate Professionals entered into an Internet Endorsement Agreement, pursuant to which, in exchange for NAHREP's endorsement of the realestateespanol.com website, realestateespanol was required to pay NAHREP an annual $50,000 fee over a ten-year term. Thereafter, in connection with the Internet Endorsement Agreement, in October 2000, realestateespanol.com, NAHREP, the National Council of La Raza and Freddie Mac entered into a Memorandum of Understanding which, among other things, set forth the business relationship through which the parties agreed to implement a program to deliver the benefits of technology to mortgage origination for low and moderate income Hispanic and Latino borrowers. Contemporaneously, realestateespanol and NAHREP entered into an agreement which set forth the terms and conditions of their rights and obligations under the MOU.

    Under the MOU, among other things, (1) realestateespanol was required to
(a) develop a web-based technology tool to be distributed to NCLR and NCLR affiliates, and (b) donate 200 computers, at no charge, to NAHREP for distribution to NCLR and NCLR affiliates for promotional purposes, (2) Freddie Mac was required to provide an aggregate dollar amount of $250,000 as sponsorship fees to NAHREP, and (3) NAHREP was required, in turn, to deliver the same to realestateespanol towards the initial development of the technology tool discussed above. In May 2001, all of the parties agreed to either terminate certain of the agreements or release realestateespanol from its duties and obligations thereunder. In exchange for such termination or release, as the case may be, realestateespanol (a) transferred ownership of, and exclusive rights to, the in-process technology tool to

NAHREP, (b) granted NAHREP a non-exclusive license to operate and use the realestaeespanol.com website the content thereon and any related technology tools, (c) granted NAHREP an exclusive license to operate and use any related domain names, (d) permitted NAHREP to retain the full amount of the unpaid sponsorship fee to be paid by Freddie Mac to NAHREP for development of the technology tool, and (e) permitted NAHREP to retain ownership of the previously donated computers.

    The carrying value of the website, approximately $27,000, was expensed in the second quarter of 2001. The $100,000 of sponsorship fees collected in 2000 was amortized over six months commencing October 1, 2000 with $50,000 of deferred revenue remaining as of December 31, 2000. The 200 computers remaining in inventory on December 31, 2000 were donated to NAHREP in 2001 and expensed in the first quarter of 2001.

(8) LEASES

    OPERATING LEASES

    The Company entered into a three and one-half year lease agreement for its corporate offices commencing June 1, 1999. The monthly lease payments range from $24,341 to $26,000. The lease expires November 30, 2002. In addition, in connection with its previous headquarters location, the Company has a 3-year lease agreement for offices in Las Vegas, NV. The lease payments range from $1,732 to $1,771 per month and the lease expires on August 14, 2001.

    Future minimum rental payments under non-cancelable operating and equipment leases are as follows:

Years ending December 31,
  2001......................................................  $342,000
  2002......................................................   287,000
                                                              --------
                                                              $629,000
                                                              ========

    Facilities and equipment lease expense for the years ended December 31, 2000, 1999 and 1998 was $391,000, $311,000 and $45,000, respectively. As a result of the reduction in the Company's workforce and change in the business strategy, the Company has executed an agreement with its landlord to terminate its office lease for all office space in its current headquarters location (see note 16).

(9) INCOME TAXES

    No provision for federal and state income taxes has been recorded as the Company has incurred significant net operating losses from inception through December 31, 2000. Sources of deferred tax assets and their tax effects follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
Net operating loss carryforwards............................  $21,038,000   $10,535,000
Nondeductible expenses......................................      841,000       (79,000)
Other.......................................................           --       255,000
                                                              -----------   -----------
Gross deferred tax assets...................................   21,879,000    10,711,000
Valuation allowance.........................................  (21,879,000)  (10,711,000)
                                                              -----------   -----------
                                                              $        --   $        --
                                                              ===========   ===========

    The allowance for deferred tax assets as of December 31, 2000 and 1999 was $21.9 million and $10.7 million, respectively. The net change in the total valuation allowance for the years ended

December 31, 2000 and 1999 was an increase of $11.2 million and $9.1 million, respectively. The Company believes sufficient uncertainty exists regarding the realization of the tax assets such that a full valuation allowance is appropriate.

    At December 31, 2000, the Company had approximately $52.6 million of federal net operating loss carryforwards for tax reporting purposes available to offset future taxable income, if any. These carryforwards begin to expire in 2018 and 2019. The Company has approximately $52.6 million of state net operating loss carryforwards for tax reporting purposes, which begin to expire in 2002. Due to the frequency of equity transactions within the Company, it is likely the use of the net operating loss carryforwards will be limited in accordance with
Section 382 of the Internal Revenue Code. A determination as to this limitation will be made at a future date as the net operating losses are utilized.

(10) COMMITMENTS

    (A) EMPLOYMENT AGREEMENTS

    The Company has entered into employment and other agreements with many of its employees and all of its executive officers and non-employee directors. Under the terms of the employment agreements with its employees, the Company and the other parties thereto agreed to various provisions relating to base salary, forgivable loans and severance and bonus arrangements. The Company recognized the forgivable loans ratably as expense over the full loan period, or earlier, if the loan is forgiven on the date of the particular employee's termination of employment with the Company, according to such employee's employment agreement.

    In the event of a change of control or liquidation, the Company may be required to pay up to a maximum of $1.2 million in severance payments under the Company's existing employment agreements with its remaining officers and other agreements with its non-employee directors as follows:

    Pursuant to the pending merger agreement with Great Western Land and Recreation, Inc., Gary L. Trujillo and Robert J. Taylor will be terminated at the closing thereof, triggering certain severance obligations of the Company. Under Taylor's employment agreement, Taylor's employment terminates on its own terms on March 8, 2002, but the Company may terminate his employment for any reason, with or without cause. If the Company terminates Taylor's employment without cause before the end of Taylor's employment term, the Company is required to pay Taylor a severance payment in the amount of $100,000, which payment is due and payable immediately upon termination. In addition, all of Taylor's 193,334 unvested options will become fully vested and exercisable upon the closing of the merger. Trujillo's employment terminates on its own terms on April 26, 2004, and the Company may not terminate his employment without cause. Trujillo has agreed to terminate his employment with the Company at the merger closing in exchange for a discounted lump sum payment of the compensation due him over the remaining term of his agreement. Trujillo will receive up to approximately $850,000 in connection with the termination of his employment agreement. That amount will be reduced by any monthly salary payments made to Trujillo. In addition, all of Trujillo's 286,111 unvested options will become fully vested and exercisable upon the closing of the merger.

    A change of control in the Company will also trigger a cash payment due to the Company's non-employee directors. As of March 2001, the Company agreed to pay each non-employee director a payment of $50,000 for past and current services, payable only upon any change of control in or liquidation of the Company. In addition, 200,000 unvested options previously granted to the non-employee directors with an exercise price of $0.15 per share will become fully vested and exercisable.

    (B) ADVERTISING CONTRACTS

    In April 1999, the Company entered into an agreement with Telemundo Network Group LLC (Telemundo). The Chief Operating Officer of Telemundo served as director of the Company through January, 2001 (see note 16). Under this agreement, the Company issued Telemundo 600,000 shares of its common stock and a warrant to purchase 1,000,000 shares of its common stock exercisable up to and including June 25, 2001 at $14.40 per share (see notes 12 and 16). In exchange, the Company received a $5.0 million advertising credit on the Telemundo television network at the rate of $1.0 million for each of the next five years. After completion of the IPO, the shares and warrant became fully vested and were not subject to return for nonperformance by Telemundo. The fair value of the transactions was measured and based on the fair value of the common stock issued at the Company's IPO price of $12.00 per share plus $2.9 million assigned to the warrant based upon the Black-Scholes pricing model using a 50% volatility rate. The Company began amortizing the $5.0 million advertising credit on January 1, 2000, after a cash purchase from Telemundo of $1.0 million in advertising services in 1999. The remaining balance of prepaid marketing services of $5.1 million is amortized over the term of the agreement (5 years), resulting in expense of $1.7 million for the year ended December 31, 2000. This agreement also provides (1) that the parties will collaborate regarding online content development, co-branded marketing promotions, and other complementary aspects of its business, (2) that the parties will cross-link each other's websites, and
(3) exclusivity provisions for a period of six months. On December 27, 2000, the Company's Board of Directors approved the development of a plan of liquidation and sale of the Company's assets in the event that no strategic transaction involving the Company could be achieved. Accordingly, the Company performed an impairment analysis of all long-lived assets and identifiable intangibles in accordance with generally accepted accounting principles in the United States of America. As a result, the Company wrote off the unamortized $7.6 million remaining prepaid marketing services as of December 31, 2000 (see note 2).

    In April 1999, the Company issued 50,000 shares of its common stock to an entity partially owned by a former director of the Company for advertising and marketing services valued at $634,000. The value of the stock and the related advertising costs were adjusted at each quarterly reporting period based on the then fair value of the stock issued through the final measurement date
(December 31, 1999). The advertising costs were amortized on a straight-line basis over the full term of the contract as the services were performed ratably over the period. In August 1999, the Company entered into a one-year agreement with this company with a monthly commitment of $150,000. Payment during the first 5 months of the agreement included amortization of the prepaid amount from the issuance of common stock. This agreement was amended, reducing the monthly commitment to $50,000 for January 2000 and to $40,000 through October 2000. The agreement continued on a month-to-month basis with payments totaling $437,000 through December 2000 when it was terminated.

    During 2000 and 1999, the Company was a party to a sponsorship agreement with the Arizona Diamondbacks major league baseball team. A director of the Company serves as the Arizona Diamondbacks' Chief Executive Officer and General Manager. Under this agreement, the Company received English and Spanish television and radio broadcast time, ballpark signage, and Internet and print promotions for an annual sponsorship fee of $1.5 million which was payable in cash during each season. This agreement was not renewed for the 2001 season. The $1.5 million annual sponsorship fee was recognized as expense ratably over the 2000 and 1999 baseball seasons.

    (C) INTERNET ACCESS AGREEMENT

    On December 14, 1999, the Company entered into a one-year agreement with NetZero, Inc. (NetZero), where it provided free internet access along with the Company's content to the U.S. Hispanic market. According to the terms of this agreement, the Company was obligated to pay a fee for their subscribers who accessed the Company's website. This fee ranged from $.10 to $.15 per user session (user session fees). The Company was also committed to spend at least $1.0 million for the production and distribution of CD's containing the customized NetZero service. In addition, according to the terms of the agreement, the Company made a $1.0 million advance payment which was applied against future user session fees incurred by the Company. The Company was obligated to maintain an advance payment amount each month equal to at least 125% of the amount due the prior month for such user session fees. The user session fees and the production and distribution costs for the CD's were expensed as incurred. The Company had no advance payments with NetZero as of December 31, 2000. As of December 31, 2000, all obligations were met and the agreement was terminated.

    (D) CONTENT

    During 2000, 1999 and 1998, the Company had various agreements with third parties to provide content to the Company's website and incurred license fee expense of $815,000, $227,000 and $104,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Subsequent to year-end, the Company paid $41,000 to terminate all content development agreements.

(11) CONTINGENCIES

    In February 2001, the Company initiated arbitration against Telemundo to defend the enforceability of an agreement between us, and submitted a damages claim for $4.3 million, plus reasonable attorneys' fees and costs. Alleging that the Company breached the agreement by failing to develop and maintain the Telemundo website, Telemundo asserted a damages claim in the arbitration for $655,000, plus reasonable attorneys' fees and costs. The Company does not believe that it has breached the agreement and intends to vigorously assert its rights thereunder, particularly its right to use or transfer any unused advertising credits. A hearing date for the arbitration has been set for October 1, 2001. While the Company believes it will be successful in the arbitration proceeding, there can be no assurance that it will succeed. Accordingly, the accompanying financial statements do not include a provision for loss, if any, resulting from the ultimate outcome of this matter.

    The Company from time to time is involved in various legal proceedings incidental to the conduct of its business. The Company believes that the outcome of all such pending legal proceedings will not in the aggregate have a material adverse effect on the Company's business, financial condition, results of operations or liquidity.

(12) STOCKHOLDERS' EQUITY

    (A) CONVERTIBLE NOTE PAYABLE

    In May 1998, the Company issued $100,000 of convertible debt. The convertible debt accrued interest at 12% per annum and was scheduled to mature on the earlier of May 31, 2000 or the closing date of the Company's initial public offering. The Company had the right to convert unpaid note principal plus any accrued interest into 100,000 shares of common stock at any time during the term of the note. In November 1998, the Company converted $50,000 of the note into 50,000 shares of the Company's common stock and repaid the balance of $50,000.

    In July 1998, the Company issued $1 million of convertible debt. The convertible debt accrued interest at 12% per annum and was payable on the earlier of May 31, 2000 or at the closing date of the Company's initial public offering. The Company had the right to convert unpaid principal plus any accrued interest into 666,666 shares of common stock at any time during the term of the notes. The Company believes this conversion feature was based on the fair market value of the common stock on the date of issuance. In November 1998, the notes and accrued interest of $39,780 were converted into 666,666 shares of the Company's common stock.

    (B) PRIVATE PLACEMENT

    During November and December of 1998, the Company issued 1,259,167 shares of common stock in a private placement for cash at $3.75 per share. The Company received proceeds of $4.1 million net of related costs of $640,587. In
January 1999, $125,000 of the proceeds were received and were reflected as stock subscription receivable as of December 31, 1998.

    During December 1998, the Company received excess proceeds of $337,500 with respect to these private placements. These amounts were refunded upon the investor's request in January 1999.

    (C) COMMON STOCK ISSUED IN EXCHANGE FOR ADVERTISING

    In April 1999, the Company issued 600,000 shares of common stock valued at $7.2 million and a warrant to purchase 1,000,000 shares of common stock at $14.40 per share to Telemundo in exchange for a television advertising credit valued at $5.0 million and other marketing services. The warrant was valued at $2.9 million using the Black-Scholes option-pricing model. The $5.0 million advertising credit as of December 31, 1999, is included in prepaid marketing services on the balance sheet. Since the Company's Board of Directors approve the development of a plan of liquidation and sale of its assets in December 2000 and since the Company has not been able to develop a revenue stream to support the carrying value of its long-lived and intangible assets, the Company reviewed long-term assets and identifiable intangibles for impairment as of December 31, 2000. Consequently, the Company wrote off the $7.6 million remaining prepaid marketing services to zero as of December 31, 2000 (see note 2).

    Also in April of 1999, the Company issued 50,000 shares of common stock to Garcia/LKS in exchange for advertising services valued at $634,000 (see note 10(b)).

    (D) INITIAL PUBLIC OFFERING

    On June 24, 1999, the Company completed its initial public offering of 4,000,000 shares of its common stock. Net proceeds to the Company aggregated approximately $42.4 million. In July 1999, the underwriters exercised an overallotment option and purchased 600,000 shares with net proceeds aggregating approximately $6.3 million.

    (E) REDEEMABLE COMMON STOCK--SPOKESPERSON AGREEMENT

    In September 1999, the Company entered into a $6.0 million agreement with Estefan Enterprises, Inc. (Estefan) whereby Gloria Estefan was to act as spokesperson for the Company through December 31, 2000 and the Company would sponsor her United States concert tour. The terms of the agreement required the payment of $2.0 million upon signing the agreement, $2.0 million to be paid in fiscal year 2000 and issuance of 156,863 shares of redeemable common stock valued at $2.0 million ($12.75 per share). The value of the stock and the related advertising costs were originally determined by an independent third party and were adjusted at each quarterly reporting period based on the then fair value of the stock issued through the final measurement date. If the closing price of the Company's common stock on September 1, 2000 was less than $12.75 per share, Estefan would have the option to return the stock to the Company in exchange for $2,000,000 cash (put option). If Estefan sells its shares of common stock of the Company for more than $18.75 per share, it was obligated to return to the Company a number of shares which, when multiplied by the sales price, equals 50% of the difference between the sale price and $18.75 multiplied by the number of shares being sold on such date (up to a maximum value of $6.0 million). Amounts related to this original contract were recorded as prepaid expense, redeemable common stock and deferred advertising expense and were being amortized on a straight-line basis over the term of the contract. In June 2000, the United States Concert Tour was cancelled and the original terms of the agreement with Estefan were renegotiated. The revised agreement called for the return of the 156,863 shares of redeemable common stock to the Company, cancellation of the put option for those shares and cancellation of the final $500,000 cash installment. The Company recognized $2.3 million and $1.2 million of amortization expense in 2000 and 1999, respectively, in relation to the original contract. The issuance of the 156,863 shares of redeemable common stock was reversed, in part, against deferred advertising expense.

    (F) OUTSTANDING WARRANTS

    As of December 31, 2000 and 1999, the Company had outstanding warrants for the purchase of 2,081,818 and 1,400,000 common shares of our common stock, respectively. The holders of the outstanding warrants as of December 31, 2000 are as follows: 681,818 contingent warrants held by Verde Capital Partners LLC and Verde Reinsurance Company, Ltd. (Verde) (see note 3), 1,000,000 warrants held by Telemundo with a strike price of $14.40 per share and 400,000 warrants held by Cruttenden Roth with a strike price of $19.80 per share. The holders of the outstanding warrants as of December 31, 1999 were as follows: 1,000,000 warrants held by Telemundo with a strike price of $14.40 per share and 400,000 shares held by Cruttenden Roth with a strike price of $19.80 per share. The Verde warrants were contingent on certain performance objectives to be met by credito.com. As the agreed-upon targets were not met, the Verde warrants were returned to quepasa and cancelled subsequent to year-end. Similarly, the Telemundo warrants expired unexercised on June 25, 2001 (see note 16). The Company accounted for the Telemundo and Cruttenden Roth warrants as prepaid marketing services and a net entry to additional paid-in capital, respectively. The Telemundo and Cruttenden Roth warrants were valued at $2.9 million and $1.7 million, respectively, on the date of grant using the Black-Scholes option-pricing model. The assumptions used for the Telemundo warrants are as follows: expected dividend yield 0%, risk-free interest rate of 4.5%, expected volatility of 50%, and expected life of two years. The assumptions used for the Cruttenden Roth warrants are as follows: expected dividend yield 0%, risk-free interest rate of 5.67%, expected volatility of 50%, and expected life of five years.

    (G) PROCEEDS FROM EXERCISE OF COMMON STOCK OPTIONS

    During 2000 and 1999, current and former employees and directors exercised common stock options for the purchase of shares of the Company's common stock. The proceeds from these issuances totaled $368,000 and $496,000 during 2000 and 1999, respectively.

    (H) STOCK SPLIT

    In October 1998, the Company's Board of Directors authorized a 284 for one stock split. The consolidated financial statements have been presented as if the split had occurred at inception.

(13) LOSS PER SHARE

    A summary of the reconciliation from basic loss per share to diluted loss per share follows for the years ended December 31, 2000, 1999 and 1998:

                                                       YEARS ENDED DECEMBER 31,
                                               -----------------------------------------
                                                   2000           1999          1998
                                               ------------   ------------   -----------
Loss before the cumulative effect of a change
  in accounting principle....................  $(60,898,351)  $(29,261,363)  $(6,513,228)
                                               ------------   ------------   -----------
Net loss.....................................  $(60,962,934)  $(29,261,363)  $(6,513,228)
                                               ------------   ------------   -----------
Basic EPS-weighted average shares
  outstanding................................    17,301,729     12,011,088     6,671,052
                                               ------------   ------------   -----------
Basic and diluted loss per share before the
  cumulative effect of a change in accounting
  principle and basic and diluted net loss
  per share..................................  $      (3.52)  $      (2.44)  $     (0.98)
                                               ------------   ------------   -----------
Stock options not included in diluted EPS
  since antidilutive.........................     2,823,785      2,987,000       215,000
                                               ------------   ------------   -----------
Warrants not included in diluted EPS since
  antidilutive...............................     2,081,818      1,400,000            --
                                               ------------   ------------   -----------

    Contingent shares not included in basic and diluted EPS total 930,652, 0 and 0 for the years ended December 31, 2000, 1999 and 1998, respectively. Warrants to purchase 1,681,818 shares of the Company's common stock (see note 16) and approximately 1,081,000 stock options have expired subsequent to December 31, 2000.

(14) STOCK OPTION PLAN AND EMPLOYEE COMPENSATORY STOCK

    In October 1998, the Company adopted and later amended a Stock Option Plan (the "Plan"), which provides for the granting of options to officers, directors, and consultants. The plan permits the granting of "incentive stock options" meeting the requirements of Section 422A of the Internal Revenue Code as well as "nonqualified" which do not satisfy the requirements of that section. 6,000,000 shares of common stock have been restricted under the plan for the granting of options. The Plan will be in effect until November 1, 2009, unless extended by the Company's stockholders. The options are exercisable to purchase stock for a period of ten years from the date of grant.

    Incentive stock options granted pursuant to this Plan may not have an option price that is less than the fair market value of the stock on the date the option is granted. Incentive stock options granted to significant stockholders shall have an option price of not less than 110% of the fair market value of the stock on the date of the grant. Prior to the Company's initial public offering, the fair market value of the stock was determined based on similar transactions with independent third parties and the mid-point of the proposed initial public offering price range ($10 to $12 per share) based on discussions with underwriters in late January 1999. Subsequent to the Company's initial public offering, the fair market value of the stock was determined based on the closing trading price of the Company's stock on the date of grant. Options granted under the plan vest one-third at the end of each of the three years of service following the grant date. The Board of Directors of the Company may waive the vesting requirements at its discretion. All stock options issued under the Plan are exercisable for a period of 10 years from the date of grant.

    During May 1998, the Company issued 1,420,000 shares of common stock to Michael Silberman, then an officer of the Company. 296,492 of those shares of common stock were issued to Mr. Silberman in error, and at the Company's request, he transferred those shares to an outside advisor. Also during May 1998, Jeffrey S. Peterson, the Company's then Chairman and Chief Executive Officer, transferred 3,566,714 existing shares to several employees and outside advisors. The fair market value of the common stock on the date of these issuances was determined to be $1.00 based on the issuance of convertible debt in May of 1998, which was convertible into common stock at $1.00 per share. Approximately $5.0 million in compensation expense is reflected in the December 31, 1998 financial statements as a result of these transactions.

    Stock based compensation totaled $82,184, $5.0 million and $5.3 million for the years ended December 31, 2000, 1999 and 1998, respectively. Stock based compensation for the year ended December 31, 2000, was classified in production and content development expense. Stock based compensation for the year ended December 31, 1999, was classified as follows: $200,372 to production and content development expense, $61,012 to advertising and marketing expense, and $4.7 million to general and administrative expense. Stock based compensation for the year ended December 31, 1998, was primarily allocated to general and administrative expense.

    Had the Company determined compensation cost based on the fair value at the date of grant for its stock options under SFAS 123, the Company's net loss per share would have been increased to the pro forma amounts presented below:

                                                       YEARS ENDED DECEMBER 31,
                                              ------------------------------------------
                                                  2000           1999           1998
                                              ------------   ------------   ------------
Net loss:
  As reported...............................  $(60,962,934)  $(29,261,363)  $ (6,513,228)
  Pro forma.................................   (66,094,658)   (36,036,997)   (11,434,405)

Basic and diluted net loss per share:
  As reported...............................  $      (3.52)  $      (2.44)  $      (0.98)
  Pro forma.................................         (3.82)         (3.00)         (1.71)

    For purposes of SFAS 123, pro forma net loss and pro forma net loss per share, the fair value of option grants is estimated on the date of grants utilizing the Black-Scholes option-pricing model with the following weighted average assumptions: 2000--expected life of three years, expected volatility of 186%, risk-free interest rate of 5.0% and a 0% dividend yield; 1999--expected life of five years, expected volatility of 61%, risk-free interest rate of 5.52% and a 0% dividend yield; 1998--expected life of five years, 67% weighted average volatility, risk-free interest rate of 6% and a 0% dividend yield. The per share weighted average fair value of stock options granted under the Plan for the years ended December 31, 2000, 1999 and 1998 were $7.91, $5.91 and $2.63, respectively, using the Black-Scholes option-pricing model and the assumptions listed above.

    Summarized information relating to the stock option plan follows:

                                                  COMMON STOCK   WEIGHTED AVERAGE
                                                    OPTIONS       EXERCISE PRICE
                                                  ------------   ----------------
Outstanding, December 31, 1997..................           --            --
  Granted.......................................      215,000         $2.45
                                                   ----------         -----
Outstanding, December 31, 1998..................      215,000          2.45
  Granted.......................................    3,065,500          9.03
  Exercised.....................................     (110,225)         5.44
  Cancelled or forfeited........................     (183,275)         5.15
                                                   ----------         -----
Outstanding, December 31, 1999..................    2,987,000          8.92
  Granted.......................................    1,151,813          8.84
  Exercised.....................................      (99,100)         3.71
  Cancelled or forfeited........................   (1,215,928)        10.63
                                                   ----------         -----
Outstanding, December 31, 2000..................    2,823,785         $8.35
                                                   ----------         -----
Exercisable, December 31, 2000..................    1,444,149         $8.00

    A summary of the stock options granted at December 31, 2000 follows:

                                              WEIGHTED
                              NUMBER           AVERAGE     WEIGHTED         NUMBER         WEIGHTED
      RANGE OF             OUTSTANDING        REMAINING    AVERAGE       EXERCISABLE       AVERAGE
      EXERCISE                AS OF          CONTRACTUAL   EXERCISE         AS OF          EXERCISE
       PRICES           DECEMBER 31, 2000       LIFE        PRICE     DECEMBER 31, 2000     PRICE
---------------------   ------------------   -----------   --------   ------------------   --------
0.00$-$1.85.......              52,500            5.7       $ 1.36            37,500        $ 1.50
5.55$-$7.40.......             635,000            6.7       $ 7.02           500,000        $ 7.00
7.40$-$9.25.......           1,478,950            6.0       $ 8.05           617,899        $ 7.88
9.25$-$11.10......             368,334            4.4       $10.29           178,334        $10.26
11.1$0-$12.95.....             289,001            6.5       $11.63           110,416        $11.68
                             ---------          -----       ------         ---------        ------
                             2,823,785            6.0       $ 8.35         1,444,149        $ 8.00
                             =========          =====       ======         =========        ======

(15) RELATED PARTY TRANSACTIONS

    In May 1998, Jeffrey S. Peterson, then our Chairman and Chief Executive Officer, conveyed an aggregate of 3,566,714 shares of his common stock to Michael A. Hubert, Kevin Dieball, Keith Fredriksen, The Monolith Limited Partnership and Richard Whelan, for $.00035 per share. The shares were conveyed at that time to induce these five persons to provide strategic planning and business development services to us.

    In July 1998, the Company loaned Mr. Peterson $100,000 pursuant to his employment agreement. The Company agreed that if Mr. Peterson was employed by the Company on April 1, 1999 the loan would be forgiven, which subsequently occurred. The loan bore interest at 10% per annum. Similar loans were made to several other of our officers including our Chief Executive Officer, Gary L. Trujillo, to whom the Company loaned $100,000. Mr. Trujillo's loan bore interest at 10% per annum with 50% of the loan forgiven in October 1999 and the remaining 50% in April 2000.

    In March 1999, The Monolith Limited Partnership, a former principal stockholder, sold 216,436 shares of our common stock at $7.00 per share and loaned the Company $2.0 million for working capital. The loan bore interest at 12% per annum through June 1999 and then 14% per annum through March 2001 and was repaid with a portion of the proceeds of the initial public offering. Interest expense totaled $80,685 for the year ended December 31, 1999.

    In March 1999, Mr. Peterson sold 446,000 shares of our common stock, comprised of 396,000 shares at $7.00 per share and 50,000 shares at $6.00 per share, to a group of investors, including 25,000 shares sold to each of Jerry J. Colangelo and Edwin C. Lynch both of who subsequently became directors.
Mr. Peterson agreed to loan the Company up to $3.0 million of the proceeds from the sale of his common stock at any time prior to the completion of the offering to be used by the Company for working capital. The loans bore monthly interest of 12% per annum for four months and then 14% per annum for the next 20 months, at which time each loan would become due. Interest expense totaled $158,173 for the year ended December 31, 1999. All loans from Mr. Peterson were paid in full during 1999.

    In April 1999, the Company issued 25,000 shares of common stock in exchange for consulting services provided by Southwest Harvard Group, a company owned by Mr. Trujillo, who subsequently became our Chairman and Chief Executive Officer that same month. The shares were valued at the fair market value of common stock at the date of issuance which was determined to be $11 per share based on the most recent similar transactions. The total cost of the common stock of $275,000 and related expenses were recorded in the month the services were performed.

    In April 1999, the Company issued 50,000 shares of its common stock to an entity partially owned by a former director of the Company for advertising and marketing services valued at $634,000 (see note 10). In August 1999, the Company entered into a one-year agreement with this company with a monthly commitment of $150,000. Payment during the first
5 months of the agreement included amortization of the prepaid amount from the issuance of common stock. This agreement was amended, reducing the monthly commitment to $50,000 for January 2000 and to $40,000 through October 2000. The agreement continued on a month-to-month basis with payments totaling $437,000 through December 2000 when it was terminated.

    In April 1999, the Company granted the Chairman and Chief Executive Officer options to purchase up to 350,000 shares of common stock exercisable at $7 per share, all of which vested immediately. Approximately $1.4 million of compensation expense was recorded for the year ended December 31, 1999 as a result of this transaction.

    In April 1999, the Company issued 50,000 shares of common stock to the Chairman and Chief Executive Officer. Additionally, the Company's former Chairman and Chief Executive Officer transferred 50,000 shares of common stock to the current Chairman and Chief Executive Officer. As a result of these transactions, approximately $1.1 million in compensation expense was recorded for the year ended December 31, 1999.

    In April 1999, the Company entered into a $1.5 million sponsorship agreement, payable in cash, with the Arizona Diamondbacks, a major league baseball team. The sponsorship fee was recognized as expense ratably over the 2000 and 1999 baseball seasons. A director of the Company serves as the Chief Executive Officer and Managing General Partner of the Arizona Diamondbacks.

    In April 1999, the Company entered into a sponsorship agreement with Telemundo. Subsequently, Telemundo became a principal stockholder of the Company and Alan J. Sokol its Chief Operating Officer became one of its directors.

    In June 1999, L. William Seidman, one of our directors, purchased 6,794 shares and 348 shares of our common stock from Kevin Dieball and Monolith, respectively, for $6.75 per share, the then estimated fair value. Mr. Trujillo purchased 15,000 shares of our common stock from Monolith for $6.75 per share. Also, Internet Partners, LLC, a limited liability company in which Mr. Colangelo is one of four members, purchased 260,000 shares of our common stock from Monolith at $6.75 per share.

    In June 1999, Mr. Peterson and Michael A. Hubert, a former officer and director of the Company, entered into a voting trust agreement which provides that, until June 24, 2004, Messrs. Seidman and Trujillo shall vote all shares of the Company's common stock owned by Messrs. Peterson and Hubert in the same proportion as those shares voted by the Company's non-affiliated stockholders. Subsequent to December 31, 2000, Peterson sold all but 60,000 shares (an aggregate of 1,261,083 shares) of the Company's common stock that he held. Accordingly, the voting trust is currently entitled to vote only the remaining 60,000 shares owned by Peterson. In the Company's opinion, the transactions described above were on terms no less favorable than those which could have been obtained from unaffiliated third parties (see note 16).

    In September 1999, the Company granted the Chairman and Chief Executive Officer options to purchase up to 600,000 shares of common stock exercisable at $7.75 per share, which vest monthly over 3 years. The exercise price was determined to be equal to the fair value based on the closing trading price per share on the grant date. Therefore, no compensation expense was recorded as a result of this transaction.

    The Company had forgivable loans due from employees amounting to $368,000 as of December 31, 1999. These loans were granted as recruiting and retention incentives and were deemed 50 percent forgiven after six months of employment and 100 percent forgiven after 12 months of employment. There were no forgivable loans outstanding at December 31, 2000.

    In December 1999, realestateespanol.com and the National Association of Hispanic Real Estate Professionals entered into an Internet Endorsement Agreement, pursuant to which, in exchange for NAHREP's endorsement of the realestateespanol.com website, realestateespanol was required to pay NAHREP an annual $50,000 fee over a ten-year term. Thereafter, in connection with the Internet Endorsement Agreement, in October 2000, realestateespanol.com, NAHREP, the National Council of La Raza and Freddie Mac entered into a Memorandum of Understanding which, among other things, set forth the business relationship through which the parties agreed to implement a program to deliver the benefits of technology to mortgage origination for low and moderate income Hispanic and Latino borrowers. Contemporaneously, realestateespanol and NAHREP entered into an agreement which set forth the terms and conditions of their rights and obligations under the MOU.

    Under the MOU, among other things, (1) realestateespanol was required to
(a) develop a web-based technology tool to be distributed to NCLR and NCLR affiliates, and (b) donate 200 computers, at no charge, to NAHREP for distribution to NCLR and NCLR affiliates for promotional purposes, (2) Freddie Mac was required to provide an aggregate dollar amount of $250,000 as sponsorship fees to NAHREP, and (3) NAHREP was required, in turn, to deliver the same to realestateespanol towards the initial development of the technology tool discussed above. In May 2001, all of the parties agreed to either terminate certain of the agreements or release realestateespanol from its duties and obligations thereunder. In exchange for such termination or release, as the case may be, realestateespanol (a) transferred ownership of, and exclusive rights to, the in-process technology tool to NAHREP, (b) granted NAHREP a non-exclusive license to operate and use the realestaeespanol.com website the content thereon and any related technology tools, (c) granted NAHREP an exclusive license to operate and use any related domain names, (d) permitted NAHREP to retain the full amount of the unpaid sponsorship fee to be paid by Freddie Mac to NAHREP for development of the technology tool, and (e) permitted NAHREP to retain ownership of the previously donated computers. An officer of RealEstateEspanol.com and the Company served as a director and became the Chief Executive Officer of NAHREP.

(16) SUBSEQUENT EVENTS

    In January 2001, Alan Sokol resigned from the Company's Board of Directors.

    In January 2001, the Company's common stock was delisted from the Nasdaq National Market. In March 2001, the Company's common stock began trading on the OTC Bulletin Board (OTCBB). In May 2001, the Company's common stock was delisted from the OTCBB and began trading on the Pink Sheets.

    On February 1, 2001, Jose Ronstadt resigned as an officer of the Company.

    In March 2001, the Company sold substantially all of its furniture, computer equipment and office equipment for $282,000 in cash.

    On March 15, 2001, the Company granted an aggregate of 400,000 stock options to its officers and directors, with an exercise price of $.15 per share of common stock (representing a 33% premium over the $.10 closing price on March 15, 2001). As a result, the Company did not record any compensation expense related to these grants. Of those options, the Company granted 100,000 options to each of Mr. Taylor and Mr. Trujillo. The Company granted each of the remaining directors 50,000 options.

    On March 22, 2001, the Company agreed to pay each of its non-employee directors a lump sum payment of $50,000, for prior and current service, upon the occurrence of a significant event, defined as a change of control or liquidation of the Company.

    On June 21, 2001, Michael Weck resigned from the Company's Board of
Directors.

    On June 25, 2001, under the agreement between the Company and Telemundo, the warrant previously issued to Telemundo to purchase 1,000,000 shares of the Company's common stock at $14.40 per share expired on their own terms. The warrant was not exercised.

    In August 2001, Peterson sold all but 70,000 of his remaining shares of the Company's common stock. Accordingly, the voting trust currently is entitled to vote only those 70,000 shares on Peterson's behalf, according to the terms and conditions of the voting trust agreement.

    On August 1, 2001, the Company and its landlord executed an agreement pursuant to which the Company made a $130,000 lump sum payment to the landlord for any and all amounts due and owing under its lease, including any and all future amounts to be paid thereunder. The Company is required to vacate the property on the earlier to occur of October 31, 2001, or upon 30-days prior written notice from the landlord. As of August 31, 2001, the Company has not received such written notice to vacate from the landlord.

    On August 6, 2001, the Company entered into a merger agreement that, would result in the company becoming a wholly-owned subsidiary of Great Western Land and Recreation, Inc. Great Western is an Arizona-based, privately held real estate development company with holdings in Arizona, New Mexico and Texas. Great Western's business focuses primarily on condominiums, apartments, residential lots and recreational property development. In addition to holding completed developments in metropolitan areas of Arizona, New Mexico and Texas, Great Western also owns and is currently developing the Wagon Bow Ranch in northwest Arizona and the Willow Springs Ranch in central New Mexico. The merger agreement represents a stock for stock offering, pursuant to which each share of quepasa common stock will be converted into one share of Great Western common stock.

    Immediately following the merger current quepasa shareholders would own approximately 49% of Great Western and Amortibanc Investments, L.C., Great Western's current sole shareholder, would own approximately 51% of Great Western. In addition, Amortibanc Investments holds one or more warrants to purchase 14,827,175 shares of Great Western common stock that, if exercised, would increase its ownership to a maximum of 65% of the outstanding common stock of Great Western on a fully diluted basis (except for an aggregate of 400,000 unvested stock options with an exercise price of $0.15 per share held by our directors, Chief Executive Officer and Chief Operating Officer). The warrant is exercisable at any time, and from time to time for ten years following the merger closing. Under the terms of the warrant, Great Western may purchase 4,942,392 shares of Great Western common stock for $.30 per share, 4,942,392 shares for $.60 per share and 4,942,391 shares for $1.20 per share. Great Western may purchase shares by paying cash for such shares or by surrendering the right to receive a number of shares having an aggregate market value equal to the purchase price for such shares.

    Following the merger, the combined company's common stock will be publicly traded under the Great Western name. The merger is subject to certain closing conditions and stockholder approval. There can be no assurance that the Company will consummate the merger transaction.

(17) QUARTERLY FINANCIAL DATA--UNAUDITED

    The 2000 quarterly financial data, as reported in the Company's previously filed Quarterly Reports on Form 10-Q(A), has been adjusted to reflect the implementation of SAB 101 in the fourth quarter of 2000, retroactive to January 1, 2000. Periods beginning before January 1, 2000 have not been adjusted, as the effect of the change in accounting principle could not be reasonably determined.

    A summary of the quarterly data for the years ended December 31, 2000 and 1999 follows (in thousands, except net loss per share):

                                                FIRST      SECOND     THIRD      FOURTH
                                               QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
                                               --------   --------   --------   --------    -----
2000:
  Gross revenue..............................  $    471   $ 1,072    $   885    $    388   $  2,816
                                               --------   -------    -------    --------   --------
  Net revenue................................  $    406   $   998    $   839    $    369   $  2,612
                                               --------   -------    -------    --------   --------
  Operating expenses.........................  $ 11,569   $ 9,343    $ 9,043    $ 34,583   $ 64,538
                                               --------   -------    -------    --------   --------
  Loss from operations.......................  $(11,163)  $(8,345)   $(8,204)   $(34,214)  $(61,926)
                                               --------   -------    -------    --------   --------
  Loss before the cumulative effect of a
    change in accounting principle...........  $(10,880)  $(7,914)   $(8,014)   $(34,090)  $(60,898)
                                               --------   -------    -------    --------   --------
  Net loss...................................  $(10,945)  $(7,914)   $(8,014)   $(34,090)  $(60,963)
                                               --------   -------    -------    --------   --------
  Net loss per share, basic and diluted......  $   (.69)  $  (.44)   $  (.45)   $  (1.92)  $  (3.52)
                                               --------   -------    -------    --------   --------

    The fourth quarter of 2000 reflects asset impairment charges of $24.9 million (see note 2).

                                                 FIRST      SECOND     THIRD      FOURTH
                                                QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
                                                -------    --------   --------   --------   --------
1999:
  Gross revenue...............................  $    --    $    16    $    154   $   501    $    671
                                                -------    -------    --------   -------    --------
  Net revenue.................................  $    --    $     8    $    128   $   420    $    556
                                                -------    -------    --------   -------    --------
  Operating expenses..........................  $ 3,679    $ 9,661    $  8,874   $ 8,380    $ 30,594
                                                -------    -------    --------   -------    --------
  Loss from operations........................  $(3,679)   $(9,653)   $ (8,746)  $(7,960)   $(30,038)
                                                -------    -------    --------   -------    --------
  Net loss....................................  $(3,683)   $(9,763)   $ (8,296)  $(7,519)   $(29,261)
                                                -------    -------    --------   -------    --------
  Net loss per share, basic and diluted.......  $  (.41)   $  (.98)   $   (.58)  $  (.52)   $  (2.44)
                                                -------    -------    --------   -------    --------

    The first quarter of 2000 reflects advertising and marketing expenses of $683,000 related to the 1999 amortization of prepaid marketing services as a part of the Telemundo advertising agreement. The Company did not adjust the amortization in its 1999 Form 10-K/A due to the immaterial impact on its results of operations.

                       QUEPASA.COM, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                   2001            2000
                                                              --------------   -------------
                                                               (UNAUDITED)
ASSETS

Current assets:
  Cash and cash equivalents.................................   $  5,098,318    $  3,940,232
  Trading securities........................................             --       2,393,964
  Accounts receivable, net of allowance for doubtful
    accounts of $176,717 and $184,100, respectively.........          3,982         242,275
  Other receivable..........................................             --         981,870
  Prepaid expenses..........................................        131,885         302,242
  Other current assets......................................             --         158,421
                                                               ------------    ------------
    Total current assets....................................      5,234,185       8,019,004

Property and equipment, net.................................             --         103,244
Assets held for sale........................................          5,000         282,000
                                                               ------------    ------------
                                                               $  5,239,185    $  8,404,248
                                                               ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................   $    190,356    $    354,743
  Accrued liabilities.......................................        122,147         149,344
  Deferred revenue..........................................         50,223         202,292
                                                               ------------    ------------
    Total current liabilities...............................        362,726         706,379
                                                               ------------    ------------
Stockholders' equity:
  Preferred stock, authorized 5,000,000 shares, $0.001 par
    value--none issued or outstanding.......................             --              --
  Common stock, authorized 50,000,000 shares; $0.001 par
    value; 17,763,291 shares issued and outstanding at
    September 30, 2001 and December 31, 2000................         17,763          17,763
  Additional paid-in capital................................    104,451,784     104,420,534
  Accumulated deficit.......................................    (99,593,088)    (96,740,428)
                                                               ------------    ------------
    Total stockholders' equity..............................      4,876,459       7,697,869
                                                               ------------    ------------
                                                               $  5,239,185    $  8,404,248
                                                               ============    ============

     See accompanying notes to condensed consolidated financial statements.

                       QUEPASA.COM, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                              THREE MONTHS ENDED           NINE MONTHS ENDED
                                                 SEPTEMBER 30,               SEPTEMBER 30,
                                           -------------------------   --------------------------
                                              2001          2000          2001           2000
                                           -----------   -----------   -----------   ------------
Gross revenue............................  $    30,134   $   885,677   $   177,334   $  2,428,330
Less commissions.........................           --       (45,975)       (2,636)      (185,509)
                                           -----------   -----------   -----------   ------------
    Net revenue..........................       30,134       839,702       174,698      2,242,821
                                           ===========   ===========   ===========   ============
Operating expenses:
  Product and content development........       16,544     1,645,177       392,487      5,143,178
  Advertising and marketing..............           --     4,219,136       421,845     15,405,918
  General and administrative.............      770,464     1,426,354     2,425,438      4,821,355
  Amortization of goodwill...............           --     1,752,229            --      4,583,847
                                           -----------   -----------   -----------   ------------
    Total operating expenses.............      787,008     9,042,896     3,239,770     29,954,298
                                           -----------   -----------   -----------   ------------
Loss from operations.....................     (756,874)   (8,203,194)   (3,065,072)   (27,711,477)
                                           -----------   -----------   -----------   ------------
Other income (expense):
  Interest expense.......................         (315)       (2,214)       (2,254)       (53,461)
  Interest income and other..............       54,925       194,398       228,870      1,096,347
  Realized and unrealized loss on trading
    securities...........................           --        (3,018)      (14,204)      (140,127)
                                           -----------   -----------   -----------   ------------
    Other income, net....................       54,610       189,166       212,412        902,759
                                           -----------   -----------   -----------   ------------
Loss before the cumulative effect of a
  change in accounting principle.........     (702,264)   (8,014,028)   (2,852,660)   (26,808,718)
Cumulative effect of a change in
  accounting principle...................           --            --            --        (64,583)
                                           -----------   -----------   -----------   ------------
    Net loss.............................  $  (702,264)   (8,014,028)   (2,852,660)   (26,873,301)
                                           ===========   ===========   ===========   ============
Loss per share before cumulative effect
  of a change in accounting principle,
  basic and diluted......................  $     (0.04)  $     (0.45)  $     (0.16)  $      (1.56)
                                           -----------   -----------   -----------   ------------
Net loss per share, basic and diluted....  $     (0.04)  $     (0.45)  $     (0.16)  $      (1.57)
                                           ===========   ===========   ===========   ============
Weighted average number of shares
  outstanding, basic and diluted.........   17,763,291    17,763,291    17,763,291     17,146,753
                                           ===========   ===========   ===========   ============

     See accompanying notes to condensed consolidated financial statements.

                       QUEPASA.COM, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                 2001           2000
                                                              -----------   ------------
Cash flows from operating activities:
  Net loss..................................................  $(2,852,660)  $(26,873,301)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Depreciation and amortization...........................      103,244      6,348,242
    Stock based compensation................................       31,250         61,638
    Forgiveness of forgivable loans.........................           --        333,703
    Amortization of prepaid marketing services..............           --      2,211,715
    Amortization of deferred advertising....................           --        766,666
    Short-term gain on trading securities...................           --         (2,820)
    Realized and unrealized loss on trading securities......       14,204        140,127
    Cumulative effect of change in accounting principle.....           --         64,583
    Increase (decrease) in cash resulting from changes in
      assets and liabilities:
      Sale of trading securities, net.......................    2,379,760     14,907,879
      Accounts receivable...................................      238,293       (158,108)
      Prepaid expenses......................................      170,357        195,597
      Other receivable and other current assets.............    1,140,291     (6,816,377)
      Accounts payable......................................     (164,387)    (2,190,065)
      Accrued liabilities...................................      (27,197)      (826,949)
      Deferred revenue......................................     (152,069)        74,791
                                                              -----------   ------------
        Net cash provided by (used in) operating
          activities........................................      881,086    (11,762,679)
                                                              -----------   ------------
Cash flows from investing activities:
  Proceeds from assets held for sale........................      277,000             --
  Cash paid for acquisitions................................           --       (238,793)
  Cash received in acquisition..............................           --        578,730
  Purchase of property and equipment........................           --       (239,516)
                                                              -----------   ------------
        Net cash provided by investing activities...........      277,000        100,421
                                                              -----------   ------------
Cash flows from financing activities:
  Proceeds from issuance of stock...........................           --      9,000,000
  Proceeds from exercise of stock options...................           --        367,801
  Proceeds from draws on line of credit.....................           --         12,286
  Payments on notes payable.................................           --     (2,382,669)
                                                              -----------   ------------
        Net cash provided by financing activities...........           --      6,997,418
                                                              -----------   ------------
Net increase (decrease) in cash and cash equivalents........    1,158,086     (4,664,840)
Cash and cash equivalents, beginning of year................    3,940,232      6,961,592
                                                              ===========   ============
Cash and cash equivalents, end of period....................  $ 5,098,318   $  2,296,752
                                                              ===========   ============
Supplemental disclosure of non-cash operating, financing and investing activities:
  Interest paid.............................................  $     2,254   $     32,175
                                                              ===========   ============
  Barter transactions.......................................  $        --   $  1,153,633
                                                              ===========   ============
  Notes payable assumed in acquisitions.....................  $        --   $  2,370,383
                                                              ===========   ============
  Issuance of stock in acquisition..........................  $        --   $ 20,073,032
                                                              ===========   ============

     See accompanying notes to condensed consolidated financial statements.

                               QUEPASA.COM, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) THE COMPANY

    quepasa.com, inc. (the "Company" or "quepasa") is a Bilingual (Spanish/English) Internet portal and online community focused on the United States Hispanic market. We provide users with information and content centered around the Spanish language. Because the language preference of many U.S. Hispanics is English, we also offer our users the ability to access information in the English language.

(2) LIQUIDITY

    To date, the Company's expenses have significantly exceeded revenue and there is no assurance that the Company will earn profits in the future. The Company's auditors issued their independent auditors' report dated May 8, 2001 (except as to the second paragraph of Note 10(a) and Note 16 to the December 31, 2000 consolidated financial statements, which are as of August 6,
2001) stating that the Company has suffered recurring losses from operations, has an accumulated deficit, has been unable to successfully execute its business plan, and management is considering alternatives for the Company, all of which raise substantial doubt about its ability to continue as a going concern.

    By April 30, 2001, the Company downsized its workforce to three individuals, disposed of certain assets, and continues to terminate long-term commitments. Management believes that as a result of its significant cost-cutting measures, there is sufficient cash to operate through the second quarter of 2002. Management of the Company and the Board of Directors continue to evaluate alternatives for the Company including disposing of assets and investigating merger opportunities. On August 6, 2001, the Company executed an agreement to merge with an unrelated entity (see note 4).

(3) BASIS OF PRESENTATION

    The Company's accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for a complete financial statement presentation. In the Company's opinion, such unaudited interim information reflects all adjustments, consisting only of normal recurring adjustments, necessary to present our financial position and results of operations for the periods presented. The Company's results of operations for interim periods are not necessarily indicative of the results to be expected for a full fiscal year. The Company's condensed consolidated balance sheet as of December 31, 2000, was derived from its audited consolidated financial statements as of that date but does not include all the information and footnotes required by accounting principles generally accepted in the United States of America. The Company suggests that these condensed consolidated financial statements be read in conjunction with the audited consolidated financial statements included in its Annual Report on Form 10-K as of and for the year ended December 31, 2000.

    Gross revenue increased by $63,334 for the three months ended September 30, 2000 and decreased by $138,958 for the nine months ended September 30, 2000 to reflect the adoption of Staff Accounting Bulletin No. 101 as of January 1, 2000. In addition, a cumulative effect of a change in accounting principle in the amount of $64,583 has been recognized. Refer to note 4 under "revenue recognition" in the Company's Form 10-K as of and for the year-ended
December 31, 2000.

                               QUEPASA.COM, INC.

(4) MERGER AGREEMENT

    On August 6, 2001, the Company entered into a merger agreement that would result in the company becoming a wholly owned subsidiary of Great Western Land and Recreation, Inc. Great Western is an Arizona-based, privately held real estate development company with holdings in Arizona, New Mexico and Texas. Great Western's business focuses primarily on condominiums, apartments, residential lots and recreational property development. In addition to holding completed developments in metropolitan areas of Arizona, New Mexico and Texas, Great Western also owns and is currently developing the Wagon Bow Ranch in northwest Arizona and the Willow Springs Ranch in central New Mexico. In the merger, each share of quepasa common stock will be converted into one share of Great Western common stock.

    Immediately following the merger the Company's current shareholders would own approximately 49% of Great Western and Amortibanc Management, L.C., Great Western's current sole shareholder, would own approximately 51% of Great Western (assuming the conversion of all outstanding quepasa stock options with an exercise price at or below $0.15 per share). In addition, Amortibanc holds warrants to purchase 14,827,175 shares of Great Western common stock that, if exercised, would increase its ownership to a maximum of 65% of Great Western (assuming the conversion of all outstanding quepasa stock options with an exercise price at or below $0.15 per share). Amortibanc's warrant is exercisable at any time, and from time to time for ten years following the merger closing. Under the terms of the warrant, Amortibanc may purchase 4,942,392 shares of Great Western common stock for $.30 per share, 4,942,392 shares for $.60 per share and 4,942,391 shares for $1.20 per share. Amortibanc may purchase shares by paying cash for such shares or by surrendering the right to receive a number of shares having an aggregate market value equal to the purchase price for such shares.

    Following the merger, the combined company's common stock will be publicly traded under the Great Western name. The merger will be accounted for using the purchase method of accounting. The merger is subject to certain closing conditions, including quepasa stockholder approval. There can be no assurance that the Company will consummate the merger transaction.

(5) SIGNIFICANT TRANSACTIONS AND WORKFORCE REDUCTIONS


    On January 28, 2000, the Company acquired credito.com, an on-line credit company targeted to the U.S. Hispanic population for an aggregate purchase price of $8.4 million consisting of 681,818 shares of common stock valued at $11 per share and assumption of an $887,000 note payable. The Company included the 681,818 shares of common stock issued unconditionally in determining the cost of credito.com recorded at the date of acquisition. Contingent consideration consisted of warrants to purchase an additional 681,818 shares of common stock exercisable upon credito.com's achievement of certain performance objectives related to gross revenue as of January 2001 and January 2002. credito.com did not meet the performance objectives as of January 2001, and consequently, the warrants were returned to the Company. The value of the common stock was determined using the average stock price between the date of the merger agreement and the date the merger was publicly announced, or $11 per share. The Company accounted for the acquisition using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets purchased and the liabilities assumed based upon the estimated fair values on the date of the acquisition. The excess of the purchase price over the fair value of the net assets acquired was approximately $7.8 million and was recorded as goodwill, which was being amortized on a straight-line basis over a 3-year period. On December 27, 2000, the Company's Board of Directors approved the development of a plan of liquidation and sale of the Company's assets in the event that no strategic transaction involving the

                               QUEPASA.COM, INC.

(5) SIGNIFICANT TRANSACTIONS AND WORKFORCE REDUCTIONS (CONTINUED)
Company could be achieved. Accordingly, the Company performed an impairment analysis of all long-lived assets and identifiable intangibles in accordance with accounting principles generally accepted in the United States of America. As a result, the unamortized balance of goodwill of $5.6 million recorded in conjunction with the transaction was written off in the fourth quarter of 2000.


    On January 28, 2000, the Company acquired eTrato.com, an on-line trading community developed especially for the Spanish language or bilingual Internet user, for an aggregate purchase price of $10.85 million, consisting of 681,818 shares of the Company's common stock valued at $14.09 per share, and assumption of a $1.25 million promissory note. The note payable was due on January 28, 2002, and had a stated interest rate at the greater of 6% per annum or the applicable federal rate in effect with respect to debt instruments having a term of two years. This note was paid in full on May 8, 2000. The value of the common stock was determined using the average stock price between the merger agreement date and the date the merger was publicly announced on December 20, 1999. Contingent consideration consisted of an additional 681,818 shares of common stock which were held in escrow to be released to the seller pending the outcome of certain revenue and website contingencies over the six-month period following the acquisition. The contingencies were not met, and consequently, these shares were returned to quepasa subsequent to year-end and cancelled. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the assets purchased and the liabilities assumed based upon the estimated fair value at the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired was approximately $10.1 million and was recorded as goodwill, which was being amortized on a straight-line basis over a period of 3 years. On December 27, 2000, the Company's Board of Directors approved the development of a plan of liquidation and sale of the Company's assets in the event that no strategic transaction involving the Company could be achieved. Accordingly, the Company performed an impairment analysis of all long-lived assets and identifiable intangibles in accordance with accounting principles generally accepted in the United States of America. As a result, the balance of unamortized goodwill of $7.3 million recorded in conjunction with the transaction was written off in the fourth quarter of 2000.


    On March 9, 2000, the Company acquired RealEstateEspanol.com, a real estate services site providing the Hispanic-American community with bilingual home buying services, for an aggregate purchase price of $3.3 million, consisting of 335,925 shares of the Company's common stock for $8.83 per share and assumption of $300,000 in debt which was paid immediately following the closing of the acquisition. Contingent consideration consisted of 248,834 shares of common stock which were held in escrow pending RealEstateEspanol.com's achievement of gross revenue targets within 12 months of the date of the agreement. The value of the common stock was determined using the average stock price between the merger agreement date and the date the merger was publicly announced. RealEstateEspanol.com did not meet the agreed-upon targets contingent to the seller receiving the shares of common stock held in escrow, and consequently, these shares were returned to quepasa and cancelled subsequent to year-end. The acquisition was accounted for using the purchase method of accounting, and, accordingly, the purchase price was allocated to the assets purchased and the liability assumed based upon the estimated fair value at the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired was approximately $3.2 million and was recorded as goodwill, which was being amortized on a straight-line basis over a period of 3 years. On December 27, 2000, the Company's Board of Directors approved the development of a plan of liquidation and sale of the Company's assets in the event that no strategic transaction involving the Company could be

                               QUEPASA.COM, INC.

(5) SIGNIFICANT TRANSACTIONS AND WORKFORCE REDUCTIONS (CONTINUED) achieved. Accordingly, the Company performed an impairment analysis of all long-lived assets and identifiable intangibles in accordance with accounting principles generally accepted in the United States of America. As a result, the balance of unamortized goodwill of $5.6 million recorded in conjunction with the transaction was written off in the fourth quarter of 2000.

    On March 30, 2000, Gateway, Inc. invested $9.0 million in exchange for 1,428,571 shares of common stock, which represented 7.6% of quepasa's outstanding common stock. The amount attributable to common stock and additional paid-in capital was $7,685,712, the value of the 1,428,571 shares of common stock on the date issued ($5.38 per share). Additionally, quepasa granted a 60-day warrant to acquire 483,495 shares of common stock at $7 per share. The warrants were valued at approximately $386,000 using the Black Scholes option-pricing model. The assumptions used for the Gateway warrants are as follows: expected dividend yield 0%, risk-free interest rate of 5.67%, expected volatility of 147%, and expected life of two months. In the event there was a change in ownership of quepasa in excess of 30% prior to September 30, 2000, and for a price per share less than $7.00, Gateway had a right to be reimbursed for the differential in the per share amount. quepasa also committed itself to use a substantial portion of the proceeds of Gateway's investment to further its community and educational initiative program, which included distributing computers purchased from Gateway accompanied with Spanish language technical support, providing Internet access, and training for quepasa's subscribers. The Company purchased $5.8 million of computers, net of $928,500 of a volume purchase discount, pursuant to this agreement to be used for promotional activities. The Company took title to the computers upon the close of the transaction. Since the Company had no warehousing facilities, the computers were segregated from Gateway's inventory in third party warehouse locations and the Company was responsible for the payment of warehouse storage charges. These computers were expensed as donated.

    In the fourth quarter of 2000, the Company halted virtually all-promotional activities to conserve cash. In December 2000, the Company, at the direction of the Board of Directors, initiated discussions and sold the majority of its remaining computer inventory back to Gateway at a $3.5 million loss. The Company was required to approach Gateway first as the original purchase agreement allowed the Company to use the computers only for promotional activities. However, several months after the Gateway transaction closed, as a result of the decline in stock prices for internet businesses, the Company substantially curtailed its business activities because it was unable to obtain financing. Only a small number of the computers had been used in promotional activities at that time. In the fourth quarter of 2000, the Company's Board of Directors instructed management to liquidate the computer inventory, and management initiated discussions with Gateway regarding the prohibition on resale, at which time, the Company and Gateway negotiated the resale back to Gateway at the price stated above. The Company recognized $158,421 of expense related to the donation of its remaining 200 computers to a third party during the first quarter of 2001. At March 31, 2001, the Company had no computer inventory remaining.

    In September 1999, the Company entered into an agreement with Estefan Enterprises, Inc. whereby Gloria Estefan would act as spokesperson for the Company through December 31, 2000 and the Company would sponsor her United States 2000 concert tour. Ms. Estefan's tour was subsequently postponed, and consequently the original terms of the spokesperson agreement were renegotiated. The revised spokesperson agreement called for the return of the 156,863 shares of redeemable common stock to the Company, cancellation of the put option for those shares and cancellation of the final cash installment. The Company obtained the right of first refusal for the sponsorship of Ms. Estefan's next

                               QUEPASA.COM, INC.

(5) SIGNIFICANT TRANSACTIONS AND WORKFORCE REDUCTIONS (CONTINUED)
United States and Latin America tours. The Company recognized $1.2 million and $2.3 million of amortization in relation to the Estefan agreement during the three and six months ended June 30, 2000, respectively, in relation to the original contract. The issuance of the 156,863 shares of redeemable common stock was reversed in the second quarter of 2000.

    In December 1999, RealEstateEspanol.com and the National Association of Hispanic Real Estate Professionals entered into an Internet Endorsement Agreement, pursuant to which, in exchange for NAHREP's endorsement of the RealEstateEspanol.com website, RealEstateEspanol.com was required to pay NAHREP an annual $50,000 fee over a ten-year term. Thereafter, in connection with the Internet Endorsement Agreement, in October 2000, RealEstateEspanol.com, NAHREP, the National Council of La Raza and Freddie Mac entered into a Memorandum of Understanding ("MOU") which, among other things, set forth the business relationship through which the parties agreed to implement a program to deliver the benefits of technology to mortgage origination for low and moderate income Hispanic and Latino borrowers. Contemporaneously, RealEstateEspanol.com and NAHREP entered into an agreement which set forth the terms and conditions of their rights and obligations under the MOU.

    Under the MOU, among other things, (1) RealEstateEspanol.com was required to
(a) develop a web-based technology tool to be distributed to NCLR and NCLR affiliates, and (b) donate 200 computers, at no charge, to NAHREP for distribution to NCLR and NCLR affiliates for promotional purposes, (2) Freddie Mac was required to provide an aggregate dollar amount of $250,000 as sponsorship fees to NAHREP, and (3) NAHREP was required, in turn, to deliver the same to RealEstateEspanol.com towards the initial development of the technology tool discussed above. In May 2001, all of the parties agreed to either terminate certain of the agreements or release RealEstateEspanol.com from its duties and obligations thereunder. In exchange for such termination or release, as the case may be, RealEstateEspanol.com (a) transferred ownership of, and exclusive rights to, the in-process technology tool to NAHREP, (b) granted NAHREP a non-exclusive license to operate and use the realestaeespanol.com website the content thereon and any related technology tools, (c) granted NAHREP an exclusive license to operate and use any related domain names, (d) permitted NAHREP to retain the full amount of the unpaid sponsorship fee to be paid by Freddie Mac to NAHREP for development of the technology tool, and (e) permitted NAHREP to retain ownership of the previously donated computers in the first quarter of 2001. The $100,000 sponsorship collected in 2000 was amortized over a six-month period through March 31, 2001.

    During the first quarter of 2001, the Company reduced its workforce as part of management's effort to enhance the Company's competitive position, utilize its assets more efficiently, and conserve remaining cash. The Company recognized $44,000 in employee severance and termination costs for the three months ended March 31, 2001, relating to the reduction in the workforce of approximately 17 employees. As of March 31, 2001, all employee severance and termination costs incurred in 2001 had been paid. There were no additional employee severance or termination costs incurred in the second or third quarters of 2001.

(6) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) USES OF ESTIMATES

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and

                               QUEPASA.COM, INC.

(6) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Additionally, such estimates and assumptions affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (B) RECLASSIFICATIONS

       Certain reclassifications have been made to prior year financial statement amounts to conform to the current year presentation.

    (C) PRINCIPLES OF CONSOLIDATION

       The consolidated financial statements include the financial statements of quepasa and its three wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

    (D) CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

       Financial instruments which potentially subject the Company to concentrations of credit risk are principally accounts receivable, cash and cash equivalents and trading securities. The Company maintains ongoing credit evaluations of its customers and generally does not require collateral. The Company provides reserves for potential credit losses and such losses have not exceeded management expectations. Periodically during the year, the Company maintains cash and investments in financial institutions in excess of the amounts insured by the federal government. During the three months ended September 30, 2001, one customer accounted for 100% of gross revenue. During the three months ended September 30, 2000, two customers accounted for 19% and 11% of gross revenue. During the nine months ended September 30, 2001, two customers accounted for 51% and 28% of gross revenue. During the nine months ended September 30, 2000, one customer accounted for 18% of gross revenue. No other single advertiser utilizing banner ads or sponsorship agreements amounted to or exceeded 10% of the total gross revenue.

    (E) CASH AND CASH EQUIVALENTS

       Cash and cash equivalents include cash on hand and highly liquid debt instruments with original maturities of three months or less.

    (F) SECURITIES

       The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale. Trading securities at December 31, 2000 consisted of corporate debt securities.

       Trading and available-for-sale securities are recorded at market value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of

                               QUEPASA.COM, INC.

(6) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) premiums or discounts. Unrealized holding gains and losses on trading securities are included in operations. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from operations and are reported as a separate component of other comprehensive income until realized. Realized gains and losses from trading securities are included in operations and are derived using the specific identification method for determining the cost of securities. All securities held at December 31, 2000 were categorized as trading. The Company had no securities at September 30, 2001.

    (G) REVENUE RECOGNITION

       The Company's revenue is derived principally from the sales of banner advertisements and sponsorships. The Company sells banner advertising primarily on a cost-per-thousand impressions, or "CPM" basis, under which advertisers and advertising agencies receive a guaranteed number of "impressions," or number of times that an advertisement appears in pages viewed by users of the Company's website, for a fixed fee. The Company's contracts with advertisers and advertising agencies for these types of contracts cover periods ranging from one to twelve months. Advertising revenue is recognized ratably based on the number of impressions displayed, provided that the Company has no obligations remaining at the end of a period and collection of the resulting receivable is probable. Company obligations typically include guarantees of a minimum number of impressions. To the extent that minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenue until the remaining guaranteed impression levels are achieved. Payments received from advertisers prior to displaying their advertisements on the Company's website are recorded as deferred revenue.

       The Company also derives revenue from the sale of sponsorships for certain areas or a sponsorship exclusivity for certain areas within its website. These sponsorships are typically for periods up to one year. Prior to the adoption of Staff Accounting Bulletin (SAB) 101, the Company recognized revenue during the initial setup, if required under the unique terms of each sponsorship agreement (e.g., co-branded website), to the extent that actual costs were incurred. The balance of the sponsorship was recognized ratably over the period of time of the related agreement. The Company adopted SAB 101 in the fourth quarter of 2000. As such, the Company records initial setup fees as deferred revenue and recognizes the fee over the term of the related agreement.

       The Company also derives revenue from slotting fees, set-up fees and commissions. Slotting fees revenue is recognized ratably over the period the services are provided. Setup fee revenue is recognized during the initial setup to the extent that direct costs are incurred. The remaining revenue derived from setup fees is deferred and amortized ratably over the term of the applicable agreement. Commission revenue related to X:Drive is recognized in the month in which a new account is established (i.e. services are provided). Commission revenue and expenses related to Net2Phone are recognized during the month in which the service is provided.

       The Company in the ordinary course of business enters into reciprocal service arrangements (barter transactions) whereby the Company provides advertising service to third parties in exchange for advertising services in other media. Revenue and expenses from these

                               QUEPASA.COM, INC.

(6) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) agreements are recorded at the fair value of services provided or received, whichever is more determinable in the circumstances. The fair value represents market prices negotiated on an arms' length basis. Revenue from reciprocal service arrangements is recognized as income when advertisements are delivered on the Company's website. Expense from reciprocal services arrangements is recognized when the Company's advertisements are run in other media, which are typically in the same period when the reciprocal service revenue is recognized. Related expenses are classified as advertising and marketing expenses in the accompanying statements of operations. During the three months ended September 30, 2001 and 2000, revenue attributable to reciprocal services totaled zero and approximately $428,000, respectively, and related expenses totaled zero and approximately $428,000, respectively. During the nine months ended September 30, 2001 and 2000, revenue attributable to reciprocal services totaled zero and approximately $1.2 million, respectively, and related expenses totaled zero and approximately $1.2 million, respectively.

       In November 1999, the EITF commenced discussions on EITF No. 99-17, ACCOUNTING FOR ADVERTISING BARTER TRANSACTIONS, concluding that revenue and expenses from advertising barter transactions should be recognized at the fair value of the advertising surrendered or received only when an entity has a historical practice of receiving or paying cash for similar advertising transactions. In evaluating "similarity," the Company ensured reasonableness of the target market, circulation, timing, medium, size, placement, and location of the advertisement. In cases where the total dollar amount of barter revenue exceeded the total amount of the "similar" cash transaction, the total barter amount was capped at the lower cash amount. EITF No. 99-17 was effective and was applied prospectively to all transactions occurring after January 20, 2000.

    (H) COMPUTER PROMOTIONS INVENTORY

       Computer promotions inventory is recorded at cost and included in other current assets. The computer promotions inventory is charged to expense on an individual basis as each computer is donated.

    (I) PROPERTY AND EQUIPMENT

       Property and equipment are recorded at cost. Depreciation and amortization expense is generally provided on a straight-line basis using estimated useful lives of the assets which range from two to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful lives of the related improvements. Expenditures for repairs and maintenance are charged to operations as incurred and improvements, which extend the useful lives of the assets, are capitalized.

    (J) PRODUCT AND CONTENT DEVELOPMENT

       Costs incurred in the classification and organization of listings within the Company's website are charged to expense as incurred. In accordance with SOP 98-1, material software development costs, costs of development of new products and costs of enhancements to existing products incurred during the application development stage are capitalized. Based upon the Company's product development process, and the constant modification of the

                               QUEPASA.COM, INC.

(6) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
       Company's website, costs incurred by the Company during the application development stage have been insignificant.

       In March 2000, EITF No. 00-02, ACCOUNTING FOR WEBSITE DEVELOPMENT COSTS, was issued which addresses how an entity should account for costs incurred in website development. EITF 00-02 distinguishes between those costs incurred during the development, application and infrastructure development stage and those costs incurred during the operating stage. EITF 00-02 was effective on and after June 30, 2000, although early adoption was encouraged. The adoption of EITF No. 00-02 did not have a material impact on the Company's consolidated financial statements.

       Pursuant to Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE, the Company capitalized certain material development costs incurred during the acquisition development stage, including costs associated with coding, software configuration, upgrades and enhancements.

    (K) INCOME TAXES

       The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (L) IMPAIRMENT OF LONG-LIVED ASSETS

       The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value of the assets less costs to sell.

    (M) FAIR VALUE OF FINANCIAL INSTRUMENTS

       The carrying amount of the Company's financial instruments, which principally include cash and cash equivalents, trading securities, accounts receivable, other receivable, accounts payable, and accrued liabilities approximates fair value because of the short term nature of the instruments.

                               QUEPASA.COM, INC.

(6) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (N) STOCK-BASED COMPENSATION

       The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The Company has adopted the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to provide pro forma net earnings (loss) and pro forma net earnings (loss) per share disclosures for employee stock option grants as if the fair-value-based method as defined in SFAS No. 123 had been applied.

       The Company uses one of the most widely used option pricing models, the Black-Scholes model (Model), for purposes of valuing its stock option grants. The Model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, it requires the input of highly subjective assumptions, including the expected stock price volatility, expected dividend yields, the risk free interest rate, and the expected life. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimate, in management's opinion, the value determined by the Model is not necessarily indicative of the ultimate value of the granted options.

    (O) NET LOSS PER SHARE

       Basic loss per share is computed by dividing net loss available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. Stock options and warrants are excluded because they are anti-dilutive.

    (P) ADVERTISING COSTS

       Advertising costs are expensed as incurred in accordance with Statement of Position 93-7, "Reporting on Advertising Costs." Advertising costs for the three months ended September 30, 2001 and 2000 totaled zero and $1.5 million, respectively. Advertising costs for the nine months ended September 30, 2001 and 2000 totaled $23,000 and $6.1 million, respectively. The Company recognizes the advertising expense in a manner consistent with how the related advertising is displayed or broadcast. Advertising production costs are expensed as incurred.

    (Q) SEGMENT REPORTING

       The Company utilizes the management approach in designating business segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segment. The Company's one segment provides Internet Portal and On-Line Community services in both Spanish and English to the Hispanic market. The Company's

                               QUEPASA.COM, INC.

(6) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) initial focus is on the U.S. Hispanic market, with substantially all of the Company's assets in and revenues originating from the United States.

(7) COMMITMENTS

    (A) EMPLOYMENT AGREEMENTS

       The Company has entered into employment and other agreements with its executive officer and four non-employee directors. Under the terms of the employment agreement with its remaining employee, the Company and the other parties thereto agreed to various provisions relating to base salary, forgivable loans and severance and bonus arrangements. The Company recognized the forgivable loans ratably as expense over the full loan period, or earlier, if the loan is forgiven on the date of the particular employee's termination of employment with the Company, according to such employee's employment agreement.

       In the event of a change of control or liquidation, the Company may be required to pay up to a maximum of $300,000 in severance payments under the Company's existing employment agreements with its remaining officer and other agreements with its four non-employee directors as follows:

       Robert J. Taylor's employment agreement terminates on its own terms on March 8, 2002, but the Company may terminate his employment for any reason, with or without cause. On October 10, 2001, Taylor and the Company amended Taylor's employment agreement to provide for a bonus payment in the amount of $100,000, which is payable to Taylor upon the earlier to occur of (a) a change of control, (b) March 8, 2002 or
       (c) termination without cause by the Company. In addition, upon the closing of the merger with Great Western Land and Recreation Inc., all of Taylor's 193,334 unvested options will become fully vested and exercisable.

       A change of control in the Company will also trigger a cash payment due to the Company's four non-employee directors. As of March 2001, the Company agreed to pay each non-employee director a payment of $50,000 for past and current services, payable only upon any change of control in or liquidation of the Company. In addition, 200,000 unvested options previously granted to the non-employee directors with an exercise price of $0.15 per share will become fully vested and exercisable.

       During October 2001, the Company's chief executive officer agreed to terminate his employment with the Company (see Note 10).

    (B) ADVERTISING CONTRACTS

       In April 1999, the Company entered into an agreement with Telemundo Network Group LLC (Telemundo). The Chief Operating Officer of Telemundo served as director of the Company through January, 2001. Under this agreement, the Company issued Telemundo 600,000 shares of its common stock and a warrant to purchase 1,000,000 shares of its common stock exercisable up to and including June 25, 2001 at $14.40 per share. In exchange, the Company received a $5.0 million advertising credit on the Telemundo television network at the rate of $1.0 million for each of the next five years. After completion of the IPO, the shares and warrant became fully vested and were not subject to return for nonperformance by

                               QUEPASA.COM, INC.

(7) COMMITMENTS (CONTINUED)
       Telemundo. The fair value of the transactions was measured and based on the fair value of the common stock issued at the Company's IPO price of $12.00 per share plus $2,920,192 assigned to the warrant based upon the Black-Scholes pricing model using a 50% volatility rate. The Company began amortizing the $5.0 million advertising credit on January 1, 2000, after a cash purchase from Telemundo of $1.0 million in advertising services in 1999. The remaining balance of prepaid marketing services of $5,120,192 was to be amortized over the term of the agreement (5 years). This agreement also provides (1) that the parties will collaborate regarding online content development, co-branded marketing promotions, and other complementary aspects of its business, (2) that the parties will cross-link each other's websites, and (3) exclusivity provisions for a period of six months. On December 27, 2000, the Company's Board of Directors approved the development of a plan of liquidation and sale of the Company's assets in the event that no strategic transaction involving the Company could be achieved. Accordingly, the Company performed an impairment analysis of all long-lived assets and identifiable intangibles in accordance with generally accepted accounting principles. As a result, the Company wrote off the $7.6 million remaining unamortized prepaid marketing services in the fourth quarter of 2000.

       In April 1999, the Company issued 50,000 shares of its common stock to an entity partially owned by a former director of the Company for advertising and marketing services valued at $634,000. The value of the stock and the related advertising costs were adjusted at each quarterly reporting period based on the then fair value of the stock issued through the final measurement date (December 31, 1999). The advertising costs were amortized on a straight-line basis over the full term of the contract as the services were performed ratably over the period. In August 1999, the Company entered into a one-year agreement with this company with a monthly commitment of $150,000. Payment during the first 5 months of the agreement included amortization of the prepaid amount from the issuance of common stock. This agreement was amended, reducing the monthly commitment to $50,000 for January 2000 and to $40,000 through October 2000. The agreement continued on a month-to-month basis with payments totaling $437,000 through December 2000, when it was terminated.

       During 2000 and 1999, the Company was a party to a sponsorship agreement with the Arizona Diamondbacks major league baseball team. A director of the Company serves as the Arizona Diamondbacks' Chief Executive Officer and General Manager. Under this agreement, the Company received English and Spanish television and radio broadcast time, ballpark signage, and Internet and print promotions for an annual sponsorship fee of $1.5 million which was payable in cash during each season. This agreement was not renewed for the 2001 season. The $1.5 million annual sponsorship fee was recognized as expense ratably over the 1999 and 2000 baseball seasons.

    (C) CONTENT AND WEBSITE ADMINISTRATION

       During 2000, 1999 and 1998, the Company had various agreements with third parties to provide content to the Company's website and incurred license fee expense of zero and $403,000 for the three months ended
       September 30, 2001 and 2000, respectively. The Company incurred license fee expense of $17,000 and $1.4 million for the nine months ended September 30, 2001 and 2000, respectively. The Company paid $41,000 during the three months ended March 31, 2001 to terminate all content development agreements. The

                               QUEPASA.COM, INC.

(7) COMMITMENTS (CONTINUED)
       Company has outsourced the hosting and administration of its website for approximately $2,000 per month.

(8) CONTINGENCIES

    In February 2001, the Company initiated arbitration against Telemundo to defend the enforceability of an agreement between us, and submitted a damages claim for $4.3 million, plus reasonable attorneys' fees and costs. Alleging that the Company breached the agreement by failing to develop and maintain the Telemundo web site, Telemundo asserted a damages claim in the arbitration for $655,000, plus reasonable attorneys' fees and costs. The Company does not believe that it has breached the agreement and intends to vigorously assert its rights thereunder, particularly its right to use or transfer any unused advertising credits. Arbitration proceedings were held in October 2001. While the Company believes it will be successful in the arbitration proceeding, there can be no assurance that it will succeed. Accordingly, the accompanying consolidated financial statements do not include a provision for loss, if any, that might result from the ultimate outcome of this matter.

    On November 1, 2001 an action was filed against quepasa in the First Judicial District Court of the State of Nevada by five quepasa stockholders, Mark Kucher, Gregory Steers, Nick Tintor, Bruce Randle and Michael Silberman. The filing seeks an order compelling quepasa to hold an annual meeting of stockholders to elect directors, enjoining quepasa from closing the merger with Great Western until its annual meeting has taken place and prohibiting quepasa from selling, leasing, exchanging or dissipating its assets until its annual meeting has taken place. The action is based upon provisions of quepasa's bylaws and Nevada corporate law that provide that under certain circumstances stockholders may seek an order that a stockholder meeting be held. On
November 13, 2001, quepasa removed the action to the United States District Court for the District of Nevada. As previously announced, quepasa will hold an annual meeting of stockholders following clearance by the Securities and Exchange Commission of the combined proxy statement and registration statement filed by quepasa and Great Western on October 16, 2001. At this meeting, directors will be elected and the merger with Great Western will be voted on by the stockholders. Also as previously announced, stockholder approval is required before the Great Western merger can close.

    The Company from time to time is involved in various legal proceedings incidental to the conduct of its business. The Company believes that the outcome of all such pending legal proceedings will not in the aggregate have a material adverse effect on the Company's business, financial condition, results of operations or liquidity.

                               QUEPASA.COM, INC.

(9) LOSS PER SHARE

    A summary of the reconciliation from basic loss per share to diluted loss per share follows for the three and nine months ended September 30, 2001 and 2000:

                                              THREE MONTHS ENDED           NINE MONTHS ENDED
                                                 SEPTEMBER 30,               SEPTEMBER 30,
                                           -------------------------   --------------------------
                                              2001          2000          2001           2000
                                           -----------   -----------   -----------   ------------
Loss before cumulative effect of a change
  in accounting principle................  $  (702,264)  $(8,014,028)  $(2,852,660)  $(26,808,718)
                                           ===========   ===========   ===========   ============
Net loss.................................  $  (702,264)  $(8,014,028)  $(2,852,660)  $(26,873,301)
                                           ===========   ===========   ===========   ============
Weighted average number of shares
  outstanding, basic and diluted.........   17,763,291    17,763,291    17,763,291     17,146,753
                                           ===========   ===========   ===========   ============
Loss per share before cumulative effect
  of a change in accounting principle,
  basic and diluted......................  $      (.04)  $      (.45)  $      (.16)  $      (1.56)
                                           ===========   ===========   ===========   ============
Basic and diluted net loss per share.....  $      (.04)  $      (.45)  $      (.16)  $      (1.57)
                                           ===========   ===========   ===========   ============
Stock options not included in diluted EPS
  since antidilutive.....................    2,142,500     3,105,475     2,142,500      3,105,475
                                           ===========   ===========   ===========   ============
Warrants not included in dilutive EPS
  since antidilutive.....................      400,000     2,081,818       400,000      2,081,818
                                           ===========   ===========   ===========   ============

(10) SUBSEQUENT EVENTS

    On August 1, 2001, we and our landlord agreed to terminate the lease for our corporate headquarters, which expires on November 30, 2002, for a $130,000 lump sum payment. Our rent under the lease would have been $416,000 for the period between August 1, 2001 and November 30, 2002. Our attempts to sublet the space were unsuccessful because of the softening office rental market in Phoenix. We vacated the space on October 31, 2001, relocating our corporate headquarters to a significantly smaller site that we have rented on a month-to-month basis, free of charge.

    On October 3, 2001, Gary L. Trujillo agreed to terminate his employment with the Company, effective October 15, 2001. Mr. Trujillo remains Chairman and as a director of the Company. As part of his termination agreement, Mr. Trujillo received a lump sum payment of $700,000, which constitutes a substantially discounted payment due him under his former employment agreement with the Company.

    On October 11, 2001, the Company loaned Great Western $500,000. This loan bears interest at the prime rate plus 1% and is secured by a pledge of limited liability interests representing a 25% interest in an apartment project in Glendale, Arizona.

                        PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma balance sheet as of September 30, 2001 and statements of operations for the year ended December 31, 2000 and for the nine months ended September 30, 2001 give effect to the issuance of common shares of Great Western Land and Recreation, Inc. (Company) for the acquisition of quepasa.com as if the acquisition were consummated on January 1, 2000.

    The acquisition of quepasa.com was effected through the issuance of 17,763,291 common shares of the Company in exchange for all the outstanding common shares of quepasa.com. The acquisition was accounted for by the purchase method of accounting.

    The pro forma information should not be considered an indication of actual results of operations that would have occurred if the acquisition had been in effect on the dates indicated, and the information should be read in conjunction with the financial statements and related footnotes for both companies, included elsewhere herein.

            GREAT WESTERN LAND AND RECREATION, INC. AND SUBSIDIARIES

             (GREAT WESTERN) AND QUEPASA.COM, INC. AND SUBSIDIARIES
                                   (QUEPASA)

                        PRO FORMA COMBINED BALANCE SHEET

                               SEPTEMBER 30, 2001

                                          GREAT                       PRO FORMA            PRO FORMA
                                         WESTERN       QUEPASA       ADJUSTMENTS           BALANCES
                                       -----------   ------------   -------------         -----------
ASSETS
  Cash and cash equivalents..........  $   120,313   $  5,098,318   $  (1,200,000)(b)     $ 4,018,631
  Accounts receivable................           --          3,982              --               3,982
  Notes receivable...................    3,012,257             --              --           3,012,257
  Land held for development and
    sale.............................    8,267,040             --              --           8,267,040
  Advances to related entities.......      651,228             --              --             651,228
  Property and equipment.............      155,478             --              --             155,478
  Other..............................      499,650        136,885          45,000 (c)         681,535
  Goodwill...........................           --             --         385,000 (c)         385,000
                                       -----------   ------------   -------------         -----------
                                       $12,705,966   $  5,239,185   $    (770,000)        $17,175,151
                                       ===========   ============   =============         ===========

LIABILITIES
  Notes payable......................  $ 4,264,754   $         --   $          --         $ 4,264,754
  Subordinated debt..................    4,608,050             --              --           4,608,050
  Accounts payable and other accrued
    liabilities......................      439,563        312,503              --             752,066
  Deferred revenue and gains.........      287,778         50,223              --             338,001
                                       -----------   ------------   -------------         -----------
    Total liabilities................    9,600,145        362,726              --           9,962,871

SHAREHOLDERS' EQUITY
  Common stock.......................       18,905         17,763          17,763 (a)              --
                                                                          (17,763)(a)          36,668
  Additional paid-in capital.........    2,826,186    104,451,784    (104,451,784)(a)
                                                                       (1,200,000)(b)
                                                                        4,858,696 (a)
                                                                           45,000 (c)
                                                                          385,000 (c)       6,914,882
  Retained earnings (deficit)........      260,730    (99,593,088)     99,593,088 (a)         260,730
                                       -----------   ------------   -------------         -----------
                                         3,105,821      4,876,459        (770,000)          7,212,280
                                       -----------   ------------   -------------         -----------
                                       $12,705,966   $  5,239,185   $    (770,000)        $17,175,151
                                       ===========   ============   =============         ===========

            GREAT WESTERN LAND AND RECREATION, INC. AND SUBSIDIARIES

             (GREAT WESTERN) AND QUEPASA.COM, INC. AND SUBSIDIARIES
                                   (QUEPASA)

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                 GREAT                     PRO FORMA     PRO FORMA
                                                WESTERN       QUEPASA     ADJUSTMENTS    BALANCES
                                               ----------   -----------   -----------   -----------
Revenues.....................................  $7,932,187   $   177,334   $       --    $ 8,109,521

Cost of sales................................   4,713,043         2,636           --      4,715,679
                                               ----------   -----------   ----------    -----------

Gross profit on sales........................   3,219,144       174,698           --      3,393,842

Operating expenses...........................   1,885,728     3,239,770           --      5,125,498
                                               ----------   -----------   ----------    -----------

Earnings (loss) from operations..............   1,333,416    (3,065,072)          --     (1,731,656)

Other income (expense).......................    (528,391)      212,412           --       (315,979)
                                               ----------   -----------   ----------    -----------

Earnings (loss) before income taxes..........     805,025    (2,852,660)          --     (2,047,635)

Income tax expense...........................    (133,000)           --           --       (133,000)
                                               ----------   -----------   ----------    -----------

    NET EARNINGS (LOSS)......................  $  672,025   $(2,852,660)  $       --    $(2,180,635)
                                               ==========   ===========   ==========    ===========

Net loss per share, pro forma................                                           $      (.06)

Pro forma shares outstanding.................                                            36,667,940

            GREAT WESTERN LAND AND RECREATION, INC. AND SUBSIDIARIES

             (GREAT WESTERN) AND QUEPASA.COM, INC. AND SUBSIDIARIES
                                   (QUEPASA)

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                               GREAT                      PRO FORMA     PRO FORMA
                                              WESTERN       QUEPASA      ADJUSTMENTS     BALANCES
                                             ----------   ------------   -----------   ------------
Revenues...................................  $9,859,371   $  2,815,818   $       --    $ 12,675,189

Cost of sales..............................   8,148,998        204,070           --       8,353,068
                                             ----------   ------------   ----------    ------------

Gross profit on sales......................   1,710,373      2,611,748           --       4,322,121

Operating expenses.........................   1,809,230     64,537,947           --      66,347,177
                                             ----------   ------------   ----------    ------------

Loss from operations.......................     (98,857)   (61,926,199)          --     (62,025,056)

Other income (expense).....................    (682,657)     1,027,848           --         345,191
                                             ----------   ------------   ----------    ------------

    NET LOSS...............................  $ (781,514)  $(60,898,351)  $       --    $(61,679,865)
                                             ==========   ============   ==========    ============

Net loss per share, pro forma..............                                            $      (1.68)

Pro forma shares outstanding...............                                              36,667,940

                    NOTES TO PRO FORMA FINANCIAL INFORMATION

1.  BASIS OF PRESENTATION

    The unaudited pro forma balance sheet as of September 30, 2001 and the pro forma statement of operations for the year ended December 31, 2000 and for the nine months ended September 30, 2001 have been prepared assuming the purchase of quepasa.com by Great Western Land and Recreation, Inc. as of January 1, 2000.

2.  PRO FORMA ADJUSTMENTS TO THE BALANCE SHEET AS OF SEPTEMBER 30, 2001

    (a) A pro forma adjustment is made to reflect the issuance of Great Western Land and Recreation, Inc. common stock to effect the acquisition of quepasa.com. The purchase price is $2,730,000, with common stock credited for the issuance of 17,763,291 shares at a par value of $.001 per share and paid-in capital credited for the remaining value of the assets acquired.

    (b) A pro forma adjustment of $1,200,000 is made to reduce cash for estimated merger, registration and termination costs, including bonuses of $300,000 to certain individuals subject to consummation of the transaction, to be incurred subsequent to September 30, 2001 by the Company and quepasa.com.

    (c) The purchase price is based upon a value of $.15 per share for 17,763,291 shares of Great Western Land and Recreation, Inc. common stock to be exchanged for a like number of outstanding quepasa common shares plus the estimated direct cost of the merger. Options for the purchase of Great Western shares are also to be granted to certain quepasa shareholders. These options are expected to be substantially "out-of-the-money" at issuance, except for options to purchase 400,000 shares at $.15. The value of these options is insignificant and no value is assigned in determining the purchase price. The share value of $2,665,000 plus the estimated direct merger costs of $65,000 total $2,730,000 which is $430,000 in excess of the cash expected to be received. The cost of the web site acquired is estimated at $45,000, with the remainder of $385,000 considered goodwill. The web site is valued based upon the estimated present value of cash flow generated from web site sales over the next three years. Amortization of costs allocated to the website and of goodwill has not been provided for in the pro forma statements of operations due to immateriality.

3. The pro forma adjustments do not include expected continuing operating and windup expenses of quepasa at $1,600,000, including $700,000 of termination bonuses not dependent upon the merger, which will reduce the quepasa cash balance to approximately $2,300,000 at acquisition date. The cash balance reflects a reduction of approximately $200,000 for a quepasa obligation in connection with a contract termination and the return of 600,000 shares of quepasa common stock.

                                                                      APPENDIX A

                                                                  EXECUTION COPY

                     AMENDED AND RESTATED MERGER AGREEMENT
                                     AMONG
                               QUEPASA.COM, INC.,
                    GREAT WESTERN LAND AND RECREATION, INC.,
                                  GWLAR, INC.,
                                      AND
                                   GWLR, LLC
                          DATED AS OF OCTOBER 11, 2001

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                    --------
ARTICLE I THE MERGER..............................................     A-1

1.1   The Merger..................................................     A-1

1.2   Certificate of Incorporation of the Surviving Corporation...     A-1

1.3   Bylaws of the Surviving Corporation.........................     A-2

      Board of Directors and Officers of the Surviving
1.4   Corporation.................................................     A-2

1.5   Effective Time of the Merger................................     A-2

ARTICLE II THE CONTRIBUTION.......................................     A-2

2.1   The Contribution............................................     A-2

ARTICLE III CONVERSION OF SHARES; MERGER CONSIDERATION............     A-2

3.1   Conversion of quepasa Common Stock..........................     A-2

3.2   Exchange Procedures.........................................     A-2

3.3   Dividends; Transfer Taxes; Withholding......................     A-3

3.4   Fractional Shares...........................................     A-4

3.5   Return of Exchange Fund.....................................     A-4

3.6   Dissenting Shares...........................................     A-4

3.7   Stock Options...............................................     A-5

3.8   Warrants....................................................     A-5

3.9   No Further Ownership Rights in quepasa......................     A-5

3.10  The Closing.................................................     A-5

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF QUEPASA..............     A-5

4.1   Corporate Organization and Authority........................     A-5

4.2   Capitalization..............................................     A-6

4.3   Subsidiaries................................................     A-6

4.4   SEC Filings.................................................     A-7

4.5   Authority Relative to Agreement.............................     A-7

4.6   Absence of Conflicts........................................     A-7

4.7   quepasa Financial Statements................................     A-7

4.8   Absence of Certain Changes..................................     A-8

4.9   Compliance with Laws........................................     A-8

4.10  Taxes.......................................................     A-9

4.11  Intellectual Property.......................................    A-10

4.12  Litigation..................................................    A-11

4.13  Consents....................................................    A-11

4.14  Employee Benefit Plans......................................    A-11

4.15  Brokers.....................................................    A-13

                                                                      PAGE
                                                                    --------
      Information in Disclosure Documents and Registration
4.16  Statement...................................................    A-13

4.17  quepasa Board Recommendation................................    A-13

4.18  Required Stockholder Vote...................................    A-14

4.19  Labor Matters...............................................    A-14

4.20  Insurance...................................................    A-14

4.21  Certain Business Practices..................................    A-14

4.22  Contracts...................................................    A-15

4.23  Related Party Transactions..................................    A-15

4.24  Assets......................................................    A-16

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND
CONTRIBUTION SUB..................................................    A-16

5.1   Organization; Authority.....................................    A-16

5.2   Capitalization..............................................    A-17

5.3   Contribution Sub............................................    A-18

5.4   Parent and Merger Sub.......................................    A-18

5.5   Authority Relative to Agreement.............................    A-18

5.6   Absence of Conflicts........................................    A-18

5.7   Parent Financial Statements.................................    A-18

5.8   Absence of Certain Changes..................................    A-19

5.9   Compliance with Laws........................................    A-19

5.10  Taxes.......................................................    A-20

5.11  Intellectual Property.......................................    A-21

5.12  Litigation..................................................    A-21

5.13  Consents....................................................    A-21

5.14  Employee Benefit Plans......................................    A-22

5.15  Brokers.....................................................    A-23

      Information in Disclosure Documents and Registration
5.16  Statement...................................................    A-23

5.17  Absence of Certain Changes or Events........................    A-24

5.18  Labor Matters...............................................    A-25

5.19  Insurance...................................................    A-25

5.20  Certain Business Practices..................................    A-26

5.21  Contracts...................................................    A-26

5.22  Related Party Transactions..................................    A-27

5.23  Assets......................................................    A-27

5.24  Registration Rights.........................................    A-28

ARTICLE VI COVENANTS..............................................    A-28

      Conduct of Business of the Companies Prior to the Closing
6.1   Date........................................................    A-28

                                                                      PAGE
                                                                    --------
6.2   Conduct of Business of Parent Prior to the Closing Date.....    A-30

      Preparation of Proxy Statement, etc.; Stockholders
6.3   Meeting.....................................................    A-31

6.4   Compliance with the Securities Act..........................    A-32

6.5   Non-Solicitation by quepasa.................................    A-32

6.6   No Solicitation by Parent...................................    A-33

6.7   Confidentiality; Public Announcements.......................    A-34

6.8   Access to Information.......................................    A-34

6.9   All Reasonable Efforts......................................    A-34

6.10  Notification of Certain Matters.............................    A-34

6.11  Indemnification and Insurance...............................    A-35

6.12  Employee Benefits...........................................    A-35

6.13  Options.....................................................    A-35

6.14  Directors and Officers......................................    A-36

6.15  Parent Real Property Appraisals.............................    A-36

ARTICLE VII CONDITIONS TO CLOSING.................................    A-36

      Conditions to Obligations of Parent, Merger Sub and
7.1   Contribution Sub............................................    A-36

7.2   Conditions to Obligations of quepasa........................    A-38

ARTICLE VIII TERMINATION AND ABANDONMENT..........................    A-38

8.1   Methods of Termination......................................    A-38

8.2   Procedure upon Termination..................................    A-39

8.3   Termination Fee.............................................    A-40

8.4   Cash Shortfall..............................................    A-40

ARTICLE IX MISCELLANEOUS PROVISIONS...............................    A-41

9.1   Non-Survival of Representations and Warranties..............    A-41

9.2   Successors and Assigns......................................    A-41

9.3   Expenses....................................................    A-41

9.4   Notices.....................................................    A-41

9.5   Entire Agreement............................................    A-42

9.6   Waivers, Amendments and Remedies............................    A-42

9.7   Severability................................................    A-42

9.8   Heading.....................................................    A-42

9.9   Counterparts; Terms.........................................    A-42

9.10  Governing Law; Consent to Jurisdiction; Venue...............    A-42

9.11  Interpretation..............................................    A-42

9.12  Exhibits and Schedules......................................    A-43

9.13  Arbitration.................................................    A-43

                                   SCHEDULES

Schedule 4.1      quepasa Subsidiaries

Schedule 4.2(b)   quepasa Options and Warrants

Schedule 4.2(e)   quepasa Voting Agreements

Schedule 4.8      quepasa Material Adverse Changes

Schedule 4.10     quepasa Tax Matters

Schedule 4.12     quepasa Litigation

Schedule 4.14     quepasa Employee Benefit Plans

Schedule 4.19     quepasa Employee List

Schedule 4.22     quepasa Contracts

Schedule 4.24     quepasa Leases

Schedule 5.2(a)   Parent Common Stock

Schedule 5.2(b)   Parent Options and Warrants

Schedule 5.2(e)   Parent Voting Agreements

Schedule 5.3      Contribution Sub Subsidiaries

Schedule 5.7      Contribution Sub Financial Statements

Schedule 5.8      Contribution Sub Material Adverse Changes

Schedule 5.9(b)   Contribution Sub Hazardous Substances

Schedule 5.10     Contribution Sub Tax Matters

Schedule 5.12     Contribution Sub Litigation

Schedule 5.13     Contribution Sub Consents

Schedule 5.14     Contribution Sub Employee Benefit Plans

Schedule 5.17     Contribution Sub Damages

Schedule 5.18     Contribution Sub Employee List

Schedule 5.21     Contribution Sub Contracts

Schedule 5.22     Contribution Sub Related Party Transactions

Schedule 5.23     Contribution Sub Real Property List

Schedule 6.1(c)   quepasa Budget

Schedule 6.11     quepasa Indemnification Agreements

Schedule 6.13     Parent Options

Schedule 6.14     Parent Directors and Officers

Schedule 6.15     Parent Real Property Appraisals

                                    EXHIBITS

Exhibit A         Defined Terms

                  Contribution Sub's List of Membership Interests and Real
Exhibit B         Property

Exhibit C         Parent Option Plan

Exhibit D         Parent Warrant

Exhibit E         Parent Registration Rights Agreement

Exhibit F         quepasa Affiliates Letter

                                MERGER AGREEMENT

    AMENDED AND RESTATED MERGER AGREEMENT (the "AGREEMENT"), dated as of October 11, 2001, among QUEPASA.COM, INC., a Nevada corporation ("QUEPASA"), GREAT WESTERN LAND AND RECREATION, INC., a Delaware corporation ("PARENT"), GWLAR, INC., a Nevada corporation ("MERGER SUB"), and GWLR, LLC, a Delaware limited liability company ("CONTRIBUTION SUB"). quepasa and Merger Sub are sometimes herein collectively referred to as the "CONSTITUENT CORPORATIONS." Newco, Contribution Sub and Merger Sub are sometimes herein collectively referred to as the "BUYER." Capitalized terms used herein have the definitions referred to, or set forth in, EXHIBIT A hereto.

                                R E C I T A L S

    A. The respective Boards of Directors and Shareholders of Parent and Merger Sub and the Board of Directors of quepasa have approved and adopted the merger of Merger Sub with and into quepasa, as set forth below (the "MERGER") upon the terms and subject to the conditions provided for in this Agreement.

    B. Parent owns all of the issued and outstanding shares of the capital stock of Merger Sub (the "MERGER SUB SHARES").

    C. Parent desires to acquire, for the Merger Consideration and on the terms and subject to the conditions set forth in this Agreement all of the shares of quepasa common stock (the "QUEPASA COMMON STOCK") that are issued and outstanding at the Effective Time, by means of the Merger.

    D. Parent owns all of the issued and outstanding membership interests of Contribution Sub (the "CONTRIBUTION SUB INTERESTS").

    E. Contribution Sub owns all of the membership interests in the limited liability companies and all of the property listed in EXHIBIT B (the "CONTRIBUTION ASSETS") of Contribution Sub.

    F. This Agreement amends and restates in its entirety the Merger Agreement dated as of August 6, 2001 among quepasa, Parent, Contribution Sub and Merger Sub.

    G. Concurrently with the execution of this Amended and Restated Merger Agreement, quepasa has loaned Parent $500,000 (the "LOAN") pursuant to a secured promissory note.

    Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows.

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the provisions of the Nevada General Corporation Law, as amended (the "NGCL"), Merger Sub shall be merged with and into quepasa at the Effective Time. Upon consummation of the Merger, the separate existence of Merger Sub shall cease, and quepasa shall continue as the surviving corporation in the Merger (sometimes called the "SURVIVING CORPORATION"). The Merger shall have the effects set forth in the NGCL.

    1.2 CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION. The Articles of Merger and the other documents referred to in Section 1.5 hereof shall provide that, at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of Merger Sub, provided that Merger Sub shall change its name to quepasa.com, inc.

    1.3 BYLAWS OF THE SURVIVING CORPORATION. Immediately after the Effective Time, the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation.

    1.4 BOARD OF DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, each to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

    1.5 EFFECTIVE TIME OF THE MERGER. The Constituent Corporations will cause articles of merger (the "ARTICLES OF MERGER") executed in accordance with the NGCL and such other documents as are required by the NGCL to be duly filed with the Secretary of State of the State of Nevada on the Closing Date. The Merger shall become effective upon the filing of the Articles of Merger, or at such other time as is agreed upon by the parties hereto and specified in the Articles of Merger (the time at which the Merger becomes fully effective is referred to herein as the "EFFECTIVE TIME"). The Merger shall have the effects set forth in the NGCL.

                                   ARTICLE II
                                THE CONTRIBUTION

    2.1 THE CONTRIBUTION. As the date hereof and at the Effective Time, Contribution Sub will own all of the rights, title and interest to the membership interests and real property listed in EXHIBIT B subject only to the Parent Liabilities set forth in EXHIBIT B.

                                  ARTICLE III
                   CONVERSION OF SHARES; MERGER CONSIDERATION

    3.1  CONVERSION OF QUEPASA COMMON STOCK.

        (a) As of the Effective Time, by virtue of the Merger, each issued and outstanding share of quepasa Common Stock (other than shares to be cancelled pursuant to Section 3.1(b) hereof and Dissenting Shares) shall be converted into and exchanged solely for the right to receive one share of common stock of Parent ("PARENT COMMON STOCK") (the "PER SHARE MERGER CONSIDERATION") on the terms and conditions provided herein, at the times described in
    Section 3.3 hereof.

        (b) Each share of quepasa Common Stock held in quepasa's treasury immediately prior to the Effective Time, if any, shall, by virtue of the Merger, automatically be cancelled and retired and cease to exist and no consideration shall be issued in exchange therefor.

        (c) The aggregate of the Per Share Merger Consideration payable to all of the holders of quepasa Common Stock is called the "MERGER CONSIDERATION." No holder of shares of quepasa Common Stock shall be entitled to receive any dividends, in cash or otherwise, on such shares converted into Merger Consideration as set forth in this Section 3.1 hereof.

        (d) Immediately following the Effective Time, after giving effect to the Merger, the capitalization of Parent will be as set forth on SCHEDULE 3.1.

    3.2  EXCHANGE PROCEDURES.

        (a) Parent shall designate Corporate Stock Transfer, Inc., the current stock transfer agent of quepasa, to act as Exchange Agent hereunder (the "EXCHANGE AGENT"). Immediately prior to the Effective Time, Parent shall deliver, in trust, to the Exchange Agent, for the benefit of the holders of shares of quepasa Common Stock, for exchange in accordance with this
    Article III, through the Exchange Agent, certificates evidencing the shares of Parent Common Stock issuable pursuant to Section 3.1 in exchange for outstanding shares of quepasa Common Stock (the "EXCHANGE FUND").

        (b) As soon as practicable after the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of quepasa Common Stock (the "CERTIFICATES")
    (i) a form of letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and
    (ii) instructions for use in surrendering such Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates representing that number of whole shares of Parent Common Stock into which the shares of quepasa Common Stock represented by the surrendered Certificate have been converted at the Effective Time pursuant to Section 3.1 hereof, (B) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.4 hereof, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this
    Section 3.2(b), each Certificate shall be deemed from and after the Effective Time to represent only the right to receive upon such surrender the shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.4 hereof and any dividends or distributions on Parent Common Stock in accordance with
    Section 3.3 hereof. In no event shall the holder of any such surrendered Certificates be entitled to receive interest on any cash for fractional shares to be received in the Merger. Neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of quepasa Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Shares of Parent Common Stock to be issued in the Merger shall be issued as of, and be deemed to be outstanding as of, the Effective Time. Parent shall cause all such shares of Parent Common Stock to be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

        (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent and the Surviving Corporation, the giving by such person of an indemnity against any claim that may be made against it with respect to such Certificate, including, without limitation, the deposit of a bond, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable certificate representing shares of Parent Common Stock in accordance with Section 3.1 hereof and any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to
    Section 3.4 hereof and any dividends or distributions on Parent Common Stock in accordance with Section 3.3 hereof.

    3.3 DIVIDENDS; TRANSFER TAXES; WITHHOLDING. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof who became such on or after the Effective Time, shall be paid to any person entitled by reason of the Merger to receive certificates representing shares of Parent Common Stock, and no distribution of cash consideration and no cash payment in lieu of any fractional share of Parent Common Stock shall be paid to any person pursuant to
Section 3.4 hereof, until such person shall have surrendered its Certificate(s) as provided in Section 3.2 hereof (or such person shall have complied with Section 3.2(c) hereof). Subject to applicable law, Parent shall cause to be paid to each person receiving a certificate representing such shares of Parent Common Stock, (i) at the time of such receipt the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such certificate and having a record date on or after the Effective Time, and (ii) at the appropriate payment date the amount of any dividends or other distributions payable with respect to the shares of Parent Common Stock represented by such certificate which dividends or other distributions have a record date on or after the Effective Time and a payment date on or subsequent to such receipt. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificate representing shares of Parent Common Stock and the distribution of such cash payment in a name other than that of the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of quepasa Common Stock such amounts as Parent, the Surviving Corporation or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the quepasa Common Stock in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

    3.4 FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to shares shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any such fractional share of Parent Common Stock, Parent shall pay to each former stockholder of quepasa who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying (i) the closing sales price of Parent Common Stock on any principal exchange or market in which such stock is traded on the first day of trading thereof following the Effective Time (the "FRACTIONAL SHARE PRICE") by (ii) the fractional interest in a share of Parent Common Stock to which such holder would otherwise be entitled. Parent shall make available to the Exchange Agent, and cause to be paid by the Exchange Agent, cash for this purpose.

    3.5 RETURN OF EXCHANGE FUND. Any portion of the certificates representing shares of Parent Common Stock together with any cash in lieu of fractional shares payable pursuant to Section 3.5 hereof and any dividends or distributions payable pursuant to Section 3.4 hereof, which remains undistributed to the former holders of quepasa Common Stock for one year after the Effective Time shall be delivered to Parent, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent their Certificate(s) in compliance with this Article III shall thereafter look only to Parent for payment of their claim for shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to such shares of Parent Common Stock (in each case, without interest thereon). The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

    3.6 DISSENTING SHARES. Notwithstanding Section 3.1 hereof, shares of quepasa Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has demanded appraisal for such shares in accordance with Sections 92A.300 to 92A.500, inclusive, of the NGCL ("DISSENTING SHARES") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. If after the Effective Time, any such holder fails to perfect or withdraws or loses its right to appraisal (as provided in Sections 92A.300 to 92A.500, inclusive, of the NGCL), such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest or dividends thereon. quepasa shall give Parent prompt notice of any demands received by quepasa for appraisal of shares of quepasa Common Stock, and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, quepasa shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

    3.7  STOCK OPTIONS.

        (a) Prior to the Effective Time, quepasa and Parent shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding options to purchase quepasa Common Stock set forth on
    SCHEDULE 4.2(B) ("QUEPASA OPTIONS") to provide that, at the Effective Time, each outstanding quepasa Option granted under quepasa's Amended and Restated 1998 Stock Option Plan (the "QUEPASA OPTION PLAN"), whether or not then exercisable or vested, shall be converted into an option to purchase common stock of Parent ("PARENT SUBSTITUTE OPTIONS") on substantially the same terms pursuant to the Great Western Land and Recreation, Inc. 2001 Stock Option Plan (the "PARENT OPTION PLAN").

        (b) Within 120 days following the Effective Time, Parent shall register under the Securities Act on Form S-8 or another appropriate form all shares of Parent Common Stock issuable pursuant to all Parent Substitute Options with an exercise price of $0.15 or less.

    3.8 WARRANTS. quepasa and Parent shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding warrants to purchase quepasa Common Stock set forth on SCHEDULE 4.2(B) ("QUEPASA WARRANTS") to provide that, at the Effective Time, the quepasa Warrants shall be converted into warrants to purchase common stock of Parent on substantially the same terms.

    3.9 NO FURTHER OWNERSHIP RIGHTS IN QUEPASA. At and after the Effective Time, each holder of quepasa Common Stock shall cease to have any rights as a stockholder of quepasa, except for the right either (a) to exercise appraisal rights as permitted under, but subject to the conditions and restrictions contained in, Sections 92A.300 to 92A.500, inclusive, of the NGCL or (b) to surrender his, her or its certificates representing quepasa Common Stock in exchange for the right to receive the Per Share Merger Consideration for each share of quepasa Common Stock represented by such delivered certificates, at the time of such surrender. After the Effective Time, no transfer of shares shall be made on the stock transfer books of quepasa except as contemplated by this Agreement. Any stock certificates representing quepasa Common Stock presented after the Effective Time for transfer shall be canceled and exchanged for the right to receive the amounts as provided in Section 3.1 hereof.

    3.10 THE CLOSING. Subject to the terms of this Agreement, the closing of the transactions contemplated hereby (the "CLOSING") shall take place at 3:00 P.M., Phoenix, AZ time, on a date to be specified by the parties, which shall be as soon as practicable, but in no event later than the second business day after the satisfaction or waiver of all of the conditions set forth in
Article VII hereof (the "CLOSING DATE"), at the offices of Gallagher & Kennedy P.A., 2575 East Camelback Road, Phoenix, AZ 85016, or at such other time or place as the parties hereto shall agree in writing.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF QUEPASA

    quepasa hereby represents and warrants to Buyer, except as set forth by specific reference to the applicable section of this Article IV in the Schedules and except for information set forth anywhere in the Schedules that is sufficiently clear and specific on its face to communicate the specific representations and warranties which it qualifies, as follows:

    4.1 CORPORATE ORGANIZATION AND AUTHORITY. Each of quepasa and its Subsidiaries (sometimes collectively referred to as the "COMPANIES" and individually as a "COMPANY") is a corporation or

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limited liability company duly incorporated or organized, validly existing and
(where applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a quepasa Material Adverse Effect. A complete list of quepasa's Subsidiaries is set forth on
SCHEDULE 4.1. Each of the Companies has qualified as a foreign corporation or limited liability company and (where applicable) is in good standing under the laws of all jurisdictions set forth on SCHEDULE 4.1, which are all jurisdictions where the nature of the quepasa Business or the nature and location of its assets requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a quepasa Material Adverse Effect.

    4.2  CAPITALIZATION.

        (a) The authorized capital stock of quepasa consists of (i) 50,000,000 shares of Common Stock, of which 17,763,291 shares are issued and outstanding, no shares are held in the treasury of quepasa, 6,000,000 shares are reserved for issuance pursuant to the quepasa Option Plan, and 400,000 shares are reserved for issuance upon exercise of the quepasa Warrants; and
    (ii) 5,000,000 shares of preferred stock, none of which are issued and outstanding.

        (b) There are outstanding, under the quepasa Option Plan, quepasa Options to purchase an aggregate of 2,142,500 shares of quepasa Common Stock, and there are outstanding 400,000 quepasa Warrants, all as set forth on SCHEDULE 4.2(B), which Schedule identifies the time and price at which such quepasa Options and quepasa Warrants may be exercised. Other than the quepasa Options and quepasa Warrants disclosed on SCHEDULE 4.2(B), no Person owns, of record or beneficially, any rights to acquire capital stock of quepasa, whether pursuant to the exercise of warrants, conversion of securities, exercise of stock options or otherwise. There are no option plans other than the quepasa Option Plan.

        (c) All outstanding shares of quepasa Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 4.2 and except for the quepasa Options and the quepasa Warrants outstanding on the date hereof, there are outstanding
    (i) no shares of capital stock or other voting securities of quepasa,
    (ii) no securities of quepasa convertible into or exchangeable for shares of capital stock or voting securities of quepasa and (iii) no options, warrants or other rights to acquire from quepasa, and no obligation of quepasa to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of quepasa or equity equivalent interests in the ownership or earnings of quepasa (the items in Sections 4.2(a) and (b) hereof being referred to collectively as the "QUEPASA SECURITIES"). There are no outstanding obligations of quepasa or any of its Subsidiaries to repurchase, redeem or otherwise acquire any quepasa Securities or pay any dividend or make any other distribution in respect thereof.

        (d) There are no outstanding obligations of the Companies to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

        (e) No voting securities of quepasa are entitled to vote by class or have any voting right or preference different, on a per share basis, than the Common Stock. Except as set forth in SCHEDULE 4.2(E), there are no voting trusts or other agreements (other than this Agreement) or understandings to which any Company is a party or of which quepasa has knowledge with respect to the capital stock of any Company.

    4.3 SUBSIDIARIES. All of the outstanding capital stock of, or other ownership interests in, each of quepasa's Subsidiaries is owned by quepasa, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise

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dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of quepasa or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of quepasa or (ii) options or other rights to acquire from quepasa or any of its Subsidiaries, and no other obligation of quepasa or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of quepasa. There are no outstanding obligations of quepasa or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding capital stock or other ownership interest in any Subsidiary of quepasa or pay any dividend or make any other distribution in respect thereof to a Person other than quepasa or a Subsidiary of quepasa.

    4.4 SEC FILINGS. Except as set forth on Schedule 4.4, quepasa has timely filed with the United States Securities and Exchange Commission (the "SEC") all forms, reports, definitive proxy statements, schedules and registration statements (the "SEC REPORTS") required to be filed by it with the SEC pursuant to the Exchange Act or the Securities Act since January 1, 1999. No Subsidiary of quepasa is required to file any report, form or document with the SEC pursuant to the Exchange Act or the Securities Act. As of their respective filing dates or, if amended, as of the date of the last amendment, except as contemplated by the letters dated January 11, 2001, April 9, 2001, May 4, 2001, June 21, 2001 and July 31, 2001 from the staff of the SEC to quepasa (together, the "SEC COMMENT LETTER"), none of the SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The SEC Reports (including, without limitation, any financial statements and schedules included therein) when filed or, if amended, as of the date of the last amendment, except as contemplated by the SEC Comment Letter, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

    4.5 AUTHORITY RELATIVE TO AGREEMENT. quepasa has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance by quepasa of its obligations hereunder have been duly authorized by its Board of Directors, and no other corporate or stockholder proceedings on the part of quepasa are necessary to authorize such execution, delivery and performance other than the requisite approvals of the holders of the quepasa Common Stock. This Agreement has been duly executed by quepasa and, assuming the due and valid authorization, execution and delivery of this Agreement by Buyer, constitutes a valid and legally binding obligation of quepasa enforceable against quepasa in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium, reorganization, fraudulent conveyance, receivership or similar laws affecting the rights of creditors generally.

    4.6 ABSENCE OF CONFLICTS. The execution, delivery and performance by quepasa of this Agreement, and the transactions contemplated hereby, do not constitute a breach or default, or require Consents under, any agreement, permit or other instrument to which any Company is a party, or by which any Company is bound or to which any of the assets of any Company or the quepasa Business is subject, or any Judgment to which any Company, the assets of any Company or the quepasa Business is bound or subject or any Rule, and will not result in the creation of any Lien upon any of the assets of any Company or the quepasa Business, except for any of the foregoing that could not reasonably be expected to have a quepasa Material Adverse Effect. The execution, delivery and performance by quepasa of this Agreement, and the transactions contemplated hereby, do not and will not conflict with or result in any violation of, or constitute a breach or default under any term of the Organizational Documents of any Company.

    4.7 QUEPASA FINANCIAL STATEMENTS. Except as contemplated by the SEC Comment Letter, the audited consolidated financial statements and unaudited interim financial statements included in the SEC Reports (including any related notes and schedules) (collectively, the "QUEPASA FINANCIAL STATEMENTS") comply in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis by quepasa during the periods involved, except as otherwise described in the notes thereto and, in the case of the unaudited interim financial statements, subject to usual and recurring year-end adjustments normal in nature and amount. Except as contemplated by the SEC Comment Letter, the quepasa Financial Statements fairly present in all material respects the financial position of quepasa and its Subsidiaries as of the date set forth on each of such quepasa Financial Statements and the results of operations of quepasa and its Subsidiaries for the periods indicated. Except
(i) as reflected in the SEC Reports, (ii) as reserved against in the balance sheet of quepasa and its Subsidiaries dated as of September 30, 2000, including the notes thereto (the "QUEPASA MOST RECENT BALANCE SHEET"), and (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since the date of the quepasa Most Recent Balance Sheet, as of the date hereof, neither quepasa nor any of its Subsidiaries have any liabilities of any nature (whether accrued, contingent, absolute, determined, determinable or otherwise) that would be required to be reflected on a balance sheet in accordance with GAAP.

    4.8 ABSENCE OF CERTAIN CHANGES. Except as disclosed in Item 1 and Item 7 of the May 31, 2001 draft of quepasa's 2000 Form 10-K previously provided to Parent, and in Notes 3 and 7 and the "Subsequent Events" Note to the financial statements included in such draft 2000 Form 10-K or as set forth in
SCHEDULE 4.8, since the date of the quepasa Most Recent Balance Sheet through the date hereof there has not been an effect, change or development that has or will have a quepasa Material Adverse Effect.

    4.9  COMPLIANCE WITH LAWS.

        (a) GENERAL. Each Company has complied with, and the quepasa Business is being conducted in accordance with, all federal, state, municipal, foreign and other laws, regulations, orders and other legal requirements applicable thereto (collectively, "RULES"), except for such non-compliance that could not reasonably be expected to constitute a quepasa Material Adverse Effect. No Company is in default with respect to any Judgment of any Governmental Authority or arbitrator.

        (b) HAZARDOUS SUBSTANCES.

           (i) Each Company has substantially complied with and is in substantial compliance with the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Clean Air Act, as amended, and all other Rules relating to pollution or protection of public health, welfare and the environment, including laws relating to emissions, discharges, disposal practices, releases or threatened releases of toxic or hazardous substances or hazardous wastes, including asbestos and polychlorinated biphenyls, or other pollutants, contaminants, petroleum products or chemicals (collectively, "HAZARDOUS SUBSTANCES") into the environment (including ambient air, indoor air, surface water, ground water, land surface or sub-surface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, the "ENVIRONMENTAL LAWS").

           (ii) Each Company has obtained and is in substantial compliance with all licenses which it is required to obtain and maintain with respect to the operation of the quepasa Business under the Environmental Laws.

           (iii) There are no polychlorinated biphenyls or asbestos generated, treated, stored, disposed of, or otherwise deposited in or located on any of the quepasa Real Property and there are no above ground or underground storage tanks located on any of the quepasa Real Property.

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
           (iv) There has been no "release" of a "hazardous substance" as those terms are defined in Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 ET SEQ. in excess of a reportable quantity from or under any of the quepasa Real Property or any other property that is used to conduct.

           (v) No notice, demand, request for information, citation, summons, complaint or order has been received by, or, to the knowledge of the Company, is pending or threatened by any Person against any Company nor has any penalty been assessed against any Company with respect to any alleged violation of any Environmental Law.

           (vi) No Company has disposed or arranged for the disposal of Hazardous Substances on any third party property that has resulted in or could reasonably be expected to result in a quepasa Material Adverse Effect.

           (vii) No underground tanks, asbestos-containing material or polychlorinated biphenyls are or have been located on quepasa Real Property nor were any underground tanks, asbestos-containing material or polychlorinated biphenyls located on real property formerly owned or operated by any Company during the period of any Company's ownership or operations of such real property, or to the knowledge of the Company, prior to the period of the Company's ownership or operations of such real property.

           (viii)There are no material licenses, permits or other authorizations ("PERMITS") issued pursuant to or required under any Environmental Law which require the consent, notification, approval or other action of any Person to remain in full force and effect following consummation of the transactions contemplated hereby.

           (ix) There has been no written report of any environmental investigation, study, audit, test, review or other analysis conducted of which any Company has knowledge or has in its possession or control relating to the business of any Company or any real property that is owned or operated by any Company which has not been made available to Parent.

           (x) No Company has agreed to assume, undertake or provide indemnification for any liability of any other person under any Environmental Law, including any obligation for corrective or remedial action.

           (xi) To quepasa's knowledge, no environmental assessment or impact reports exist with respect to the quepasa Real Property.

    4.10  TAXES.

        (a) There have been properly completed and filed on a timely basis and in correct form all Returns required to be filed by the Companies (the "COMPANY RETURNS"). As of the time of filing, the Company Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of the Companies or any other information required to be shown thereon. No extension of time within which to file any Company Return which has not been filed has been requested.

        (b) With respect to all amounts in respect of Taxes imposed upon the Companies, or for which any of the Companies is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all amounts required to be paid by any of the Companies, to taxing authorities or others, on or before the date hereof have been paid.

        (c) No issues have been raised (and are currently pending) by any taxing authority in connection with any of the Company Returns. No waivers of statutes of limitation with respect to the Company Returns have been given by or requested from any of the Companies. SCHEDULE 4.10 sets forth (i) the taxable years of each of the Companies as to which the respective statutes of limitations with respect to Taxes have not expired, and (ii) with respect to such taxable years sets forth those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not been initiated, and those years for which required Returns have not yet been filed. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the quepasa Financial Statements contained in the SEC Reports or are being contested in good faith and an adequate reserve therefor has been established and is fully reflected in the financial statements.

        (d) None of the Companies is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

        (e) None of the Companies has agreed to make, and is not required to make, any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise.

        (f) None of the Companies is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

        (g) The unpaid Taxes of the Companies do not exceed the reserve for tax liability with respect to the Companies (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth or included in the consolidated financial statements included in the SEC Reports as adjusted for the passage of time through the Closing Date, in accordance with the past practices of the Companies.

        (h) The transactions contemplated herein will not result in restorations into income of amounts deferred under the consolidated return regulations, such as those relating to intercompany transactions, excess loss accounts, and the like.

        (i) The transactions contemplated herein are not subject to any tax withholding provisions of law or regulations.

        (j) No event has occurred which would in any way materially adversely effect the amount or utilization of the Company's net operating loss carry-forward.

    4.11 INTELLECTUAL PROPERTY. The Companies own or have the right to use all of the material Intellectual Property that is necessary to conduct the quepasa Business as currently conducted ("QUEPASA IP"), free and clear of all Liens other than those rights the absence of which could reasonably be expected to have a material adverse effect on the value of the quepasa IP. No Company has given or received any written notice of any pending conflict with, or infringement of the rights of others with respect to, any quepasa IP or with respect to any license of the quepasa IP. No quepasa IP owned, used or under development by any Company conflicts with or infringes upon any Intellectual Property of any third party in a manner that could reasonably be expected have a material adverse effect on the value of the quepasa IP. The validity of the quepasa IP and the title thereto is not being questioned in any pending litigation proceeding to which any Company is a party nor is any such litigation proceeding threatened, that could reasonably be expected to have a material adverse effect on the value of the quepasa IP. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any quepasa IP that could reasonably be expected to have a material adverse effect on the value of the quepasa IP.

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    4.12  LITIGATION.  As of the date hereof and except as disclosed in
SCHEDULE 4.12, (a) there is no action, suit, investigation, or proceeding (including arbitration) pending or threatened against any Company, or any director or officer of any Company in their representative capacities as such, before any court, arbitrator or other Governmental Authority that could reasonably be expected to have a quepasa Material Adverse Effect, and (b) to the knowledge of quepasa, there is no basis for any such action, suit, investigation, or proceeding. At the Effective Time, except as disclosed in
SCHEDULE 4.12, there will be no action, suit, investigation, or proceeding (including arbitration) pending or threatened against any Company, or any director or officer of any Company in their representative capacities as such, before any court, arbitrator or other Governmental Authority that could, in Parent's sole reasonable judgment, be expected to have a quepasa Material Adverse Effect.

    4.13 CONSENTS. Except (i) for the filing of the Articles of Merger pursuant to the NGCL, (ii) for compliance with any applicable requirement of the Securities Act and the Exchange Act, or (iii) where failure to make such filing or registration, give such notice or receive such permit, consent or approval could not reasonably be expected to have a quepasa Material Adverse Effect, no permit, authorization, consent or approval of any Governmental Authority is necessary for the consummation by quepasa of the transactions contemplated by this Agreement.

    4.14  EMPLOYEE BENEFIT PLANS.

        (a) None of the Companies or any Company ERISA Affiliate maintains, administers or contributes to, or has any liability with respect to, nor do the employees of the Company, its Subsidiaries or any Company ERISA Affiliate receive or expect to receive as a condition of employment, benefits pursuant to the following. For purposes of this Agreement, "COMPANY ERISA AFFILIATE" means any corporation or trade or business which is, or ever was, treated as a single employer with the Company under
    Section 414(b), (c), (m) or (o) of the Code.

           (i) any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (each such plan, a "COMPANY PLAN"), including, without limitation, any Multiemployer Plan, as within the meaning of Section 4001(a)(3) of ERISA, except as set forth on SCHEDULE 4.14; or

           (ii) any bonus, deferred compensation, performance compensation, stock purchase, stock option, stock appreciation, severance, salary continuation, vacation, sick leave, holiday pay, fringe benefit, personnel policy, reimbursement program, incentive, insurance, welfare or similar plan, program, policy or arrangement (each such plan, a "COMPANY BENEFIT PLAN"); other than those Company Plans and Company Benefit Plans described in SCHEDULE 4.14. Except as required by Section 4980B of the Code, none of the Companies or any Company ERISA Affiliate has promised any former employee or other individual medical or other benefit coverage and none of the Companies or any Company ERISA Affiliate maintains or contributes to any plan, program, policy or arrangement providing medical or life insurance benefits to former employees, their spouses or dependents or any other individual not employed by the Companies or any Company ERISA Affiliate. No Company Plan or Company Benefit Plan has any provision which could increase or accelerate benefits or increase the liability of the Companies as a result of any transaction contemplated by this Agreement.

        (b) All Company Plans and Company Benefit Plans which are not Multiemployer Plans and any related trust agreements or annuity contracts (or any related trust instruments) comply with and are and have been operated in accordance with each applicable provision of ERISA and the Code in all material respects. Each Company Plan, as amended to date, which is not a Multiemployer Plan, that is intended to be qualified under Sections 401(a) and 501(a) of the Code has been determined to be so qualified by the Internal Revenue Service ("IRS"), has been submitted to the IRS for a determination with respect to such qualified status, or the remedial

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    amendment period with respect to Company Plan will not have expired prior to the Effective Time, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification.

        (c) Neither any Company Plan fiduciary nor any Company Plan has engaged in any transaction in violation of Section 406 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) unless exempt under Section 408 of ERISA or Section 4975 of the Code and there has been no "reportable event" (as defined in Section 4043 of ERISA), with respect to any Company Plan which is not a Multiemployer Plan, for which the 30-day notice requirement has not been waived. None of the Companies or any Company ERISA Affiliate has incurred or suffered to exist any "accumulated funding deficiency" (as defined in Section 302 of ERISA) whether or not waived by the IRS, involving any Company Plan subject to Section 412 of the Code or
    Part 3 of Subtitle B of Title I of ERISA. No withdrawals have occurred so as to cause any Company Plan to become subject to the provisions of
    Section 4063 of ERISA, and none of the Companies or any Company ERISA Affiliate has ceased making contributions to any employee benefit plan subject to Section 4064(a) of ERISA to which any of the Companies or any Company ERISA Affiliate made contributions during the six years prior to the date hereof or ceased operations at a facility so as to become subject to
    Section 4062(e) of ERISA. Full payment has been made of all amounts which the Companies or any Company ERISA Affiliate is required or committed to pay to each of Company Plans and Company Benefit Plans relating to all periods prior to or as of Effective Time.

        (d) True and complete copies of each Company Plan, Company Benefit Plan, related trust agreements, annuity contracts, determination letters, the most recent determination letter request, summary plan descriptions, all communications to employees regarding any Company Plan or Company Benefit Plan, annual reports on Form 5500, Form 990, actuarial reports and Pension Benefit Guaranty Corporation ("PBGC") Forms 1 for the most recent three Company Plan years, and each plan, agreement, instrument and commitment referred to herein has been previously furnished to the Company. The annual reports on Form 5500 and Form 990 and actuarial statements furnished to the Company fully and accurately set forth the financial and actuarial condition of the respective Company Plan or Company Benefit Plan, as may be applicable.

        (e) The aggregate present value of all accrued benefits pursuant to each Company Plan subject to Title IV of ERISA, determined on the basis of current participation and projected compensation for active participants, and including the maximum value of all subsidized benefits, and earnings, mortality and other actuarial assumptions set forth in the most recent actuarial report for such Company Plan does not exceed the current fair market value of Company Plan's assets.

        (f) None of the Companies or any Company ERISA Affiliate has incurred any liability to the PBGC, including as a result of the voluntary or involuntary termination of any Company Plan which is subject to Title IV of ERISA in excess of $10,000 in the aggregate. There is currently no active filing by the Companies or any Company ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC and no condition exists and no event has occurred that could constitute grounds for the termination of any Company Plan by the PBGC) to terminate any Company Plan which is subject to Title IV of ERISA and which has been maintained or funded, in whole or in part, by the Companies or any Company ERISA Affiliate.

        (g) There are no pending or threatened claims by or on behalf of any of Company Plans or Company Benefit Plans by any employee or beneficiary covered under any Company Plans or Company Benefit Plans or otherwise involving any Company Plan or Company Benefit Plan (other than routine claims for benefits) that could reasonably be expected to have a quepasa Material Adverse Effect.

        (h) With respect to each Company Plan which is a Multiemployer Plan covering employees of the Companies or any Company ERISA Affiliate:
    (i) none of the Companies or such Company ERISA Affiliate would incur any withdrawal liability on a complete withdrawal from each such Company Plan as of the Effective Time, under all Rules and conditions of each such Company Plan and the applicable provisions of law without regard to any limitation, reduction or adjustment of liability under Title IV of ERISA or any Company Plan provision based on Title IV of ERISA; (ii) none of the Companies or any Company ERISA Affiliate has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA; (iii) none of the Companies or any Company ERISA Affiliate has any contingent liability under Section 4204 of ERISA; and (iv) no such Company Plan is in reorganization as defined in
    Section 4241 of ERISA and no circumstances exist which present a material risk of any such Company Plan going into reorganization, except for any of the foregoing that in the aggregate would result in less than $10,000 of liability to the Company.

        (i) With respect to employees of the Companies, the Companies are and have been in compliance with all Rules respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices.

    4.15 BROKERS. Except for Friedman, Billings & Ramsey, Inc. ("FBR"), no agent, broker, investment banker, financial advisor or other Person is or will be entitled to any brokerage commission, finder's fee or like payment in connection with any of the transactions contemplated by this Agreement based upon such arrangements made by or on behalf of any Company.

    4.16 INFORMATION IN DISCLOSURE DOCUMENTS AND REGISTRATION STATEMENT. None of the information supplied or to be supplied by the Company for inclusion in
(i) the registration statement to be filed with the SEC on Form S-4 under the Securities Act for the purpose of registering the shares of Parent Common Stock to be issued in connection with the Merger (the "REGISTRATION STATEMENT") or
(ii) the proxy statement/prospectus (the "PROXY STATEMENT") to be distributed in connection with the Company's meeting of stockholders (the "STOCKHOLDERS MEETING") to vote upon this Agreement and the transactions contemplated hereby will, in the case of the Registration Statement, or any post-effective amendments thereof, at the time it becomes effective, and in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the initial mailing of the Proxy Statement or the mailing of any amendments or supplements thereto, or at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and any post-effective amendments thereof, as of their effective date, will comply (with respect to information relating to the Companies) as to form in all material respects with the requirements of the Securities Act, and the rules and regulations promulgated thereunder, and as of the date of its initial mailing and as of the date of quepasa's stockholders' meeting, the Proxy Statement will comply (with respect to information relating to the Companies) as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, quepasa makes no representations with respect to any statement in the foregoing documents based upon information supplied by Buyer for inclusion therein.

    4.17 QUEPASA BOARD RECOMMENDATION. Each member of the Board of Directors of quepasa present at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the stockholders of quepasa and (ii) resolved to recommend that the stockholders of quepasa approve the Merger and this Agreement; PROVIDED that such recommendation may be withdrawn, modified or amended pursuant to
Section 6.5(b) hereof.

    4.18 REQUIRED STOCKHOLDER VOTE. The affirmative vote of at least 50% plus one share of the outstanding shares of quepasa Common Stock, voting as a single class, is the only votes of the holders of any class or series of quepasa's securities necessary to approve the Merger.

    4.19 LABOR MATTERS. With respect to employees of the Companies: (i) there is no pending or, to the knowledge of the Company, threatened unfair labor practice charges or employee grievance charges; (ii) there is no request for union representation, labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting the Company, and there has been no such event during the 18 months preceding the date hereof; (iii) the Company is not a party to any collective bargaining agreements; and (iv) except as set out in SCHEDULE 4.19, the employment of each of the Company's employees is terminable at will without cost to the Company except for payments required under the Company Plans and Company Benefit Plans and payment of accrued salaries or wages and vacation pay. No employee or former employee has any right to be rehired by the Company prior to the Company's hiring a person not previously employed by the Company. Except as required by Section 4980B of the Code, neither the Company nor any Company ERISA Affiliate has any liability to provide now or in the future medical benefits, life insurance or other welfare benefits to former employees of the Company or any Company ERISA Affiliate or their spouses or dependents or any other individual not employed by the Company or any Company ERISA Affiliate. SCHEDULE 4.19 contains a true and complete list of all employees who are employed by the Company as of the date hereof, and such list correctly reflects their salaries, wages, other compensation (other than benefits under the Company Plans), dates of employment and positions. The Company is in compliance in all with all Rules respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices except where such failure to comply would not have a quepasa Material Adverse Effect. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or any amounts required to be reimbursed to such employees.

    4.20 INSURANCE. Each Company maintains insurance policies (the "QUEPASA INSURANCE POLICIES") against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each quepasa Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the quepasa Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. Each Company has complied in all material respects with the provisions of each quepasa Insurance Policy under which it is the insured party. No insurer under any quepasa Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Company's knowledge, indicated any intent to do so or not to renew any such policy. All material claims under the quepasa Insurance Policies have been filed in a timely fashion.

    4.21 CERTAIN BUSINESS PRACTICES. No Company or any directors, officers, agents or employees of any Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

    4.22  CONTRACTS.

        (a) SCHEDULE 4.22 contains a complete and accurate list of all contracts (written or oral), undertakings, commitments or agreements of the following categories to which any Company is a party or by which any of them is bound (the "QUEPASA CONTRACTS"):

           (i) quepasa Contracts requiring annual expenditures by or liabilities of any Company in excess of $50,000 that have a remaining term in excess of 30 days or are not cancelable (without material penalty, cost or other liability) within 30 days;

           (ii) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments relating to the lending of money, whether as borrower, lender or guarantor, in excess of $50,000.

           (iii) quepasa Contracts containing covenants limiting the freedom of any Company to engage in any line of business (other than prohibitions against engaging in business relating to specific product lines) or compete with any person, in any product line or line of business, or operate at any location;

           (iv) joint venture or partnership agreements or joint development or similar agreements pursuant to which any third party has been entitled or is reasonably expected to be entitled to share in profits or losses of any Company;

           (v) quepasa Contracts with any federal, state or local government which have a remaining term in excess of one year or are not cancelable (without material penalty, cost or other liability) within one year;

           (vi) other quepasa Contract or commitment in which any Company has granted manufacturing rights or exclusive marketing rights relating to any product or service, any group of products or services or any territory; and

           (vii) as of the date hereof any other quepasa Contract the performance of which could be reasonably expected to require expenditures by any Company in excess of $50,000 other than those cancelable (without material penalty, cost or other liability) within 30 days.

        (b) Except as set forth on SCHEDULE 4.22, each of the quepasa Contracts is a valid and binding obligation of the Company and, to the Company's knowledge, the other parties thereto, enforceable against the applicable Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance, arrangement or similar laws affecting creditors' rights generally and by general principles of equity. Except as set forth on
    SCHEDULE 4.22, no event has occurred which would, on notice or lapse of time or both, entitle the holder of any indebtedness issued pursuant to a quepasa Contract to accelerate, or that does accelerate, the maturity of any such indebtedness.

        (c) No Company is in breach, default or violation (and no event has occurred or not occurred through the Company's action or inaction or through the action or inaction of any third parties, which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any quepasa Contract to which any Company is now a party or by which any of them or any of their respective properties or assets may be bound, except for violations set forth on SCHEDULE 4.22.

    4.23  RELATED PARTY TRANSACTIONS.  Except as set forth in the SEC Reports,
(a) no beneficial owner of 5% or more of any Company's outstanding capital stock, or (b) officer or director of the Company or (c) any Person in which any such beneficial owner, officer or director owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such

Persons) (collectively, "QUEPASA RELATED PARTIES") has any interest in: (i) any contract, arrangement or understanding with, or relating to, the business or operations of, any Company; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of any Company; or (iii) any property (real, personal or mixed), tangible or intangible, used in the business or operations of any Company, excluding any such contract, arrangement, understanding or agreement constituting a Company Plan or a Company Benefit Plan. Following the Effective Time, except for obligations set forth in this Agreement, no Company will have any obligations to any quepasa Related Party except for (i) accrued salary for the pay period commencing immediately prior to the Effective Time, and (ii) the obligations set forth in the SEC Reports.

    4.24  ASSETS.

        (a) The assets and properties of the Companies, considered as a whole, constitute all of the assets and properties which are reasonably required for the business and operations of the Companies as presently conducted. The Companies have good and marketable title to or a valid leasehold estate in
    (i) all personal properties and assets reflected on the date of the quepasa Most Recent Balance Sheet (except for properties or assets subsequently sold in the ordinary course of business consistent with past practice or as set forth on SCHEDULE 4.24).

        (b) The Company does not own any real property. SCHEDULE 4.24 sets forth
    (i) a complete and accurate list of all leases pursuant to which each Company leases real property or personal property and which require an annual expenditure by each Company individually in excess of $50,000 or which are not cancelable (without material penalty, cost or other liability) within 90 days and (iii) with respect to each lease for real property, the term (including renewal options) and current fixed rent.

        (c) Complete and correct copies of all leases concerning quepasa Real Property have been made available to Buyer.

        (d) quepasa has previously delivered to Buyer lists of the most recently issued real and personal (including vehicles) property tax assessments and tax bills, if any, for the 2000 and 1999 tax years.

    Each Company holds a valid leasehold estate for each leased property, and enjoys peaceful and undisturbed possession thereunder.

                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PARENT,
                        MERGER SUB AND CONTRIBUTION SUB

    Parent, Merger Sub and Contribution Sub, jointly and severally, hereby represent and warrant to quepasa, except as set forth by specific reference to the applicable section of this Article V in the Schedules and except for information set forth anywhere in the Schedules that is sufficiently clear and specific on its face to communicate the specific representations and warranties which it qualifies, as follows:

    5.1 ORGANIZATION; AUTHORITY. Each of Parent, Merger Sub and Contribution Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent, Merger Sub and Contribution Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted, except where the failure to have such power or authority would not reasonably be expected to prevent or materially delay consummation of the transactions contemplated hereby. Each of Parent, Merger Sub and Contribution Sub has qualified as a foreign corporation or other entity and (where applicable) is in good standing under the laws of all jurisdictions where the nature of its business or the nature and location of its assets requires such qualifications, except for jurisdictions in which the failure to be so qualified or in good standing would not reasonably be expected to prevent or materially delay consummation of the transactions contemplated hereby. Each of Parent, Merger Sub and Contribution Sub has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance by Parent, Merger Sub and Contribution Sub have been approved by the Board of Directors of Parent, Merger Sub and Contribution Sub, and no other proceedings on their part are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Parent, Merger Sub and Contribution Sub and, assuming the due and valid authorization, execution and delivery of this Agreement by quepasa, constitutes the valid and legally binding obligation of Parent, Merger Sub and Contribution Sub enforceable against each of Parent, Merger Sub and Contribution Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium, reorganization, fraudulent conveyance, receivership or similar laws affecting the rights of creditors generally.

    5.2  CAPITALIZATION.

        (a) The authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Common Stock, of which 18,904,649 shares are issued and outstanding and owned beneficially by Amortibanc Investments, L.C., a Kansas limited liability company, no shares are held in the treasury of Parent, 3,500,000 shares are reserved for issuance pursuant to the Parent Option Plan, and 14,827,175 shares are reserved for issuance pursuant to warrants to purchase Parent Common Stock (the "PARENT WARRANTS") and (ii) 20,000,000 shares of preferred stock, none of which are issued and outstanding. The Parent Option Plan and the Parent Warrants are in the forms of EXHIBIT C and EXHIBIT D, respectively.

        (b) As of the date hereof and immediately prior to the Effective Time, except as contemplated by SCHEDULE 6.13, there are outstanding, under the Parent Option Plan, no options to purchase shares of Parent Common Stock ("PARENT OPTIONS"). As of the date hereof and immediately prior to the Effective Time, other than the Parent Warrants, no Person owns, of record or beneficially, any rights to acquire capital stock of Parent, whether pursuant to the exercise of warrants, conversion of securities, exercise of stock options or otherwise. There are no option plans other than the Parent Option Plan.

        (c) All outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 5.2 and except for the Parent Options to be issued at the Effective Time as contemplated by Section 6.13, there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent and (iii) no options, warrants or other rights to acquire from Parent, and no obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or equity equivalent interests in the ownership or earnings of Parent (the items in Sections 5.2(a) and (b) hereof being referred to collectively as the "PARENT SECURITIES"). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities or pay any dividend or make any other distribution in respect thereof.

        (d) There are no outstanding obligations of Parent and its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

        (e) No voting securities of Parent are entitled to vote by class or have any voting right or preference different, on a per share basis, than the Parent Common Stock. There are no voting trusts or other agreements (other than this Agreement) or understandings to which Parent is a party or of which Parent has knowledge with respect to the capital stock of Parent.

    5.3 CONTRIBUTION SUB. Parent owns all of the issued and outstanding equity interests of Contribution Sub. Since its date of formation, other than acquiring and holding the membership interests, real property and related assets set forth in EXHIBIT B, Contribution Sub has conducted no other business prior to the date hereof. Contribution Sub owns all of the assets set forth in EXHIBIT B, subject only to the Parent Liabilities set forth in EXHIBIT B.

    5.4 PARENT AND MERGER SUB. Since their date of incorporation, neither Parent nor Merger Sub has carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Merger Sub is a wholly-owned subsidiary of Parent. As of the date hereof, and as of immediately prior to the Effective Time, there are 100 shares of Merger Sub Common Stock issued and outstanding, all of which are duly authorized, fully paid and nonassessable and owned beneficially and of record by Parent.

    5.5 AUTHORITY RELATIVE TO AGREEMENT. Each of Parent, Merger Sub and Contribution Sub has the power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance by each of Parent, Merger Sub and Contribution Sub of its obligations hereunder have been duly authorized by its boards of directors and shareholders and no other corporate, trust or member proceedings on the part of each of Parent, Merger Sub and Contribution Sub are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by each of Parent, Merger Sub and Contribution Sub and, assuming the due and valid authorization, execution and delivery of this Agreement by quepasa, constitutes a valid and legally binding obligation of each of Parent, Merger Sub and Contribution Sub enforceable against each of Parent, Merger Sub and Contribution Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium, reorganization, fraudulent conveyance, receivership or similar laws affecting the rights of creditors generally. Parent's shareholders shall have taken all action necessary to authorize Parent's board of directors to effect a reverse stock split of up to one for 20 shares of Parent Common Stock at any time during the 24 month period commencing at the Effective Time.

    5.6 ABSENCE OF CONFLICTS. The execution, delivery and performance by each of Parent, Merger Sub and Contribution Sub of this Agreement, and the transactions contemplated hereby, do not and will not (i) conflict with or result in any violation of, or constitute a breach or default under any term of the Organizational Documents of each of Parent, Merger Sub and Contribution Sub or (ii) constitute a material breach or default, or require Consents under, any agreement, permit or other instrument to which any of Parent, Merger Sub and Contribution Sub and Merger Sub is a party, or by which any of Parent, Merger Sub and Contribution Sub is bound or to which any of the assets of Parent, Merger Sub and Contribution Sub business is subject, or any Judgment to which the assets of Parent, Merger Sub and Contribution Sub is bound or subject or any Rule, and will not result in the creation of any Lien upon any of the assets of Parent, Merger Sub and Contribution Sub or its business, except in the case of
(ii) for any of the foregoing that would not reasonably be expected to prevent or materially delay consummation of the transactions contemplated hereby.

    5.7 PARENT FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited interim financial statements attached hereto as
Schedule 5.7 (including any related notes and schedules) (collectively, the "PARENT FINANCIAL STATEMENTS") comply in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis by Parent during the periods involved, except as otherwise described in the notes thereto and, in the case of the unaudited interim financial statements, subject to usual and recurring year-end adjustments normal in nature and amount. The Parent Financial Statements fairly present in all material respects the financial position of Parent and its Subsidiaries as of the date set forth on each of such Parent Financial Statements and the results of operations of Parent and its Subsidiaries for the periods indicated. Except as (i) reflected on SCHEDULE 5.7, (ii) reserved against in the balance sheet of Parent and its Subsidiaries dated as of

June 30, 2001, including the notes thereto (the "PARENT MOST RECENT BALANCE SHEET"), and (iii) except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since the date of the Parent Most Recent Balance Sheet, as of the date hereof, neither Parent nor any of its Subsidiaries have any liabilities of any nature (whether accrued, contingent, absolute, determined, determinable or otherwise) that would be required to be reflected on a balance sheet in accordance with GAAP.

    5.8 ABSENCE OF CERTAIN CHANGES. Except as disclosed in SCHEDULE 5.8, since the date of the Parent Most Recent Balance Sheet through the date hereof there has not been an effect, change or development that has or will have a Parent Material Adverse Effect.

    5.9  COMPLIANCE WITH LAWS.

        (a) GENERAL. Parent and each of its Subsidiaries and predecessors has complied with, and the Parent Business is being conducted in accordance with, all Rules, except for such non-compliance that could not reasonably be expected to constitute a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries is in default with respect to any Judgment of any Governmental Authority or arbitrator.

        (b) HAZARDOUS SUBSTANCES. Except as set forth in SCHEDULE 5.9(B) and except with respect to the real property owned by Houston Greenwich, L.L.C. and Houston Wheatstone, L.L.C. for which the following are qualified as to the knowledge of Parent, its Subsidiaries and its predecessors:

           (i) Each of Parent, its Subsidiaries and its predecessors has substantially complied with and is in substantial compliance with all Environmental Laws.

           (ii) Each of Parent, its Subsidiaries and its predecessors has obtained and is in substantial compliance with all licenses which it is required to obtain and maintain with respect to the operation of the Parent Business under the Environmental Laws.

           (iii) There are no polychlorinated biphenyls or asbestos generated, treated, stored, disposed of, or otherwise deposited in or located on any of the Parent Real Property and there are no above ground or underground storage tanks located on any of the Parent Real Property.

           (iv) There has been no "release" of a "hazardous substance" as those terms are defined in Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 ET SEQ. in excess of a reportable quantity from or under any of the Parent Real Property or any other property that is used to conduct.

           (v) No notice, demand, request for information, citation, summons, complaint or order has been received by, or, to the knowledge of Parent, is pending or threatened by any Person against any of Parent, its Subsidiaries and its predecessors, nor has any penalty been assessed against any of Parent, its Subsidiaries and its predecessors with respect to any alleged violation of any Environmental Law.

           (vi) None of Parent, its Subsidiaries or its predecessors has disposed or arranged for the disposal of Hazardous Substances on any third party property that has resulted in or may reasonably be expected to result in a Parent Material Adverse Effect.

           (vii) No underground tanks, asbestos-containing material or polychlorinated biphenyls are or have been located on real property that is owned or operated by any of Parent, its Subsidiaries and its predecessors, nor were any underground tanks, asbestos-containing material or polychlorinated biphenyls located on real property formerly owned or operated by any of Parent, its Subsidiaries and its predecessors during the period of any of Parent, its Subsidiaries' and its predecessors' ownership or operations of such real property, or to the knowledge of Parent, prior to the period of Parent, its Subsidiaries' and its predecessors' ownership or operations of such real property.

           (viii)There are no material Permits issued pursuant to or required under any Environmental Law which require the consent, notification, approval or other action of any Person to remain in full force and effect following consummation of the transactions contemplated hereby. A true and complete list of all material Permits issued pursuant to or required under Environmental Laws is set forth on SCHEDULE 5.9(B).

           (ix) There has been no written report of any environmental investigation, study, audit, test, review or other analysis conducted of which any of Parent, its Subsidiaries and its predecessors has knowledge or has in its possession or control relating to the business of any of Parent, its Subsidiaries and its predecessors or any real property that is owned or operated by any Affiliate of that has not been made available to Parent.

           (x) None of Parent, its Subsidiaries or its predecessors has agreed to assume, undertake or provide indemnification for any liability of any other person under any Environmental Law, including any obligation for corrective or remedial action.

           (xi) Parent has provided quepasa with all material environmental assessment or impact reports on the Parent Real Property done for or on behalf of each of Parent, its Subsidiaries and its predecessors within the last five years of the date of this Agreement which are in its possession or under its reasonable control.

    5.10  TAXES.

        (a) There have been properly completed and filed on a timely basis and in correct form all Returns required to be filed by Parent, its Subsidiaries and its predecessors (the "PARENT RETURNS"). As of the time of filing, the Parent Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of the Person filing such Parent Returns, or any other information required to be shown thereon. No extension of time within which to file any Parent Return which has not been filed has been requested.

        (b) With respect to all amounts in respect of Taxes imposed upon Parent, its Subsidiaries and its predecessors, or for which any of Parent, its Subsidiaries and its predecessors is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all amounts required to be paid by any of Parent, its Subsidiaries and its predecessors, to taxing authorities or others, on or before the date hereof have been paid.

        (c) No issues have been raised (and are currently pending) by any taxing authority in connection with any of the Parent Returns. No waivers of statutes of limitation with respect to the Parent Returns have been given by or requested from any of Parent, its Subsidiaries and its predecessors.
    SCHEDULE 5.10 sets forth (i) the taxable years of each of Parent, its Subsidiaries and its predecessors as to which the respective statutes of limitations with respect to Taxes have not expired, and (ii) with respect to such taxable years sets forth those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not been initiated, and those years for which required Parent Returns have not yet been filed. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the Parent Financial Statements or are being contested in good faith and an adequate reserve therefor has been established and is fully reflected in the financial statements.

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        (d) None of Parent, its Subsidiaries and its predecessors is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

        (e) None of Parent, its Subsidiaries and its predecessors has agreed to make, and is not required to make, any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise.

        (f) None of Parent, its Subsidiaries and its predecessors is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

        (g) The unpaid Taxes of Parent, its Subsidiaries and its predecessors do not exceed the reserve for tax liability with respect to Parent and its Subsidiaries (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth or included in the Parent Financial Statements as adjusted for the passage of time through the Closing Date, in accordance with the past practices of Parent, its Subsidiaries and its predecessors.

        (h) The transactions contemplated herein will not result in restorations into income of amounts deferred under the consolidated return regulations, such as those relating to intercompany transactions, excess loss accounts, and the like.

        (i) The transactions contemplated herein are not subject to any tax withholding provisions of law or regulations.

    5.11 INTELLECTUAL PROPERTY. Except as set forth on SCHEDULE 5.11, Parent owns or has the right to use all of the material Intellectual Property that is necessary to conduct the Parent Business as currently conducted ("PARENT IP"), free and clear of all Liens other than those rights the absence of which could reasonably be expected to have a material adverse effect on the value of the Parent IP. None of Parent, its Subsidiaries or its predecessors has given or received any written notice of any pending conflict with, or infringement of the rights of others with respect to, any Parent IP or with respect to any license of the Parent IP. No Parent IP owned, used or under development by any of Parent, its Subsidiaries or its predecessors conflicts with or infringes upon any Intellectual Property of any third party in a manner that could reasonably be expected have a Parent Material Adverse Effect. The validity of the Parent IP and the title thereto is not being questioned in any pending litigation proceeding to which any of Parent, its Subsidiaries and its predecessors is a party nor is any such litigation proceeding threatened, that could reasonably be expected to have a material adverse effect on the value of the Parent IP. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any Parent IP that could reasonably be expected to have a material adverse effect on the value of the Parent IP.

    5.12 LITIGATION. As of the date hereof, (a) there is no action, suit, investigation, or proceeding (including arbitration) pending or threatened against any of Parent, its Subsidiaries and its predecessors (or any director or officer of any of Parent, its Subsidiaries and its predecessors in their respective capacities as such) before any court, arbitrator or other Governmental Authority, which could reasonably be expected to have a Parent Material Adverse Effect and (b) to the knowledge of Parent, there is no basis for any such action, suit, investigation, or proceeding.

    5.13 CONSENTS. Except (i) for the filing of the Articles of Merger pursuant to the NGCL, (ii) for compliance with any applicable requirement of the Exchange Act, (iii) for such consents as set forth in SCHEDULE 5.13 or
(iv) where failure to make such filing or registration, give such notice or receive such permit, consent or approval could not reasonably be expected to have a Parent Material Adverse Effect, no permit, authorization, consent or approval of any Governmental Authority is necessary for the consummation by Parent, Merger Sub or Contribution Sub of the transactions contemplated by this Agreement.

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    5.14  EMPLOYEE BENEFIT PLANS.

        (a) None of Parent, its Subsidiaries its predecessors, or any Parent ERISA Affiliate maintains, administers or contributes to, or has any liability with respect to, nor do the employees of Parent, its Subsidiaries, its subsidiaries or any Parent ERISA Affiliate receive or expect to receive as a condition of employment, benefits pursuant to the following. For purposes of this Agreement, "PARENT ERISA AFFILIATE" means any corporation or trade or business which is, or ever was, treated as a single employer with Parent under Section 414(b), (c), (m) or (o) of the Code.

           (i) any employee benefit plan (as defined in Section 3(3) of ERISA) (each such plan, a "PARENT PLAN"), including, without limitation, any Multiemployer Plan, as within the meaning of Section 4001(a)(3) of ERISA, except as set forth on SCHEDULE 5.14; or

           (ii) any bonus, deferred compensation, performance compensation, stock purchase, stock option, stock appreciation, severance, salary continuation, vacation, sick leave, holiday pay, fringe benefit, personnel policy, reimbursement program, incentive, insurance, welfare or similar plan, program, policy or arrangement (each such plan, a "PARENT BENEFIT PLAN"); other than those Parent Plans and Parent Benefit Plans described in SCHEDULE 5.14. Except as required by Section 4980B of the Code, none of Parent, its Subsidiaries, its predecessors or any Parent ERISA Affiliate has promised any former employee or other individual medical or other benefit coverage and none of Parent, its Subsidiaries, its predecessors or any Parent ERISA Affiliate maintains or contributes to any plan, program, policy or arrangement providing medical or life insurance benefits to former employees, their spouses or dependents or any other individual not employed by Parent, its Subsidiaries, its predecessors or any Parent ERISA Affiliate. No Parent Plan or Parent Benefit Plan has any provision which could increase or accelerate benefits or increase the liability of Parent or its Subsidiaries as a result of any transaction contemplated by this Agreement.

        (b) All Parent Plans and Parent Benefit Plans which are not Multiemployer Plans and any related trust agreements or annuity contracts (or any related trust instruments) comply with and are and have been operated in accordance with each applicable provision of ERISA and the Code in all material respects. Each Parent Plan, as amended to date, which is not a Multiemployer Plan, that is intended to be qualified under Sections 401(a) and 501(a) of the Code has been determined to be so qualified by the IRS, has been submitted to the IRS for a determination with respect to such qualified status, or the remedial amendment period with respect to Parent Plan will not have expired prior to the Effective Time, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification.

        (c) Neither any Parent Plan fiduciary nor any Parent Plan has engaged in any transaction in violation of Section 406 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) unless exempt under Section 408 of ERISA or Section 4975 of the Code and there has been no "reportable event" (as defined in Section 4043 of ERISA), with respect to any Parent Plan which is not a Multiemployer Plan, for which the 30-day notice requirement has not been waived. None of Parent, its Subsidiaries, its predecessors or any Parent ERISA Affiliate has incurred or suffered to exist any "accumulated funding deficiency" (as defined in Section 302 of ERISA) whether or not waived by the IRS, involving any Parent Plan subject to Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA. No withdrawals have occurred so as to cause any Parent Plan to become subject to the provisions of Section 4063 of ERISA, and none of Parent, its Subsidiaries, its predecessors or any Parent ERISA Affiliate has ceased making contributions to any employee benefit plan subject to
    Section 4064(a) of ERISA to which any of Parent, its Subsidiaries, its predecessors or any Parent ERISA Affiliate made contributions during the six years prior to the date hereof or ceased operations at a facility so as to become subject to Section 4062(e) of ERISA. Full payment has been made of all amounts which Parent, its

    Subsidiaries, its predecessors or any Parent ERISA Affiliate is required or committed to pay to each of Parent Plans and Parent Benefit Plans relating to all periods prior to or as of Effective Time.

        (d) True and complete copies of each Parent Plan, Parent Benefit Plan, related trust agreements, annuity contracts, determination letters, the most recent determination letter request, summary plan descriptions, all communications to employees regarding any Parent Plan or Parent Benefit Plan, annual reports on Form 5500, Form 990, actuarial reports and PBGC Forms 1 for the most recent three Parent Plan years, and each plan, agreement, instrument and commitment referred to herein has been previously furnished to quepasa. The annual reports on Form 5500 and Form 990 and actuarial statements furnished to Parent fully and accurately set forth the financial and actuarial condition of the respective Parent Plan or Parent Benefit Plan, as may be applicable.

        (e) The aggregate present value of all accrued benefits pursuant to each Parent Plan subject to Title IV of ERISA, determined on the basis of current participation and projected compensation for active participants, and including the maximum value of all subsidized benefits, and earnings, mortality and other actuarial assumptions set forth in the most recent actuarial report for such Parent Plan does not exceed the current fair market value of Parent Plan's assets.

        (f) None of Parent, its Subsidiaries, its predecessors or any Parent ERISA Affiliate has incurred any liability to the PBGC, including as a result of the voluntary or involuntary termination of any Parent Plan which is subject to Title IV of ERISA in excess of $10,000 in the aggregate. There is currently no active filing by Parent, its Subsidiaries, its predecessors or any Parent ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC and no condition exists and no event has occurred that could constitute grounds for the termination of any Parent Plan by the PBGC) to terminate any Parent Plan which is subject to Title IV of ERISA and which has been maintained or funded, in whole or in part, by Parent, its Subsidiaries, its predecessors or any Parent ERISA Affiliate.

        (g) There are no pending or threatened claims by or on behalf of any of Parent Plans or Parent Benefit Plans by any employee or beneficiary covered under any Parent Plans or Parent Benefit Plans or otherwise involving any Parent Plan or Parent Benefit Plan (other than routine claims for benefits) that could reasonably be expected to have a Parent Material Adverse Effect.

        (h) With respect to employees of Parent, its Subsidiaries and its predecessors, Parent, its Subsidiaries and its predecessors are and have been in compliance with all Rules respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices.

    5.15 BROKERS. No agent, broker, investment banker, financial advisor or other Person is or will be entitled to any brokerage commission, finder's fee or like payment in connection with any of the transactions contemplated by this Agreement based upon such arrangements made by or on behalf of any of Parent, Merger Sub and Contribution Sub.

    5.16 INFORMATION IN DISCLOSURE DOCUMENTS AND REGISTRATION STATEMENT. None of the information supplied or to be supplied by Parent, Merger Sub and Contribution Sub for inclusion in (i) the Registration Statement or (ii) the Proxy Statement will, in the case of the Registration Statement, and any post-effective amendments thereof, at the time it becomes effective, and in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the initial mailing of the Proxy Statement or the mailing of any amendments or supplements thereto, or at the time of the meeting of stockholders of quepasa be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and any post-effective amendments thereof, as of their effective date, will comply (with respect to information relating to Parent) as to form in all material respects with the requirements of the Securities Act, and the rules and regulations promulgated thereunder, and as of the date of its initial mailing and as of the date of quepasa's stockholders' meeting, the Proxy Statement will comply (with respect to information relating to Parent) as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, each of Parent, Merger Sub and Contribution Sub makes no representations with respect to any statement in the foregoing documents based upon information supplied by quepasa for inclusion therein.

    5.17  ABSENCE OF CERTAIN CHANGES OR EVENTS.

        (a) Since the date of the Parent Most Recent Balance Sheet, the business of the Parent and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice, none of Parent and its Subsidiaries has engaged in any transaction or series of related transactions material to Parent and its Subsidiaries other than in the ordinary course consistent with past practice, and there has not been any event, occurrence or development, alone or taken together with all other existing facts, that, individually or in the aggregate, has had, or could reasonably be expected to have, a Parent Material Adverse Effect.

        (b) Without limiting the generality of the foregoing Section 5.17(a), since the date of the Parent Most Recent Balance Sheet and except as disclosed in SCHEDULE 5.17, there has not been:

           (i) any damage, destruction or loss to any of the assets or properties of Parent and its Subsidiaries that, individually or in the aggregate, has a Parent Material Adverse Effect;

           (ii) any declaration, setting aside or payment of any dividend or distribution or capital return in respect of any interest in Parent and its Subsidiaries or any redemption, purchase or other acquisition by any of Parent and its Subsidiaries of any membership or other equity interests or any repurchase, redemption or other purchase by any of Parent and its Subsidiaries of any membership or other equity interests in, any of Parent and its Subsidiaries, or any amendment of any material term of any outstanding security of any of Parent and its Subsidiaries;

           (iii) any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the assets of any of Parent and its Subsidiaries for consideration in the aggregate in excess of $100,000 or other than in the ordinary course of business consistent with past practices;

           (iv) any acquisition (by merger, consolidation, or acquisition of stock or assets) by any of Parent and its Subsidiaries of any corporation, partnership or other business organization or division thereof or any equity interest therein for consideration, or any loans or advances to any Person in excess of $100,000 in the aggregate;

           (v) any incurrence of or guarantee with respect to any indebtedness for borrowed money by any of Parent and its Subsidiaries other than pursuant to Parent and its Subsidiaries' existing credit facilities in the ordinary course of business or any creation or assumption by any of Parent and its Subsidiaries of any material Lien on any material asset;

           (vi) any material change in any method of accounting or accounting practice used by any of Parent and its Subsidiaries, other than such changes required by a change in law or generally accepted accounting principles;

           (vii) (A) any employment, deferred compensation, severance or similar agreement entered into or amended by any of Parent and its Subsidiaries and any employee, (B) any increase in the compensation payable or to become payable by it to any of its directors, officers or managers or generally applicable to all or any category of any of Parent and its Subsidiaries' employees, (C) any increase in the coverage or benefits available under any vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other plan, payment or arrangement made to, for or with any of the directors, officers or managers of any of Parent and its Subsidiaries or generally applicable to all or any category of any of Parent's and its Subsidiaries' employees or
       (D) severance pay arrangements made to, for or with such directors, officers, managers or employees other than, in the case of (B) and
       (C) above, increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of any of Parent and its Subsidiaries;

           (viii)any revaluing in any material respect any of the assets of any of Parent and its Subsidiaries, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

           (ix) any loan, advance or capital contribution made by any of Parent and its Subsidiaries to, or investment in, any person other than loans, advances or capital contributions, or investments of any of Parent and its Subsidiaries made in the ordinary course of business consistent with past practices; or

           (x) any agreement to take any actions specified in this
       Section 5.17, except for this Agreement.

    5.18  LABOR MATTERS.  With respect to employees of Parent and its
Subsidiaries: (i) there is no pending or, to the knowledge of Parent, threatened unfair labor practice charges or employee grievance charges; (ii) there is not request for union representation, labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Parent, threatened against or affecting Parent and its Subsidiaries, and there has been no such event during the 18 months preceding the date hereof; and (iii) None of Parent or any of its Subsidiaries is a party to any collective bargaining agreements. SCHEDULE 5.18 contains a true and complete list of all employees who are employed by Parent and its Subsidiaries as of the date hereof. Parent, each of its Subsidiaries and each of its predecessors is in compliance in all with all Rules respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices, except where such failure to comply would not have a Parent Material Adverse Effect. Each of Parent, its Subsidiaries and its predecessors is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or any amounts required to be reimbursed to such employees.

    5.19 INSURANCE. Each of Parent and its Subsidiaries maintains insurance policies (the "PARENT INSURANCE POLICIES") against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Parent Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Parent Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. Each of Parent, its Subsidiaries and its predecessors has complied in all material respects with the provisions of each Parent Insurance Policy under which it is or has been the insured party. No insurer under any Parent Insurance Policy has canceled or generally disclaimed liability under any such policy or, to Parent's knowledge, indicated any intent to do so or not to renew any such policy. All material claims under the Parent Insurance Policies have been filed in a timely fashion.

    5.20 CERTAIN BUSINESS PRACTICES. None of Parent, its Subsidiaries, its predecessors or any directors, officers, managers, agents or employees of any of them, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

    5.21  CONTRACTS.

        (a) SCHEDULE 5.21 contains a complete and accurate list of all contracts (written or oral), undertakings, commitments or agreements of the following categories to which any of Parent and its Subsidiaries is a party or by which any of them or their assets is bound (the "PARENT CONTRACTS"):

           (i) Parent Contracts requiring annual expenditures by or liabilities of any of Parent and its Subsidiaries in excess of $50,000 that have a remaining term in excess of 30 days or are not cancelable (without material penalty, cost or other liability) within 30 days;

           (ii) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments relating to the lending of money, whether as borrower, lender or guarantor, in excess of $50,000.

           (iii) Parent Contracts containing covenants limiting the freedom of any of Parent and its Subsidiaries to engage in any line of business (other than prohibitions against engaging in business relating to specific product lines) or compete with any person, in any product line or line of business, or operate at any location;

           (iv) joint venture or partnership agreements or joint development or similar agreements pursuant to which any third party has been entitled or is reasonably expected to be entitled to share in profits or losses of any of Parent and its Subsidiaries;

           (v) Parent Contracts with any federal, state or local government which have a remaining term in excess of one year or are not cancelable (without material penalty, cost or other liability) within one year;

           (vi) other Parent Contracts or commitment in which any of Parent and its Subsidiaries has granted manufacturing rights or exclusive marketing rights relating to any product or service, any group of products or services or any territory; and

           (vii) as of the date hereof any other Parent Contract the performance of which could be reasonably expected to require expenditures by any of Parent and its Subsidiaries in excess of $50,000.

        (b) Each of the Parent Contracts is a valid and binding obligation of Parent and its Subsidiaries, to the extent a party thereto and, to Parent's knowledge without any investigation, the other parties thereto, enforceable against the applicable Parent and its Subsidiaries in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar laws affecting creditors' rights generally and by general principles of equity. Except as set forth on
    SCHEDULE 5.21, no event has occurred which would, on notice or lapse of time or both, entitle the holder of any indebtedness issued pursuant to a Parent Contract to accelerate, or that does accelerate, the maturity of any such indebtedness.

        (c) None of Parent and its Subsidiaries is in breach, default or violation (and no event has occurred or not occurred through Parent's or its Subsidiaries' action or inaction or through the action or inaction of any third parties, which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Parent Contract to which any of Parent or its Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound, except for violations set forth on SCHEDULE 5.21.

    5.22  RELATED PARTY TRANSACTIONS.  Except as set forth in the on
SCHEDULE 5.22, (a) no beneficial owner of 5% or more of Parent, its Subsidiaries' or its predecessors' equity interests, or (b) officer or director of Parent, its Subsidiaries or its predecessors or (c) any Person in which any such beneficial owner, officer or director owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such Persons) (collectively, "PARENT RELATED PARTIES") has any interest in: (i) any contract, arrangement or understanding with, or relating to, the business or operations of, any of Parent and its Subsidiaries; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of any of Parent and its Subsidiaries; or
(iii) any property (real, personal or mixed), tangible or intangible, used in the business or operations of any of Parent and its Subsidiaries, excluding any such contract, arrangement, understanding or agreement constituting a Parent Plan or Parent Benefit Plan. Following the Effective Time, except for obligations set forth in this Agreement, none of Parent and its Subsidiaries will have any obligations to any Parent Related Party except for (i) accrued salary for the pay period commencing immediately prior to the Effective Time, and (ii) the obligations set forth in SCHEDULE 5.22.

    5.23  ASSETS.

        (a) The assets and properties of Parent and its Subsidiaries, considered as a whole, constitute all of the material assets and properties which are reasonably required for the operation of the Parent Business as presently conducted and as conducted by Parent's predecessors, including, at the Effective Time, the business formerly conducted by Amortibanc Management, L.C. of providing management services with respect to the Parent Real Property. Parent and its Subsidiaries have good title to or a valid leasehold estate in (i) all personal properties and assets reflected on the date of the Parent Most Recent Balance Sheet (except for properties or assets subsequently sold in the ordinary course of business consistent with past practice), except as could not, individually or in the aggregate, reasonably to be expected to have a Parent Material Adverse Effect.

        (b) SCHEDULE 5.23 sets forth (i) a complete and accurate list of each improved and unimproved real property owned or leased by any of Parent or its Subsidiaries, and the current use of such Parent Real Property and indicating whether the Parent Real Property is owned or leased; (ii) a complete and accurate list of all leases pursuant to which any of Parent and its Subsidiaries leases personal property and which require an annual expenditure by any of Parent and its Subsidiaries individually in excess of $50,000 or which are not cancelable (without material penalty, cost or other liability) within 90 days; and (iii) with respect to each lease for real property, the term (including renewal options) and current fixed rent.

        (c) Except as set forth in SCHEDULE 5.23, there are no pending or, to the knowledge of Parent, threatened condemnation or similar proceedings relating to any of the Parent Properties, except for such proceedings which could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        (d) The Parent Real Property constitutes all the real properties occupied by any of Parent and its Subsidiaries. Complete and correct copies of all leases concerning Parent Real Property have been made available to quepasa.

        (e) Parent has previously delivered to quepasa lists of the most recently issued real and personal (including vehicles) property tax assessments and tax bills, if any, for the 2000, 1999 and 1998 tax years.

        (f) To the knowledge of Parent, the Parent Real Property is currently zoned in the zoning category which permits operation of said properties as now used, operated and maintained for the operation of Parent. The consummation of the transactions contemplated herein will not result in a violation of any applicable zoning ordinance or the termination of any applicable zoning variance now existing.

        (g) Each of Parent and its Subsidiaries holds good, valid and marketable fee simple title to its owned property.

        (h) Each of Parent and its Subsidiaries holds a valid leasehold estate for each leased property, and enjoys peaceful and undisturbed possession thereunder.

        (i) With respect to the Parent Real Property, each of Parent and its Subsidiaries holds good, valid and marketable fee simple title to all adjudicated and unadjudicated water and water rights, whether absolute or conditional, and all underground water and water rights, and the priorities therefore, whether or not appurtenant to or underlying the parent Real Property, and whether tributary, nontributary, or not nontributary, including, without limitation, the right title and interest in and to all ditches and ditch rights, reservoirs and reservoir rights, wells, well rights and drill holes, whether or not permitted or completed, well permits and applications, exchanges and exchange rights, contractual or otherwise, plans for augmentation, and the right to use all water attributable thereto, including the right to use, reuse, and discharge of the effluent and return flows from all such waters and water rights, together with all personalty and fixtures associated therewith, including without limitation, all improvements, pumps and equipment, meters, pipelines, conduits, collection or storage ponds, tanks or other facilities, and together with all wells sites and related easements and rights of way, and the right to consent or withhold consent to be served with water from underground sources underlying the Parent Real Property.

    5.24 REGISTRATION RIGHTS. Except as contemplated by the Registration Rights Agreement in the form of EXHIBIT E, Parent has not granted any rights to registration of any Parent Securities under the Securities Act.

                                   ARTICLE VI
                                   COVENANTS

    6.1 CONDUCT OF BUSINESS OF THE COMPANIES PRIOR TO THE CLOSING DATE. During the period from the date of this Agreement and continuing through the Closing Date, quepasa agrees that except as expressly contemplated or permitted by this Agreement or to the extent that Parent shall otherwise consent in writing, quepasa shall use its reasonable commercial efforts to carry on the quepasa Business and the affairs of the Companies in such a manner so that the representations and warranties contained in Article IV shall continue to be accurate and correct in all material respects throughout such period, and the Companies shall carry on the quepasa Business as being conducted on the date hereof and use their respective reasonable commercial efforts (i) to preserve intact their business organizations, (ii) keep available the services of their officers and employees and (iii) preserve their relationships with customers, suppliers, Governmental Authorities and others having business dealings with it.

    Without limiting the generality of the foregoing, and except as otherwise contemplated by or specifically provided in this Agreement, without the prior written consent of Parent (which shall not be unreasonably withheld), prior to the Effective Time, no Company shall:

        (a) adopt any change in its amended and restated certificate of incorporation or bylaws or comparable organizational documents;

        (b) except pursuant to existing agreements or arrangements (i) acquire (by merger, consolidation, acquisition of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment) any corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material amount of assets (excluding sales of inventory or other assets in the ordinary course of business) or securities; (ii) waive, release, grant, or transfer any rights of material value; (iii) modify or change in any material respect any material Permit;
    (iv) incur, assume or prepay any indebtedness for borrowed money except in the ordinary course of business, consistent with past practice; (v) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness for borrowed money or trade payables of any other Person; (vi) make any loans, advances or capital contributions to, or investments in, any other Person, except in the ordinary course of business, consistent with past practice; (vii) pledge or otherwise encumber shares of capital stock of any Company; (viii) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon; (ix) enter into any Contract other than in the ordinary course of business consistent with past practice that would be material to any Company; or (x) amend, modify or waive in any material respects any right under any material Contract;

        (c) notwithstanding anything in this Section 6.1 to the contrary, except as set forth in the budget attached hereto as SCHEDULE 6.1(C), authorize any expenditures in excess of $5,000 individually or $15,000 in the aggregate;

        (d) take any action that would result in any representation and warranty of any Company hereunder becoming untrue in any material respects as of the Effective Time;

        (e) split, combine or reclassify any shares of, declare, set aside or pay any dividend (including, without limitation, an extraordinary dividend) or other distribution (whether in cash, stock or property or any combination thereof) in respect of quepasa Common Stock or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any quepasa Common Stock;

        (f) adopt or amend any Plan or other arrangement for the benefit and welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or any class of employees (or support any portion thereof) or pay any benefit not required by any existing Plan (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements);

        (g) revalue in any material respect any of its assets, including writing down the value of inventory in any material manner or write-off of notes or accounts receivable in any material manner;

        (h) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, or as otherwise required by the terms thereof;

        (i) make any material Tax election or settle or compromise any material Tax liability;

        (j) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of any Company, except insofar as may have been required by a change in GAAP;

        (k) authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any quepasa Common Stock or equity equivalents;

        (l) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company (other than the Merger);

        (m) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of ownership of the Companies;

        (n) Settle, compromise or take any significant action with respect to the arbitrations disclosed on SCHEDULE 4.12;

        (o) take any action that would cause any award or judgment received by quepasa pursuant to either such arbitration to be excluded in any way from the assets of quepasa to be acquired at the Effective Time; and

        (p) agree or commit to do any of the foregoing.

    6.2 CONDUCT OF BUSINESS OF PARENT PRIOR TO THE CLOSING DATE. During the period from the date of this Agreement and continuing through the Closing Date, Parent agrees that except as expressly contemplated or permitted by this Agreement or to the extent that quepasa shall otherwise consent in writing, Parent shall use its reasonable commercial efforts to carry on the business of Parent and the affairs of Parent and its Subsidiaries in such a manner so that the representations and warranties contained in Article V shall continue to be accurate and correct in all material respects throughout such period, and Parent shall carry on their business in the ordinary course consistent with past practices and use their respective reasonable commercial efforts (i) to preserve intact their business organizations, (ii) keep available the services of their officers and employees and (iii) preserve their relationships with customers, suppliers, Governmental Authorities and others having business dealings with it.

    Without limiting the generality of the foregoing, and except as otherwise contemplated by or specifically provided in this Agreement, without the prior written consent of quepasa (which shall not be unreasonably withheld), prior to the Effective Time, none of Parent and its Subsidiaries shall:

        (a) adopt any change in its articles of formation or operating agreement or comparable organizational documents;

        (b) except pursuant to existing agreements or arrangements (i) acquire (by merger, consolidation, acquisition of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment) any corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material amount of assets (excluding sales of inventory or other assets in the ordinary course of business) or securities; (ii) waive, release, grant, or transfer any rights of material value; (iii) modify or change in any material respect any material Permit; (iv) incur, assume or prepay any indebtedness for borrowed money except in the ordinary course of business, consistent with past practice; (v) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness for borrowed money or trade payables of any other Person;
    (vi) make any loans, advances or capital contributions to, or investments in, any other Person, except in the ordinary course of business, consistent with past practice; (vii) authorize any capital expenditure or expenditures not in the ordinary course of business that have not been authorized and approved prior to the date hereof or in the aggregate which individually is in excess of $100,000 or in excess of $250,000 in the aggregate;
    (viii) pledge or otherwise encumber the equity interests of the members of Parent and its Subsidiaries; (ix) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon; (x) enter into any Parent Contract other than in the ordinary course of business consistent with past practice that would be material to any of Parent and its Subsidiaries; or (xi) amend, modify or waive in any material respects any right under any material Parent Contract;

        (c) take any action that would result in any representation and warranty of Parent hereunder becoming untrue in any material respects as of the Effective Time;

        (d) split, combine or reclassify any shares or units of, declare, set aside or pay any dividend (including, without limitation, an extraordinary dividend) or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Parent Common Stock or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of the Parent Common Stock;

        (e) adopt or amend any Parent Plan or Parent Benefit Plan or other arrangement for the benefit and welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or any class of employees (or support any portion thereof) or pay any benefit not required by any existing Plan (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements);

        (f) revalue in any material respect any of its assets, including writing down the value of inventory in any material manner or write-off of notes or accounts receivable in any material manner;

        (g) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, or as otherwise required by the terms thereof;

        (h) make any material Tax election or settle or compromise any material Tax liability;

        (i) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of any of Parent and its Subsidiaries, except insofar as may have been required by a change in GAAP;

        (j) authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any of the Parent Common Stock;

        (k) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries (other than the Contribution);

        (l) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of ownership of Parent and its Subsidiaries; or

        (m) agree or commit to do any of the foregoing.

    6.3  PREPARATION OF PROXY STATEMENT, ETC.; STOCKHOLDERS MEETING.

        (a) REGISTRATION STATEMENT. As promptly as practicable, (i) Parent will provide quepasa with its audited financial statements for the year ended December 31, 1998, prepared on the same basis as the Parent Financial Statements, and complying with Section 5.7 as if such financial statements were Parent Financial Statements, and (ii) Parent and quepasa shall in consultation with each other prepare and file with the SEC the Proxy Statement and the Registration Statement in preliminary form; provided, that the Proxy Statement and the Registration Statement shall not be filed with the SEC until quepasa's Board of Directors has received the Fairness Opinion. Parent will prepare Parent and quepasa shall use their best efforts to have the Proxy Statement cleared by the SEC and the Registration Statement declared effective as soon as practicable. Parent and quepasa shall furnish each other with all information concerning itself and the holders of its capital stock and shall take such other action as the other party may reasonably request in connection with the Proxy Statement and the Registration Statement and the issuance of shares of Parent Common Stock. If at any time prior to the Effective Time any event or circumstance relating to quepasa, any Subsidiary of quepasa, Parent, any Subsidiaries of Parent, or any of their respective officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

        (b) PROXY STATEMENT; STOCKHOLDER APPROVAL.

           (i) quepasa, acting through its Board of Directors, shall, subject to and in accordance with all Rules and its Articles of Incorporation, as amended, and its Bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of its shareholders for the purpose of voting to approve and adopt this Agreement and the transactions contemplated hereby, and to delegate to Parent's Board of Directors the authority to effect a reverse stock split of up to one for 20 shares of Parent Common Stock at any time prior to or during the 24 month period after the Effective Time, and (x) except as the Board of Directors of quepasa determines, in good faith after consultation with outside counsel, may be inconsistent with its fiduciary duties under all Rules, and subject to Section 6.5, recommend approval and adoption of this Agreement and the transactions contemplated hereby, by its stockholders and include in the Proxy Statement such recommendation and
       (y) except as quepasa's Board of Directors determines, in good faith after consultation with outside counsel, may be inconsistent with its fiduciary duties under all Rules, take all reasonable action to solicit and obtain such approval.

           (ii) quepasa shall, as promptly as practicable (or with such other timing as quepasa and Parent mutually agree), cause the definitive Proxy Statement to be mailed to the stockholders of quepasa.

    6.4  COMPLIANCE WITH THE SECURITIES ACT.

        (a) At least 30 days prior to the Effective Time, quepasa shall cause to be delivered to Parent a list identifying all persons who may be deemed, in quepasa's reasonable judgment, at the time this Agreement is submitted for approval and adoption to the shareholders of the Company, to be "Affiliates" of the Company for the purposes of Rule 145 under the Securities Act.

        (b) quepasa shall use its reasonable best efforts to cause each person who is identified as one of its Affiliates in its list referred to in
    Section 6.4(a) above to deliver to the Company, at least ten days prior to the Effective Time, a written agreement, in the form attached hereto as EXHIBIT F.

    6.5  NON-SOLICITATION BY QUEPASA.

        (a) quepasa shall not, nor shall it authorize or permit any of its Subsidiaries to, nor shall it authorize or permit any executive officer, director or employee of, or any investment banker, attorney, accountant or other advisor or representative (collectively, "REPRESENTATIVES") of, quepasa or any Subsidiary of quepasa to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of, any Takeover Proposal (as defined in Section 6.5(f) hereof), (ii) enter into any agreement providing for any Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; PROVIDED, HOWEVER, that quepasa may, in response to an unsolicited bona fide Takeover Proposal that did not result from a breach of this
    Section 6.5(a), which the quepasa Board determines, in good faith, after consultation with its legal counsel and financial advisors, may reasonably be expected to lead to a Superior Proposal (as defined in Section 6.5(f) hereof), subject to compliance with Section 6.5(c) hereof,
    (x) furnish information with respect to the Companies to the Person making such Takeover Proposal and its Representatives pursuant to a confidentiality agreement substantially similar to the Confidentiality Agreement, and
    (y) participate in discussions or negotiations with such Person and its Representatives regarding such Takeover Proposal.

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
        (b) The Board of Directors of quepasa shall not (i) withdraw or modify in a manner adverse to Buyer, or publicly propose to withdraw or modify in a manner adverse to Buyer, the approval or recommendation by the Board of Directors of quepasa of this Agreement and the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement providing for any Takeover Proposal or (iii) approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal, in each case, except as set forth in the next succeeding sentence, unless this Agreement is terminated in accordance with Article VIII hereof. If the Board of Directors of quepasa determines in good faith, after consultation with outside counsel, that failure to do so could reasonably be expected to cause such Board of Directors to violate its fiduciary duties to quepasa's stockholders, the Board of Directors of quepasa may withdraw or modify its approval or recommendation of this Agreement and the Merger without terminating this Agreement.

        (c) quepasa shall, promptly following receipt of any Takeover Proposal, notify Parent of the receipt thereof and any stated material terms (other than the identity of the person making such Takeover Proposal).

        (d) Nothing contained in this Section 6.3 shall prohibit quepasa from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to quepasa's stockholders if the Board of Directors of quepasa determines in good faith, after consultation with outside counsel, that such disclosure is necessary or advisable to comply with its obligations under applicable law.

        (e) Notwithstanding the foregoing provisions of this Section 6.3, it is agreed that quepasa (i) shall include in the press release announcing this Agreement a statement to the effect that, consistent with its fiduciary obligations and subject to the terms of this Agreement, the Board of Directors of quepasa has preserved its ability to respond to third parties, where appropriate, (ii) may file this Agreement and such press release as exhibits to a Current Report on Form 8-K, and (iii) may repeat such statements in other public disclosures and in private communications with financial analysts, its stockholders, such third parties or their Representatives.

        (f) For purposes of this Agreement:

    "TAKEOVER PROPOSAL" means (i) any proposal or offer for a merger, consolidation, recapitalization or other business combination involving quepasa,
(ii) any proposal for the issuance of 35% or more of the equity securities of quepasa as consideration for the assets or securities of another person,
(iii) any proposal or offer to acquire in any manner, directly or indirectly, 35% or more of the equity securities of the Company or assets that represent 20% or more of the consolidated total assets of quepasa or (iv) an expression of interest believed by the Board of Directors of quepasa in good faith to be a bona fide indication of a third party's interest in pursuing the making any of the foregoing proposals, after consulting with its financial advisors as to such third party's financial capability to consummate such proposal (including through obtaining financing), in each case other than the Merger.

    "SUPERIOR PROPOSAL" means a written Takeover Proposal made by a third party on terms that the Board of Directors of quepasa determines in good faith (after consultation with its financial advisors) to be superior from a financial point of view to quepasa's stockholders than the Merger, taking into account all the terms and conditions of such proposal and this Agreement, and to be reasonably capable of being completed, taking into account all financial, legal and other aspects of such proposal, including its proposed financing.

    6.6 NO SOLICITATION BY PARENT. Unless this Agreement shall have been terminated pursuant to Section 8.1, Parent shall not, and shall not permit its Subsidiaries to, directly or indirectly through any officer, director, member, manager, employee, agent, affiliate or otherwise, enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to a Competing Transaction or solicit, initiate or encourage the submission of any proposal or offer from any person or

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
entity (including quepasa's officers, partners, employees and agents) relating to any Competing Transaction, nor participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to effect a Competing Transaction. Parent shall immediately cease any and all contacts, discussions and negotiations with third parties regarding any Competing Transaction. Parent shall, and shall cause its Subsidiaries to, notify quepasa if any proposal regarding a Competing Transaction (or any inquiry or contact with any person or entity with respect thereto) is made and shall advise quepasa of the contents thereof (and, if in written form, provide quepasa with copies thereof).

    For purposes hereof, "COMPETING TRANSACTION" means any business combination or recapitalization involving the Parent Business of or any acquisition or purchase of all or a significant portion of the assets of the Parent Business, or any material equity interest in the Parent Business or any other similar transaction with respect to Parent involving any Person or entity other than quepasa or its Affiliates.

    6.7 CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS. The initial press release with respect to the execution of this Agreement shall be a joint press release subject to Section 6.5(e) hereof and otherwise acceptable to Parent and quepasa. Thereafter, except as provided in Section 6.5(e) hereof, Parent and quepasa agree not to make any additional public disclosures without the prior consent of the other (which consent shall not be unreasonably withheld) as to the content and timing of such disclosure; PROVIDED, HOWEVER, that either party may make such disclosures as may be required to comply with applicable law, regulations or Nasdaq requirements, as long as the other party is afforded (to the extent practicable) prior notice thereof.

    6.8 ACCESS TO INFORMATION. Between the date of this Agreement and the Closing Date, upon reasonable notice and at reasonable times without undue disruption to the quepasa Business, quepasa will give Parent and its authorized representatives full access to the offices and other facilities and to all books and records of the Companies (including Tax returns and accounting work papers) and will fully cooperate with regard to such inspections as Parent may from time to time reasonably request. If the transactions contemplated by this Agreement are not consummated, Parent and each of its employees, accountants, counsel and other authorized representatives shall keep any information obtained in accordance with this Section 6.9 confidential and not use such information for any other purpose.

    6.9 ALL REASONABLE EFFORTS. Subject to the terms and conditions herein provided (including the limitations provided herein regarding the fiduciary duties of the Board of Directors of quepasa) each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cause the conditions to the Closing set forth in Article VII to be satisfied.

    6.10 NOTIFICATION OF CERTAIN MATTERS. From time to time prior to the Closing, quepasa and Parent will promptly notify the other party in writing of
(i) the occurrence or non-occurrence of any fact or event that could (x) cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (y) cause any material covenant or condition hereunder not to be complied with or satisfied in a material respect and (ii) any failure of quepasa or Parent, as the case may be, to comply with or satisfy any covenant or condition to be complied with or satisfied by it hereunder in any material respect; PROVIDED, HOWEVER, that such notification shall not be deemed to be a modification or update of the Schedules and shall not affect the representations or warranties of any party or the conditions to the obligations of any parties hereunder. quepasa shall furnish to Parent copies of all reports of the type referred to in Section 4.4 hereof that it files with the SEC on or after the date hereof promptly after the filing thereof.

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
    6.11  INDEMNIFICATION AND INSURANCE.

        (a) Parent and quepasa agree that all rights to indemnification, exculpation, advancement of expenses and the like now existing in favor of any employee, agent, director or officer of the Company and its Subsidiaries (each, an "INDEMNIFIED PARTY" and together, the "INDEMNIFIED PARTIES") as provided in their respective charters or by-laws, or in an agreement between an Indemnified Party and quepasa or one of its Subsidiaries set forth in
    SCHEDULE 6.11 are contract rights and shall survive the Merger. In addition, and without limiting the foregoing, the Surviving Corporation shall indemnify all Indemnified Parties to the fullest extent permitted by all Rules with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of quepasa or any of its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of, quepasa or any of its Subsidiaries, occurring at or prior to the Effective Time including, without limitation, the transactions contemplated by this Agreement. Without limiting the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring at or prior to, and including, the Effective Time, the Surviving Corporation will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith so long as such party shall enter into an undertaking with the Surviving Corporation to reimburse the Surviving Corporation, to the extent required by all Rules, for all amounts advanced if a court of competent jurisdiction shall ultimately determine, in a judgment which is not subject to appeal or review, that indemnification of such officer or director is prohibited by all Rules. The Surviving Corporation shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this
    Section 6.11.

        (b) The Surviving Corporation shall cause to be maintained in effect for six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by quepasa; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time.

    6.12 EMPLOYEE BENEFITS. Parent acknowledges that, after the Effective Time, the Surviving Corporation and its subsidiaries will continue to be obligated under the employee benefit plans and employment agreements in effect as of the Effective Time in accordance with the terms of those plans. Parent may take action to cause the Surviving Corporation and its subsidiaries to amend, modify, alter or terminate those plans only in accordance with their terms.

    6.13 OPTIONS. Prior to the Effective Time, Parent agrees to grant options to purchase Parent Common Stock at a price to be agreed upon by Parent and quepasa (but in no event less than the fair market value on the date of grant) to the individuals, in the amounts and on the terms set forth on SCHEDULE 6.13 hereto. In addition, prior to the Effective Time, Parent may grant additional options, or award shares of Parent Common Stock, to individual officers and directors, provided, that such grants or awards are approved by Parent's board of directors consistent with its fiduciary duties after the Effective Time, and provided further that (a) any such grants of options must be at no less than the fair market value on the date of grant and (b) any such awards of shares of Parent Common Stock must consist solely of shares of Parent Common Stock that are outstanding as of the date of this Agreement or are acquired pursuant to the Merger from the conversion of shares of quepasa Common Stock and may not be newly issued shares of Parent Common Stock.

    6.14  DIRECTORS AND OFFICERS.

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
        (a) At the Effective Time, Parent shall take all action necessary to elect and appoint the individuals set forth on SCHEDULE 6.14 to the Board of Directors of Parent; provided that if any such individual declines or is unable to serve in the position indicated on SCHEDULE 6.14, the party designating such individual (as indicated on SCHEDULE 6.14) shall be entitled to designate another individual reasonably acceptable to the other parties to this Agreement to serve on the Board of Directors.

        (b) For not less than the one year period following the Effective Time, Parent agrees to pay the non-employee Directors of Parent as set forth on
    SCHEDULE 6.14.

        (c) Prior to the Effective Time, Parent agrees to use its best commercially reasonable efforts to have in effect at the Effective Time directors' and officers' liability insurance with coverage comparable to that currently maintained by quepasa.

    6.15 PARENT REAL PROPERTY APPRAISALS. Parent has delivered to quepasa appraisals that comply with the Uniform Standards of Professional Appraisal Practices as a complete appraisal for the real properties set forth on
SCHEDULE 6.15, and will deliver an appraisal prepared on the same basis for the Willow Springs Ranch property located in Socorro, New Mexico no later than August 22, 2001.

    6.16 MANAGEMENT OF PARENT AND ITS SUBSIDIARIES. After the Effective Time, Parent covenants and agrees that none of Parent or its employees, including each of the individuals set forth on Schedule 5.18, shall conduct any business on behalf of, provide any services for, or share any assets of Parent or its Subsidiaries with, Amortibanc Management, L.C. or its affiliates (other than Parent and its Subsidiaries) unless Parent receives compensation equal to at least the fair market value of the services provided.

    6.17 TRANSFER OF WAGON BOW RANCH. Parent shall cause Amortibanc Management, L.C. to complete the transfer of the property known as the Wagon Bow Ranch to Parent prior to the commencement of mailing the Proxy Statement to quepasa's shareholders.

                                  ARTICLE VII
                             CONDITIONS TO CLOSING

    7.1  CONDITIONS TO OBLIGATIONS OF PARENT, MERGER SUB AND CONTRIBUTION
SUB. All obligations of each of Parent, Merger Sub and Contribution Sub to consummate the Merger under this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions, any one or more of which may be waived by Parent for itself and on behalf of Merger Sub and Contribution Sub (to the extent permitted by applicable law):

        (a) REPRESENTATIONS AND WARRANTIES OF QUEPASA. The representations and warranties of quepasa that are qualified with reference to a quepasa Material Adverse Effect shall be true and correct and the representations and warranties that are not so qualified shall be true and correct except where in the aggregate the failure to be true and correct would not have a quepasa Material Adverse Effect, in each case as of the date hereof and as of the Effective Time as though made at and as of the Effective Time, and Buyer shall have received a certificate signed on behalf of quepasa by the chief executive officer or the chief financial officer of quepasa to that effect.

        (b) PERFORMANCE OF QUEPASA'S OBLIGATIONS. quepasa shall have performed in all material respects all of its covenants under this Agreement, including without limitation, compliance with its obligations pursuant to
    Section 6.10, to be performed by it on or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of quepasa by the chief executive officer or the chief financial officer of quepasa to that effect.

        (c) CONSENTS AND APPROVALS. All consents, waivers, authorizations and approvals required to be filed or obtained by quepasa prior to Closing in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger as contemplated hereby shall have been duly obtained and all notices or filings required prior to Closing in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger as contemplated hereby shall have been given or made.

        (d) INJUNCTIONS. There shall not be pending (i) any action or proceeding by any Governmental Authority or (ii) any action or proceeding by any other Person, in any case referred to in clauses (i) and (ii), before any court or Governmental Authority that has reasonable likelihood of success seeking to
    (w) make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages, (x) restrain or prohibit Merger Sub's (including its affiliates) ownership or operation of all or any material portion of the business or assets of the Surviving Corporation or the Companies, or to compel Merger Sub or any of its Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Surviving Corporation or the Companies, (y) impose or confirm material limitations on the ability of Merger Sub or any of its Affiliates to effectively control the business or operations of the Surviving Corporation or the Companies or effectively to exercise full rights of ownership of the quepasa Common Stock, including, without limitation, the right to vote any quepasa Common Stock acquired or owned by Merger Sub or any of its Affiliates on all matters properly presented to quepasa's stockholders, or (z) require divestiture by Merger Sub or any of its Affiliates of any material amount of quepasa Common Stock, and no court, arbitrator or Governmental Authority shall have issued any judgment, order, decree or injunction, and there shall not be any statute, rule or regulation, that, in the sole judgment of Merger Sub is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses (w) through (z); provided, however, that Merger Sub shall use its reasonable best efforts to have any such judgment, order, decree or injunction vacated;

        (e) NO MATERIAL ADVERSE CHANGE. During the period from the date of the quepasa Most Recent Balance Sheet to the Closing, there shall have been no quepasa Material Adverse Effect.

        (f) DISSENTERS RIGHTS. Holders of not more than 20% of quepasa Common Stock outstanding at the close of business on the record date relating to the Stockholders Meeting, shall have demanded appraisal for such shares in accordance with Sections 92A.300 to 92A.500, inclusive, of NGCL.

        (g) CASH ON HAND. quepasa and its Subsidiaries shall have not less than $2,500,000 in cash on hand in its bank accounts net of all liabilities of any kind or nature whatsoever on the Closing Date and, after giving effect to any expenses or payments made or required to be made to any party in connection with the arbitration disclosed on Schedule 4.12;; provided, that in calculating the amount of cash on hand, any unpaid principal and interest on the Loan shall be added to the actual cash balances in such accounts.

        (h) CORPORATE APPROVALS. The stockholders of quepasa shall have duly approved the Merger, this Agreement and the transactions contemplated hereby in accordance with the Organizational Documents of quepasa and the NGCL.

        (i) SEC COMMENT LETTER. Parent shall be satisfied, in its sole reasonable judgment, that all issues raised in the SEC Comment Letter shall have been resolved with the SEC to Parent's satisfaction and quepasa shall have made all filings and any amendments with the SEC required to comply with such resolutions in connection with the SEC Comment Letter; provided that those changes contained in quepasa's informal submission of responses to the SEC staff dated July 12, 2001 and August 6, 2001 shall not be grounds for Parent's dissatisfaction with the resolution of the SEC Comment Letter.

        (j) DIRECTORS' AND OFFICERS' INSURANCE. Parent shall have in effect directors' and officers' liability insurance with coverage comparable to that maintained by quepasa prior to the Effective Time.

    7.2 CONDITIONS TO OBLIGATIONS OF QUEPASA. Obligations of quepasa under this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions, any one or more of which may be waived by quepasa (to the extent permitted by applicable law and only with the approval of the Board of Directors):

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer that are qualified with reference to a Parent Material Adverse Effect shall be true and correct and the representations and warranties that are not so qualified shall be true and correct except where in the aggregate the failure to be true and correct would not have a Parent Material Adverse Effect, in each case as of the date hereof and as of the Effective Time as though made at and as of the Effective Time, and quepasa shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to that effect.

        (b) PERFORMANCE OF OBLIGATIONS. Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by Buyer, including without limitation, compliance with its obligations pursuant to Section 6.10, on or prior to the Closing Date, and quepasa shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to that effect.

        (c) INJUNCTIONS. The consummation of the Merger or the Contribution shall not be restrained, enjoined or prohibited by any order, judgment, decree or ruling of a court of competent jurisdiction or any Governmental Authority entered after the parties have used reasonable best efforts to prevent such entry and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger or the Contribution by any Governmental Authority which prevents the consummation of the Merger or the Contribution.

        (d) PARENT REAL PROPERTY APPRAISAL. The aggregate value of the owned Parent Real Property, as determined by the appraisals required by
    Section 6.15, and the notes receivable set forth on EXHIBIT B, less any Parent Liabilities, shall not be less than $10,000,000.

        (e) CORPORATE APPROVALS. The stockholders of quepasa shall have approved the Merger, this Agreement and the transactions contemplated hereby in accordance with the Organizational Documents of quepasa and the NGCL.

        (f) DIRECTORS. Parent shall deliver documents demonstrating that all action necessary to elect and appoint the individuals set forth on
    SCHEDULE 6.14 to the Board of Directors of Parents has taken place.

        (g) DIRECTORS' AND OFFICERS' INSURANCE. Parent shall have in effect directors' and officers' liability insurance with coverage comparable to that maintained by quepasa prior to the Effective Time.

                                  ARTICLE VIII
                          TERMINATION AND ABANDONMENT

    8.1 METHODS OF TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

        (a) by the mutual written consent of Parent, for itself and on behalf of Merger Sub and Contribution Sub, and quepasa (with the approval of the Board of Directors); or

        (b) by Parent, for itself and on behalf of Merger Sub and Contribution Sub, if all of the conditions set forth in Section 7.1 hereof shall not have been satisfied or waived on or prior to March 1, 2002 (the "TERMINATION DATE"); PROVIDED, HOWEVER, that Parent may terminate this Agreement on December 31, 2001 if quepasa is in material breach of any representation and warranty set forth in Article 4 or any covenant set forth in Article 6 as of such date; PROVIDED,

    FURTHER, that Parent shall not have the right to terminate this Agreement pursuant to this subsection if such conditions have not been satisfied due to any of Parent's, Merger Sub's or Contribution Sub's willful failure to fulfill or willful breach of any of its obligations under this Agreement;

        (c) by quepasa, if all of the conditions set forth in Section 7.2 hereof shall not have been satisfied or waived on or prior to the Termination Date; PROVIDED, HOWEVER, that quepasa may terminate this Agreement on December 31, 2001 if Buyer is in material breach of any representation and warranty set forth in Article 4 or any covenant set forth in Article 6 as of such date; PROVIDED, FURTHER, that quepasa shall not have the right to terminate this Agreement pursuant to this subsection if such conditions have not been satisfied due to quepasa's willful failure to fulfill or willful breach of any of its obligations under this Agreement;

        (d) by Parent, for itself and on behalf of Merger Sub and Contribution Sub, if (i) there has been a breach by quepasa of any of its representation or warranties, or covenants or agreements set forth in this Agreement the effect of which is a quepasa Material Adverse Effect, which breach is not curable; PROVIDED that if such breach is curable by quepasa through the exercise of their reasonable best efforts and for so long as quepasa continues to exercise such reasonable best efforts, Parent shall not have the right to terminate this Agreement pursuant to this subsection, or
    (ii) the Board of Directors of quepasa (x) fails to recommend the approval and adoption of this Agreement and the transactions contemplated hereby to quepasa's stockholders in accordance with Section 6.3(b) hereof, or
    (y) withdraws or amends or modifies in a manner adverse to Parent its recommendation or approval in respect of this Agreement or the transactions contemplated hereby;

        (e) by quepasa, if there has been a breach by Parent, Merger Sub or Contribution Sub of any of its representations or warranties, covenants or agreements set forth in this Agreement the effect of which is a Parent Material Adverse Effect, which breach is not curable; PROVIDED that if such breach is curable by Parent, Merger Sub or Contribution Sub through the exercise of their reasonable best efforts and for so long as Parent, Merger Sub or Contribution Sub continues to exercise such reasonable best efforts, quepasa shall not have the right to terminate this Agreement pursuant to this subsection;

        (f) by Parent, for itself and on behalf of Merger Sub and Contribution Sub, if a Stockholders Meeting contemplated by Section 6.2(c) hereof (including any adjournment or postponement thereof) shall have been held and the stockholders of quepasa shall have failed to approve the Merger in accordance with the Organizational Documents of quepasa and the NGCL;

        (g) by quepasa in connection with entering into a definitive agreement concerning a Superior Proposal, subject to and in accordance with quepasa's compliance with Section 6.5 hereof (including the notice provisions therein); or

        (h) by quepasa if the Fairness Opinion is not delivered to quepasa's Board of Directors by October 15, 2001, or if it is withdrawn by FBR at any time after its issuance and prior to the Effective Time.

    8.2 PROCEDURE UPON TERMINATION. In the event of termination of this Agreement by quepasa or Parent pursuant to this Article VIII, written notice thereof shall promptly be given to the other parties and (if such termination is proper under the terms of this Article VIII) this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any party to this Agreement. If this Agreement is so terminated, no party to this Agreement shall have any right or claim against another party on account of such termination unless this Agreement is terminated by a party on account of a willful or knowing breach of any representation, warranty or covenant herein by the other party or parties (in which case the terminating party or parties shall be entitled to all of its rights and remedies at law or in equity), or on account of circumstances that give rise to payment obligations under Section 8.3 hereof. The agreements set forth in this
Section 8.2, Section 8.3 and Article VIII hereof shall survive the termination of this Agreement.

    8.3  TERMINATION FEE.

        (a) In the event that Parent, for itself and on behalf of Merger Sub and Contribution Sub, or quepasa terminates this Agreement pursuant to
    Section 8.1(d), (e) or (f), the non-terminating party to shall be entitled to receive a fee in cash (the "TERMINATION FEE") in an amount equal to $500,000, payable in immediately available funds, the next business day following the termination of this Agreement as liquidated damages incurred by the non-terminating party in connection with the transactions contemplated hereby. Notwithstanding the foregoing, no Termination Fee shall be payable to the non-terminating party if the terminating party was in material breach of its representations, warranties or covenants under this Agreement at the time of its termination.

        (b) In the event that quepasa terminates this Agreement pursuant to
    Section 8.1(g), Parent shall be entitled to receive $500,000 plus an amount equal to the aggregate amount of fees and expenses (including all attorney's fees, accountants' fees, and financial advisory fees) incurred by Buyer in connection with the transactions contemplated hereby, payable in immediately available funds, the next business day following the termination of this Agreement as liquidated damages incurred by Buyer in connection with the transactions contemplated hereby.

        (c) In the event that quepasa terminates this Agreement pursuant to
    Section 8.1(h), Parent shall be entitled to receive a sum equal to the amount of its actual expenses incurred for attorneys, accountants and appraisers incurred in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $250,000, as liquidated damages incurred by Buyer in connection with the transactions contemplated hereby.

        (d) If the terminating party fails to pay when due any amount payable under this Section 8.3, then (i) the terminating party shall reimburse the non-terminating party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the non-terminating party of its rights under this Section 8.3, and (ii) the terminating party shall pay to the non-terminating party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the non-terminating party in full) at an annual rate of 12%.

    8.4 CASH SHORTFALL. In the event that (i) quepasa has less than $2,500,000 in cash on hand in its bank accounts on the Closing Date (as calculated in accordance with Section 7.1(g)), and (ii) Parent waives its right to terminate this Agreement pursuant to Article VIII, on the Closing Date Parent will issue to Amortibanc Investments, L.C. a number of shares of Parent Common Stock (the "ADDITIONAL SHARES") equal to (x) the difference between $2,500,000 and the actual cash on hand in the bank accounts calculated in accordance with
Section 7.1(g) (the "CASH BALANCE") divided by (y) the average of the last sale price of quepasa Common Stock over the 20 business day period ending three business days prior to the Closing Date (the "AVERAGE SHARE PRICE"); PROVIDED, that if on the Closing Date quepasa has received an award, judgment or settlement pursuant to any litigation or arbitration disclosed on SCHEDULE 4.12 that has not been reduced to a cash payment, the number of Additional Shares shall be reduced by an amount equal to the lesser of (A) 50% of the value of any such judgment or (B) $250,000 (the "ADJUSTED JUDGMENT AMOUNT") divided by the Average Share Price. In the event that the Cash Balance plus the Adjustment Judgment Amount is equal to or greater than $2,500,000, no shares of Parent Common Stock will be issued to Amoritbanc Investments, L.C.

                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS

    9.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein shall not survive beyond the Effective Time.

    9.2 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, heirs, representatives and assigns, as the case may be; PROVIDED, HOWEVER, that no party shall assign or delegate this Agreement or any of the rights or obligations created hereunder without the prior written consent of the other party. Except as set forth in Section 6.11 and Section 6.12 hereof, and except as expressly set forth elsewhere in this Agreement, nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights (including rights as a third party beneficiary) or remedies of any nature or kind whatsoever under or by reason of this Agreement.

    9.3 EXPENSES. Except as otherwise specifically provided in this Agreement, quepasa shall bear all expenses incurred on its behalf or on behalf of any Company in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, and Parent shall bear all expenses of such nature incurred on its own behalf.

    9.4 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing, shall be given to such party at its address set forth below or at such other address as shall be furnished by any party by like notice to the others. Each such notice, request or other communication shall be deemed to have been duly given (i) as of the date of delivery, if delivered personally, (ii) upon the next business day when delivered during normal business hours to a recognized overnight courier service, such as Federal Express for next business day delivery, or (iii) on the business day of receipt if sent by facsimile (with confirmation of receipt).

        (a) if to Parent, Merger Sub or Contribution Sub, to:

           5115 N. Scottsdale Rd., Suite 101
           Scottsdale, AZ 85250
           Attn: Jay Torok
           Fax: (480) 949-6007

           with copies to:

           Gallagher & Kennedy P.A.
           2575 East Camelback Road
           Phoenix, AZ 85016-9225
           Attn: Edward Zachary
           Fax: (602) 530-8500

        (b) if to quepasa, to:

           quepasa.com, inc.
           400 E. Van Buren, 4th Floor
           Phoenix, AZ 85004
           Attn: Gary L. Trujillo
           Fax: (602) 281-1499

           with copies to:

           Brownstein Hyatt & Faber, P.C.
           410 Seventeenth Street, 22nd Floor
           Denver, Colorado 80202
           Attn: Jeffrey M. Knetsch
           Fax: (303) 223-1111
or such other address or persons as the parties may from time to time designate in writing in the manner provided in this Section 9.4.

    9.5 ENTIRE AGREEMENT. This Agreement, together with the Exhibits and the Schedules and the Confidentiality Agreement entered into on March 2, 2001 between Amortibanc and quepasa (the "CONFIDENTIALITY AGREEMENT"), represents the entire agreement and understanding of the parties hereto with reference to the transactions contemplated herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements among the parties relating to the subject matter of this Agreement (except for the Confidentiality Agreement) and all prior drafts thereof, all of which are merged into this Agreement or such other agreements, as the case may be.

    9.6 WAIVERS, AMENDMENTS AND REMEDIES. This Agreement may be amended and the terms hereof may be waived, and consents may be provided, only by a written instrument signed by Parent and quepasa (with the approval of the Board of Directors) or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

    9.7 SEVERABILITY. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. To the extent such invalidity or unenforceability has a material impact upon the expectations of the parties hereto, the parties agree to make appropriate modifications to this Agreement to take such impact into account.

    9.8 HEADING. The article and section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

    9.9 COUNTERPARTS; TERMS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. All references to singular or plural or masculine or feminine shall include the other as the context may require.

    9.10 GOVERNING LAW; CONSENT TO JURISDICTION; VENUE. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Arizona. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts located within Phoenix, Arizona over any action or proceeding relating to, or arising under or in connection with this Agreement and consents to personal jurisdiction of such courts and waives any objection to such courts' jurisdiction. The parties hereto agree that any claim or suit between or among any of the parties hereto relating to or arising under or in connection with this Agreement may only be brought in and decided by the state courts located in Phoenix, Arizona, such courts being a proper forum in which to adjudicate such claim or suit, and each party hereby waives any objection to each such venue and waives any claim that such claim or suit has been brought in an inconvenient forum.

    9.11 INTERPRETATION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

    9.12 EXHIBITS AND SCHEDULES. The Exhibits and Schedules attached hereto are a part of this Agreement as if fully set forth herein.

    9.13 ARBITRATION. Any dispute or controversy arising among the parties to this Agreement involving the construction or application of any of the terms, provisions or conditions of this Agreement shall, on the written request of any party served on the other parties in accordance with Section 9.4, be submitted to binding arbitration. EACH PARTY, BY SIGNING THIS AGREEMENT, VOLUNTARILY, KNOWINGLY AND INTELLIGENTLY WAIVES ANY RIGHTS SUCH PARTY MAY OTHERWISE HAVE TO SEEK REMEDIES IN COURT OR OTHER FORUMS, INCLUDING THE RIGHT TO A JURY TRIAL. Arbitration shall comply with and be governed in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). The arbitration will be conducted only in Phoenix, Arizona, before a panel of three arbitrators selected by the parties or, if they are unable to agree on an arbitrator, before three arbitrators selected by the AAA. The arbitrator shall have full authority to order specific performance and award damages and other relief available under this Agreement or applicable law but shall have no authority to add to, detract from, change or amend the terms of this Agreement or existing law. All arbitration proceedings, including settlements and awards, shall be confidential. The decision of the arbitrator will be final and binding, and judgment on the award by the arbitrator may be entered in any court of competent jurisdiction. THIS SUBMISSION AND AGREEMENT TO ARBITRATE WILL BE SPECIFICALLY ENFORCEABLE. The prevailing party in any such arbitration shall receive its costs of arbitration, including reasonable attorneys' fees and costs, from the losing party.

                                 * * * * * * *

    IN WITNESS WHEREOF, Buyer and quepasa have caused this Merger Agreement to be signed as of the date first written above.

                                                       QUEPASA.COM, INC.

                                                       By:             /s/ GARY L. TRUJILLO
                                                            -----------------------------------------
                                                                         Gary L. Trujillo
                                                                CHAIRMAN OF THE BOARD OF DIRECTORS

                                                       GREAT WESTERN LAND AND RECREATION, INC.

                                                       By:               /s/ JAY N. TOROK
                                                            -----------------------------------------
                                                                           Jay N. Torok
                                                                            PRESIDENT
                                                       GWLAR, INC.

                                                       By:               /s/ JAY N. TOROK
                                                            -----------------------------------------
                                                                           Jay N. Torok
                                                                            PRESIDENT
                                                       GWLR, LLC

                                                       By:               /s/ JAY N. TOROK
                                                            -----------------------------------------
                                                                           Jay N. Torok
                                                                            PRESIDENT

                                   EXHIBIT A
                                 DEFINED TERMS

    The following terms shall have the meanings set forth or referenced below:

    AAA shall have the meaning set forth in Section 9.13.

    ADDITIONAL SHARES shall have the meaning set forth in Section 8.4.

    ADJUSTED JUDGMENT AMOUNT shall have the meaning set forth in Section 8.4.

    AFFILIATES shall mean a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another Person.

    AGREEMENT shall have the meaning set forth in the Preamble.

    ANTITRUST AUTHORITIES shall have the meaning set forth in Section 6.8.

    ARTICLES OF MERGER shall have the meaning set forth in Section 1.5.

    AVERAGE SHARE PRICE shall have the meaning set forth in Section 8.4.

    BUYER shall have the meaning set forth in the Preamble.

    CASH BALANCE shall have the meaning set forth in Section 8.4.

    CERTIFICATES shall have the meaning set forth in Section 3.2(b).

    CLOSING shall have the meaning set forth in Section 3.10.

    CLOSING DATE shall have the meaning set forth in Section 1.5.

    CODE shall mean the Internal Revenue Code of 1986, as amended.

    COMPANY or COMPANIES shall have the meaning set forth in Section 4.1.

    COMPANY BENEFIT PLAN shall have the meaning set forth in
Section 4.14(a)(ii).

    COMPANY ERISA AFFILIATE shall have the meaning set forth in
Section 4.14(a).

    COMPANY PLAN shall have the meaning set forth in Section 4.14(a)(i).

    COMPANY RETURNS shall have the meaning set forth in Section 4.10(a).

    COMPETING TRANSACTION shall have the meaning set forth in Section 6.6.

    CONFIDENTIALITY AGREEMENT shall have the meaning set forth in Section 9.5

    CONSENTS shall mean all consents or approvals of third parties necessary to permit the Merger to be consummated in accordance with this Agreement, without breach of any material contract, permit or other agreement.

    CONSTITUENT CORPORATIONS shall have the meaning set forth in the Preamble.

    CONTRIBUTION shall have the meaning set forth in Section 2.1.

    CONTRIBUTION SUB shall have the meaning set forth in the Preamble.

    DISSENTING SHARES shall have the meaning set forth in Section 3.5.

    EFFECTIVE TIME shall have the meaning set forth in Section 1.5.

    ENVIRONMENTAL LAWS shall have the meaning set forth in Section 4.9(b)(i).

    ERISA shall have the meaning set forth in Section 4.14(a)(i).

    EXCHANGE ACT shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

    EXCHANGE AGENT shall have the meaning set forth in Section 3.2(a).

    EXCHANGE FUND shall have the meaning set forth in Section 3.2(a).

    EXHIBITS shall mean the exhibits attached to this Agreement and referred to in Section 8.12.

    FAIRNESS OPINION shall mean the opinion of FBR, the financial advisor to the Board of Directors of quepasa, to the effect that, as of the date hereof, the consideration to be received in the Merger by quepasa's stockholders is fair to the stockholders of quepasa from a financial point of view.

    FBR shall have the meaning set forth in Section 4.15.

    FRACTIONAL SHARE PRICE shall have the meaning set forth in Section 3.4.

    GAAP shall have the meaning set forth in Section 4.7.

    GOVERNMENTAL AUTHORITY shall mean foreign, domestic, federal, territorial, state, provincial, local or municipal governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department, bureau, official or branch of any of the foregoing.

    HAZARDOUS SUBSTANCES shall have the meaning set forth in Section 4.9(b)(i).

    INDEMNIFIED PARTY or INDEMNIFIED PARTIES shall have the meaning set forth in
Section 6.11.

    INTELLECTUAL PROPERTY means all (i) Patents, (ii) Trademarks, (iii) Trade Names, (iv) web sites, (v) domain names, (vi) copyrights, and (vii) trade secrets (as defined in the Uniform Trade Secrets Act), in each case whether registered or not.

    IRS shall have the meaning set forth in Section 4.14(b).

    JUDGMENT shall mean any order, decree, writ, injunction, award or judgment or any court or other Governmental Authority or any arbitrator.

    KNOWLEDGE--an individual will be deemed to have "knowledge" of a particular fact or matter if such individual is actually aware of such fact or matter or would reasonably be expected to be aware of such fact or matter. A Person (other than an individual) will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving as a director or executive officer (or in a similar capacity) of such Person has actual knowledge of such fact or matter or would reasonably be expected to be aware of such fact or matter.

    LIEN shall mean, with respect to any asset (real, personal or mixed):
(a) any lien, claim, option, charge, security interest, pledge, mortgage or other encumbrance whether imposed by Rule or contract; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

    LOAN shall have the meaning set forth in the Recitals.

    MERGER shall have the meaning set forth in the Recitals.

    MERGER CONSIDERATION shall have the meaning set forth in Section 3.1(c).

    MERGER SUB shall have the meaning set forth in the Preamble.

    MERGER SUB SHARES shall have the meaning set forth in the Recitals.

    NGCL shall have the meaning set forth in Section 1.1.

    OPTION shall have the meaning set forth in Section 3.7.

    ORGANIZATIONAL DOCUMENTS shall mean (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (v) any amendment to any of the foregoing.

    PARENT shall have the meaning set forth in the Preamble.

    PARENT BENEFIT PLAN shall have the meaning set forth in
Section 5.14(a)(ii).

    PARENT BUSINESS shall mean the business and operations of Parent and its Subsidiaries.

    PARENT COMMON STOCK shall have the meaning set forth in Section 3.1(a).

    PARENT CONTRACTS shall have the meaning set forth in Section 5.21.

    PARENT ERISA AFFILIATE shall have the meaning set forth in Section 5.14(a).

    PARENT FINANCIAL STATEMENTS shall have the meaning set forth in
Section 5.7.

    PARENT INTERESTS shall have the meaning set forth in the Recitals.

    PARENT IP shall have the meaning set forth in Section 5.11.

    PARENT INSURANCE POLICIES shall have the meaning set forth in Section 5.19.

    PARENT LIABILITIES shall mean all liabilities or obligations of Parent and its Subsidiaries of whatever nature, whether known or unknown, absolute or contingent, including without limitation (i) any liabilities or obligations of Parent and its Subsidiaries with respect to any debt, liability or trade payable for any period prior to the Effective Time, (ii) any liabilities or obligations of any officer or employee of Parent and its Subsidiaries resulting in a liability or obligation of Parent and its Subsidiaries, and (iii) any liabilities arising under environmental and safety requirements related to any condition in existence prior to the Effective Time.

    PARENT MATERIAL ADVERSE EFFECT shall mean a material adverse effect on the financial condition, assets, profits, liabilities, results of operations or business of Parent and its Subsidiaries taken as a whole, excluding adverse changes in general economic or industry conditions or in the financial or capital markets.

    PARENT MOST RECENT BALANCE SHEET shall have the meaning set forth in
Section 5.7.

    PARENT OPTION PLAN shall have the meaning set forth in Section 3.7.

    PARENT PLAN shall have the meaning set forth in Section 5.14(a)(i).

    PARENT REAL PROPERTY shall mean all real property owned or leased by Parent and its Subsidiaries.

    PARENT RELATED PARTIES shall have the meaning set forth in Section 5.22.

    PARENT RETURNS shall have the meaning set forth in Section 5.10(a).

    PARENT SECURITIES shall have the meaning set forth in Section 5.2(c).

    PARENT WARRANTS shall have the meaning set forth in Section 5.2.

    PATENTS shall mean patents (including all reissues, reexaminations, divisions, continuations in part and extensions thereof), utility models, patent applications and disclosures docketed.

    PENSION BENEFIT GUARANTY CORPORATION shall have the meaning set forth in
Section 4.14(d).

    PER SHARE MERGER CONSIDERATION shall have the meaning set forth in
Section 3.1(a).

    PERMITS shall have the meaning set forth in Section 4.9(b)(viii).

    PERSON shall mean any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization, including a Governmental Authority.

    PROXY STATEMENT shall have the meaning set forth in Section 4.16.

    QUEPASA shall have the meaning set forth in the Preamble.

    QUEPASA BUSINESS shall mean the business and operations of quepasa.

    QUEPASA COMMON STOCK shall mean the common stock, par value $.0001 per share, of quepasa.

    QUEPASA CONTRACTS shall have the meaning set forth in Section 4.23.

    QUEPASA FINANCIAL STATEMENTS shall have the meaning set forth in
Section 4.7.

    QUEPASA INSURANCE POLICY shall have the meaning set forth in Section 4.21.

    QUEPASA IP shall have the meaning set forth in Section 4.11.

    QUEPASA MATERIAL ADVERSE EFFECT shall mean a material adverse effect on the financial condition, assets, profits, liabilities, results of operations or business of quepasa and its Subsidiaries taken as a whole, excluding adverse changes in general economic or industry conditions or in the financial or capital markets.

    QUEPASA MOST RECENT BALANCE SHEET shall have the meaning set forth in
Section 4.7.

    QUEPASA OPTION PLAN shall have the meaning set forth in Section 3.7.

    QUEPASA REAL PROPERTY shall mean all real property leased by quepasa and its Subsidiaries.

    QUEPASA RELATED PARTIES shall have the meaning set forth in Section 4.24.

    QUEPASA SECURITIES shall have the meaning set forth in Section 4.2(c).

    QUEPASA WARRANTS shall have the meaning set forth in Section 3.8.

    REGISTRATION STATEMENT shall have the meaning set forth in Section 4.16.

    REPRESENTATIVE shall have the meaning set forth in Section 7.5(a).

    RETURN or RETURNS means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes. All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

    RULES shall have the meaning set forth in Section 4.9(a).

    SCHEDULES shall mean the schedules attached to this Agreement.

    SEC shall have the meaning set forth in Section 4.4.

    SEC COMMENT LETTER shall have the meaning set forth in Section 4.4.

    SEC REPORTS shall have the meaning set forth in Section 4.4.

    SECURITIES ACT shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

    STOCKHOLDERS MEETING shall have the meaning set forth in Section 4.16.

    SUBSIDIARY shall mean any corporation or entity, at least a majority of the outstanding capital stock, membership interest or other equity interests of which (or any class or classes, however designated, having ordinary voting power for the election of at least a majority of the board of directors or similar governing body of such corporation or entity) shall at the time owned by the relevant Person directly through one or more corporations or other entities which are themselves Subsidiaries.

    SUPERIOR PROPOSAL shall have the meaning set forth in Section 6.5(f).

    SURVIVING CORPORATION shall have the meaning set forth in Section 1.1.

    TAKEOVER PROPOSAL shall have the meaning set forth in Section 6.5(f).

    TAX or TAXES means all federal, state, local, foreign and other net income, gross income, gross receipts, sales use, AD VALOREM, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest any penalties, additions to tax or additional amounts with respect thereto.

    TERMINATION DATE shall have the meaning set forth in Section 8.1(b).

    TERMINATION FEE shall have the meaning set forth in Section 9.3.

    TITLE IV PLAN shall mean a Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

    TRADE NAMES shall mean (i) trade names, (ii) brand names, and (iii) logos used in the quepasa Business or the Parent Business, as the case may be.

    TRADEMARKS shall mean trademarks, service marks, brand marks, registrations thereof, pending applications for registration thereof, and such unregistered rights which are used in the quepasa Business or the Parent Business, as the case may be.

                                                                      APPENDIX B

October 11, 2001

Board of Directors
quepasa.com inc.
One Arizona Center
400 East Van Buren
Phoenix, Arizona 85004

Board of Directors:

    You have requested that Friedman, Billings, Ramsey & Co., Inc. ("FBR") provide you with its opinion as to the fairness, from a financial point of view, of the proposed consideration (to be hereinafter defined) to be received by the holders of shares of quepasa.com, inc. ("quepasa" or the "Company") common stock (the "Stockholders") pursuant to the Amended and Restated Merger Agreement (the "Merger Agreement") between quepasa and Great Western Land and
Recreation, Inc., GWLAR, Inc. and GWLR, LLC (collectively referred to as "GWLR"), dated as of October 11, 2001 (the "Transaction"). The Merger Agreement provides, among other things, that each issued and outstanding share of common stock of quepasa shall be converted into and exchanged solely for the right to receive one share of common stock of GWLR (the "Consideration"). The Merger Agreement will be considered at a special meeting of the Stockholders of quepasa. The terms of the Transaction are more fully set forth in the Merger Agreement which is subject to certain terms and conditions.

    Our opinion is necessarily based upon information made available to us as of the date hereof and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of GWLR common stock actually will be when issued to the Stockholders pursuant to the Merger Agreement or the prices at which shares of GWLR common stock will trade at any time. It should also be understood that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion.

    In rendering this opinion, FBR has not been requested to give, and has not made (i) an opinion addressing the relative merits of the Transaction as compared to other business combinations that might be available to the Company or the Company's underlying business decision to effect the Transaction, or
(ii) an opinion on matters of a legal, regulatory, tax or accounting nature related to the Transaction.

    FBR did not assume responsibility for verifying, and did not independently verify, any financial information or other information concerning quepasa or GWLR furnished to it by quepasa or GWLR, or the publicly-available financial and other information regarding quepasa or GWLR and any subsidiaries thereof. FBR has assumed that all such information is accurate and complete and has no reason to believe otherwise. FBR has further relied on the assurances of management of quepasa and GWLR that they are not aware of any facts that would make such financial or other information relating to such entities inaccurate or misleading. FBR did not conduct appraisals of the real estate properties owned by GWLR (the "Properties"), however quepasa did retain Cushman & Wakefield of Texas, Inc. ("Cushman & Wakefield") to review the existing appraisals of the Properties (the "Appraisals") which were conducted by various real estate appraisers, all of whom have been certified as Members of the Appraisal Institute ("MAI").

    With respect to financial forecasts for quepasa provided to FBR by its management, FBR has assumed, for purposes of this opinion, that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of such management at the time of preparation as to the future financial status of quepasa.

    In delivering this opinion, FBR has completed the following tasks:

1. reviewed publicly available information concerning quepasa that we believe to be relevant to our analysis, including the quepasa Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 1999, as amended on May 18, 2001, and Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed on September 20, 2001;

2. reviewed quepasa's unaudited, quarterly financial statements filed with the SEC on Form 10-Q filed with the SEC for the quarters ended March, 31, 2000, June 30, 2000 and September 30, 2000, all as amended on August 15, 2001, and Quarterly Reports on Form 10-Q for the three months ended March 31, 2001 and June 30, 2001, filed with the SEC on September 21, 2001 and September 24, 2001, respectively;

3. discussed the financial condition, future cash flow position and prospects of quepasa with the Company's management and Quepasa's board of directors (the "quepasa Board" or the "Board");

4. discussed the reasonableness of the remaining legal obligations of the Company with quepasa's management, the Board and the Compensation Committee of quepasa's Board and with the Board's consent, have relied upon their conclusion that such expenses are reasonable, including the resolution of the Company's leased office space and management contracts;

5. reviewed the trading history of the Company's common stock from June 24, 1999 through October 10, 2001 and the trading history with those of other companies that we deemed relevant or comparable;

6. contacted potential merger partners beginning in May 2000 through July 2001 to discuss the sale of the Company and reviewed the results of our efforts to solicit indications of interest from third parties with respect to a purchase of the Company;

7. reviewed a possible liquidation of the Company, including the cash that would be distributed to the Company's Stockholders in connection with such liquidation;

8. assisted the Company in its attempt to sell the Company's subsidiaries along with other assets of the Company;

9. reviewed and analyzed the Merger Agreement and the specific terms of the Transaction;

10. reviewed the Appraisals of the Properties, and the Cushman and Wakefield report delivered to quepasa which opines on the completeness of the Appraisals and the reasonableness of the methodology utilized in the Appraisals and the value conclusions outlined in the Appraisals, including Cushman and Wakefield's opinion that a value indication in the range of $5 million is appropriate for the Willow Springs ranch;

11. had discussions with the management of GWLR and quepasa concerning the business, operations, assets, financial condition and prospects of GWLR;

12. reviewed financial and operating information with respect to the business, operations and prospects of GWLR furnished to us by GWLR for the fiscal years ended 1999 and 2000 and the unaudited financial results for the three and six month periods ended March 31, 2001 and June 30, 2001, respectively; and

13. performed such other analyses and reviewed and analyzed such other information as FBR deemed appropriate.

    FBR, as part of its institutional brokerage, research and investment banking practice, is regularly engaged in the valuation of securities and the evaluation of transactions in connection with mergers and acquisitions as well as business valuations for other corporate purposes for technology and real estate related companies.

    FBR has acted as a financial advisor to quepasa in connection with the Transaction and will receive a fee for services rendered.

    Based upon and subject to the foregoing, as well as any such other matters as we consider relevant, it is FBR's opinion, as of the date hereof, that the Transaction is fair, from a financial point of view, to the Stockholders of quepasa.

    This letter is solely for the information of the quepasa Board and Stockholders of quepasa and may not be relied upon by any other person or used for any other purpose, reproduced, disseminated, quoted from or referred to without FBR's prior written consent; provided, however, this letter may be referred to and reproduced in its entirety in proxy materials sent to the Stockholders in connection with the solicitation of approval for the Transaction.

Very truly yours,
FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                                                                      APPENDIX C

                          CERTIFICATE OF INCORPORATION
                                       OF
                    GREAT WESTERN LAND AND RECREATION, INC.

    FIRST: The name of the Corporation is Great Western Land and Recreation,
Inc.

    SECOND: The registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent is The Corporation Trust Company.

    THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the 'GCL').

    FOURTH: The Corporation shall be authorized to issue two classes of shares of capital stock, to be designated, respectively, 'Common Stock' and 'Preferred Stock.' The total number of shares of Common Stock and Preferred Stock that the Corporation shall have authority to issue is Seventy Million (70,000,000) of which Fifty Million (50,000,000) shares shall be Common Stock and Twenty Million (20,000,000) shares shall be Preferred Stock. The par value of the shares of Common Stock is $0.001 per share. The par value of the shares of Preferred Stock is $0.001 per share.

    The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof, including, but not limited to, the fixing or alteration of the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of the shares of that series, but not below the number of shares of that series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of that series.

    FIFTH: The name and mailing address of the incorporator is:

Edward M. Zachary                      Gallagher & Kennedy, P.A.
                                       2575 East Camelback Road
                                       Phoenix, Arizona 85016

    SIXTH: The number of directors which shall comprise the initial Board of Directors of the Corporation shall be one (1). The name and address of the initial director is:

Jay N. Torok                           5115 North Scottsdale Road,
                                       Suite 101
                                       Scottsdale, Arizona 85250

The size of the Board of Directors may be increased or decreased in the manner provided in the Bylaws of the Corporation.

    All corporate powers of the Corporation shall be exercised by or under the direction of the Board of Directors except as otherwise provided herein or by law.

    SEVENTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

    EIGHTH: The Board of Directors may adopt bylaws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the GCL, and may cause the Corporation to purchase and maintain insurance, at the Corporation's expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, limited liability company or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person against such liability. The Corporation may also create a trust fund, grant a security interest and/or use other means (including, but not limited to, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing, to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

    NINTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

    TENTH: No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board.

    ELEVENTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.

    TWELFTH: Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.

    THIRTEENTH: In addition to the powers conferred on the Board by this Certificate of Incorporation and by the GCL, and without limiting the generality thereof, the Board is specifically authorized from time to time, by resolution of the Board without additional authorization by the stockholders of the Corporation, to adopt, amend or repeal the Bylaws of the Corporation, in such form and with such terms as the Board may determine, including, without limiting the generality of the foregoing, Bylaws relating to: (A) regulation of the procedure for submission by stockholders of nominations of persons to be elected to the Board; (B) regulation of the attendance at annual or special meetings of the stockholders of persons other than holders of record or their proxies; and
(C) regulation of the business that may properly be brought by a stockholder of the Corporation before an annual or special meeting of stockholders of the Corporation.

    FOURTEENTH: Section 203 of the GCL shall not be applicable to this Corporation.

    IN WITNESS WHEREOF, I, the undersigned, being the Incorporator hereinabove stated, set my hand this 22nd day of June, 2001.

                                               /s/ EDWARD M. ZACHARY
                                               --------------------------------------------
                                               Edward M. Zachary, Incorporator

                                                                      APPENDIX D

                                     BYLAWS
                                       OF
                    GREAT WESTERN LAND AND RECREATION, INC.
                             A DELAWARE CORPORATION
                           DATED AS OF JUNE 22, 2001

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                            --------
                                     ARTICLE I
                                      OFFICES
Section 1.01  Principal Office............................................     D-4
Section 1.02  Other Offices...............................................     D-4

                                    ARTICLE II
                              MEETINGS OF STOCKHOLDERS
Section 2.01  Place of Meetings...........................................     D-4
Section 2.02  Annual Meetings.............................................     D-4
Section 2.03  Special Meetings............................................     D-4
Section 2.04  Notice and Purpose of Meetings; Waiver......................     D-4
Section 2.05  Voting List, Right to Examine...............................     D-5
Section 2.06  Quorum......................................................     D-5
Section 2.07  Voting......................................................     D-5
Section 2.08  Judges of Election..........................................     D-6
Section 2.09  Consent of Stockholders in Lieu of Meeting..................     D-6
Section 2.10  Business Conducted at Annual Meetings.......................     D-6
Section 2.11  Nominations of Directors....................................     D-7

                                    ARTICLE III
                                 BOARD OF DIRECTORS
Section 3.01  Powers......................................................     D-8
Section 3.02  Number, Term of Office and Vacancies........................     D-8
Section 3.03  Annual Organizational Meeting...............................     D-8
Section 3.04  Regular and Special Meetings................................     D-8
Section 3.05  Quorum; Interested Directors................................     D-8
Section 3.06  Committees..................................................     D-9
Section 3.07  Action of Directors in Lieu of Meeting......................     D-9
Section 3.08  Attendance Via Telecommunications...........................    D-10
Section 3.09  Compensation................................................    D-10

                                    ARTICLE IV
                             NOTICE--WAIVERS--MEETINGS
Section 4.01  Notice, What Constitutes....................................    D-10
Section 4.02  Waiver of Notice............................................    D-10

                                     ARTICLE V
                                      OFFICERS
Section 5.01  Number, Qualifications and Resignation......................    D-10
Section 5.02  Term of Office..............................................    D-11
Section 5.03  Subordinate Officers, Committees and Agents.................    D-11
Section 5.04  The President...............................................    D-11
Section 5.05  The Vice President..........................................    D-11
Section 5.06  The Secretary...............................................    D-11
Section 5.07  The Assistant Secretaries...................................    D-11
Section 5.08  The Treasurer...............................................    D-11
Section 5.09  The Assistant Treasurers....................................    D-12
Section 5.10  The Chairman of the Board of Directors......................    D-12
Section 5.11  The Chief Executive Officer.................................    D-12

                                                                              PAGE
                                                                            --------
                                    ARTICLE VI
                               CERTIFICATES OF STOCK
Section 6.01  Issuance....................................................    D-12
Section 6.02  Subscriptions for Shares....................................    D-12
Section 6.03  Transfers...................................................    D-12
Section 6.04  Share Certificate...........................................    D-12
Section 6.05  Record Holder of Shares.....................................    D-12
Section 6.06  Lost, Destroyed, Mutilated or Stolen Certificates...........    D-13
Section 6.07  Transfer Agent and Registrar................................    D-13
Section 6.08  Record Date.................................................    D-13

                                    ARTICLE VII
                                  INDEMNIFICATION
Section 7.01  Right to Indemnification....................................    D-13
Section 7.02  Prepayment of Expenses......................................    D-13
Section 7.03  Claims......................................................    D-13
Section 7.04  Nonexclusivity of Rights....................................    D-14
Section 7.05  Other Indemnification.......................................    D-14
Section 7.06  Amendment or Repeal.........................................    D-14

                                   ARTICLE VIII
                                     AMENDMENTS
Section 8.01  Amendments by Stockholders..................................    D-14
Section 8.02  Amendments by Directors.....................................    D-14

                                    ARTICLE IX
                                   MISCELLANEOUS
Section 9.01  Reserves....................................................    D-14
Section 9.02  Authorized Signer...........................................    D-14
Section 9.03  Fiscal Year.................................................    D-14
Section 9.04  Corporate Seal..............................................    D-14
Section 9.05  Severability................................................    D-14

                                     BYLAWS
                                       OF
                    GREAT WESTERN LAND AND RECREATION, INC.

                                   ARTICLE I
                                    OFFICES

    Section 1.01 PRINCIPAL OFFICE. The registered office of the Corporation shall be 1209 Orange Street, City of Wilmington, County of New Castle, Delaware. The name of the Corporation's registered agent is The Corporation Trust Company. The principal place of business of the Corporation is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware.

    Section 1.02 OTHER OFFICES. The Corporation may also have offices at other places within and without the State of Delaware as the board of directors may from time to time determine or as the business of the Corporation may require.

                                   ARTICLE II
                            MEETINGS OF STOCKHOLDERS

    Section 2.01 PLACE OF MEETINGS. Meetings of stockholders shall be held at the place, within or without the State of Delaware, as shall be designated from time to time by the board of directors.

    Section 2.02 ANNUAL MEETINGS. Annual meetings of stockholders shall, unless otherwise provided by the board of directors, be held on the second Tuesday in March of each calendar year, commencing in 2002, if not a legal holiday, and if a legal holiday, then on the next full business day following, at 10:00 o'clock a.m., at which time they shall elect a board of directors and transact the other business as may properly be brought before the meeting.

    Section 2.03  SPECIAL MEETINGS.

    (a) Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the board of directors, by the president, or by stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote.

    (b) At any time, upon written request to the secretary of the Corporation by any person or persons authorized to call a special meeting of stockholders, which written request shall state the purposes for the special meeting, the secretary of the Corporation shall set the place, date and time of the special meeting and shall deliver notice of the special meeting in accordance with section 2.04 hereof. If the secretary fails to set the place, date and time of the meeting or deliver the notice, the person calling the meeting may do so.

    (c) Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

    Section 2.04  NOTICE AND PURPOSE OF MEETINGS; WAIVER.

    (a) Written notice stating the place, date and time of meetings of stockholders and, in case of a special meeting of stockholders, the purpose or purposes for which the meeting is called, shall be delivered to each stockholder of record entitled to vote at the meeting at his or her address of record, at least ten (10) but not more than sixty (60) days prior to the date of the meeting. If mailed, the notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the stock transfer books of the Corporation.

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    (b) No action taken at any meeting of stockholders shall be void because the action was not specified as a purpose of the meeting in the applicable notice of the meeting provided the meeting is not a special meeting and if, in the notice of the meeting, it is stated that the purpose of the meeting shall also be to consider all other matters which could properly be brought before the meeting.

    (c) Whenever the language of a proposed resolution is included in a written notice of a meeting of stockholders, that resolution may be adopted at that meeting with any deletions, additions, modifications and amendments as are deemed appropriate by the vote of the requisite number of shares of the Corporation present at the meeting, either in person or by proxy; provided, however, that those deletions, additions, modifications and amendments will not materially alter or modify the original purpose of the resolution without further notice to stockholders not present in person or proxy.

    Section 2.05 VOTING LIST, RIGHT TO EXAMINE. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order with the address of and number of voting shares registered in the name of each stockholder. The list shall be open for ten (10) days to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of meeting, or, if not so specified, at the place where the meeting is to be held, and shall be produced and kept open at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list of stockholders or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

    Section 2.06 QUORUM. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, the quorum shall not be present or represented at any meeting of stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time without notice other than announcement at the meeting if the adjournment is not for more than thirty (30) days and a new record date is not fixed for the adjourned meeting, until a quorum shall be present or represented. If a quorum shall be present or represented at the adjourned meeting, any business may be transacted that might have been transacted at the original meeting.

    Section 2.07  VOTING.

    (a) When a quorum is present at any meeting, the affirmative vote of the holders of shares of stock having a majority of the votes that could be cast by the holders of all shares of stock entitled to vote thereon that are present at such meeting, either in person or by proxy, shall decide any question brought before the meeting, unless the question is one upon which by express provision of the statutes, the Certificate of Incorporation or these Bylaws a different vote is required, in which case the express provision shall govern and control the decision of the question.

    (b) Subject to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of the capital stock having voting power held by the stockholder.

    (c) Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not

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irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the secretary of the Corporation.

    (d) The vote on any matter, including the election of directors, need not be by written ballot.

    Section 2.08  JUDGES OF ELECTION.

    (a) Before any meeting of stockholders, the board of directors may appoint judges of election, who need not be stockholders, to act at that meeting or any adjournment thereof. If judges of election are not so appointed, the chairman of the meeting shall appoint judges of election upon the demand of any stockholder or his or her proxy present at the meeting and before voting begins. The number of judges of election shall be either one (1) or, upon demand of a stockholder, three (3), as to be determined in the case of judges of election appointed by a vote of the majority of the shares of the voting common stock of the Corporation present and entitled to vote at the meeting, whether in person or by proxy. If there are three (3) judges of election, the decision, act or certification of a majority of those judges shall be effective in all respects as the decision, act or certification of all.

    (b) No person who is a candidate for an office to which the election relates may act as a judge of election.

    (c) In case any person appointed as a judge of election fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the board of directors before the meeting is convened, or by the chairman of the meeting during a meeting.

    (d) If judges of election are appointed pursuant to this section 2.08, they shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, and the validity and effect of proxies. The judges of election shall also receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes, determine the result, and do those other acts as may be proper to conduct and tally the vote or election with fairness to all stockholders.

    (e) On request of the chairman of the meeting or of any stockholder or his or her proxy, the judges of election shall make a report in writing of any challenge or question or matter determined by them, and execute a certificate setting forth any fact found by them.

    Section 2.09 CONSENT OF STOCKHOLDERS IN LIEU OF MEETING. Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action by any provisions of the statutes, the meeting and vote of stockholders may be dispensed with if all the stockholders who would have been entitled to vote, or less than all but not less than the holders of a majority of the stock entitled to vote upon the action if the meeting were held, shall consent in writing to the corporate action being taken, provided that the written consent shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted, and provided that prompt notice must be given to all stockholders of the taking of corporate action without a meeting and by less than unanimous written consent.

    Section 2.10 BUSINESS CONDUCTED AT ANNUAL MEETINGS. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be: (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (B) otherwise properly brought before the meeting by or at the direction of the board of directors, or (C) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than one-hundred-twenty (120) calendar days in advance of the date specified in the Corporation's proxy statement released to

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stockholders in connection with the previous year's annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year's proxy statement, notice by the stockholder to be timely must be so received a reasonable time before the solicitation is made. A stockholder's notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business, (iii) the class and number of shares of the Corporation that are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) subsequent to the Corporation's becoming subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in his or her capacity as a proponent to a stockholder proposal. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this paragraph. The chair of the annual meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and in accordance with the provisions of this paragraph, and, if the chair should so determine, he or she shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.

    Section 2.11 NOMINATIONS OF DIRECTORS. Only persons who are nominated in accordance with the procedures set forth in this paragraph shall be eligible for election as directors. Nominations of persons for election to the board of directors of the Corporation may be made at a meeting of stockholders by or at the direction of the board of directors or by any stockholder of the Corporation entitled to vote in the election of directors at the meeting; provided, however, such nominations, other than those made by or at the direction of the board of directors, shall be made pursuant to timely notice in writing to the secretary of the Corporation in accordance with the provisions of the immediately prior paragraph of this Section. Such stockholder's notice shall set forth (i) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Corporation that are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (E) any other information relating to such person that is required to be disclosed (or would be required were the Corporation subject to the reporting requirements of the Exchange Act) in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person's written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and
(ii) as to such stockholder giving notice, the information required to be provided pursuant to the immediately prior paragraph of this Section. At the request of the board of directors, any person nominated by a stockholder for election as a director shall furnish to the secretary of the Corporation that information required to be set forth in the stockholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this paragraph. The chair of the meeting shall, if the facts warrants, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and if the chair should so determine, he or she shall so declare at the meeting, and the defective nomination shall be disregarded.

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                                  ARTICLE III
                               BOARD OF DIRECTORS

    Section 3.01 POWERS. The business and affairs of the Corporation shall be managed by or under the direction of its board of directors which shall exercise all the powers of the Corporation and do all the lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

    Section 3.02  NUMBER, TERM OF OFFICE AND VACANCIES.

    (a) The board of directors shall consist of not less than one (1) nor more than fifteen (15) members. The number of directors may be increased or decreased from time to time by resolution of the board of directors, but no decrease in the number of directors shall change the term of any director in office at the time thereof. The directors shall be elected at the annual meeting of stockholders, except as provided in paragraph (b) of this section 3.02, and each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any director may resign at any time upon written notice to the Corporation. Directors need not be stockholders.

    (b) Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, and each of the directors so chosen shall hold office until the next annual election and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

    (c) Any director or the entire board of directors may be removed, with or without cause, at any time by the holders of a majority of the shares then entitled to vote at an election of directors, and the vacancy in the board of directors caused by the removal may be filled by the directors in accordance with Section 3.02(b) or by the stockholders in accordance with Section 2(ii) at the time of the removal or at any time thereafter.

    Section 3.03 ANNUAL ORGANIZATIONAL MEETING. The first meeting of each newly elected board of directors shall be held within thirty (30) days after the adjournment of the annual meeting of stockholders. No notice of the meeting shall need be given to the directors in order to legally constitute the meeting, provided a quorum shall be present and provided the organizational meeting is held generally at the time and at the place of the meeting of stockholders at which the board of directors were elected. In the event the meeting is not so held, the meeting may be held at the time and place as shall be specified in a notice given as hereinafter provided for special meetings of the board of directors.

    Section 3.04 REGULAR AND SPECIAL MEETINGS. The board of directors of the Corporation or any committee thereof may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the board of directors may be held without notice at the time and at the place as shall from time to time be determined by the board of directors. Special meetings of the board of directors may be called by the president, and the president or the secretary shall call a special meeting upon request of two directors. If given personally, by telephone, facsimile or telegram, the notice shall be given at least the day prior to the meeting. Notice may be given by mail if it is mailed at least three (3) days before the meeting. The notice need not specify the business to be transacted. In the event of an emergency which in the judgment of the president requires immediate action, a special meeting may be convened without notice, consisting of those directors who are immediately available in person or by telephone and can be joined in the meeting in person or by conference telephone. The actions taken at the meeting shall be valid if at least a quorum of the directors participates either personally or by conference telephone.

    Section 3.05  QUORUM; INTERESTED DIRECTORS.

    (a) At meetings of the board of directors, a majority of the directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which

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there is a quorum shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

    (b) No contract or transaction shall be void or voidable solely because the contract or transaction is between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, limited liability company, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest; nor shall any contract or transaction be void or voidable solely because the director or officer is present at or participates in the meeting of the board of directors or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for the purpose, if:

        (1) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

        (2) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

        (3) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee thereof, or the stockholders.

    (c) Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

    Section 3.06  COMMITTEES.

    (a) The board of directors may, by resolution passed by a majority of the whole board of directors, designate one or more committees of the board of directors, each committee to consist of one or more of the directors of the Corporation, which, to the extent provided by law and in the resolution, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the Corporation, which power shall not include the power and authority to (1) declare a dividend; (2) authorize the issuance of stock; (3) amend the Certificate of Incorporation; (4) adopt an agreement of merger or consolidation; (5) recommend to the stockholders the sale, lease or exchange of all or substantially all the Corporation's property or assets; (6) recommend to the stockholders a dissolution of the Corporation or a revocation of a dissolution; or (7) amend the Bylaws of the Corporation. The committee or committees shall have the name or names as may be determined from time to time by resolution adopted by the board of directors.

    (b) Unless the board of directors designates one or more directors as alternate members of any committee, who may replace an absent or disqualified member at any meeting of the committee, the members of any committee present at any meeting and not disqualified from voting may, whether or not they constitute a quorum, unanimously appoint another member of the board of directors to act at the meeting in the place of any absent or disqualified member of the committee. At meetings of any committee, a majority of the members or alternate members of the committee shall constitute a quorum for the transaction of business and the act of a majority of members or alternate members present at any meeting at which there is a quorum shall be the act of the committee.

    (c) The committees shall keep regular minutes of their proceedings.

    Section 3.07 ACTION OF DIRECTORS IN LIEU OF MEETING. Any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the board of directors or of the committee, as

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the case may be, and the written consent is filed with the minutes of proceedings of the board of directors or committee.

    Section 3.08 ATTENDANCE VIA TELECOMMUNICATIONS. The members of the board of directors or any committee thereof may participate in a meeting of the board of directors or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. The participation shall constitute presence in person at the meeting for purposes of determining a quorum and for voting.

    Section 3.09 COMPENSATION. The directors may be paid their expenses of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors and/or a stated salary as director. No payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like reimbursement and compensation for attending committee meetings.

                                   ARTICLE IV
                           NOTICE--WAIVERS--MEETINGS

    Section 4.01 NOTICE, WHAT CONSTITUTES. Whenever written notice is required to be given to any person under the provisions of the Certificate of Incorporation, these Bylaws, or the General Corporation Law of the State of Delaware, as amended from time to time (the 'GCL'), it may be given to that person, either personally or by sending a copy thereof through the mail, or by telegraph, charges prepaid, or by facsimile to his or her address appearing on the books of the Corporation, or supplied by him or her in writing to the Corporation for the purpose of notice. Except as otherwise expressly set forth in the Certificate of Incorporation, these Bylaws, or the GCL, if the notice is sent by mail, it shall be deemed to have been given to the person entitled thereto forty-eight (48) hours after it is deposited in the United States mail, postage prepaid, return receipt requested, or, if sent by telegraph, twenty-four
(24) hours after it is deposited with a telegraph office for transmission to the person entitled thereto, or, if sent by facsimile, twelve (12) hours after it has been transmitted to the person, as the applicable case may be.

    Section 4.02  WAIVER OF NOTICE.

    (a) Whenever any written notice is required to be given under the provisions of the Certificate of Incorporation, these Bylaws, or the GCL, as amended from time to time, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated herein, shall be deemed equivalent to the giving of the notice.

    (b) Attendance of a person (in the case of a stockholder, either in person or by proxy) at any meeting shall constitute a waiver of notice of the meeting, except when a person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

                                   ARTICLE V
                                    OFFICERS

    Section 5.01 NUMBER, QUALIFICATIONS AND RESIGNATION. The officers of the Corporation shall be chosen by the board of directors at its first meeting, and thereafter after each annual meeting of stockholders. The officers to be elected may include a president, a vice president, a secretary and a treasurer. The board of directors may also choose a chief executive officer and one or more vice presidents and additional officers or assistant officers as it may deem advisable. Any number of offices may be held by the same person. Officers may, but need not, be directors or stockholders of the Corporation. The board of directors may elect from among the members of the board of directors a chairman of the board of directors and a vice chairman of the board of directors who shall not be

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considered officers of the Corporation unless the board of directors specifically designates them as officers at the time of election, or at any time thereafter.

    Section 5.02 TERM OF OFFICE. The officers of the Corporation shall hold office at the pleasure of the board of directors. Each officer shall hold his or her office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Any officer elected or appointed by the board of directors may be removed at any time by the board of directors, with or without cause. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise shall be filled by the board of directors.

    Section 5.03 SUBORDINATE OFFICERS, COMMITTEES AND AGENTS. The board of directors may elect any other officers and appoint any committees, employees or other agents as it desires who shall hold their offices for the terms and shall exercise the powers and perform the duties as shall be determined from time to time by the board of directors as may be required by the business of the Corporation. The directors may delegate to any officer or committee the power to elect subordinate officers and retain or appoint employees or other agents.

    Section 5.04 THE PRESIDENT. The president shall preside at all meetings of stockholders, shall have general and active management of the business of the Corporation, and shall see that all orders and resolutions of the board of directors are carried into effect. The president shall execute on behalf of the Corporation and may affix the seal or cause the seal to be affixed to all instruments requiring the execution, except to the extent the signing and execution thereof shall be expressly delegated and authorized by the board of directors to some other officer or agent of the Corporation.

    Section 5.05 THE VICE PRESIDENT. Each vice president shall perform all duties incident to the office of vice president; provided, however, those individuals who are appointed vice president of a certain area or department, such as vice president of marketing, shall perform only those duties incident to such area or department. All vice presidents shall perform such other duties as from time to time may be assigned by the board of directors or the president.

    Section 5.06 THE SECRETARY. The secretary shall act under the direction of the president. Subject to the direction of the president the secretary shall attend all meetings of the board of directors and all meetings of stockholders and record the proceedings in a book to be kept for that purpose and shall perform like duties for the committees designated by the board of directors when required. The secretary shall give, or cause to be given, notice of all meetings of stockholders and special meetings of the board of directors, and shall perform the other duties as may be prescribed by the president or the board of directors or as are incident to his or her office. The secretary shall keep in safe custody the seal of the Corporation, if one exists, and cause it to be affixed to any instrument requiring it.

    Section 5.07 THE ASSISTANT SECRETARIES. The assistant secretaries in the order of their seniority, unless otherwise determined by the president or the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary. They shall perform the other duties and have the other powers as the president or the board of directors may from time to time prescribe.

    Section 5.08 THE TREASURER. The treasurer shall act under the direction of the president. Subject to the direction of the president the treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in the depositories as may be designated by the board of directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the president or the board of directors, taking proper vouchers for the disbursements, and shall render to the president and the board of directors, at its regular meetings, or when the board of directors so requires, an account of all his or her transactions as treasurer and of the financial condition of the Corporation. The treasurer

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shall perform such other duties as may be prescribed by the president or the board of directors or as are incident to his or her office.

    Section 5.09 THE ASSISTANT TREASURERS. The assistant treasurers in the order of their seniority, unless otherwise determined by the president or the board of directors, shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. They shall perform the other duties and have the other powers as the president or the board of directors may from time to time prescribe.

    Section 5.10 THE CHAIRMAN OF THE BOARD OF DIRECTORS. The chairman of the board of directors or in his or her absence, the president, shall preside at all meetings of the board of directors and shall perform all other duties as may from time to time be requested of him or her by the board of directors.

    Section 5.11 THE CHIEF EXECUTIVE OFFICER. The board of directors may designate a chief executive officer who shall perform all other duties as from time to time may be requested of him or her by the board of directors. In the absence of the designation, the president shall serve as the chief executive officer.

                                   ARTICLE VI
                             CERTIFICATES OF STOCK

    Section 6.01 ISSUANCE. The interest of each stockholder in the Corporation shall be evidenced by certificates for shares of stock. The share certificates of the Corporation shall be numbered and registered in the share ledger and transfer books of the Corporation as they are issued. They shall be signed by any two officers, and may bear the corporate seal, which signatures may be a facsimile, engraved or imprinted. In case any officer who has signed or whose facsimile signature has been placed upon any share certificate shall have ceased to be an officer because of death, resignation or otherwise before the certificate is issued, it may be issued by the Corporation with the same effect as if the officer had not ceased to be an officer because of death, resignation or otherwise as of the date of its issue.

    Section 6.02 SUBSCRIPTIONS FOR SHARES. Unless the subscription agreement provides otherwise, subscriptions for shares, regardless of the time when they are made, shall be paid at that time as shall be specified by the board of directors. All calls for payments on subscriptions shall carry the same terms with regard to all shares of the same class.

    Section 6.03 TRANSFERS. Transfers of shares of the capital stock of the Corporation shall be made on the books of the Corporation by the registered owner thereof, or by his or her duly authorized attorney, with a transfer clerk or transfer agent appointed as provided in section 6.07 hereof, and upon surrender of the certificate or certificates for the shares properly endorsed and with all taxes thereon paid.

    Section 6.04 SHARE CERTIFICATE. Certificates for shares of the Corporation shall be in the form provided by statute and approved by the board of directors. The share record books and the blank share certificate books shall be kept by the secretary of the Corporation or by any agency designated by the board of directors for that purpose. Every certificate exchanged or returned to the Corporation shall be marked 'Cancelled,' with the date of cancellation noted thereon.

    Section 6.05 RECORD HOLDER OF SHARES. The Corporation shall be entitled to treat the person in whose name any share or shares of the Corporation stand on the books of the Corporation as the absolute owner thereof, and shall not be bound to recognize any equitable or other claim to, or interest in, the share or shares on the part of any other person. However, if any transfer of shares is made only for the purpose of furnishing collateral security, and that fact is made known to the secretary of the Corporation, or to the Corporation's transfer clerk or transfer agent, an entry of the transfer shall record that fact.

                                      D-12
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    Section 6.06  LOST, DESTROYED, MUTILATED OR STOLEN CERTIFICATES.  The holder of any shares of the Corporation shall immediately notify the Corporation of any loss, destruction, mutilation or theft of the certificate therefor, and the board of directors may, in its discretion, cause a new certificate or certificates to be issued to him or her, in case of mutilation of the certificate, upon the surrender of the mutilated certificate, or, in case of loss, destruction or theft of the certificate, upon satisfactory proof of the loss, destruction or theft, and, if the board of directors shall so determine, the submission of a properly executed lost security affidavit and indemnity agreement, or the deposit of a bond in the form and in the sum, and with the surety or sureties, as the board of directors directs.

    Section 6.07 TRANSFER AGENT AND REGISTRAR. The board of directors may appoint one (1) or more transfer agents or transfer clerks and one (1) or more registrars, and may require all certificates for shares to bear the signature or signatures of any of them.

    Section 6.08 RECORD DATE. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which record date shall not be more than sixty (60) nor less than ten (10) days before the date of the meeting and not more than sixty (60) days prior to any other action. A determination of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

                                  ARTICLE VII
                                INDEMNIFICATION

    Section 7.01 RIGHT TO INDEMNIFICATION. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a 'proceeding'), by reason of the fact that he or she or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, limited liability company, enterprise or nonprofit entity, including service with respect to employee benefit plans (an 'indemnitee'), against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such indemnitee. The Corporation shall be required to indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if the initiation of such proceeding (or part thereof) by the indemnitee was authorized by the board of directors of the Corporation.

    Section 7.02 PREPAYMENT OF EXPENSES. The Corporation shall pay the expenses (including attorneys' fees) incurred by an indemnitee in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article or otherwise.

    Section 7.03 CLAIMS. If a claim for indemnification or payment of expenses under this Article is not paid in full within sixty (60) days after a written claim therefor by the indemnitee has been received by the Corporation, the indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the indemnitee was not entitled to the requested indemnification or payment of expenses under applicable law.

                                      D-13
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    Section 7.04  NONEXCLUSIVITY OF RIGHTS.  The rights conferred on any person by this Article VII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

    Section 7.05 OTHER INDEMNIFICATION. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

    Section 7.06 AMENDMENT OR REPEAL. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

                                  ARTICLE VIII
                                   AMENDMENTS

    Section 8.01 AMENDMENTS BY STOCKHOLDERS. The Bylaws may be amended by the stockholders at any annual or special meeting of stockholders, provided notice of intention to amend shall have been contained in the notice of the meeting.

    Section 8.02 AMENDMENTS BY DIRECTORS. The board of directors by a majority vote of the whole board of directors at any meeting may amend these Bylaws, including Bylaws adopted by the stockholders, provided the stockholders may from time to time specify particular provisions of the Bylaws that shall not be amended by the board of directors.

                                   ARTICLE IX
                                 MISCELLANEOUS

    Section 9.01 RESERVES. There may be set aside out of any funds of the Corporation available for dividends the sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for the purchase of additional property, or for such other purpose or purposes as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any reserve.

    Section 9.02 AUTHORIZED SIGNER. All checks or demands for money and notes of the Corporation shall be signed by the officer or officers or the other person or persons as the board of directors may from time to time designate by resolution.

    Section 9.03 FISCAL YEAR. The fiscal year of the Corporation shall be fixed by resolution of the board of directors.

    Section 9.04 CORPORATE SEAL. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words 'Corporate Seal, Delaware.' The seal may be used by causing it or a facsimile thereof to be impressed, affixed or in any other manner reproduced.

    Section 9.05 SEVERABILITY. If any provision of these Bylaws shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of these Bylaws shall not in any way be affected or impaired thereby and to the fullest extent possible, the provisions of these Bylaws shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

                                 CERTIFICATION

    I hereby certify that the foregoing Bylaws were adopted by unanimous written consent of the board of directors of the Corporation as of June 22, 2001.

                                               /s/ JAY N. TOROK
                                               --------------------------------------------
                                               Jay N. Torok, Secretary

                                      D-14
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                       NEVADA DISSENTERS' RIGHTS STATUTE

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.305 "Beneficial stockholder" defined. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

NRS 92A.310 "Corporate action" defined. "Corporate action" means the action of a domestic corporation.

NRS 92A.315 "Dissenter" defined. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

NRS 92A.320 "Fair value" defined. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

NRS 92A.325 "Stockholder" defined. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

NRS 92A.330 "Stockholder of record" defined. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

NRS 92A.335 "Subject corporation" defined. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

    1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

    2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

    1. Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

       (a) Consummation of a plan of merger to which the domestic corporation is a party:

           (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or

           (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.

       (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

       (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

    2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

    1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

       (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

       (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

           (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

                (I) The surviving or acquiring entity; or

               (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

           (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

    2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

    1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

    2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

       (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

       (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

NRS 92A.410 Notification of stockholders regarding right of dissent.

    1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

    2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

NRS 92A.420 Prerequisites to demand for payment for shares.

    1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

       (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

       (b) Must not vote his shares in favor of the proposed action.

    2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.

    1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

    2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

       (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

       (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

       (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

       (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

       (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.

    1.  A stockholder to whom a dissenter's notice is sent must:

       (a) Demand payment;

       (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

       (c) Deposit his certificates, if any, in accordance with the terms of the notice.

    2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

    3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

    1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

    2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

NRS 92A.460 Payment for shares: General requirements.

    1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

       (a) Of the county where the corporation's registered office is located;
           or

       (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

    2.  The payment must be accompanied by:

       (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

       (b) A statement of the subject corporation's estimate of the fair value of the shares;

       (c) An explanation of how the interest was calculated;

       (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

       (e) A copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter's notice.

    1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

    2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

    1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

    2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

    1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

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
    3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

    4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

       (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

       (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.

    1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

    2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

       (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

       (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

    3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

    4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

    5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

                               QUEPASA.COM, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                               FEBRUARY 28, 2002

      THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                               QUEPASA.COM, INC.

    The undersigned stockholder of quepasa.com, inc. hereby appoints Robert J. Taylor and Gary L. Trujillo, or either of them, with full power of substitution, as proxy holders to cast all votes, as designated below, which the undersigned stockholder is entitled to cast at the quepasa annual meeting of stockholders to be held on February 28, 2002 at 10:00 a.m. local time, at Glen Eagles, 3700 North Carson Street, Carson City, Nevada, upon the following matters and any other matters as may properly come before the annual meeting or any adjournments thereof.

1. Proposal to elect the following directors to serve a one-year term, with the understanding that if the merger agreement is approved, the directors elected at the annual meeting shall resign as of the closing of the merger:

                                    FOR           AGAINST         ABSTAIN
Gary L. Trujillo                    / /             / /             / /
L. William Seidman                  / /             / /             / /
Jerry J. Colangelo                  / /             / /             / /
Louis Olivas                        / /             / /             / /
Jose Maria Figueres                 / /             / /             / /

2. Proposal to approve and adopt the Amended and Restated Merger Agreement dated as of October 11, 2001, by and among quepasa, Great Western Land and Recreation, Inc., GWLAR, Inc., and GWLR, LLC, pursuant to which quepasa will become a wholly-owned subsidiary of Great Western, and any and all transactions contemplated by that agreement.

             / / FOR            / / AGAINST            / / ABSTAIN

3. Proposal to authorize the Great Western board of directors to effect a reverse stock split of one share for up to 20 shares of Great Western common stock outstanding at any time prior to or during the 24 month period following the closing of the merger.

             / / FOR            / / AGAINST            / / ABSTAIN

4. Proposal to authorize the quepasa board of directors to completely liquidate quepasa in the event the merger is not approved by the quepasa shareholders or the merger agreement is terminated and, at the discretion of the board of directors, to distribute all remaining cash after payment of all debts and expenses, to the quepasa shareholders and to dissolve quepasa.

             / / FOR            / / AGAINST            / / ABSTAIN

5. Ratification of the appointment of KPMG LLP as quepasa's independent auditors through the closing date of the merger.

             / / FOR            / / AGAINST            / / ABSTAIN

    This proxy, when properly executed, will be voted as directed by the undersigned stockholder and in accordance with the best judgment of the proxy holder as to other matters. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 2, 3, 4 and 5, "FOR" VOTES WILL BE ENTERED FOR ALL OF THE DIRECTORS NOMINATED ABOVE, AND WILL OTHERWISE BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDER AS TO OTHER MATTERS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 2, 3, 4, AND 5 AND ALSO RECOMMENDS A VOTE "FOR" ALL OF THE NOMINATED DIRECTORS LISTED ABOVE.

    The undersigned hereby acknowledges prior receipt of the notice of annual
meeting of stockholders and proxy statement / prospectus dated       , 2002, and
hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time before it is voted by delivering to the Secretary of quepasa either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the annual meeting and voting in person.

    If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

                                        Date: ____________________________, 2002

                                        ________________________________________
                                        Signature of Stockholder or Authorized
                                        Representative

                                        ________________________________________
                                        Signature of Stockholder or Authorized
                                        Representative (if held jointly)

                                        Please date and sign exactly as name
                                        appears hereon. Each executor,
                                        administrator, trustee, guardian,
                                        attorney-in-fact, and other fiduciary
                                        should sign and indicate his or her full title. In the case of stock ownership in the name of two or more persons, all persons should sign.

/ / I PLAN TO ATTEND THE FEBRUARY 28, 2002 ANNUAL MEETING OF STOCKHOLDERS.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY, AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT QUEPASA TO ADDITIONAL EXPENSE.